As filed with the Securities and Exchange Commission on May 14, 2007
Registration No. 333-142689

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPIRIT AEROSYSTEMS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3728	20-2436320
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
3801 South Oliver
Wichita, Kansas 67210
(316) 526-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jeffrey L. Turner
Chief Executive Officer
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
(316) 526-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Joel I. Greenberg, Esq. Mark S. Kingsley, Esq. Kaye Scholer LLP 425 Park Avenue New York, New York 10022 (212) 836-8000	Gloria Farha Flentje, Esq. General Counsel Spirit AeroSystems, Inc. 3801 South Oliver Wichita, Kansas 67210 (316) 526-9000	William J. Whelan, III, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2007

PROSPECTUS

31,516,802 Shares

Spirit AeroSystems Holdings, Inc.

Class A Common Stock

The selling stockholders named in this prospectus are selling 31,516,802 shares of class A common stock. We will not receive any proceeds from the sale of the shares by the selling stockholders.

The underwriters have an option to purchase a maximum of 3,151,682 additional shares of class A common stock from the selling stockholders to cover over-allotments of shares. The underwriters can exercise this right at any time within 30 days from the date of this prospectus.

Our class A common stock is listed on the New York Stock Exchange under the symbol “SPR.” On May 9, 2007, the closing price of our common stock, as reported by the NYSE Consolidated Tape, was $33.30 per share.

Investing in our class A common stock involves risks.  See “Risk Factors” beginning on page 10.

Underwriting
	Price to	Discounts and	Proceeds to Selling
	Public	Commissions	Stockholders

Per Share	$	$	$
Total	$	$	$

Delivery of the shares of class A common stock will be made on or about          , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley

Banc of America Securities LLC	Citi	Cowen and Company
Deutsche Bank Securities	GMP Securities L.P.	Jefferies Quarterdeck
JPMorgan	Lehman Brothers	Merrill Lynch & Co.
RBC Capital Markets	Scotia Capital	UBS Investment Bank
Westwind Partners

The date of this prospectus is May   , 2007.

787 Forward Section
First Production Unit Rollout

SPIRIT
AEROSYSTEMS
787
BOEING

SPIRIT
AEROSYSTEMS™

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

ABOUT THIS PROSPECTUS

Unless the context otherwise indicates or requires, as used in this prospectus, references to “we,” “us,” “our” or the “company” refer to Spirit AeroSystems Holdings, Inc., its subsidiaries and predecessors. References to “Spirit” refer only to our subsidiary, Spirit AeroSystems, Inc., and references to “Spirit Holdings” refer only to Spirit AeroSystems Holdings, Inc. References to “Boeing” refer to The Boeing Company and references to “Airbus” refer to Airbus S.A.S. References to “Onex entities” refer to Onex Partners LP, Onex Corporation and their respective partners and affiliates that, after giving effect to this offering, will beneficially own 95.6% of our class B common stock, and “Onex” refers to Onex Corporation and its affiliates, including Onex Partners LP. References to “OEMs” refer to aircraft original equipment manufacturers. Except as otherwise indicated, all of the information presented in this prospectus assumes no exercise by the underwriters of their option to purchase 3,151,682 shares of class A common stock from the selling stockholders solely to cover over-allotments, if any.

Spirit Holdings was formed on February 7, 2005. However, it did not commence operations until June 17, 2005, following the acquisition of Boeing Wichita. The audited consolidated financial statements of Spirit Holdings included in this prospectus include the period from February 7, 2005 (date of inception) through December 29, 2005 and the twelve month period ended December 31, 2006. Throughout this prospectus, we refer to Spirit Holdings’ results of operations for the period from June 17, 2005 (date of commencement of operations) through December 29, 2005, which are substantially identical to Spirit Holdings’ results of operations for the period from February 7, 2005 through December 29, 2005.

This prospectus incorporates by reference the following documents that we have previously filed with the Securities and Exchange Commission (Commission File No. 001-33160): (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 5, 2007; (2) Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2007, filed on May 7, 2007; (3) Current Report on Form 8-K filed on February 12, 2007; and (4) Definitive Proxy Statement for our annual meeting of stockholders filed on April 9, 2007.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:

•	our ability to continue to grow our business and execute our growth strategy;

•	the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program and build rates of the Airbus A320 and A380 programs;

•	our ability to enter into supply arrangements with additional customers and to satisfy performance requirements under existing supply contracts with Boeing and Airbus;

•	any adverse impact on Boeing’s production of aircraft resulting from reduced orders by Boeing’s customers;

•	the success and timely progression of Boeing’s new B787 aircraft program, including receipt of necessary regulatory approvals;

•	future levels of business in the aerospace and commercial transport industries;

•	competition from original equipment manufacturers and other aerostructures suppliers;

•	the effect of governmental laws, such as U.S. export control laws, environmental laws and agency regulation, in the U.S. and abroad;

•	the effect of new commercial and business aircraft development programs, their timing and resource requirements that may be placed on us;

•	the cost and availability of raw materials;

•	our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees;

•	spending by the United States and other governments on defense;

•	our continuing ability to operate successfully as a stand alone company;

•	the outcome or impact of ongoing or future litigation and regulatory actions; and

•	our exposure to potential product liability claims.

These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You should review carefully the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus for a more complete discussion of these and other factors that may affect our business.

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as independent industry publications, government publications, reports by market research firms or other published independent sources. Although we believe that these sources are reliable, we have not independently verified the information. None of the independent industry publications used in this prospectus was prepared on our or our affiliates’ behalf or at our expense.

SUMMARY

This summary highlights information contained elsewhere (or incorporated by reference) in this prospectus. This summary does not contain all of the information you should consider before investing in our class A common stock. You should read the entire prospectus carefully, including the section describing the risks of investing in our class A common stock under the caption “Risk Factors,” the documents incorporated by reference in the section entitled “Incorporation of Certain Documents by Reference” and our financial statements and related notes included elsewhere in this prospectus before making an investment decision. Some of the statements in this summary constitute forward-looking statements. For more information, please see “Cautionary Statements Regarding Forward-Looking Statements.”

Our Company

Overview

We are the largest independent non-OEM designer and manufacturer of commercial aerostructures in the world. Aerostructures are structural components such as fuselages, propulsion systems and wing systems for commercial and military aircraft. Spirit’s operations commenced on June 17, 2005 following the acquisition of Boeing’s commercial aerostructures manufacturing operations located in Wichita, Kansas, Tulsa, Oklahoma and McAlester, Oklahoma, which we collectively refer to as Boeing Wichita. We refer to this acquisition as the Boeing Acquisition. On April 1, 2006, we became a supplier to Airbus through our acquisition of the aerostructures division of BAE Systems, or BAE Aerostructures, headquartered in Prestwick, Scotland, which we refer to as the BAE Acquisition. Although Spirit Holdings is a recently-formed company, its predecessor, Boeing Wichita, had 75 years of operating history and expertise in the commercial and military aerostructures industry. For the twelve months ended December 31, 2006, we generated net revenues of approximately $3,207.7 million and had net income of approximately $16.8 million. For the three months ended March 29, 2007, we generated net revenues of approximately $954.1 million and had net income of approximately $69.8 million.

We are the largest independent supplier of aerostructures to both Boeing and Airbus. We manufacture aerostructures for every Boeing commercial aircraft currently in production, including the majority of the airframe content for the Boeing B737. We were also awarded a contract that makes us the largest aerostructures content supplier on the Boeing B787, Boeing’s next generation twin aisle aircraft. Furthermore, we believe we are the largest content supplier for the wing for the Airbus A320 family and we are a significant supplier for Airbus’ new A380. Sales related to the large commercial aircraft market, some of which may be used in military applications, represented approximately 99% of our net revenues for the twelve months ended December 31, 2006 and for the three months ended March 29, 2007.

We derive our revenues primarily through long-term supply agreements with both Boeing and Airbus. For the four quarters ended March 29, 2007 (the first four quarters following the BAE Acquisition), approximately 88% and approximately 10% of our net revenues were generated from sales to Boeing and Airbus, respectively. We are currently the sole-source supplier of 95% of the products we sell to Boeing and Airbus, as measured by dollar value of the products sold. We are a critical partner to our customers due to the broad range of products we currently supply to them and our leading design and manufacturing capabilities using both metallic and composite materials. Under our supply agreements with Boeing and Airbus, we supply essentially all of our products for the life of the aircraft program (other than the A380), including commercial derivative models. For the A380 we have a long-term supply contract with Airbus that covers a fixed number of product units.

We are organized into three principal reporting segments: (1) Fuselage Systems, which include the forward, mid- and rear fuselage sections, (2) Propulsion Systems, which include nacelles (aerodynamic engine enclosures which enhance propulsion installation efficiency, dampen engine noise and provide thrust reversing capabilities), struts/pylons (structures that attach engines to airplane wings) and engine structural components and (3) Wing Systems, which include wings, wing components and flight control surfaces. All other activities fall within the All Other segment. Fuselage Systems, Propulsion Systems, Wing Systems and All Other

represented approximately 49%, 28%, 22% and 1%, respectively, of our net revenues for the twelve months ended December 31, 2006. Fuselage Systems, Propulsion Systems, Wing Systems and All Other represented approximately 47%, 27%, 25% and 1%, respectively, of our net revenues for the three months ended March 29, 2007.

Industry Overview

Based on our research, the global market for aerostructures is estimated to have totaled $27.6 billion in annual sales in 2005. Currently OEMs outsource approximately half of the aerostructures market to independent third parties such as ourselves. We expect the outsourcing of the design, engineering and manufacturing of aerostructures to increase as OEMs increasingly focus operations on final assembly and support services for their customers. The original equipment aerostructures market can be divided by end market application into three market sectors: (1) commercial (including regional and business jets), (2) military and (3) modifications, upgrades, repairs and spares. While we serve all three market sectors, we primarily derive our current revenues from the commercial market sector. We estimate that the commercial sector represents approximately 63% of the total aerostructures market, while the military sector represents approximately 28% and the modifications, upgrades, repairs and spares sector represents approximately 9%.

Demand for commercial aerostructures is directly correlated to demand for new aircraft. New large commercial aircraft deliveries by Boeing and Airbus totaled 832 in 2006, up from 668 in 2005, 605 in 2004 and 586 in 2003, which was the most recent cyclical trough following the 1999 peak of 914 deliveries. Demand for aircraft has rebounded since 2003, resulting in aggregate record orders in 2005 for 2,057 Boeing and Airbus aircraft and the second highest aggregate annual number of orders in 2006 for 1,834 Boeing and Airbus aircraft, which are expected to be delivered over the next several years. According to published estimates by Boeing and Airbus, they expect to deliver a combined total of approximately 880 commercial aircraft in 2007. In Boeing’s and Airbus’ first quarters of 2007, they reported a combined backlog of 5,074 commercial aircraft, which has grown from a reported backlog of 3,968 commercial aircraft as of December 31, 2005.

Our Competitive Strengths

We believe our key competitive strengths include:

Leading Position in the Growing Commercial Aerostructures Market.  We are the largest independent non-OEM commercial aerostructures manufacturer, with an estimated 19% market share among all aerostructures suppliers. We are under contract to provide aerostructure products for approximately 98% of the aircraft that comprise Boeing’s and Airbus’ commercial aircraft backlog as of March 29, 2007. The significant aircraft order backlog and our strong relationships with Boeing and Airbus should enable us to continue to profitably grow our core commercial aerostructures business.

Participation on High Volume and Major Growth Platforms.  We derive a high proportion of our Boeing revenues from Boeing’s high volume B737 program and a high proportion of our Airbus revenues from the high volume A320 program. The B737 and A320 families are Boeing’s and Airbus’ best selling commercial airplanes. We also have been awarded a significant amount of work on the major new twin aisle programs launched by Boeing and Airbus, the B787 and the A380.

Stable Base Business.  We have entered into exclusive long-term supply agreements with Boeing and Airbus, our two largest customers, making us the exclusive supplier for most of the business covered by these contracts. Under our supply agreements with Boeing and Airbus, we supply essentially all of our products for the life of the aircraft program (other than the A380), including commercial derivative models. For the A380, we have a long-term supply contract with Airbus that covers a fixed number of units. We believe our long-term supply contracts with our two largest customers provide us with a stable base business upon which to build.

Strong Incumbent and Competitive Position.  We have a strong incumbent position on the products we currently supply to Boeing and Airbus due not only to our long-term supply agreements, but also to our long-

standing relationships with Boeing and Airbus, as well as to the high costs OEMs would incur to switch suppliers on existing programs. We have strong, embedded relationships with our primary customers as most of our senior management team are former Boeing or Airbus executives.

We believe that OEMs incur significant costs to change aerostructures suppliers once contracts are awarded. Such changes after contract award require additional testing and certification, which may create production delays and significant costs for both the OEM and the new supplier. We also believe it would be cost prohibitive for other suppliers to duplicate our facilities and the over 20,000 major pieces of equipment that we own or operate. The combined insurable replacement value of all the buildings and equipment we own or operate is approximately $5.7 billion, including approximately $2.4 billion and approximately $1.7 billion for buildings and equipment, respectively, that we own and approximately $1.6 billion for other equipment used in the operation of our business. As a result, we believe that so long as we continue to meet our customers’ requirements, the probability of their changing suppliers on our current statement of work is quite low.

Industry Leading Technology, Design Capabilities and Manufacturing Expertise.  We possess industry-leading engineering capabilities that include significant expertise in structural design and technology, use of metallic and composite materials, stress analysis, systems engineering and acoustics technology. With approximately 880 degreed engineering and technical employees (including approximately 190 degreed contract engineers), we possess knowledge and manufacturing know-how that would be difficult for other suppliers to replicate.

Competitive and Predictable Labor Cost Structure.  In connection with the Boeing Acquisition, we achieved comprehensive cost reductions. The primary contributors to establishing our competitive cost structure were: (1) labor savings, (2) pension and other benefit savings, (3) reduced corporate overhead, and (4) operational efficiency improvements. At the time of the Boeing Acquisition, we reduced our workforce by 15% and entered into new labor contracts with our unions that established wage levels which are in-line with the local market. We also changed work rules and significantly reduced the number of job categories, resulting in greater flexibility in work assignments and increased productivity. We were also able to reduce pension costs, largely through a shift from a defined benefit plan to more predictable defined contribution and union-sponsored plans, and to reduce fringe benefits by increasing employee contributions to health care plans and decreasing retiree medical costs. In addition, we replaced corporate overhead previously allocated to Boeing Wichita when it was a division of Boeing with our own significantly lower overhead spending. Moreover, as a result of our long-term collective bargaining agreements with most of our labor unions, our labor costs should be fairly stable and predictable well into 2010.

We have also begun to implement a number of operational efficiency improvements, including global sourcing to reduce supplier costs and realignment of our business units. We believe that our competitive cost structure has positioned us to win significant new business and was a key factor in three recent significant contract awards.

Experienced Management Team with Significant Equity Ownership.  We have an experienced and proven management team with an average of more than 20 years of aerospace industry experience. Our management team has successfully expanded our business, reduced costs and established the stand alone operations of our business. After giving effect to this offering, members of our management team and our Board of Directors will hold approximately 1.2% of Spirit Holdings’ outstanding common stock on a fully diluted basis.

Our Business Strategy

Our goal is to remain a leading aerostructures manufacturer and to increase revenues while maximizing our profitability and growth. Our strategy includes the following:

Support Increased Aircraft Deliveries.  We value being the largest independent aerostructures supplier to both Boeing and Airbus and core to our business strategy is a determination to meet or exceed their expectations under our existing supply arrangements. We are constantly focused on improving our manufacturing efficiency and maintaining our high standards of quality and on-time delivery to meet these expectations.

We are also focused on supporting our customers’ increase in new aircraft production and the introduction of key aircraft programs such as the Boeing B787 and the Airbus A380. We are adjusting our manufacturing processes, properties and facilities to accommodate an increase in production and a shift in mix to a higher ratio of larger aircraft, which generally have higher dollar value content.

Win New Business from Existing and New Customers.  We have established a sales and marketing infrastructure to support our efforts to win business from new and existing customers. We believe that we are well positioned to win additional work from Boeing and Airbus, given our strong relationships, our size, design and build capabilities and our financial resources, which are necessary to make proper investments. We believe that opportunities for increased business from our customers will arise on work that they currently produce internally but that they might shift to an external supplier in the future and work on new aircraft programs. As an independent company following the Boeing Acquisition, we now have significant opportunities to increase our sales to OEMs other than Boeing. We believe our design, engineering and manufacturing capabilities are highly attractive to potential new customers and provide a competitive advantage in winning new aerostructures business. We have won several significant contracts from non-Boeing customers in competitive bid processes since the Boeing Acquisition, including a recently awarded development contract with Sikorsky Aircraft to supply major structural components for the CH-53K heavy lift helicopter for the United States Marine Corps.

Research and Development Investment in Next Generation Technologies.  We invest in direct research and development, or R&D, for current programs to strengthen our relationships with our customers and new programs to generate new business. As part of our R&D effort, we work closely with OEMs and integrate our engineering teams into their design processes. We believe our close coordination with OEMs positions us to win new business on new commercial and military platforms.

Provide New Value-Added Services to our Customers.  We possess the core competencies not only to manufacture, but also to integrate and assemble complex system and structural components. We have been selected to assemble and integrate avionics, electrical systems, hydraulics, wiring and other components for the forward fuselage and pylons for the Boeing B787. Boeing expects to be able to ultimately assemble a B787 so that it is ready for test flying in significantly less time after it receives our shipset than is the case for a B737. We believe our ability to integrate complex components into aerostructures is a service that greatly benefits our customers by reducing their flow time and inventory holding costs.

Continued Improvement to our Low Cost Structure.  Although we achieved significant cost reductions at the time of acquisition, we remain focused on further reducing costs. There continue to be cost saving opportunities in our business and we have identified and begun to implement them. We expect that most of our future cost saving opportunities will arise from increased productivity, continued outsourcing of non-core activities, and improved procurement and sourcing through our global sourcing initiatives. We believe our strategic sourcing expertise should allow us to develop and manage low-cost supply chains in Asia and Central Europe. Our goal is to continue to increase our material sourcing from low-cost jurisdictions.

Pursue Strategic Acquisitions on an Opportunistic Basis.  The commercial aerostructures market is highly fragmented with many small private businesses and divisions of larger public companies. Given the market fragmentation, coupled with the trend by OEMs to outsource work to Tier 1 manufacturers that coordinate suppliers and integrate systems into airframes that the Tier 1 manufacturers produce, we believe our industry could experience significant consolidation in the coming years. Although our main focus is to grow our business organically, we believe we are well positioned to capture additional market share and diversify our current business through opportunistic strategic acquisitions.

The Boeing Acquisition and Related Transactions

An investor group led by Onex Partners LP and Onex Corporation formed Spirit in December 2004 and Spirit Holdings in February 2005 for the purpose of acquiring Boeing Wichita. The Boeing Acquisition was completed on June 16, 2005. Prior to the acquisition, Boeing Wichita functioned as an internal supplier of parts and assemblies for Boeing’s airplane programs and had very few sales to third parties. See “The Acquisition Transactions — The Boeing Acquisition.”

In connection with the Boeing Acquisition, we entered into a long-term supply agreement under which we are Boeing’s exclusive supplier for substantially all of the products and services provided by Boeing Wichita to Boeing prior to the Boeing Acquisition. Pricing for existing products on in-production models is contractually set through May 2013, with average prices decreasing at higher volume levels and increasing at lower volume levels, thereby helping to protect our margins if volume is reduced. We also entered into a long-term supply agreement for Boeing’s new B787 platform covering the life of this platform, including commercial derivatives. Under this contract we will be Boeing’s exclusive supplier for the forward fuselage, fixed and moveable leading wing edges and struts for the B787. Pricing for these products on the B787-8 model is generally set through 2021, with prices decreasing as cumulative production volume levels are achieved.

The BAE Acquisition

On April 1, 2006, through our wholly-owned subsidiary, Spirit AeroSystems (Europe) Limited, or Spirit Europe, we acquired BAE Aerostructures. Spirit Europe manufactures leading and trailing wing edges and other wing components for commercial aircraft programs for Airbus and Boeing and produces various aerostructure components for certain business jets manufactured by Hawker Beechcraft Corporation (formerly Raytheon), or Hawker Beechcraft. The BAE Acquisition provides us with a foundation to increase future sales to Airbus, as Spirit Europe is a key supplier of wing and flight control surfaces for the A320 platform, Airbus’ core single aisle program, and of wing components for the A380 platform, one of Airbus’ most important new programs and the world’s largest commercial passenger aircraft.

Our Initial Public Offering

In November 2006, we issued and sold 10,416,667 shares of our class A common stock and certain of our stockholders sold 52,929,167 shares of our class A common stock at a price of $26.00 per share in our initial public offering. Upon completion of our initial public offering, our class A common stock became listed on the New York Stock Exchange under the symbol “SPR.”

Union Equity Participation Plan Compensation Expense

Pursuant to our Union Equity Participation Plan we were obligated to pay benefits tied to the value of our class B common stock for the benefit of certain employees represented by the International Association of Machinists and Aerospace Workers, or the IAM, the International Brotherhood of Electrical Workers, or the IBEW, and the International Union, United Automobile, Aerospace & Agricultural Implement Workers of America (UAW), or the UAW, upon the consummation of our initial public offering. The benefits were to be paid, at our option, in the form of cash and/or future issuance of shares of our class A common stock, valued at the initial public offering price. We expensed $321.9 million and $1.2 million related to the Union Equity Participation Plan for the year ended December 31, 2006 and the quarter ended March 29, 2007, respectively. We paid approximately 39.0% of the total benefit in shares of class A common stock, through the issuance of 4,813,270 shares in March 2007. The portion of the benefit that was paid in stock was accounted for as an equity based plan under SFAS 123(R), Statement of Financial Accounting Standards No. 123 (revised 2004) Shared-Based Payment, or SFAS 123(R). This treatment resulted in a $125.7 million increase and a $0.7 million decrease to additional paid-in capital on our consolidated balance sheet as of December 31, 2006 and March 29, 2007, respectively. The decrease as of March 29, 2007 resulted from the payment of cash in lieu of shares to employees whose employment terminated prior to March 15, 2007. The remainder of the benefit was paid in cash using $149.3 million of the proceeds of the initial public offering and $48.5 million from available cash.

Company Information

Spirit Holdings, formerly known as Mid-Western Aircraft Systems Holdings, Inc., is a Delaware corporation that was formed on February 7, 2005. Spirit Holdings is the parent company of Spirit. Spirit’s predecessor, Boeing Wichita, had more than 75 years of operating history as a division of Boeing. Our principal executive offices are located at 3801 South Oliver, Wichita, Kansas 67210 and our telephone number at that address is (316) 526-9000. Our website address is www.spiritaero.com. Information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

Our Principal Equity Investor

Upon completion of this offering, Onex entities will beneficially own an aggregate of approximately 25.7% of our common stock and 75.1% of our combined voting power. See “Principal and Selling Stockholders.”

Summary Risk Factors

Investing in our class A common stock involves risks.  You should refer to the section entitled “Risk Factors” for a discussion of certain risks you should consider before deciding whether to invest in our class A common stock. Some of these risks are set forth below.

Sensitivity of Business to External Factors.  Our business is sensitive to aircraft orders by and deliveries to commercial airlines, which are subject to general world safety and economic conditions, including fuel prices, that affect the demand for air transportation. Furthermore, the market in which we operate is cyclical, which affects our business and operating results.

Dependence on Boeing and, to a Lesser Extent, Airbus.  We are dependent on Boeing and, to a lesser extent, Airbus, to continue to demand our products. In particular, we are dependent on Boeing’s demand for a single aircraft program, the B737, which accounted for approximately 60% of our net revenues for the twelve months ended December 31, 2006 and 55% of our net revenues for the three months ended March 29, 2007. Although we intend to diversify our customer base, we expect that Boeing and, to a lesser extent, Airbus, will continue to account for a substantial portion of our sales for the foreseeable future.

Historical and Ongoing Relationship with Boeing.  Our historical and ongoing relationship with Boeing may be a potential deterrent to potential and existing customers, including Airbus. Even though we believe that we have sufficient resources to service multiple OEMs, competitors of Boeing may see our relationship with Boeing as creating a conflict of interest, which would limit our ability to increase our customer base.

Dependence Upon the Success of Boeing’s New B787 Program.  We are dependent, in large part, on the success of Boeing’s new B787 program. If there is not sufficient demand for the B787 aircraft, or if there are technological problems or other delays in the regulatory certification or manufacturing and delivery schedule, our business, financial condition and results of operations may be materially adversely affected.

Very Competitive Business Environment.  We face competition from aircraft manufacturers choosing not to outsource production of aerostructures as well as from third party aerostructures suppliers, including companies with greater financial resources than ours.

Fixed-Price Contracts.  We have fixed-price contracts, which may commit us to unfavorable terms. We bear the risk that increased or unexpected costs may reduce our profit margins or cause us to sustain losses on these contracts.

The Offering

Class A common stock offered by the selling stockholders	31,516,802 shares

Common stock outstanding after this offering	99,675,906 shares of class A common stock and 36,653,734 shares of class B common stock

Voting rights of class A common stock	Our class A common stock is entitled to one vote per share. Our class B common stock, which is not being offered in this offering but votes together with our class A common stock as a single class, is entitled to ten votes per share (reducing to one vote per share under certain limited circumstances). Our class B common stock, which is convertible into shares of our class A common stock on a 1-for-1 basis, is identical to our class A common stock in all other respects.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Dividend policy	We currently do not intend to pay cash dividends and, under conditions in which our cash is below specified levels, are prohibited from doing so under credit agreements governing our credit facilities.

Risk factors	See “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our class A common stock.

NYSE symbol	“SPR”

The number of shares of class A common stock being offered in this offering represents 23.1% of our outstanding common stock and 6.8% of our combined voting power, in each case after giving effect to this offering. For more information on the ownership of our common stock, see “Principal and Selling Stockholders.”

Except as otherwise indicated, all of the information presented in this prospectus assumes the following:

•	no exercise by the underwriters of their option to purchase additional shares;

•	the exclusion of 3,019,199 shares issued to certain members of our management and to certain directors of Spirit which will remain subject to vesting requirements under our benefit plans (except in historical outstanding share numbers in our consolidated balance sheets and diluted net income per share calculations); and

•	the exclusion of 860,244 Units of phantom stock issued pursuant to our Supplemental Executive Retirement Plan (except in diluted net income per share calculations).

Summary Historical Financial Data

Set forth below is a summary of certain of our historical consolidated financial data for the periods and at the dates indicated. Results for periods prior to and including June 16, 2005 reflect data of our predecessor, Boeing Wichita, or the Predecessor, for financial accounting purposes. Results for periods beginning on or after June 17, 2005 reflect our financial data after the Boeing Acquisition. Financial data as of and for the year ended December 31, 2004 (Predecessor), for the period from January 1, 2005 through June 16, 2005 (Predecessor), as of June 16, 2005 (Predecessor), for the period from June 17, 2005 through December 29, 2005 (Spirit Holdings), as of December 29, 2005 (Spirit Holdings), and as of and for the twelve month period ended December 31, 2006 (Spirit Holdings) are derived from the audited consolidated financial statements of the Predecessor or the audited consolidated financial statements of Spirit Holdings, as applicable, included in this prospectus. Financial data as of and for the three months ended March 30, 2006 (Spirit Holdings) and March 29, 2007 (Spirit Holdings) are derived from the unaudited consolidated financial statements of Spirit Holdings included in this prospectus which, in the opinion of management, include all normal, recurring adjustments necessary to state fairly the data included therein in accordance with U.S. generally accepted accounting principles, or GAAP, for interim financial information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

The Predecessor’s historical financial data for periods and as of dates prior to the Boeing Acquisition are not comparable with Spirit Holdings’ financial data for periods and as of dates subsequent to the Boeing Acquisition. Prior to the Boeing Acquisition, the Predecessor was a division of Boeing and was not a separate legal entity. Historically, the Predecessor functioned as an internal supplier of parts and assemblies to Boeing airplane programs and had insignificant sales to third parties. It operated as a cost center of Boeing, meaning that it recognized the cost of products manufactured for Boeing Commercial Airplanes, or BCA, programs but did not recognize any corresponding revenues for those products. No intra-company pricing was established for the parts and assemblies that the Predecessor supplied to Boeing.

On the closing date of the Boeing Acquisition, Spirit entered into exclusive supply agreements with Boeing pursuant to which Spirit began to supply parts and assemblies to Boeing at pricing established under those agreements, and began to operate as a stand alone entity with revenues and its own accounting records. In addition, prior to the Boeing Acquisition, certain costs were allocated to the Predecessor which were not necessarily representative of the costs the Predecessor would have incurred for the corresponding functions had it been a stand alone entity. At the time of the Boeing Acquisition significant cost savings were realized through labor savings, pension and other benefit savings, reduced corporate overhead and operational improvements. As a result of these substantial changes which occurred concurrently with the Boeing Acquisition, the Predecessor’s historical financial data for periods and as of dates prior to the Boeing Acquisition are not comparable with Spirit Holdings’ financial data for periods and as of dates subsequent to the Boeing Acquisition.

You should read the summary consolidated financial data set forth below in conjunction with “Capitalization,” “Selected Consolidated Financial Information and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our restated consolidated financial statements and related notes contained elsewhere in this prospectus.

	Spirit Holdings				Predecessor
				Period From
			Twelve Months	June 17, 2005	Period From	Fiscal Year
	Three Months Ended		Ended	through	January 1, 2005	Ended
	March 29,	March 30,	December 31,	December 29,	through June 16,	December 31,
	2007	2006	2006	2005	2005	2004
	(In millions, except per share data)
Statement of Operations Data:
Net sales/total cost transferred	$954	$671	$3,208	$1,208	$ N/A	$ N/A
Costs of sales/products transferred	795	533	2,934	1,057	1,164	2,074
SG&A, R&D, other period costs(1)	55	87	330	219	91	173
Total costs and expenses	850	620	3,264	1,276	1,254	2,247

Operating income (loss)	104	51	(56)	(68)	N/A	N/A

Interest expense and financing fee amortization	(9)	(11)	(50)	(25)	N/A	N/A
Interest income	8	7	29	16	N/A	N/A
Other income (loss), net	2	1	6	1	N/A	N/A

Net income (loss) before taxes	105	48	(71)	(76)	N/A	N/A
(Provision for) benefit from income taxes	(35)	(25)	88	(14)	N/A	N/A

Net income (loss)	$70	$23	$17	$(90)	N/A	N/A

Basic weighted average number of common shares outstanding	129.7	113.9	115.6	113.5	N/A	N/A
Basic net income (loss) per share applicable to common stock	$0.54	$0.20	$0.15	$(0.80)	N/A	N/A
Diluted weighted average number of common shares outstanding	139.0	117.2	122.0	113.5	N/A	N/A
Diluted net income (loss) per share applicable to common stock	$0.50	$0.19	$0.14	$(0.80)	N/A	N/A
Other Financial Data:
Capital expenditures	$88	$94	$343	$145	$48	$54
Depreciation and amortization	$23	$18	$65	$32	$40	$91
Balance Sheet Data (end of period):
Cash and cash equivalents(2)	$157	$236	$184	$241	$1	$3
Working capital(3)	$846	$436	$743	$436	$431	$481
Total assets	$2,840	$1,845	$2,722	$1,657	$1,020	$1,044
Total long-term debt	$590	$707	$594	$710	N/A	N/A
Shareholders’ equity	$935	$373	$859	$326	N/A	N/A

(1)	Includes non-cash stock compensation expense of $7 million, $13 million, $57 million, $35 million, $22 million and $23 million for the respective periods starting with the three months ended March 29, 2007.

(2)	Prior to the Boeing Acquisition, the Predecessor was part of Boeing’s cash management system and, consequently, had no separate cash balance. Therefore, at June 16, 2005 and December 31, 2004, the Predecessor had negligible cash on the balance sheet.

(3)	Ending balance of accounts receivable, inventory and accounts payable on net basis.

RISK FACTORS

An investment in our class A common stock involves a high degree of risk. You should carefully consider the factors described below in addition to the other information set forth in this prospectus, or incorporated by reference herein, before deciding whether to make an investment in our class A common stock. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risk Factors Related to our Business and Industry

Our commercial business is cyclical and sensitive to commercial airlines’ profitability. The business of commercial airlines is, in turn, affected by general economic conditions and world safety considerations.

We compete in the aerostructures segment of the aerospace industry. Our business is affected indirectly by the financial condition of the commercial airlines and other economic factors, including general economic conditions and world safety considerations, which affect the demand for air transportation. Specifically, our commercial business is dependent on the demand from passenger airlines for the production of new aircraft. Accordingly, demand for our commercial products is tied to the worldwide airline industry’s ability to finance the purchase of new aircraft and the industry’s forecasted demand for seats, flights and routes. Similarly, the size and age of the worldwide commercial aircraft fleet affects the demand for new aircraft and, consequently, for our products. Such factors, in conjunction with evolving economic conditions, cause the market in which we operate to be cyclical to varying degrees, thereby affecting our business and operating results.

During the past several years, softening of the global and U.S. economies, reduced corporate travel spending, excess capacity in the market for commercial air travel, changing pricing models among airlines and significantly increased fuel, security and insurance costs have resulted in many airlines reporting, and continuing to forecast, significant net losses. Moreover, during recent years, in addition to the generally soft global and U.S. economies, the September 11, 2001 terrorist attacks, conflicts in Iraq and Afghanistan and concerns relating to the transmission of SARS have contributed to diminished demand for air travel. Many major U.S. air carriers have parked or retired a portion of their fleets and have reduced workforces and flights to mitigate their large losses. From 2001 to 2003, numerous carriers rescheduled or canceled orders for aircraft to be purchased from the major aircraft manufacturers, including Boeing and Airbus. Any protracted economic slump or future terrorist attacks, war or health concerns, including the prospect of human transmission of the Avian Flu Virus, could cause airlines to cancel or delay the purchase of additional new aircraft. If demand for new aircraft decreases, there would likely be a decrease in demand for our commercial aircraft products and our business, financial condition and results of operations could be materially adversely affected.

Our business could be materially adversely affected if one of our components causes an aircraft accident.

Our operations expose us to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been designed, manufactured or serviced by us or our suppliers. While we believe that our liability insurance is adequate to protect us from future product liability claims, it may not be adequate. Also, we may not be able to maintain insurance coverage in the future at an acceptable cost. Any such liability not covered by insurance or for which third party indemnification is not available could require us to dedicate a substantial portion of our cash flows to make payments on such liability, which could have a material adverse effect on our business, financial condition and results of operations.

An accident caused by one of our components could also damage our reputation for quality products. We believe our customers consider safety and reliability as key criteria in selecting a provider of aerostructures. If an accident were to be caused by one of our components, or if we were otherwise to fail to maintain a satisfactory record of safety and reliability, our ability to retain and attract customers could be materially adversely affected.

Because we depend on Boeing and, to a lesser extent, Airbus, as our largest customers, our sales, cash flows from operations and results of operations will be negatively affected if either Boeing or Airbus reduces the number of products it purchases from us or if either experiences business difficulties.

Currently, Boeing is our largest customer and Airbus is our second-largest customer. For the four quarters ended March 29, 2007 (the first four quarters ended after the BAE Acquisition), approximately 88% and approximately 10% of our net revenues were generated from sales to Boeing and Airbus, respectively. Although we intend to diversify our customer base by entering into supply arrangements with additional customers, we cannot assure you that we will be successful in doing so. Even if we are successful in retaining new customers, we expect that Boeing and, to a lesser extent, Airbus, will continue to account for a substantial portion of our sales for the foreseeable future. Although we are a party to various supply contracts with Boeing and Airbus which obligate Boeing and Airbus to purchase all of their requirements for certain products from us, if we breach certain obligations under these supply agreements and Boeing or Airbus exercises its right to terminate such agreements, our business will be materially adversely affected. In addition, we have agreed to a limitation on recoverable damages in the event Boeing wrongfully terminates our main supply agreement with it with respect to any model of airplane program, so if this occurs, we may not be able to recover the full amount of our actual damages. Furthermore, if Boeing or Airbus (1) experiences a decrease in requirements for the products which we supply to it, (2) experiences a major disruption in its business, such as a strike, work stoppage or slowdown, a supply chain problem or a decrease in orders from its customers or (3) files for bankruptcy protection, our business, financial condition and results of operations could be materially adversely affected.

Our largest customer, Boeing, operates in a very competitive business environment.

Competition from Airbus, Boeing’s main competitor, as well as from regional jet makers, has intensified as these competitors expand aircraft model offerings and competitively price their products. As a result of this competitive environment, Boeing continues to face pressure on product offerings and sale prices. While we do have supply agreements with Airbus, we currently have substantially more business with Boeing and thus any adverse impact on Boeing’s production of aircraft resulting from this competitive environment may have a material adverse impact on our business, financial condition and results of operations.

Potential and existing customers, including Airbus, may view our historical and ongoing relationship with Boeing as a deterrent to providing us with future business.

We operate in a highly competitive industry and any of our other potential or existing customers, including Airbus, may be threatened by our historical and ongoing relationship with Boeing. Prior to the Boeing Acquisition, Boeing Wichita functioned as an internal supplier of parts and assemblies for Boeing’s aircraft programs and had very few sales to third parties. Other potential and existing customers, including Airbus, may be deterred from using the same supplier that previously produced aerostructures solely for Boeing. Although we believe we have sufficient resources to service multiple OEMs, competitors of Boeing may see a conflict of interest in our providing both them and Boeing with the parts for their different aircraft programs. If we are unable to successfully develop our relationship with other customers and OEMs, including Airbus, we may be unable to increase our customer base. If there is not sufficient demand for our business, our financial condition and results of operations could be materially adversely affected.

Our business depends, in large part, on sales of components for a single aircraft program, the B737.

For the twelve months ended December 31, 2006 and the three months ended March 29, 2007, approximately 60% and 55% of our net revenues, respectively, were generated from sales of components to Boeing for the B737 aircraft. While we have entered into long-term supply agreements with Boeing to continue to provide components for the B737 for the life of the aircraft program, including commercial and the military Multi-mission Maritime Aircraft, or MMA, derivatives, Boeing does not have any obligation to purchase components from us for any replacement for the B737 that is not a commercial derivative model. In the event Boeing develops a next generation single-aisle aircraft program to replace the B737 which is not a commercial derivative, we may not have the next generation technology, engineering and manufacturing capability necessary to obtain significant aerostructures supply business for such replacement program, may not be able to provide components for such replacement program at competitive prices or, for other reasons, may not be engaged by Boeing to the extent of our involvement in the B737 or at all. If we were unable to obtain significant aerostructures supply business for the B737 replacement program, our business, financial condition and results of operations could be materially adversely affected.

Our business depends on the success of a new model aircraft, the B787.

The success of our business will depend, in large part, on the success of Boeing’s new B787 program. We have entered into supply agreements with Boeing pursuant to which we will be a Tier 1 supplier to the B787 program. We have made and will continue to make a significant investment in this program before the first commercial delivery of a B787 aircraft, which is scheduled for 2008. If there is not sufficient demand for the B787 aircraft, or if there are technological problems or significant delays in the regulatory certification or manufacturing and delivery schedule for such aircraft, our business, financial condition and results of operations may be materially adversely affected.

We incur risk associated with new programs.

New programs with new technologies typically carry risks associated with design responsibility, development of new production tools, hiring and training of qualified personnel, increased capital and funding commitments, ability to meet customer specifications, delivery schedules and unique contractual requirements, supplier performance, ability of the customer to meet its contractual obligations to us, and our ability to accurately estimate costs associated with such programs. In addition, any new aircraft program may not generate sufficient demand or may experience technological problems or significant delays in the regulatory certification or manufacturing and delivery schedule. If we were unable to perform our obligations under new programs to the customer’s satisfaction, if we were unable to manufacture products at our estimated costs or if a new program in which we had made a significant investment experienced weak demand, delays or technological problems, our business, financial condition and results of operations could be materially adversely affected.

In addition, beginning new work on existing programs also carries risks associated with the transfer of technology, knowledge and tooling.

Our operations depend on our ability to maintain continuing, uninterrupted production at our manufacturing facilities. Our production facilities are subject to physical and other risks that could disrupt production.

Our manufacturing facilities could be damaged or disrupted by a natural disaster, war, terrorist activity or sustained mechanical failure. Although we have obtained property damage and business interruption insurance, a major catastrophe, such as a fire, flood, tornado or other natural disaster at any of our sites, war or terrorist activities in any of the areas where we conduct operations or the sustained mechanical failure of a key piece of equipment could result in a prolonged interruption of all or a substantial portion of our business. Any disruption resulting from these events could cause significant delays in shipments of products and the loss of sales and customers and we may not have insurance to adequately compensate us for any of these events. A large portion of our operations takes place at one facility in Wichita, Kansas and any significant damage or disruption to this facility in particular would materially adversely affect our ability to service our customers.

We operate in a very competitive business environment.

Competition in the aerostructures segment of the aerospace industry is intense. Although we have entered into requirements contracts with Boeing and Airbus under which we are their exclusive supplier for certain aircraft parts, in trying to expand our customer base and the types of parts we make we will face substantial competition from both OEMs and non-OEM aerostructures suppliers.

OEMs may choose not to outsource production of aerostructures due to, among other things, their own direct labor and other overhead considerations and capacity utilization at their own facilities. Consequently, traditional factors affecting competition, such as price and quality of service, may not be significant determinants when OEMs decide whether to produce a part in-house or to outsource.

Our principal competitors among aerostructures suppliers are Alenia Aeronautica, Fuji Aerospace Technology Co., Ltd., GKN Aerospace, The Goodrich Corporation, Kawasaki Precision Machinery (U.S.A.), Inc., Mitsubishi Electric Corporation, Saab AB, Snecma, Triumph Group, Inc. and Vought Aircraft Industries. Some of our competitors have greater resources than we do and, therefore, may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. Providers of aerostructures have traditionally competed on the basis of cost, technology, quality and service. We believe that developing and maintaining a competitive advantage will require continued investment in product development, engineering, supply chain management and sales and marketing, and we may not have enough resources to make such investments. For these reasons, we may not be able to compete successfully in this market or against such competitors, which could have a material adverse effect on our business, financial condition and results of operations.

High switching costs may substantially limit our ability to obtain business that is currently under contract with other suppliers.

Once a contract is awarded by an OEM to an aerostructures supplier, the OEM and the supplier are typically required to spend significant amounts of time and capital on design, manufacture, testing and certification of tooling and other equipment. For an OEM to change suppliers during the life of an aircraft program, further testing and certification would be necessary, and the OEM would be required either to move the tooling and equipment used by the existing supplier for performance under the existing contract, which may be expensive and difficult (or impossible), or to manufacture new tooling and equipment. Accordingly, any change of suppliers would likely result in production delays and additional costs to both the OEM and the new supplier. These high switching costs may make it more difficult for us to bid competitively against existing suppliers and less likely that an OEM will be willing to switch suppliers during the life of an aircraft program, which could materially adversely affect our ability to obtain new work on existing aircraft programs.

Pre-Boeing Acquisition financial statements are not comparable to post-Boeing Acquisition statements and, because of our limited operating history, nothing in our financial statements can show you how we would operate in a market downturn.

Our historical financial statements prior to the Boeing Acquisition are not comparable to our financial statements subsequent to June 16, 2005. Historically, Boeing Wichita was operated as a cost center of BCA and recognized the cost of products manufactured for BCA programs without recognizing any corresponding revenues for those products. Accordingly, the financial statements with respect to periods prior to the Boeing Acquisition included in this prospectus do not represent the financial results that would have been achieved had Boeing Wichita been operated as a stand alone entity during those periods. Additionally, our financial statements are not indicative of how we would operate through a market downturn. Since the Boeing Acquisition on June 16, 2005, we have operated in a market experiencing an upturn, with Boeing and Airbus posting aggregate record orders in 2005 and the second highest aggregate annual number of orders in 2006. Our financial results from this limited history cannot give you any indication of our ability to operate in a market experiencing significantly lower demand for our products and the products of our customers. As such, we cannot assure you that we will be able to operate successfully in such a market.

Increases in labor costs, potential labor disputes and work stoppages at our facilities or the facilities of our suppliers or customers could materially adversely affect our financial performance.

Our financial performance is affected by the availability of qualified personnel and the cost of labor. A majority of our workforce is represented by unions. If our workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations, which could cause us to be unable to deliver products to our customers on a timely basis and could result in a breach of our supply agreements. This could result in a loss of business and an increase in our operating expenses, which could have a material adverse effect on our business, financial condition and results of operations. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.

We have agreed with Boeing to continue to operate substantial manufacturing operations in Wichita, Kansas until at least June 16, 2015. As a result, we may not be able to utilize lower cost labor from other locations. This may prevent us from being able to offer our products at prices which are competitive in the marketplace and could have a material adverse effect on our ability to generate new business.

In addition, many aircraft manufacturers, airlines and aerospace suppliers have unionized work forces. In 2005, a labor strike by unionized employees at Boeing, our largest customer, temporarily halted commercial aircraft production by Boeing, which had a significant short-term adverse impact on our operations. Additional strikes, work stoppages or slowdowns experienced by aircraft manufacturers, airlines or aerospace suppliers could reduce our customers’ demand for additional aircraft structures or prevent us from completing production of our aircraft structures.

Our business may be materially adversely affected if we lose our government, regulatory or industry approvals, if more stringent government regulations are enacted or if industry oversight is increased.

The Federal Aviation Administration, or FAA, prescribes standards and qualification requirements for aerostructures, including virtually all commercial airline and general aviation products, and licenses component repair stations within the United States. Comparable agencies, such as the Joint Aviation Authorities, or JAA, in Europe, regulate these matters in other countries. If we fail to qualify for or obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed and our business, financial condition and results of operations could be materially adversely affected. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be expensive and time consuming.

From time to time, the FAA, the JAA or comparable agencies propose new regulations or changes to existing regulations. These changes or new regulations generally increase the costs of compliance. To the extent the FAA, the JAA or comparable agencies implement regulatory changes, we may incur significant additional costs to achieve compliance.

In addition, certain aircraft repair activities we intend to engage in may require the approval of the aircraft’s OEM. Our inability to obtain OEM approval could materially restrict our ability to perform such aircraft repair activities.

We are subject to regulation of our technical data and goods under U.S. export control laws.

As a manufacturer and exporter of defense and dual-use technical data and commodities, we are subject to U.S. laws and regulations governing international trade and exports, including but not limited to the International Traffic in Arms Regulations, administered by the U.S. Department of State, and the Export Administration Regulations, administered by the U.S. Department of Commerce. Collaborative agreements that we may have with foreign persons, including manufacturers and suppliers, are also subject to U.S. export control laws. In addition, we are subject to trade sanctions against embargoed countries, administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury.

A determination that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of fines upon us as well as the denial of export privileges and debarment from participation in U.S. government contracts. Additionally, restrictions may be placed on the export of technical data and goods in the future as a result of changing geo-political conditions. Any one or more of such sanctions could have a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental regulation and our ongoing operations may expose us to environmental liabilities.

Our operations are subject to extensive regulation under environmental, health and safety laws and regulations in the United States and the United Kingdom. We may be subject to potentially significant fines or penalties, including criminal sanctions, if we fail to comply with these requirements. We have made, and will continue to make, significant capital and other expenditures in order to comply with these laws and regulations. We cannot predict with certainty what environmental legislation will be enacted in the future or how existing laws will be administered or interpreted. Our operations involve the use of large amounts of hazardous substances and generate many types of wastes. Spills and releases of these materials may subject us to clean-up liability. We cannot assure you that the aggregate amount of future clean-up costs and other environmental liabilities will not be material.

Boeing, our predecessor at the Wichita facility, is under an administrative consent order issued by the Kansas Department of Health and Environment, or KDHE, to contain and clean-up contaminated groundwater which underlies a majority of the site. Pursuant to this order and its agreements with us, Boeing has a long-term remediation plan in place, and treatment, containment and remediation efforts are underway. If Boeing does not comply with its obligations under the order and these agreements, we may be required to undertake such efforts and make material expenditures.

In connection with the BAE Acquisition, we acquired a manufacturing facility in Prestwick, Scotland that is adjacent to contaminated property retained by BAE Systems. The contaminated property may be subject to a regulatory action requiring remediation of the land. It is also possible that the contamination may spread into the property we acquired. BAE Systems has agreed to indemnify us for certain clean-up costs related to existing pollution on the acquired property, existing pollution that migrates from the acquired property to a third party’s property and any pollution that migrates to our property from property retained by BAE Systems. If BAE Systems does not comply with its obligations under the agreement, we may be required to undertake such efforts and make material expenditures.

In the future, contamination may be discovered at our facilities or at off-site locations where we send waste. The remediation of such newly-discovered contamination, or the enactment of new laws or a stricter interpretation of existing laws, may require us to make additional expenditures, some of which could be material. See “Business — Environmental Matters” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 incorporated herein by reference.

Significant consolidation in the aerospace industry could make it difficult for us to obtain new business.

The aerospace industry has recently experienced consolidation among suppliers. Suppliers have consolidated and formed alliances to broaden their product and integrated system offerings and achieve critical mass. This supplier consolidation is in part attributable to aircraft manufacturers more frequently awarding long-term sole-source or preferred supplier contracts to the most capable suppliers, thus reducing the total number of suppliers. If this consolidation were to continue, it may become more difficult for us to be successful in obtaining new customers.

We may be materially adversely affected by high fuel prices.

Due to the competitive nature of the airline industry, airlines are often unable to pass on increased fuel prices to customers by increasing fares. Fluctuations in the global supply of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it impossible to predict the future availability of jet fuel. In the event there is an outbreak or escalation of hostilities or other conflicts or significant disruptions in oil production or delivery in oil-producing areas or elsewhere, there could be reductions in the production or importation of crude oil and significant increases in the cost of fuel. If there were major reductions in the availability of jet fuel or significant increases in its cost, or if current high prices are sustained for a significant period of time, the airline industry and, as a result, our business, could be materially adversely affected.

Interruptions in deliveries of components or raw materials or increased prices for components or raw materials used in our products could materially adversely affect our profitability, margins and revenues.

Our dependency upon regular deliveries from particular suppliers of components and raw materials means that interruptions or stoppages in such deliveries could materially adversely affect our operations until arrangements with alternate suppliers, to the extent alternate suppliers exist, could be made. If any of our suppliers were unable or refused to deliver materials to us for an extended period of time, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives were found, the process of locating and securing such alternatives might be disruptive to our business and might lead to termination of our supply agreements with our customers.

In addition, our profitability is affected by the prices of the components and raw materials, such as titanium, aluminum and carbon fiber, used in the manufacture of our products. These prices may fluctuate based on a number of factors beyond our control, including world oil prices, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. Although our supply agreements with Boeing and Airbus allow us to pass on certain unusual increases in component and raw material costs to Boeing and Airbus in limited situations, we will not be fully compensated for such increased costs.

Our business will suffer if certain key officers or employees discontinue employment with us or if we are unable to recruit and retain highly skilled staff.

The success of our business is highly dependent upon the skills, experience and efforts of our President and Chief Executive Officer, Jeffrey Turner, and certain of our other key officers and employees. As the top executive officer of Boeing Wichita for almost ten years prior to the Boeing Acquisition, Mr. Turner gained extensive experience in running our business and long-standing relationships with many high-level executives at Boeing, our largest customer. We believe Mr. Turner’s reputation in the aerospace industry and relationship with Boeing are critical elements in maintaining and expanding our business. The loss of Mr. Turner or other key personnel could have a material adverse effect on our business, operating results or financial condition. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly skilled engineers. The market for these resources is highly competitive. We may be unsuccessful in attracting and retaining the engineers we need and, in such event, our business could be materially adversely affected. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to provide products to our customers or manage our business effectively.

We are subject to the requirements of the National Industrial Security Program Operating Manual for our facility security clearance, which is a prerequisite for our ability to perform on classified contracts for the U.S. government.

A Department of Defense, or DoD, facility security clearance is required in order to be awarded and perform on classified contracts for the DoD and certain other agencies of the U.S. government. We currently perform on several classified contracts, which generated less than 1% of our net revenues for the fiscal year ended December 31, 2006 and the fiscal quarter ended March 29, 2007. Spirit has obtained clearance at the “secret” level, and we are in the process of obtaining such clearance for Spirit Holdings. Due to the fact that more than 50% of our voting power is owned by a non-U.S. entity, we will be required to operate in accordance with the terms and requirements of our Special Security Agreement, or SSA, with the DoD. If we were to violate the terms and requirements of our SSA, the National Industrial Security Program Operating Manual, or any other applicable U.S. government industrial security regulations (which may apply to us under the terms of our classified contracts), we could lose our security clearance. We cannot assure you that we will be able to maintain our security clearance. If for some reason our security clearance is invalidated or terminated, we may not be able to continue to perform our present classified contracts and we would not be able to enter into new classified contracts, which could adversely affect our revenues.

We derive a significant portion of our revenues from direct and indirect sales outside the United States and are subject to the risks of doing business in foreign countries.

We derive a significant portion of our revenues from sales by Boeing and Airbus to customers outside the United States. In addition, for the twelve months ended December 31, 2006 and the three months ended March 29, 2007, direct sales to our non-U.S. customers accounted for approximately 8% and 11% of our net revenues, respectively. We expect that our and our customers’ international sales will continue to account for a significant portion of our revenues for the foreseeable future. As a result, we are subject to risks of doing business internationally, including:

•	changes in regulatory requirements;

•	domestic and foreign government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

•	fluctuations in foreign currency exchange rates;

•	the complexity and necessity of using foreign representatives and consultants;

•	uncertainties and restrictions concerning the availability of funding credit or guarantees;

•	imposition of tariffs or embargoes, export controls and other trade restrictions;

•	the difficulty of management and operation of an enterprise spread over various countries;

•	compliance with a variety of foreign laws, as well as U.S. laws affecting the activities of U.S. companies abroad; and

•	economic and geopolitical developments and conditions, including international hostilities, acts of terrorism and governmental reactions, inflation, trade relationships and military and political alliances.

While these factors or the impact of these factors are difficult to predict, adverse developments of any one or more of these factors could materially adversely affect our business, financial condition and results of operations in the future.

Our fixed-price contracts may commit us to unfavorable terms.

We provide most of our products and services through long-term contracts with Boeing and Airbus in which the pricing terms are fixed based on certain production volumes. Accordingly, we bear the risk that increased or unexpected costs may reduce our profit margins or cause us to sustain losses on these contracts. Other than certain increases in raw material costs which can be passed on to Boeing and Airbus, we must fully absorb cost overruns, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that we may achieve. Our failure to anticipate technical problems, estimate delivery reductions, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the profitability of a contract or cause a loss.

This is particularly a risk in relation to products such as the Boeing B787 for which to date we have delivered only a few production articles and in respect of which our profitability at the contracted price depends on our being able to achieve production cost reductions as we gain production experience. Pricing for the B787-8, the base model currently going into production, is generally established through 2021, with prices decreasing as cumulative volume levels are met over the life of the program. When we negotiated the B787-8 pricing, we assumed that our development of new technologies and capabilities would reduce our production costs over the life of the B787 program, thus maintaining or improving our margin on each B787 we produced. We cannot assure you that our development of new technologies or capabilities will be successful or that we will be able to reduce our B787 production costs over the life of the program. Our failure to reduce production costs as we have anticipated could result in decreasing margins on the B787 during the life of the program.

Many of our other production cost estimates also contain pricing terms which anticipate cost reductions over time. In addition, although we have entered into these fixed price contracts with Boeing and Airbus, they may nonetheless seek to re-negotiate pricing with us in the future. Any such higher costs or re-negotiations could materially adversely affect our profitability, margins and revenues.

We identified a material weakness in our internal control over financial reporting.

Due to a transition period established by the Securities and Exchange Commission, we have not yet been required to evaluate our internal control over financial reporting in the same manner that is currently required of certain public companies, nor have we completed such an evaluation. Such an evaluation would include documentation of internal control activities and procedures over financial reporting, assessment of design effectiveness of such controls and testing of operating effectiveness of such controls which could result in the identification of material weaknesses in our internal control over financial reporting.

Prior to the Boeing Acquisition, Boeing Wichita relied on Boeing’s shared services group for certain business processes associated with its financial reporting, including treasury, income tax accounting and external reporting. Since the Boeing Acquisition, we have had to develop these and other functional areas as a stand alone entity, including the necessary processes and internal control to prepare our financial statements on a timely basis in accordance with U.S. GAAP.

Generally accepted auditing standards define a material weakness as a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

In connection with the issuance of our December 29, 2005 and June 29, 2006 financial statements during the third quarter of 2006, we concluded that we had the following material weakness in our internal control over financial reporting:

We did not maintain effective controls over our determination of the fair values ascribed for financial reporting purposes to stock compensation awards granted to our employees and directors through June 29, 2006 in accordance with SFAS No. 123(R), Share Based Payment. Specifically, we did not properly estimate the fair values of these awards in determining the accuracy of our stock compensation expense under SFAS No. 123(R). This control deficiency resulted in a restatement of our financial results as of December 29, 2005 and June 29, 2006 and for the periods then ended to adjust selling, general and administrative expenses, income taxes and equity accounts as well as our earnings per share and stock compensation financial statement disclosures.

While we believe that this material weakness has been remediated, we cannot be certain that additional material weaknesses or significant deficiencies will not develop or be identified. Any failure to maintain adequate internal control over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation, could cause us to report material weaknesses or other deficiencies in our internal control over financial reporting and could result in a more than remote possibility of errors or misstatements in the restated consolidated financial statements that would be material. Under current rules, beginning with our Annual Report on Form 10-K for fiscal year 2007, pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to assess the effectiveness of our internal control over financial reporting, and we will be required to have our independent registered public accounting firm audit management’s assessment and the operating effectiveness of our internal control over financial reporting. If our management or our independent registered public accounting firm were to conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the value of our stock could be adversely impacted.

We face a potential class action lawsuit which could result in substantial costs, diversion of management’s attention and resources and negative publicity.

Spirit, Boeing and Onex have been named as defendants in a lawsuit by certain former employees of Boeing who assert several claims and purport to bring the case as a class action and collective action on behalf of all individuals who were employed by BCA in Wichita, Kansas or Tulsa, Oklahoma within two years prior to the date of the Boeing Acquisition and who were terminated by or not hired by Spirit. The plaintiffs seek damages and injunctive relief for age discrimination, interference with their rights under the Employee Retirement Income Security Act of 1974, or ERISA, breach of contract and retaliation. Plaintiffs seek an unspecified amount of compensatory damages and more than $1.5 billion in punitive damages. On November 15, 2006, the court granted the plaintiffs’ motion for conditional class certification and held that the plaintiffs may send notice of the collective action to all former Boeing employees who were terminated by Boeing on or after January 1, 2002, were 40 years of age or older at the time of termination and were not hired by Spirit. Pursuant to the asset purchase agreement, dated as of February 22, 2005, between Spirit and Boeing, or the Asset Purchase Agreement, we agreed to indemnify Boeing for damages resulting from the employment decisions that were made by us with respect to former employees of Boeing Wichita which relate or allegedly relate to the involvement of, or consultation with, employees of Boeing in such employment decisions. The lawsuit could result in substantial costs, divert management’s attention and resources from our operations and negatively affect our public image and reputation. An unfavorable outcome or prolonged litigation related to these matters could materially harm our business.

We have a limited operating history as a stand alone company and we may not be successful operating as a stand alone company.

Prior to the Boeing Acquisition, Boeing Wichita was a division of Boeing. Boeing Wichita relied on Boeing for many of its internal functions, including, without limitation, accounting and tax, payroll, technology support, benefit plan administration and human resources. Although we have replaced most of these services either through outsourcing or internal sources, we may not be able to perform any or all of these services in a cost-effective manner. In addition, while we implement our plan to replace certain technology and systems support services provided by Boeing, Boeing continues to provide such services to us under a transition services agreement which we entered into at the time of the Boeing Acquisition. We cannot assure you that we will be able to successfully implement our plan to replace the services that we continue to use and, in particular, our Enterprise Resource Planning System, upon expiration of the transition services agreement, which will expire in its entirety on June 15, 2007. We expect to extend the transition services agreement for an additional period, but we cannot assure you that we will be able to extend it if we need to do so. As such, we cannot assure you that we will be successful in operating as a stand alone company.

We do not own most of the intellectual property and tooling used in our business.

Our business depends on using certain intellectual property and tooling that we have rights to use under license grants from Boeing. These licenses contain restrictions on our use of Boeing intellectual property and tooling and may be terminated if we default under certain of these restrictions. Our loss of license rights to use Boeing intellectual property or tooling would materially adversely affect our business. In addition, we must honor our contractual commitments to our other customers related to intellectual property and comply with infringement laws in the use of intellectual property. In the event we obtain new business from new or existing customers, we will need to pay particular attention to these contractual commitments and any other restrictions on our use of intellectual property to make sure that we will not be using intellectual property improperly in the performance of such new business. In the event we use any such intellectual property improperly, we could be subject to an infringement claim by the owner or licensee of such intellectual property. See “Business — Our Relationship with Boeing — License of Intellectual Property” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 incorporated herein by reference.

In the future, our entry into new markets may require obtaining additional license grants from Boeing and/or from other third parties. If we are unable to negotiate additional license rights on acceptable terms (or at all) from Boeing and/or other third parties as the need arises, our ability to enter new markets may be materially restricted. In addition, we may be subject to restrictions in future licenses granted to us that may materially restrict our use of third party intellectual property.

Our success depends in part on the success of our R&D initiatives.

We spent approximately $104.7 million and $10.4 million on R&D during the twelve months ended December 31, 2006 and the three months ended March 29, 2007, respectively. The significant capital we expend on our R&D efforts may not create any new sales opportunities or increases in productivity that are commensurate with the level of resources invested.

We are in the process of developing specific technologies and capabilities in pursuit of new business and in anticipation of customers going forward with new programs, including programs which have not yet been developed. For the twelve months ended December 31, 2006 and the three months ended March 29, 2007, we spent approximately $76.0 million, and $0.6 million, respectively, on these activities. Work in connection with the Boeing B787-8 consisted of approximately 72% and 6% of our total R&D costs during these periods. As of the first quarter of 2007, R&D work for the Boeing B787-8 model was completed. If the Boeing B787-8 or any other such programs do not go forward or are not successful, we may be unable to recover the costs incurred in anticipation of such programs and our profitability and revenues may be materially adversely affected.

The BAE Acquisition and any future business combinations, acquisitions or mergers expose us to risks, including the risk that we may not be able to successfully integrate these businesses or achieve expected operating synergies.

The BAE Acquisition involves risks, including difficulties in integrating the operations and personnel of BAE Aerostructures and the potential loss of key employees of BAE Aerostructures. We may not be able to satisfactorily integrate the acquired business in a manner and a timeframe that achieves the cost savings and operating synergies that we expect.

In addition, we actively consider strategic transactions from time to time. We evaluate acquisitions, joint ventures, alliances or co-production programs as opportunities arise, and we may be engaged in varying levels of negotiations with potential competitors at any time. We may not be able to effect transactions with strategic alliance, acquisition or co-production program candidates on commercially reasonable terms or at all. If we enter into these transactions, we also may not realize the benefits we anticipate. In addition, we may not be able to obtain additional financing for these transactions.

The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

•	demands on management related to the increase in size after the transaction;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	difficulties in the assimilation and retention of employees;

•	difficulties in the assimilation of different cultures and practices, as well as in the assimilation of geographically dispersed operations and personnel, who may speak different languages;

•	difficulties combining operations that use different currencies or operate under different legal structures;

•	difficulties in the integration of departments, systems (including accounting systems), technologies, books and records and procedures, as well as in maintaining uniform standards, controls (including internal accounting controls), procedures and policies; and

•	constraints (contractual or otherwise) limiting our ability to consolidate, rationalize and/or leverage supplier arrangements to achieve integration.

Consummating any acquisitions, joint ventures, alliances or co-production programs could result in equity dilution, the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities.

Risk Factors Related to our Capital Structure

The interests of our controlling stockholder may conflict with your interests.

Upon completion of this offering, the Onex entities will own 35,026,759 shares of our class B common stock. Our class A common stock has one vote per share, while our class B common stock has ten votes per share on all matters to be voted on by our stockholders. After this offering, the Onex entities will control approximately 75.1% of the combined voting power of our outstanding common stock. Accordingly, and for so long as the Onex entities continue to hold class B common stock that represents at least 10% of the total number of shares of common stock outstanding, Onex will exercise a controlling influence over our business and affairs and will have the power to determine all matters submitted to a vote of our stockholders, including the election of directors and approval of significant corporate transactions such as amendments to our certificate of incorporation, mergers and the sale of all or substantially all of our assets. Onex could cause corporate actions to be taken even if the interests of Onex conflict with the interests of our other stockholders. This concentration of voting power could have the effect of deterring or preventing a change in control of Spirit that might otherwise be beneficial to our stockholders. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation. See “Principal and Selling Stockholders” and “Description of Capital Stock.”

Our indebtedness could materially adversely affect our financial condition and our ability to operate our business.

As a result of the Boeing Acquisition, we have a significant amount of debt and debt servicing requirements. As of March 29, 2007, we had total debt of approximately $615.1 million, including approximately $589.8 million of borrowings under our senior secured credit facility and approximately $25.3 million of capital lease obligations. In addition to our debt, we have approximately $12.4 million of letters of credit outstanding. In addition, subject to restrictions in the credit agreement governing our senior secured credit facility, we may incur additional debt.

Our debt could have important consequences to you, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other general corporate purposes may be impaired;

•	we must use a portion of our cash flow for payments on our debt, which will reduce the funds available to us for other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited;

•	our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our level of debt; and

•	our ability to borrow additional funds or to refinance debt may be limited.

Our ability to generate sufficient cash to service our debt depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations.

Our business may not generate sufficient cash flow from operating activities. We may need to obtain new credit arrangements and other sources of financing in order to meet our current and future obligations and working capital requirements and to fund our future capital expenditures. In addition, our ability to make payments on and to refinance our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you of our future performance, which depends in part on general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including those described above under “— Risk Factors Related to our Business and Industry.” Lower net revenues generally will reduce our cash flow.

If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to refinance all or a portion of our debt, sell material assets or operations or raise additional debt or equity capital. We cannot assure you that we could effect any of these actions on a timely basis, on commercially reasonable terms or at all, or that these actions would be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt agreements may restrict us from effecting certain or any of these alternatives.

Restrictive covenants in our senior secured credit facility may restrict our ability to pursue our business strategies.

Our senior secured credit facility limits our ability, among other things, to:

•	incur additional debt or issue our preferred stock;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem our capital stock;

•	make investments;

•	incur liens;

•	enter into transactions with our stockholders and affiliates;

•	sell certain assets;

•	acquire the assets of, or merge or consolidate with, other companies; and

•	incur restrictions on the ability of our subsidiaries to make distributions or transfer assets to us.

Our ability to comply with these covenants may be affected by events beyond our control, and any material deviation from our forecasts could require us to seek waivers or amendments of covenants, alternative sources of financing or reductions in expenditures. We cannot assure you that such waivers, amendments or alternative financings could be obtained, or, if obtained, would be on terms acceptable to us.

In addition, the amended credit agreement governing our senior secured credit facility requires us to meet a financial ratio of total debt outstanding under our senior secured credit facility to EBITDA, as defined under the credit agreement. We may not be able to maintain this ratio.

If a breach of any covenant or restriction contained in our credit agreement governing our senior secured credit facility results in an event of default, the lenders thereunder could discontinue lending, accelerate the related debt (which would accelerate other debt) and declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with additional funds. In the event of an acceleration of our debt, we may not have or be able to obtain sufficient funds to make any accelerated debt payments, and we may not have sufficient capital to perform our obligations under our supply agreements.

We may issue more equity and reduce your ownership in Spirit Holdings.

Our business plan may require the investment of new capital, which we may raise by issuing additional equity (including equity interests which may have a preference over shares of our class A common stock) or additional debt (including debt securities and/or bank loans). However, this capital may not be available at all, or when needed, or upon terms and conditions favorable to us. The issuance of additional equity in Spirit Holdings may result in significant dilution of your shares of class A common stock. We may issue additional equity in connection with or to finance subsequent acquisitions. Further, our subsidiaries could issue securities in the future to persons or entities (including our affiliates) other than us or another subsidiary. This could materially adversely affect your investment in us because it would dilute your indirect ownership interest in our subsidiaries.

Spirit Holdings’ certificate of incorporation and by-laws and our supply agreements with Boeing contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of Spirit Holdings’ certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our current board of directors. These provisions include:

•	multi-vote shares of common stock, which are owned by the Onex entities and management stockholders;

•	advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•	the authority of the board of directors to issue, without stockholder approval, up to 10 million shares of preferred stock with such terms as the board of directors may determine and an additional 60,651,161 shares of class A common stock (not including shares reserved for issuance upon conversion of outstanding shares of class B common stock) and an additional 110,327,067 shares of class B common stock (not including shares issued but subject to vesting requirements under our benefit plans).

In addition, our supply agreements with Boeing include provisions giving Boeing the ability to terminate the agreements in the event any of certain disqualified persons acquire a majority of Spirit’s direct or indirect voting power or all or substantially all of Spirit’s assets. See “Business — Our Relationship with Boeing” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 incorporated herein by reference.

Spirit Holdings is a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance requirements.

Because the Onex entities will own more than 50% of the combined voting power of our common stock after the completion of this offering, we will continue to be deemed a “controlled company” under the rules of the New York Stock Exchange, or NYSE. As a result, we will continue to qualify for, and intend to continue to rely upon, the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, we will continue to be exempt from rules that would otherwise require that Spirit Holdings’ board of directors be comprised of a majority of “independent directors” (as defined under the rules of the NYSE), and that Spirit Holdings’ compensation committee and corporate governance and nominating committee be comprised solely of “independent directors,” so long as the Onex entities continue to own more than 50% of the combined voting power of our common stock. Spirit Holdings’ board of directors consists of ten directors, five of whom qualify as “independent.” In addition, Spirit Holdings’ compensation and corporate governance and nominating committees are not comprised solely of “independent directors.” See “Management — Executive Officers and Directors” and “— Committees of the Board of Directors.”

Risk Factors Related to this Offering

Our stock price may be volatile and you may not be able to sell your shares at or above the offering price.

We completed our initial public offering in November 2006. An active and liquid public market for our class A common stock may not continue to develop or be sustained. Since our initial public offering the price of our class A common stock, as reported by the New York Stock Exchange, has ranged from a low of $27.45 on March 2, 2007 to a high of $33.70 on May 9, 2007. You may be unable to resell the class A common stock you purchase at or above the price you pay for shares of class A common stock in this offering.

The stock markets in general have experienced extreme volatility, often unrelated to the operating performance of particular companies. Broad market fluctuations may materially adversely affect the trading price of our class A common stock.

Price fluctuations in our class A common stock could result from general market and economic conditions and a variety of other factors, including:

•	actual or anticipated fluctuations in our operating results;

•	changes in aerostructures pricing;

•	our competitors’ and customers’ announcements of significant contracts, acquisitions or strategic investments;

•	changes in our growth rates or our competitors’ and customers’ growth rates;

•	the timing or results of regulatory submissions or actions with respect to our business;

•	our inability to raise additional capital;

•	conditions of the aerostructure industry or in the financial markets or economic conditions in general; and

•	changes in stock market analyst recommendations regarding our class A common stock, other comparable companies or the aerospace industry in general.

If a significant number of shares of our class A common stock are sold into the market following this offering, the market price of our class A common stock could significantly decline, even if our business is doing well.

Sales of a substantial number of shares of our class A common stock in the public market after this offering could materially adversely affect the prevailing market price of our class A common stock.

Upon completion of this offering, we will have 99,675,906 shares of class A common stock and 36,653,734 shares of class B common stock outstanding. Of these securities, the 63,345,834 shares of class A common stock sold in our initial public offering on November 27, 2006, or IPO, 4,813,270 shares issued under our Union Equity Participation Plan and 31,516,802 shares offered pursuant to this offering will be freely tradable without restriction or further registration under federal securities laws, except to the extent such shares are purchased by our affiliates. The 36,653,734 shares of class B common stock and any class A common stock owned by our officers, directors and affiliates, as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, are “restricted securities” under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

In connection with this offering, we, the Onex entities, our officers and directors, certain of our employees and each of the other selling stockholders have entered into lock-up agreements that prevent the sale of shares of our common stock for up to 90 days after the date of this prospectus, subject to an extension in certain circumstances as set forth in the section entitled “Underwriting.” Following the expiration of the lock-up period, the Onex entities will be permitted to exercise their right, subject to certain conditions, to require us to register the sale of these shares under the federal securities laws. If this right is exercised, holders of all shares subject to a registration rights agreement will be entitled to participate in such registration. By exercising their registration rights, and selling a large number of shares, these holders could cause the prevailing market price of our class A common stock to decline. Approximately 36,653,734 shares of our common stock will be subject to a registration rights agreement upon completion of this offering. See “Shares Eligible for Future Sale” and “Description of Capital Stock — Registration Agreement.”

Furthermore, an additional 3,019,199 shares of our class B common stock have been issued to members of our management and other employees pursuant to our Executive Incentive Plan, Short Term Incentive Plan and Long Term Incentive Plan, which shares will remain subject to vesting requirements following the offering. Of this amount, 239,963 shares granted under our Short Term Incentive Plan will vest on February 22,

2008 if the recipients of such shares continue to be employed by us at that time. See “Management — Compensation Discussion and Analysis — Elements Used to Achieve the Philosophy and Objectives — Annual Incentive Awards,” and “— Long-Term, Equity-Based Incentive Compensation” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference. If these vesting requirements are satisfied, additional shares of class A common stock issuable upon conversion of the class B common stock will become eligible for sale in the public market one year following the date on which the shares were granted, subject to the volume, notice of sale, manner of sale and other restrictions of Rule 144 promulgated under the Securities Act or, if earlier, after the shares are registered under the Securities Act.

Our employees, officers and directors may elect to sell shares of our class A common stock issuable upon conversion of their shares of our class B common stock in the market when they are eligible to do so. Sales of a substantial number of shares of our class A common stock in the public market after this offering could depress the market price of our class A common stock and impair our ability to raise capital through the sale of additional equity securities.

We do not intend to pay cash dividends.

We do not intend to pay cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current, as well as any future, financing agreements may preclude us from paying any dividends. As a result, appreciation, if any, in the market value of our common stock will be your sole source of potential financial gain for the foreseeable future.

THE ACQUISITION TRANSACTIONS

The Boeing Acquisition

In December 2004 and February 2005, an investor group led by Onex Partners LP and Onex Corporation formed Spirit and Spirit Holdings, respectively, for the purpose of acquiring Boeing Wichita. On June 16, 2005, Spirit acquired Boeing Wichita in a negotiated, arms-length transaction for a cash purchase price of approximately $903.9 million and the assumption of certain liabilities, pursuant to the Asset Purchase Agreement. Based on final working capital and other factors specified in the Asset Purchase Agreement, a purchase price adjustment of $19.0 million was paid to Spirit in the fourth quarter of 2005. In connection with the Boeing Acquisition, Boeing is required to make payments to Spirit in amounts of $45.5 million ($11.4 million of which was paid in the first quarter of 2007), $116.1 million and $115.4 million in 2007, 2008 and 2009, respectively, in payment for various tooling and capital assets built or purchased by Spirit. Spirit will retain usage rights and custody of these assets for their remaining useful lives without compensation to Boeing. Boeing also contributed $30.0 million to us to partially offset our costs of transition to a stand alone company.

The Asset Purchase Agreement contains customary representations, warranties and covenants. Pursuant to the Asset Purchase Agreement, we are indemnified by Boeing for certain losses we incur. Claims for indemnification are subject to an aggregate deductible equal to $10.0 million and may not exceed $100.0 million, each subject to certain specified exceptions. Although our right to indemnification for certain claims expired on December 16, 2006, we continue to be indemnified for losses relating to taxes and certain ERISA matters until 30 days after the expiration of the applicable statute of limitations, losses relating to the title of the assets sold to us in the Boeing Acquisition until June 16, 2012, and losses relating to certain representations, including those relating to broker or finder fees and commissions, indefinitely.

The Boeing Acquisition was financed through an equity investment of $375.0 million and borrowings of a $700.0 million term loan B under our senior secured credit facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Boeing Acquisition and Related Transactions.” Prior to the closing of the Boeing Acquisition, neither Spirit nor Spirit Holdings had engaged in any business activities except those incident to the acquisition of Boeing Wichita.

Prior to the completion of the Boeing Acquisition, Boeing Wichita was a division of Boeing and was not a separate legal entity. Historically, Boeing Wichita functioned as an internal supplier of parts and assemblies to Boeing airplane programs and had very few sales to third parties. It operated as a cost center of Boeing, meaning that it recognized the cost of products manufactured for BCA programs but did not recognize any corresponding revenues for those products. No intra-company pricing was established for the parts and assemblies that Boeing Wichita supplied to Boeing. Revenues from sales to third parties were insignificant prior to the Boeing Acquisition, consisting of less than $100,000 in each year from 2001 through 2004 and in the period from January 1, 2005 through June 16, 2005.

Pursuant to the Asset Purchase Agreement, on the closing date of the Boeing Acquisition, Spirit and Boeing entered into a series of agreements under which (1) Spirit has become Boeing’s exclusive supplier of substantially all of the parts and assemblies supplied to Boeing by Boeing Wichita as at June 16, 2005 at pricing established under those agreements, (2) Spirit will be Boeing’s exclusive supplier for the forward fuselage, fixed and moveable leading wing edges and struts for Boeing’s new B787 platform, at pricing set forth in the relevant agreement and (3) Boeing has continued to provide to Spirit (in most cases on a transitional basis) certain technology and system support services historically provided to Boeing Wichita by Boeing, at pricing established under those agreements. See “Business — Our Relationship with Boeing” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 incorporated herein by reference.

Prior to the Boeing Acquisition, certain Boeing Wichita employees were represented by unions under Boeing’s labor agreements. After the closing of the Boeing Acquisition, Spirit employed most, but not all, of the employees of Boeing Wichita on new terms and conditions of employment that were in most cases established by collective bargaining between Spirit and the relevant labor unions. Spirit also established certain employee benefit and equity incentive plans in connection with hiring Boeing Wichita employees. See

“Management — Compensation Discussion and Analysis” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

The BAE Acquisition

On April 1, 2006, through our wholly-owned subsidiary, Spirit Europe, we acquired BAE Aerostructures in a negotiated, arms-length transaction for a cash purchase price of approximately $145.7 million and the assumption of certain normal course liabilities (including accounts payable of approximately $67.0 million) financed with available cash balances. Spirit Europe manufactures leading and trailing wing edges and other wing components for commercial aircraft programs for Airbus and Boeing and produces various aerostructure components for certain Hawker Beechcraft business jets. The BAE Acquisition provides us with a foundation to increase future sales to Airbus, as Spirit Europe is a key supplier of wing and flight control surfaces for the A320 platform, Airbus’ core single aisle program, and of wing components for the A380 platform, one of Airbus’ most important new programs and the world’s largest commercial passenger aircraft. Under our supply agreements with Airbus, we supply most of our products for the life of the aircraft program, including commercial derivative models, with pricing determined through 2010. For the A380, we have a long-term supply contract with Airbus that covers a fixed number of units.

Our Principal Equity Investor

Onex Partners LP is an approximately $1.7 billion private equity fund established in 2003 by Onex Corporation, which has provided committed capital for Onex-sponsored acquisitions. Onex Corporation is a diversified company with annual consolidated revenues of approximately $16.4 billion. Shares of Onex Corporation are listed and traded on the Toronto Stock Exchange under the symbol “OCX”. Other Onex Corporation operating companies include Hawker Beechcraft, Inc., Emergency Medical Services Corporation, Celestica Inc., Skilled Healthcare Group Inc., The Warranty Group, Inc., Tube City IMS Corporation, SITEL Worldwide Corporation and Cineplex Entertainment Limited Partnership.

MARKET PRICE OF OUR COMMON STOCK

Our class A common stock has been listed on the New York Stock Exchange under the symbol “SPR” since November 21, 2006. Prior to that time, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sales prices of our class A common stock on the New York Stock Exchange.

Fiscal Year 2006:	High	Low

Fourth Quarter ended December 31, 2006(1)	$33.65	$27.48

Fiscal Year 2007:	High	Low

First Quarter ended March 29, 2007	$32.61	$27.45
Second Quarter (through May 9, 2007)	$33.70	$31.16

(1)	The first day of trading of the class A common stock was November 21, 2006.

A recent reported closing price for our class A common stock is set forth on the cover page of this prospectus. The Bank of New York is the transfer agent and registrar for our common stock. As of April 30, 2007, there were approximately 28 holders of record of class A common stock. However, we believe that many additional holders of our class A common stock are unidentified because a substantial number of shares are held of record by brokers or dealers for their customers in street names.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling stockholders.

DIVIDEND POLICY

We currently intend to retain any future earnings to support our operations and to fund the development and growth of our business. In addition, the payment of dividends by us to holders of our common stock is limited by our credit facilities. Our future dividend policy will depend on the requirements of financing agreements to which we may be a party. We do not intend to pay cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

CAPITALIZATION

The following table sets forth our consolidated capitalization on an actual basis as of March 29, 2007.

For additional information regarding our outstanding debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

As of March 29, 2007
(Dollars in millions)

Long-term debt, including current portion:
Revolving credit facility(1)	—
Term loan	$589.8
Capital leases and other debt	25.3

Total debt	615.1
Shareholders’ equity:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized; nil shares issued and outstanding	—
Class A common stock, $0.01 par value per share, 200,000,000 shares authorized; 68,159,104 shares issued and outstanding	0.7
Class B common stock, $0.01 par value per share, 150,000,000 shares authorized; 71,446,595 shares issued and outstanding	0.7
Additional paid-in capital	867.2
Accumulated other comprehensive income	70.4
Accumulated deficit	(3.7)

Total shareholders’ equity	935.3
Total capitalization	$1,550.4

(1)	As of March 29, 2007, we had no borrowings under the $400.0 million revolving credit facility, with availability of $387.6 million, which is net of $12.4 million of letters of credit outstanding.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following table sets forth our selected consolidated financial data for each of the periods indicated. The periods prior to and including June 16, 2005 reflect data of our Predecessor for financial accounting purposes. The periods beginning June 17, 2005 reflect our financial data after the Boeing Acquisition. Financial data for the year ended December 31, 2002 (Predecessor), the year ended December 31, 2003 (Predecessor), the year ended December 31, 2004 (Predecessor), the period from January 1, 2005 through June 16, 2005 (Predecessor), the period from June 17, 2005 through December 29, 2005 (Spirit Holdings) and the twelve month period ended December 31, 2006 (Spirit Holdings) are derived from the audited consolidated financial statements of the Predecessor or the audited consolidated financial statements of Spirit Holdings, as applicable. The audited consolidated financial statements for the year ended December 31, 2004 (Predecessor), the period from January 1, 2005 through June 16, 2005 (Predecessor), the period from June 17, 2005 through December 29, 2005 (Spirit Holdings) and the twelve month period ended December 31, 2006 (Spirit Holdings) are included in this prospectus. Financial data as of and for the three months ended March 30, 2006 (Spirit Holdings) and March 29, 2007 (Spirit Holdings) are derived from the unaudited consolidated financial statements of Spirit Holdings included in this prospectus which, in the opinion of management, include all normal, recurring adjustments necessary to state fairly the data included therein in accordance with U.S. generally accepted accounting principles, or GAAP, for interim financial information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. You should read the information presented below in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained elsewhere in this prospectus.

	Spirit Holdings				Predecessor
			Twelve	Period From	Period From
			Months	June 17, 2005	January 1,
			Ended	through	2005 through
	Three Months Ended		December 31,	December 29,	June 16,	Fiscal Year Ended December 31,
	March 29, 2007	March 30, 2006	2006	2005	2005	2004	2003	2002
				(In millions, except per share data)
Statement of Income Data:
Net sales	$954.1	$670.8	$3,207.7	$1,207.6	N/A	N/A	N/A	N/A
Cost of sales	794.8	533.0	2,934.3	1,056.4	$1,163.9	$2,074.3	$2,063.9	$2,350.7
Selling, general & administrative expenses(1)	45.1	44.8	225.0	140.7	79.7	155.1	116.7	135.1
Research & development	10.4	42.4	104.7	78.3	11.0	18.1	17.3	18.5
Special charges(2)	—	—	—	—	—	—	10.3	—

Operating income (loss)	103.8	50.6	(56.3)	(67.8)
Interest expense and financing fee amortization	(8.9)	(11.2)	(50.1)	(25.5)	N/A	N/A	N/A	N/A
Interest income	7.7	7.1	29.0	15.4	—	—	—	—
Other income, net	2.0	1.4	5.9	1.3	N/A	N/A	N/A	N/A

Income (loss) before income taxes	104.6	47.9	(71.5)	(76.6)	N/A	N/A	N/A	N/A
(Provision for) benefits from income taxes	(34.8)	(25.4)	88.3	(13.7)	N/A	N/A	N/A	N/A

Net income (loss)	$69.8	$22.5	$16.8	$(90.3)	N/A	N/A	N/A	N/A

Net income (loss) per share, basic	$0.54	$0.20	$0.15	$(0.80)	N/A	N/A	N/A	N/A
Shares used in per share calculation, basic	129.7	113.9	115.6	113.5	N/A	N/A	N/A	N/A
Net income (loss) per share, diluted	$0.50	$0.19	$0.14	$(0.80)	N/A	N/A	N/A	N/A
Shares used in per share calculation, diluted	139.0	117.2	122.0	113.5	N/A	N/A	N/A	N/A
Other Financial Data:
Cash flow provided by (used in) operating activities	$50.1	$90.0	$273.6	$223.8	$(1,177.8)	$(2,164.9)	$(2,081.8)	$(2,281.8)
Cash flow used in investing activities	$(75.0)	$(93.8)	$(473.6)	$(1,030.3)	$(48.2)	$(54.4)	$(43.3)	$(50.4)
Cash flow provided by (used in) financing activities	$(2.1)	$(1.3)	$140.9	$1,047.8	N/A	N/A	N/A	N/A
Capital expenditures	$(87.5)	$(93.8)	$(343.2)	$(144.6)	$(48.2)	$(54.4)	$(43.3)	$(50.4)

	Spirit Holdings				Predecessor
	As of				As of
	March 29,	March 30,	December 31,	December 29,	December 31,	December 31,	December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In millions)
Consolidated Balance Sheet Data:
Cash & cash equivalents(3)	$157.3	$236.2	$184.3	$241.3	$3.0	$3.6	$1.3
Accounts receivable, net	$315.8	$174.2	$200.2	$98.8	$2.0	$2.0	$1.6
Inventory, net	$947.0	$537.1	$882.2	$510.7	$524.6	$529.4	$535.1
Property, plant & equipment, net	$841.0	$595.9	$773.8	$518.8	$511.0	$555.3	$611.8
Total assets	$2,840.1	$1,844.7	$2,722.2	$1,656.6	$1,043.6	$1,093.3	$1,153.1
Total debt	$615.1	$719.8	$618.2	$721.6	N/A	N/A	N/A
Long-term debt	$590.2	$706.7	$594.3	$710.0	N/A	N/A	N/A
Shareholders’ equity	$935.3	$373.1	$859.0	$325.8	N/A	N/A	N/A

(1)	Includes non-cash stock compensation expenses of $6.6 million, $13.4 million, $56.6 million, $34.7 million, $22.1 million, $23.3 million, $12.9 million and $9.1 million for the respective periods starting with the three months ended March 29, 2007.

(2)	In 2003, a charge was allocable to Boeing Wichita in connection with the close-out of the Boeing B757 program.

(3)	Prior to the Boeing Acquisition, the Predecessor was part of Boeing’s cash management system and, consequently, had no separate cash balance. Therefore, at December 31, 2004, December 31, 2003 and December 31, 2002, the Predecessor had negligible cash on the balance sheet.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the audited restated consolidated financial statements, the notes to the audited restated consolidated financial statements and the “Selected Consolidated Financial Information and Other Data” appearing elsewhere in this prospectus. This discussion covers periods before and after the closing of the Boeing Acquisition. The discussion and analysis of historical periods prior to the Boeing Acquisition do not reflect the impact of the Boeing Acquisition. In addition, this discussion contains forward-looking statements that must be understood in the context of numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. See “Cautionary Statements Regarding Forward-Looking Statements.” Our results may differ materially from those anticipated in any forward-looking statements.

Recent Events

Initial Public Offering.  On June 30, 2006, Spirit Holdings filed a Registration Statement on Form S-1 (Registration No. 333-135486) with the Securities and Exchange Commission for an initial public offering of Spirit Holdings’ class A common stock. On November 20, 2006, that registration statement, as amended, was declared effective by the Securities and Exchange Commission and an additional registration statement (Registration No. 333-138854) relating to the initial public offering became effective automatically upon its filing. These registration statements covered 55,083,334 shares of our class A common stock, and an additional 8,262,500 shares subject to the underwriters’ over-allotment option granted by certain selling stockholders identified in the registration statement. We sold 10,416,667 shares and the selling stockholders sold 52,929,167 shares at a price of $26.00 per share less underwriter discounts and commissions.

Acquisition of BAE Aerostructures.  On April 1, 2006, through our wholly-owned subsidiary, Spirit Europe, we acquired BAE Aerostructures for a cash purchase price of approximately $145.7 million and the assumption of certain normal course liabilities (including accounts payable of approximately $67.0 million). Spirit Europe manufactures leading and trailing wing edges and other wing components for commercial aircraft programs for Airbus and Boeing and produces various aerostructure components for certain Hawker Beechcraft business jets. The BAE Acquisition provides us with a foundation to increase future sales to Airbus, as Spirit Europe is a key supplier of wing and flight control surfaces for the A320 platform, Airbus’ core single aisle program, and of wing components for the A380 platform, one of Airbus’ most important new programs and the world’s largest commercial passenger aircraft. Under our supply agreements with Airbus, we supply most of our products for the life of the aircraft program, including commercial derivative models, with pricing determined through 2010. For the A380, we have a long-term supply contract with Airbus that covers a fixed number of units.

Overview

We are the largest independent non-OEM designer and manufacturer of commercial aerostructures in the world. Aerostructures are structural components, such as fuselages, propulsion systems and wing systems for commercial, military and business jet aircraft. We derive our revenues primarily through long-term supply agreements with Boeing and Airbus. For the twelve months ended December 31, 2006, we generated net revenues of approximately $3,207.7 million and net income of approximately $16.8 million. For the three months ended March 29, 2007, we generated net revenues of approximately $954.1 million and net income of approximately $69.8 million.

We are organized into three principal reporting segments: (1) Fuselage Systems, which include the forward, mid- and rear fuselage sections, (2) Propulsion Systems, which include nacelles, struts/pylons and engine structural components, and (3) Wing Systems, which include wings, wing components and flight control surfaces. All other activities fall within the All Other segment, principally made up of sundry sales of miscellaneous services and sales of natural gas through a tenancy-in-common with other Wichita companies. Fuselage Systems, Propulsion Systems, Wing Systems and All Other represented approximately 49%, 28%,

22% and 1%, respectively, of our net revenues for the twelve months ended December 31, 2006. Fuselage Systems, Propulsion Systems, Wing Systems and All Other represented approximately 47%, 27%, 25% and 1%, respectively, of our net revenues for the three months ended March 29, 2007.

Market Trends

The financial health of the commercial airline industry has a direct and significant effect on our commercial aircraft programs. The commercial airline industry is impacted by the strength of the global economy and geo-political events around the world. The commercial airline industry suffered after the terrorist attacks of September 11, 2001 and the subsequent downturn in the global economy, the SARS epidemic in 2002 and, more recently, from rising fuel prices and the conflicts in the Middle East. In the last two years, the industry has shown signs of strengthening with increases in global revenue passenger miles (RPMs) driven in large part by deregulation and economic growth in Asia and the Middle East, although rising fuel prices, conflicts in the Middle East, major U.S. airline financial distress and the risk of additional terrorist activity have tempered the recovery.

Boeing and Airbus experienced aggregate record airplane orders in 2005 and the second highest aggregate annual number of orders in 2006. As reported by Boeing and Airbus in their first quarters of 2007, they had a combined backlog of 5,074 commercial aircraft, which has grown from a reported backlog of 3,968 as of December 31, 2005. The current backlog represents approximately 4.9 years of production at 2007 delivery rates. Many industry experts believe that the strength of commercial orders will continue through the next several years, although they are not expected to approach the record 2005 level. As a result, Boeing has announced delivery increases in 2007 and 2008. The following table sets forth the historical deliveries of Boeing and Airbus for 2002 through 2006 and Boeing’s and Airbus’ announced delivery expectations for 2007.

	2002	2003	2004	2005	2006	2007(1)

Boeing	381	281	285	290	398	440
Airbus	303	305	320	378	434	440

Total	684	586	605	668	832	880

(1)	Boeing has announced 2007 deliveries to be between 440-445. Airbus has announced 2007 deliveries to be between 440-450.

Although the commercial aerospace industry is in a cycle of increased production, our business could be adversely affected by significant changes in the U.S. or global economy. Historically, aircraft travel, as measured by global RPMs, generally correlates to economic conditions and a reduction in aircraft travel could result in a decrease in new orders, or even cancellation of existing orders, for new or replacement aircraft, which in turn could adversely affect our business. Part of our strategy during this upturn is to work on diversifying our customer base and reducing our fixed to variable cost ratio so we have some downside protection in this cyclical market.

The Boeing Acquisition and Related Transactions

In December 2004 and February 2005, an investor group led by Onex Partners LP and Onex Corporation formed the companies of Spirit and Spirit Holdings, respectively, for the purpose of acquiring Boeing Wichita. On June 16, 2005, Spirit acquired Boeing Wichita for a cash purchase price of approximately $903.9 million and the assumption of certain liabilities, pursuant to the Asset Purchase Agreement. Based on final working capital and other factors specified in the Asset Purchase Agreement, a purchase price adjustment of $19.0 million was paid to Spirit in the fourth quarter of 2005. The acquisition was financed through borrowings of a $700.0 million Term Loan B under our senior secured credit facilities and an equity investment of $375.0 million. Proceeds from the Term Loan B were used to consummate the Boeing Acquisition and pay fees and expenses incurred in connection therewith and for working capital. Our senior secured credit facilities also included a $175.0 million revolving credit facility (which has since been increased to $400.0 million), none of which was borrowed at the closing date of the Boeing Acquisition and $0.3 million of which was outstanding in the form of letters of credit (which has since increased to $12.4 million). In connection with the Boeing Acquisition, Boeing is required to make payments to Spirit in amounts of $45.5 million ($11.4 million of which was paid in the first quarter of 2007), $116.1 million and $115.4 million in 2007, 2008 and 2009, respectively, in payment for various tooling and capital assets built or purchased by Spirit. These amounts are included at their net present value in current and non-current assets in the consolidated balance sheet. Spirit will retain unimpeded usage rights and custody of these assets for their remaining useful lives without compensation to Boeing. Boeing also contributed $30.0 million to us to partially offset our costs to transition to a stand alone company. The fair value of the various assets acquired and liabilities assumed were determined by management based on valuations performed by an independent third party. The fair value of the net assets acquired exceeded the total consideration for the acquisition by approximately $739.1 million. The excess (negative goodwill) was allocated on a pro rata basis to long-lived assets.

In connection with the Boeing Acquisition, we entered into a long-term supply agreement under which we are Boeing’s exclusive supplier for substantially all of the products and services that Boeing Wichita provided to Boeing prior to the Boeing Acquisition. The supply contract is a requirements contract covering certain products such as fuselages, struts, wing components and nacelles for Boeing B737, B747, B767 and B777 commercial aircraft programs for the life of these programs, including any commercial derivative models. Pricing for existing products is contractually set through May 2013, with average prices decreasing at higher volume levels and increasing at lower volume levels. We also entered into a long-term supply agreement for Boeing’s new B787 platform covering the life of this platform, including commercial derivatives. Under this contract, we will be Boeing’s exclusive supplier for the forward fuselage, fixed and moveable leading wing edges and struts for the B787. Pricing for these products on the B787-8 model is generally set through 2021, with prices decreasing as cumulative production volume levels are achieved over time.

Cost Savings

In connection with and since the Boeing Acquisition, Spirit was able to achieve substantial cost reductions by renegotiating labor contracts and reducing pension and fringe benefit costs. Below are management’s estimates of the average annual cost savings resulting from these agreements negotiated following the Boeing Acquisition.

Direct Labor.  We implemented two significant cost reduction initiatives in conjunction with the Boeing Acquisition that lowered our direct labor costs. We hired 1,300 fewer people than the predecessor had employed, which translates into approximately $112 million of annual savings. Pursuant to the terms of the Asset Purchase Agreement, we did not incur severance obligations to former Boeing employees that we did not hire. We were able to operate with fewer people due to higher productivity among our remaining employees, favorable contract terms, new work rules and realignment of business units. Additionally, new union contracts provided for wage reductions of 10%, on average, for our direct labor force. Since the Boeing Acquisition, new employees required to support increasing production levels have been hired at lower starting wage rates. The new union contracts and changing mix of pre- and post- Boeing Acquisition employees have resulted in approximately $65 million in annual cost savings, assuming a constant level of employees. The new union agreements provide for an escalation of labor costs by approximately $20 million per year, assuming a constant level of employees.

Pension and Other Benefits (Fringe).  Cost reduction initiatives related to the Boeing Acquisition have also lowered our pension and other benefits (fringe) costs. We were able to achieve substantial cost reductions by switching employee retirement plans from defined benefit plans to defined contribution plans and raising the required employee medical plan contribution percentage. The resulting cost savings lowered our fringe rate as a percentage of labor by five percentage points, which translates into approximately $27 million of annual savings, assuming a constant level of employees. Subsequently, as of January 2006, we recognized further fringe benefits reductions based on the results of our first six months of operations, lowering our fringe rate as a percentage of labor by a further 10 percentage points, or approximately $59 million, on an annual basis. The major contributors to this reduction were lower negotiated medical premiums from third party providers as a result of experience and plan redesign, hiring of Boeing retirees who are covered under Boeing’s retiree medical plan, lower paid time off due to changing seniority levels, as described above, further pension/retirement reductions and improved workers compensation claims experience.

As a result of the adjustments recorded in June 2006 to reflect the final pension asset transfer discussed under the heading “Acquisition of Spirit” in Note 3 within the notes to our audited consolidated financial statements for the twelve months ended December 31, 2006 and from February 7, 2005 (date of inception) through December 29, 2005 included in this prospectus, we expect to realize additional annual savings of approximately $30 million in the form of higher pension income and lower depreciation and amortization expense.

Union Equity Participation Plan Compensation Expense

Pursuant to our Union Equity Participation Plan we were obligated to pay benefits tied to the value of our class B common stock for the benefit of certain employees represented by the IAM, IBEW and the UAW, upon the consummation of our initial public offering. The benefits were to be paid, at our option, in the form of cash and/or future issuance of shares of our class A common stock, valued at the initial public offering price. The Company expensed $321.9 million and $1.2 million related to the Union Equity Participation Plan for the year ended December 31, 2006 and the quarter ended March 29, 2007, respectively. We paid approximately 39.0% of the total benefit in shares of class A common stock, through the issuance of 4,813,270 shares in March 2007. The portion of the benefit that was paid in stock was accounted for as an equity based plan under SFAS 123(R), Statement of Financial Accounting Standards No. 123 (revised 2004) Shared-Based Payment, or SFAS 123(R). This treatment resulted in a $125.7 million increase and a $0.7 million decrease to additional paid-in capital on our consolidated balance sheet as of December 31, 2006 and March 29, 2007, respectively. The decrease as of March 29, 2007 resulted from the payment of cash in lieu of shares to employees whose employment terminated prior to March 15, 2007. The remainder of the benefit was paid in cash using $149.3 million of the proceeds of the initial public offering and $48.5 million from available cash.

Basis of Presentation

Since the Boeing Acquisition was effective on June 17, 2005, the financial statements and subsidiary detail for prior periods relate to our predecessor, the Wichita Division of BCA, which we refer to as Boeing Wichita or the Predecessor, and are presented on a carve-out basis. As a result, we believe that the financial statements for the Predecessor are not comparable to the financial statements for Spirit Holdings for periods following the Boeing Acquisition, as described under the heading “— Pre-Boeing Acquisition Results are Not Comparable to Post-Boeing Acquisition Results.”

Prior to the Boeing Acquisition.  Prior to the completion of the Boeing Acquisition, the Predecessor was a division of Boeing and was not a separate legal entity. Historically, the Predecessor functioned as an internal supplier of parts and assemblies to Boeing aircraft programs and had very few sales to third parties. It operated as a cost center within Boeing, meaning that it recognized its cost of products manufactured for BCA programs, but did not recognize any corresponding revenues for those products. No intra-company pricing was established for the parts and assemblies that the Predecessor supplied to Boeing. Revenues from sales to third parties were insignificant, consisting of less than $100,000 in each year from 2002 through 2004, and in the period from January 1, 2005 through the closing date of the Boeing Acquisition. As a cost center, the division operated under intra-company arrangements with Boeing, with all transactions with Boeing conducted on a non-cash basis. The Predecessor accumulated incurred costs and assigned a per-finished item value to the airplane programs as completed items were delivered to Boeing’s Puget Sound facilities for final assembly.

Certain amounts included in the Predecessor’s financial statements have been allocated from BCA and/or Boeing. Spirit believes that these allocations are reasonable, but not necessarily indicative of costs that would have been incurred by Boeing Wichita had it operated as a stand alone business for the same periods.

Statements of cash flows have not been presented for the Predecessor because it did not maintain cash accounts and participated in Boeing’s centralized cash management systems and Boeing funded all of its cash requirements.

The Predecessor’s financial statements include both the Wichita and Tulsa/McAlester sites. All intercompany balances and transactions involving the consolidating entities have been eliminated in consolidation.

Post-Boeing Acquisition.  Since the Boeing Acquisition, Spirit has operated as a stand alone entity with its own accounting records. The consolidated financial statements for the period from June 17, 2005 through December 29, 2005 and the consolidated financial statements for the twelve months ended December 31, 2006 and the condensed consolidated financial statements for the three months ended March 29, 2007 include Spirit Holdings, Spirit and its other subsidiaries in accordance with Accounting Research Bulletin No. 51, SFAS No. 94 and Financial Accounting Standards Board, or FASB, Interpretation No. 46(R). All intercompany balances and transactions have been eliminated in consolidation.

Critical Accounting Policies

The following discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to inventory, income taxes, financing obligations, warranties, pensions and other post-retirement benefits and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management believes that the quality and reasonableness of our most critical policies enable the fair presentation of our financial position and results of operations. However, the sensitivity of financial statements to these methods, assumptions and estimates could create materially different results under different conditions or using different assumptions.

The following are the most critical accounting policies of Spirit Holdings, which are those that require management’s most subjective and complex judgments, requiring the use of estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Revenue and Profit Recognition

A significant portion of Spirit’s revenues are recognized under long-term, volume-based pricing contracts, requiring delivery of products over several years. Spirit recognizes revenue under the contract method of accounting and records sales and profits on each contract in accordance with the percentage-of-completion method of accounting, using the units of delivery method. We follow the requirements of Statement of Position 81-1 (SOP 81-1), Accounting for Performance of Construction-Type and Certain Production-Type Contracts (the contract method of accounting), using the cumulative catch-up method in accounting for revisions in estimates. Under the cumulative catch-up method, the impact of revisions in estimates is recognized immediately when changes in estimated contract profitability become known.

A profit rate is estimated based on the difference between total revenues and total costs of a contract. Total revenues at any given time include actual historical revenues up to that time plus future estimated revenues. Total costs at any given time include actual historical costs up to that time plus future estimated costs. Estimated revenues include negotiated or expected values for units delivered, estimates of probable recoveries asserted against the customer for changes in specifications, price adjustments for contract and volume changes, and escalation. Costs include the estimated cost of certain pre-production effort (including non-recurring engineering and planning subsequent to completion of final design) plus the estimated cost of manufacturing a specified number of production units. Estimates take into account assumptions relative to future labor performance and rates, and projections relative to material and overhead costs including expected “learning curve” cost reductions over the term of the contract. The specified number of production units used to establish the profit margin, or the contract block, is predicated upon contractual terms and market forecasts.

The assumed timeframe/period covered by the contract block is generally equal to the period specified in the contract or the future timeframe for which we can project reasonably dependable cost estimates. If the contract is a “life of program” contract, then the life of the contract block is usually the latter of these timeframes. Estimated revenues and costs also take into account the expected impact of specific contingencies that we believe are probable.

Estimates of revenue and cost for our contracts span a period of multiple years and are based on a substantial number of underlying assumptions. We believe that the underlying assumptions are sufficiently reliable to provide a reasonable estimate of the profit to be generated. However, due to the significant length of time over which revenue streams will be generated, the variability of the revenue and cost streams can be significant if the assumptions change.

For revenues not recognized under the contract method of accounting, we recognize revenues from the sale of products at the point of passage of title, which is generally at the time of shipment. Revenues earned from providing maintenance service are recognized when the service is complete.

For hardware end items, the Predecessor recognized transferred costs when the item was due on dock at Boeing’s major assembly facility. Costs of products manufactured at the Predecessor’s Wichita site were valued at discrete unit cost, while costs of products manufactured at its Tulsa/McAlester facility were valued based on the estimated average cost for a Boeing-defined block of units. The cost of other work (services, tooling, etc.) was measured at actual cost as the costs were incurred by the Predecessor.

We treat the Boeing-owned tooling that we use in the performance of our supply agreements with Boeing as having been obtained in the Boeing Acquisition pursuant to the equivalent of a capital lease and we take a charge against revenues for the amortization of such tooling in accordance with EITF No. 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree and EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products).

Inventory

Raw materials are stated at the lower of cost (on an actual or average cost basis) or market which is consistent with the Predecessor’s valuation of raw materials. Inventory costs relating to long-term contracts are stated at the actual production costs, including manufacturing and engineering overhead incurred to date, reduced by amounts associated with revenue recognized on units delivered.

Inventory costs on long-term contracts include certain pre-production costs incurred once research and development activity has ended and the product is ready for manufacture, including applicable overhead, in accordance with SOP 81-1. In addition, inventory costs typically include higher learning curve costs on new programs. These factors usually result in an increase in inventory (referred to as “excess-over-average” or “deferred production costs”) during the early years of a contract. These costs are deferred only to the extent the amount of actual or expected excess-over-average is reasonably expected to be fully offset by lower than average costs in future periods of a contract.

If we determine that in-process inventory plus estimated costs to complete a specific contract exceeds the anticipated remaining sales value of such contract, such excess is charged to cost of sales in the period in which such determination is made, thus reducing inventory to estimated realizable value.

Finished goods inventory is stated at its estimated average per unit cost based on all units expected to be produced.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes.  Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will ultimately be realized. The effect of changes in tax rates is recognized during the period in which the rate change occurs.

We record an income tax expense or benefit based on the net income earned or net loss incurred in each tax jurisdiction and the tax rate applicable to that income or loss. In the ordinary course of business, there are transactions for which the ultimate tax outcome is uncertain. The final tax outcome of these matters may be different than the estimates originally made by management in determining the income tax provision. A change to these estimates could impact the effective tax rate and, subsequently, net income or net loss.

We file a U.S. consolidated Federal income tax return. Under the terms of an informal tax sharing arrangement among us and our subsidiary companies, the amount of the cumulative tax liability of each subsidiary shall not exceed the total tax liability for such subsidiary as computed on a separate return basis.

Pensions and Other Post-Retirement Benefits

We account for pensions and other post-retirement benefits in accordance with SFAS No. 87, Employers’ Accounting for Pensions and SFAS No. 106, Employers’ Accounting for Post-retirement Benefits Other Than Pensions, both as modified by SFAS 132(R), Employers’ Disclosures about Pensions and Other Post-retirement Benefits (As Amended) and SFAS 158 (SFAS 158), Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans. The Financial Accounting Standards Board issued Statement 158, Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans, during 2006 and it requires companies to reflect the funded status for each of their defined benefit and post-retirement plans on the balance sheet. Results as of the end of fiscal year 2006 and the first fiscal quarter 2007 reflect the changes pursuant to this new accounting standard.

Assumptions used in determining the benefit obligations and the annual expense for our pension and post-retirement benefits other than pensions are evaluated and established in conjunction with an independent actuary.

We set the discount rate assumption annually for each of our retirement-related benefit plans as of the measurement date, based on a review of projected cash flows and long-term high quality corporate bond yield curves. The discount rate determined on each measurement date is used to calculate the benefit obligation as of that date, and is also used to calculate the net periodic benefit expense (income) for the upcoming plan year.

We derive assumed expected rate of return on pension assets from the long-term expected returns based on the investment allocation by class specified in our investment policy. The expected return on plan assets determined on each measurement date is used to calculate the net periodic benefit expense/(income) for the upcoming plan year.

Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement health care plans. To determine the health care cost trend rates, we consider national health trends and adjust for our specific plan designs and locations.

The Predecessor participated in various pension and post-retirement plans sponsored by Boeing which covered substantially all of its employees. The costs of such plans were not discretely identifiable to the Predecessor but were allocated by Boeing to the Predecessor and included in the cost of products transferred. The assets and obligations under these plans were also not discretely identified to the Predecessor.

Stock Compensation Plans

Upon inception, we adopted SFAS No. 123(R), which generally requires companies to measure the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value and to recognize this cost over the requisite service period or immediately if there is no service period or other performance requirements. Stock-based compensation represents a significant accounting policy of ours which is further described in Note 2 within the notes to our consolidated financial statements for the twelve months ended December 31, 2006 and from February 7, 2005 (date of inception) through December 29, 2005 included in this prospectus.

We have established various stock compensation plans which include restricted share grants and stock purchase plans.

Purchase Accounting

Boeing Acquisition.  We have accounted for the Boeing Acquisition as a purchase in accordance with SFAS No. 141, Business Combinations, and recorded the assets acquired and liabilities assumed based upon the estimated fair value of the consideration paid, which is summarized in the following table.

(Dollars in millions)

Cash payment to Boeing	$903.9
Direct costs of the acquisition	20.2
Less:
Consideration to be returned from Boeing for sale of capital assets	(202.8)
Consideration to be returned from Boeing for transition costs	(30.0)
Working capital settlement	(19.0)

Total consideration	$672.3

Direct costs of the acquisition include professional fees paid to outside advisors for investment banking, legal, tax, due diligence, appraisal and valuation services.

In connection with the Boeing Acquisition, Boeing is required to make non-interest bearing payments to Spirit in amounts of $45.5 million ($11.4 million of which was paid in the first quarter of 2007), $116.1 million and $115.4 million in 2007, 2008 and 2009, respectively, in payment for various tooling and capital assets built or purchased by Spirit. Spirit will retain usage rights and custody of the assets for their remaining useful lives without compensation to Boeing. Since Spirit retains the risks and rewards of ownership to such assets, Spirit recorded such amounts as consideration to be returned from Boeing at a net present value of approximately $202.8 million. The initial amount will be accreted as interest income until payments occur and is recorded as a component of other assets. The accretion of interest income was approximately $5.5 million and $20.7 million in the three months ended March 29, 2007 and the twelve months ended December 31, 2006, respectively.

In connection with the Boeing Acquisition, Boeing also made payments to us totaling $30.0 million through June 2006 for Spirit’s costs of transition to a newly formed enterprise. Since Spirit had no obligations under this arrangement, such amounts were recorded as consideration to be returned from Boeing. These payments were not discounted as they were realized within one year of closing.

In accordance with the Asset Purchase Agreement, in fiscal 2005, Boeing reimbursed Spirit approximately $19.0 million for the contractually determined working capital settlement.

The fair value of the various assets acquired and liabilities assumed were determined by management. The fair value of the net assets acquired exceeded the total consideration for the acquisition by approximately $739.1 million. The excess (negative goodwill) was allocated on a pro rata basis to long-lived assets and resulted in the purchase price allocation as follows:

Book Value
June 16, 2005
(Dollars in millions)

Cash	$1.3
Accounts receivable	0.3
Inventory	479.2
Other current assets	0.3
Property, plant and equipment	231.1
Intangible assets	17.3
Other assets	6.8
Pension asset	101.2
Accounts payable and accrued liabilities	(130.2)
Pension and post-retirement liabilities	(35.0)

Net assets acquired	$672.3

BAE Acquisition.  We accounted for the BAE Acquisition as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations, and recorded the assets acquired and liabilities assumed based upon the fair value of the consideration paid, which is summarized in the following table:

Cash payment to BAE Systems	$139.1
Direct costs of the acquisition	3.6
Working capital settlement	3.0

Total consideration	$145.7

The fair value of the various assets acquired and liabilities assumed was determined by management based on valuations performed by an independent third party. The total consideration exceeded the fair value of the net assets acquired by approximately $10.3 million, resulting in goodwill. The purchase price was allocated as follows:

Book Value
April 1, 2006
(Dollars in millions)

Cash	$0.3
Accounts receivable	61.9
Inventory	44.2
Other current assets	—
Property, plant and equipment	88.0
Intangible assets	30.1
Goodwill	10.3
Currency hedge assets	11.1
Accounts payable and accrued liabilities	(67.0)
Pension liabilities	(19.1)
Other liabilities	(12.4)
Currency hedge liabilities	(1.7)

Net assets acquired	$145.7

New Accounting Standards

In February 2006, FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133 and SFAS No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and simplifies the accounting for those instruments. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We have not issued or acquired any hybrid instruments included in the scope of SFAS No. 155 and, accordingly, the adoption of SFAS No. 155 did not have a material impact on our financial condition, results of operations or cash flows.

In June 2006, FASB issued FASB Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes the minimum recognition threshold a tax position must meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. As described more fully in Note 2 to the condensed consolidated financial statements for the first quarter of 2007, included in this prospectus, the adoption of FIN 48 did not have a material impact on our financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. Additionally, companies are required to provide enhanced disclosure regarding financial instruments in one of the categories (level 3), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We believe that the adoption of SFAS No. 157 will not have a material impact on our consolidated financial statements.

On September 29, 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). The standard requires us to:

•	Recognize the funded status of our defined benefit plans in our consolidated financial statements.

•	Recognize as a component of other compensation income any actuarial gains and losses and prior service costs and credits that arise during the period but are not immediately recognized as components of net periodic benefit cost.

•	Measure defined benefit plan assets and obligations as of our fiscal year end.

•	Disclose in the notes to the financial statements additional information about certain effects on net periodic cost for the subsequent fiscal year that arise from delayed recognition of gains or losses, prior to service costs or credits, and transition asset or obligation.

•	Change our measurement date from November to the fiscal year end (i.e., December 31) by year-end 2008.

The standard is effective for fiscal years ending after December 15, 2006. See Note 9 within the notes to our consolidated financial statements for the twelve months ended December 31, 2006 and from February 7, 2005 (date of inception) through December 29, 2005 included in this prospectus.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, or SFAS 159, including an amendment to FASB No. 115. Under SFAS 159, entities may elect to measure specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. The election, called the fair value option, will enable entities to achieve an offset accounting effect for changes in fair value of certain related assets and liabilities without the need to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurement consistent with the Board’s long-term objectives for financial instruments. SFAS 159 is effective as of the beginning of a company’s first fiscal year that begins after November 15, 2007. The Company is in the process of evaluating the impact that adoption of SFAS 159 will have on its future consolidated financial statements.

Accounting Changes and Pronouncements

Following the Boeing Acquisition, we adopted a number of accounting policies, practices and conventions that differ from the Predecessor, including but not limited to the following:

•	change from discrete unit or block costing to the use of long-term contract accounting;

•	reclassification of certain costs from cost of sales to selling, general and administrative costs, or SG&A;

•	change from accelerated depreciation methods for most personal property to straight line depreciation methods for all property, plant and equipment;

•	implementation of accounting for new activities that were not performed by or otherwise recognized by the Predecessor; and

•	establishment of a lower dollar threshold for capitalization of internal use software.

Other than the above changes associated with the transition of Boeing Wichita to a stand alone business, there have been no significant changes in our critical accounting policies during the periods presented. Announced new SFAS or other pronouncements with effective dates subsequent to the periods presented are not expected to materially impact us.

Results of Operations

The Predecessor’s results were driven primarily by Boeing’s commercial airplane demand and the resulting production volume. A shipset is a full set of components produced by us for one airplane, and may include fuselage components, wing systems and propulsion systems. For purposes of measuring production or deliveries for Boeing aircraft in a given period, the term “shipset” refers to sets of structural fuselage components produced or delivered in such period. For purposes of measuring production or deliveries for Airbus aircraft in a given period, the term “shipset” refers to sets of wing components produced or delivered in such period. Other components which are part of the same aircraft shipsets could be produced or shipped in earlier or later accounting periods than the components used to measure production or deliveries, which may result in slight variations in production or delivery quantities of the various shipset components in any given period.

In 2004, the Predecessor produced 270 shipsets, increasing to 308 shipsets from combined deliveries by Spirit and the Predecessor in the twelve months ended December 29, 2005. In the twelve months ended December 31, 2006, Spirit delivered 392 shipsets, an increase of 84 shipsets over the prior year. In the three months ended March 29, 2007, Spirit delivered 243 shipsets, an increase of 159 shipsets over the three months ended March 30, 2006.

Deliveries for the B737 increased from 201 shipsets in 2004 to 233 in 2005 and 302 in 2006. In the three months ended March 29, 2007, Spirit delivered 83 shipsets for the B737, an increase of 19 shipsets over the three months ended March 30, 2006. Deliveries for the B777 increased from 37 shipsets delivered in 2004 to 49 in 2005 and 65 in 2006. In the three months ended March 29, 2007, Spirit delivered 21 shipsets for the B777, an increase of 7 shipsets over the three months ended March 30, 2006. B747, B757 and B767 production remained at comparatively low levels during the same periods, with the B757 completing its production run in 2004.

The Predecessor’s period-to-period cost of sales also reflects changes in model mix, incremental cost improvements, an increase in cost of material and a decrease in labor content as the increase in deliveries over such periods was led by the more material intensive B737 and B777 models. Period costs include expenses such as SG&A and research and development that are charged directly to expense and not capitalized in inventory as a cost of production.

As a stand alone company, our cost of sales reflects a lower cost structure, reclassification of some costs of sales to SG&A and implementation of long-term contract accounting. Our higher period costs for the post-Boeing Acquisition period of 2005 and the twelve months of 2006 as compared to those of the Predecessor for the prior periods reflect new functions required to establish a stand alone business, accounting reclassifications and nonrecurring transition costs of $4.8 million, $27.5 million, and $35.8 million for the periods ended March 29, 2007, December 31, 2006, and December 29, 2005, respectively.

The following table sets forth, for the periods indicated, certain of our operating data:

	Spirit Holdings				Predecessor
				Period From	Period From
			Twelve Months	June 17,	January 1,	Fiscal Year
	Three Months Ended		Ended	2005 through	2005 through	Ended
	March 29,	March 30,	December 31,	December 29,	June 16,	December 31,
	2007	2006	2006	2005	2005	2004
	(Dollars in millions)
Net revenues	$954.1	$670.8	$3,207.7	$1,207.6	N/A	N/A
Cost of sales(a)	794.8	533.0	2,934.3	1,056.4	$1,163.9	$2,074.3
SG&A, R&D, other period costs(b)	55.5	87.2	329.7	219.0	90.7	173.2

Operating income (loss)	103.8	50.6	(56.3)	(67.8)	N/A	N/A
Interest expense and financing fee amortization(c)	(8.9)	(11.2)	(50.1)	(25.5)	N/A	N/A
Interest income	7.7	7.1	29.0	15.4	—	—
Other income (loss), net	2.0	1.4	5.9	1.3	N/A	N/A
Provision for income taxes	(34.8)	(25.4)	88.3	(13.7)	N/A	N/A

Net income (loss)	$69.8	$22.5	$16.8	$(90.3)	N/A	N/A

(a)	Included in 2006 cost of sales are the fourth quarter charges related to the Union Equity Participation Plan payout of $321.9 million.

(b)	Includes non-cash stock compensation expense of $6.6 million, $13.4 million, $56.6 million, $34.7 million, $22.1 million and $23.3 million, respectively, for the periods starting with the three months ended March 29, 2007.

(c)	Included in interest expense and financing fee amortization for the twelve months ended December 31, 2006 are expenses related to our initial public offering of $3.7 million.

Pre-Boeing Acquisition Results are Not Comparable to Post-Boeing Acquisition Results

Spirit Holdings’ historical financial statements prior to the Boeing Acquisition are not comparable to its financial statements subsequent to June 16, 2005. Spirit Holdings was formed in February 2005 as a holding company of Spirit, but did not commence operations until June 17, 2005. Prior to the Boeing Acquisition, the Predecessor was a division of Boeing and was not a separate legal entity. Historically, the Predecessor functioned as an internal supplier of parts and assemblies to Boeing airplane programs and had insignificant sales to third parties. It operated as a cost center of Boeing, meaning that it recognized the cost of products manufactured for BCA programs but did not recognize any corresponding revenues for those products. No intra-company pricing was established for the parts and assemblies that the Predecessor supplied to Boeing.

On the closing date of the Boeing Acquisition, Spirit entered into exclusive supply agreements with Boeing pursuant to which Spirit began to supply parts and assemblies to Boeing at pricing established under those agreements, and began to operate as a stand alone entity with revenues and its own accounting records. In addition, prior to the Boeing Acquisition, certain costs were allocated to the Predecessor which were not necessarily representative of the costs the Predecessor would have incurred for the corresponding functions had it been a stand alone entity. At the time of the Boeing Acquisition significant cost savings were realized through labor savings, pension and other benefit savings, reduced corporate overhead and operational improvements. As a result of these substantial changes which occurred concurrently with the Boeing Acquisition, the Predecessor’s historical financial statements pre-Boeing Acquisition are not comparable to Spirit Holdings’ financial statements post-Boeing Acquisition.

Three Months Ended March 29, 2007 as Compared to Three Months Ended March 30, 2006

	Three Months Ended
	March 29, 2007	March 30, 2006
	(Dollars in millions)

Net Revenues	$954.1	$670.8
Operating costs and expenses:
Cost of sales	794.8	533.0
Selling, general and administrative	45.1	44.8
Research and development	10.4	42.4

Total Costs and Expenses	850.3	620.2
Operating Income	103.8	50.6
Interest expense and financing fee amortization	(8.9)	(11.2)
Interest income	7.7	7.1
Other income, net	2.0	1.4

Income before income taxes	104.6	47.9
Income tax provision	(34.8)	(25.4)

Net income	$69.8	$22.5

Net Revenues.  Net revenues for the first quarter of 2007 include the results of Spirit Europe, which we acquired on April 1, 2006. Net revenues for the quarter ended March 29, 2007 were $954.1 million, an increase of $283.3 million, or 42%, compared with net revenues of $670.8 million for the same period in the prior year. Included in the first quarter of 2007 is $126.9 million of Spirit Europe net revenue. The increase in net revenues, excluding Spirit Europe, is primarily attributable to delivery rate increases on the B737, B747 and B777 programs. Deliveries to Boeing increased from 84 shipsets during the first quarter of 2006 to 112 shipsets in the first quarter of 2007, a 33% increase. In total, in the first quarter of 2007, we delivered 243 shipsets compared to 84 shipsets delivered for the same period last year. Approximately 98% of Spirit’s net revenue for the first quarter of 2007 came from our two largest customers, Boeing and Airbus.

Cost of Sales.  Cost of sales for the first quarter of 2007 includes the results of Spirit Europe, which we acquired on April 1, 2006. Cost of sales as a percentage of net revenues was 83% for the quarter ended March 29, 2007 as compared to 79% for the same period in the prior year. Excluding the impact of Spirit Europe on first quarter of 2007, there was a slight increase in cost of sales compared to the first quarter of 2006. During the first quarter of 2007, Spirit updated its contract profitability estimates resulting in a favorable change in contract estimates of $6.3 million. Almost all of the estimate changes are recorded in the Wing Systems segment and were driven by favorable cost trends within the current contract blocks. Because Spirit recognized changes in contract estimates utilizing the cumulative catch-up method of accounting under Statement of Position 81-1, approximately $1.6 million of the favorable adjustment relates to net revenues recognized in 2005, and approximately $4.7 million relates to net revenues recognized in 2006. Largely offsetting the favorable cumulative catch-up adjustment in the quarter were certain adjustments at Spirit Europe, including a contract loss provision also recorded in the Wing Systems segment. The increase in cost of sales as a percentage of revenues in the first quarter of 2007 as compared to the first quarter of 2006 was due to the fact that first quarter 2006 results included a $33.6 million favorable cumulative catch-up adjustment and the addition of Spirit Europe, which has a higher cost of goods sold than the rest of our business.

SG&A.  SG&A expenses for the first quarter of 2007 include the results of Spirit Europe, which we acquired on April 1, 2006. SG&A expenses as a percentage of net revenue for the first quarter of 2007 was 5% compared to 7% for the same period last year. SG&A expenses in the first quarter of 2007 were lower as a percentage of net revenue due to an increase in net revenue and a reduction in spending on transition-related costs and lower accrued stock compensation expenses.

Research and Development and Other Period Costs.  R&D costs for the first quarter of 2007 includes the results of Spirit Europe, which we acquired on April 1, 2006. R&D costs as a percentage of net revenues were approximately 1% for the quarter ended March 29, 2007 and 6% for the same period in the prior year. R&D costs have declined primarily due to a reduction in R&D spending on the B787 program in the first quarter of 2007 compared to the first quarter of 2006.

Operating Income.  Operating income for the first quarter of 2007 includes the results of Spirit Europe, which we acquired on April 1, 2006. Operating income for the three months ended March 29, 2007 was $103.8 million compared to operating income of $50.6 million for the same period in the prior year. The increase was driven by the additional gross profit from greater sales volume and lower SG&A and R&D expenses compared to the first quarter of 2006.

Interest Expense and Financing Fee Amortization.  Interest expense and financing fee amortization for the first quarter of 2007 includes $8.3 million of interest and fees paid or accrued in connection with long-term debt and $0.6 million in amortization of deferred financing costs. The decrease of $2.3 million as compared to the first quarter of 2006 resulted primarily from the prepayment of debt and the write-off of deferred financing costs in the fourth quarter of 2006.

Interest Income.  Interest income for the first quarter of 2007, consisted of $5.5 million of accretion of the discounted long-term receivable from Boeing for capital expense reimbursement pursuant to the Asset Purchase Agreement for the Boeing Acquisition and $2.2 million in interest income. The increase of $0.6 million in interest income as compared to the first quarter of 2006 was primarily related to higher accretion amounts in 2007. As we begin to receive payments on the receivables, this difference will decrease.

Provision for Income Taxes.  The income tax provision for the first quarter of 2007 consisted of $33.9 million for federal income taxes, $1.4 million for state taxes and ($0.5) million for foreign taxes. The effective income tax rate of 33.2% for the three months ended March 29, 2007 differs from the effective income tax rate of 53.0% for the same period in the prior year primarily due to the effect of a prior year valuation allowance recorded against deferred tax assets.

Segments.  The following table shows segment information for the three months ended March 29, 2007 as compared to the three months ended March 30, 2006.

	Three Months Ended
	March 29, 2007	March 30, 2006(1)
	(Dollars in millions)

Segment Net Revenues
Fuselage Systems	$445.2	$353.7
Propulsion Systems	260.4	216.5
Wing Systems	241.2	92.0
All Other	7.3	8.6

	$954.1	$670.8

(1)	Net revenues for Wing Systems exclude Spirit Europe before April 1, 2006, the date we acquired BAE Aerostructures.

Fuselage Systems, Propulsion Systems, Wing Systems and All Other represented approximately 47%, 27%, 25% and 1% respectively, of our net revenues for the three months ended March 29, 2007. Net revenues attributable to Airbus were recorded in the Wing Systems segment.

Fuselage Systems.  Fuselage Systems segment net revenues for the first quarter of 2007 were $445.2 million, an increase of 26% or $91.5 million over the same period last year. This reflects an increase in Boeing B737, B747 and B777 model production volumes in support of customer deliveries. Net revenues in the first quarter of 2006 were lower than originally planned as a result of the IAM strike at Boeing which occurred in September of 2005. Fuselage Systems posted segment operating margins of 19% for the first quarter of 2007, up from 17% in the same period of 2006, as R&D expense on the B787 program declined and higher production rates were realized.

Propulsion Systems.  Propulsion Systems segment net revenues for the first quarter of 2007 were $260.4 million, an increase of 20% or $43.9 million over the same period last year. This reflects an increase in Boeing B737, B747 and B777 model production volumes in support of customer deliveries. Propulsion Systems posted segment operating margins of 16% for the first quarter of 2007, compared to 14% in the same period of 2006 as R&D expense on the B787 program declined and higher production rates were realized.

Wing Systems.  Wing Systems segment net revenues for the first quarter of 2007 were $241.2 million, an increase of $149.2 million over the same period last year. Wing Systems net revenues for the first quarter of 2006 excluded Spirit Europe, which accounted for $126.9 million of the Wing Systems segment net revenues in the first quarter of 2007. Wing Systems posted segment operating margins of 10% for the first quarter of 2007, compared to 6% in same period of 2006, as R&D expense on the B787 program declined and, to a lesser extent, favorable cost trends generated favorable changes in contract estimates that were largely offset by certain adjustments including a loss provision at Spirit Europe during the first quarter of 2007.

All Other.  The All Other net revenues consist of sundry sales and miscellaneous services, and net revenues from the Kansas Industrial Energy Supply Company, or KIESC. The reduction in net revenues in the first quarter of 2007, compared to the first quarter of 2006, is primarily driven by a decrease in natural gas revenues associated with KIESC.

Comparative shipset deliveries by model are as follows:

	Three Months Ended
Model	March 29, 2007	March 30, 2006(1)

B737	83	64
B747	5	3
B767	3	3
B777	21	14

Total Boeing	112	84

A320 Family	93	—
A330/340	22	—
A380	—	—
Total Airbus	115	—

Hawker 800 Series	16	—

Total	243	84

(1)	Deliveries exclude Spirit Europe before April 1, 2006, the date we acquired BAE Aerostructures.

The following table shows comparative segment operating income before unallocated corporate expenses for the three months ended March 29, 2007 compared to the three months ended March 30, 2006:

	Three Months Ended
	March 29, 2007	March 30, 2006(1)

Segment Operating Income
Fuselage Systems	$83.0	$60.1
Propulsion Systems	40.3	29.8
Wing Systems	23.2	5.5
All Other	0.8	0.5

	147.3	95.9
Unallocated corporate SG&A	(42.5)	(43.4)
Unallocated research and development	(1.0)	(1.9)

Total operating income	$103.8	$50.6

(1)	Excludes Spirit Europe before April 1, 2006, the date we acquired BAE Aerostructures.

Improvements to segment operating income before unallocated corporate expenses in the first quarter of 2007 compared to the first quarter of 2006 were driven by greater sales and lower expenses, primarily R&D. Fuselage Systems, Propulsion Systems, Wing Systems and All Other represented approximately 56%, 27%, 16% and 1%, respectively, of our segment operating income before unallocated corporate expenses for the three months ended March 29, 2007. Operating income before unallocated corporate expenses as a percentage of net revenues was approximately 9%, 4%, 2% and less than 1%, respectively, for Fuselage Systems, Propulsion Systems, Wing Systems and All Other for the three months ended March 29, 2007.

Twelve Months Ended December 31, 2006 as Compared to Ten and One-Half Months Ended December 29, 2005

		Ten and One-Half
	Twelve Months Ended	Months Ended
	December 31, 2006	December 29, 2005(1)
	(Dollars in millions)

Net revenues	$3,207.7	$1,207.6
Operating costs and expenses
Cost of sales	2,934.3	1,056.4
Selling, general and administrative	225.0	140.7
Research and development	104.7	78.3

Total costs and expenses	3,264.0	1,275.4
Operating income (loss)	(56.3)	(67.8)
Interest expense and financing fee amortization	(50.1)	(25.5)
Interest income	29.0	15.4
Other income, net	5.9	1.3

Income (loss) before income taxes	(71.5)	(76.6)
Income tax provision	88.3	(13.7)

Net income (loss)	$16.8	$(90.3)

(1)	Includes only six and one-half months of operations and excludes Spirit Europe.

Net Revenues.  Net revenues for the twelve months ended December 31, 2006 cannot be compared to net revenues for the ten and one-half months ended December 29, 2005 as the current year contains twelve months of operations compared to six and one-half months of operations for the comparable period of 2005 due to the fact that the operations of Spirit as a standalone entity did not commence until June 17, 2005. The 2006 amounts also include the results of Spirit Europe beginning April 1, 2006, the date we acquired Spirit Europe. Spirit delivered 392 shipsets to Boeing during the twelve months of 2006, as compared with 155 shipsets delivered during the ten and one-half months ended December 29, 2005. From September 2, 2005 through September 29, 2005 Boeing experienced a strike by its employees who were members of the IAM that resulted in reduced production rates during and for a period after the strike and reduced Spirit’s revenue by an estimated $172.0 million for the ten and one-half months ended December 29, 2005. Revenues attributable to Airbus, through Spirit Europe, were approximately 8% of our total revenues for the twelve months ended December 31, 2006. We expect sales of shipsets to Airbus to be approximately 10% of total revenue on an annual basis.

Cost of Sales.  Cost of sales for 2006 cannot be compared to cost of sales for 2005 as the current period contains twelve months of operations compared to six and one-half months of operations for the comparable period of 2005. Cost of sales for 2006 also includes the results of Spirit Europe beginning April 1, 2006, the date we acquired Spirit Europe. Cost of sales as a percentage of net revenues was 92% and 87% for the fiscal year of 2006 and the ten and one-half months of 2005, respectively. Included in 2006 cost of sales are the fourth quarter charges related to the Union Equity Participation Plan payout of $321.9 million. The results for the fiscal year ended December 31, 2006 also contained a favorable cumulative catch-up adjustment of approximately $59.0 million which was related to revenues recognized in 2005 resulting from revised contract accounting estimates, primarily with respect to cost reduction initiatives, and adjustments to reduce depreciation and amortization expense as a result of the final pension asset transfer from Boeing.

SG&A, Research and Development and Other Period Costs.  SG&A, research and development and other period costs for 2006 cannot be compared to 2005 because the current period contains twelve months of operations compared to six and one-half months of operations for the comparable period of 2005. Expenses for 2006 also included Spirit Europe beginning April 1, 2006, the date we acquired Spirit Europe. SG&A, research and development and other period costs as a percentage of net revenues was 10% and 18% for the fiscal year ended December 31, 2006 and the ten and one-half months ended December 31, 2005, respectively. Included in 2006 SG&A expenses are a fourth quarter charge of $4.0 million related to the termination of the intercompany agreement with Onex and a charge of $4.3 million related to our Executive Incentive Plan. This reduction in percentage of net revenues between periods was driven by decreasing transition expenses in 2006 as we neared completion of the transition from Boeing to Spirit and decreasing research and development spending on the B787 program as production commences. This decrease was also partially attributable to the stock compensation charge incurred in 2005 related to the revision of fair values assigned to stock purchases and grants made in that year. This caused stock compensation expense to increase to $34.7 million in the 2005 period. Fiscal year 2006 stock compensation expense included in SG&A was $56.6 million.

Operating Income.  Operating income for 2006 cannot be compared to operating income for 2005 as the 2006 period contains twelve months of operations compared to six and one-half months of operations for the comparable period of 2005. The operating income for 2006 also includes Spirit Europe results beginning April 1, 2006, the date we acquired Spirit Europe. Operating income for the twelve months ended December 31, 2006 included the favorable effect of the cumulative catch-up adjustment discussed above, $321.9 million of Union Equity Participation Plan charges and $8.3 million of IPO related expenses as described above. Operating loss of $56.3 million for 2006 also includes unallocated corporate expenses, as well as $75.5 million of B787 research and development costs and $27.5 million of non-recurring transition costs related to the Boeing Acquisition.

Interest Expense and Financing Fee Amortization.  Interest expense and financing fee amortization for 2006 cannot be compared to interest expense and financing fee amortization for 2005 as the current period contains twelve months of expenses and amortization compared to six and one-half months of expenses and amortization for the comparable period of 2005. Interest expense and financing fee amortization for the twelve months ended December 31, 2006 included primarily interest and fees paid or accrued in connection with long-term debt and $4.7 million in amortization of deferred financing costs. Also included in 2006 are expenses related to our initial public offering of $3.7 million.

Interest Income.  Interest income for 2006 cannot be compared to interest income for 2005 as the current period contains twelve months of interest income compared to six and one-half months of interest income for the comparable period of 2005. Interest income for the twelve months ended December 31, 2006 consisted of $20.7 million of accretion of the discounted long-term receivable from Boeing for capital expense reimbursement pursuant to the Asset Purchase Agreement and $8.3 million in interest income.

Provision for Income Taxes.  Provision for income tax for 2006 cannot be compared to provision for income tax for 2005 as the current period contains twelve months of operations compared to the six and one-half months of operations for the comparable period of 2005. The income tax provision for the twelve months ended December 31, 2006 consisted of ($63.5) million for federal income taxes, ($25.4) million for state taxes and $0.6 million for foreign taxes. During the period from inception through September 28, 2006, upon weighing available positive and negative evidence, including the fact that Spirit Holdings was a new legal entity that had no earnings history, we established a valuation allowance against 100% of our net deferred tax assets as it was, at that time, considered more likely than not that we would not have the ability to realize these assets. This affected our tax provision by deferring tax benefits until such time as management determined under SFAS No. 109 that we had sufficient earnings history, among other factors, to recognize those benefits. Management reviews the need for a valuation allowance on a quarterly basis. In the fourth quarter of 2006, management determined there was sufficient evidence indicating it was more likely than not that our deferred tax asset would be realized, which led to the release of the valuation allowance on our net deferred tax assets. Based on the nature of the underlying deferred tax assets, the reversal of the valuation allowance resulted in a decrease to non-current intangibles of $5.6 million and a net income tax benefit of $75.2 million.

Segments.  The following table shows segment information for the twelve months ended December 31, 2006 as compared to the ten and one-half months ended December 29, 2005.

		Ten and One-Half
	Twelve Months Ended	Months Ended
	December 31, 2006(1)	December 29, 2005(2)
	(Dollars in millions)

Segment Revenues
Fuselage Systems	$1,570.0	$637.7
Propulsion Systems	887.7	372.2
Wing Systems	720.3	170.0
All Other	29.7	27.7

Total	$3,207.7	$1,207.6

(1)	Revenues for Wing Systems include Spirit Europe after April 1, 2006, the date we acquired BAE Aerostructures.

(2)	Includes only six and one-half months of operations and excludes Spirit Europe.

Fuselage Systems, Propulsion Systems, Wing Systems and All Other represented approximately 49%, 28%, 22% and 1%, respectively, of our net revenues the twelve months ended December 31, 2006. Revenues attributable to Airbus are recorded within Wing Systems.

Comparative shipset deliveries by model are as follows:

	Spirit Holdings		Predecessor
		Ten and One-Half	Five and One-Half
	Twelve Months Ended	Months Ended	Months Ended
Model	December 31, 2006(1)	December 29, 2005(2)	June 16, 2005

B737	302	119	114
B747	13	7	8
B767	12	5	6
B777	65	24	25

Total Boeing	392	155	153

A320 Family	241	—	—
A330/340	73	—	—
A380	4	—	—
Total Airbus	318	—	—

Hawker 800 Family	51	—	—

Total Spirit	761	155	153

(1)	Deliveries of the Airbus and Hawker Beechcraft products began on April 1, 2006 with the acquisition of BAE Aerostructures.

(2)	Includes only six and one-half months of operations and excludes Spirit Europe.

The following table shows segment information for the twelve month period ended December 31, 2006 as compared to the ten and one-half months ended December 29, 2005:

		Ten and One-Half
	Twelve Months Ended	Months Ended
	December 31, 2006(1)	December 29, 2005(2)
	(Dollars in millions)

Segment Operating Income
Fuselage Systems	$112.5	$43.7
Propulsion Systems	33.7	24.5
Wing Systems	11.8	5.1
All Other	4.3	(1.2)

Total Segment Operating Income	162.3	72.1
Unallocated Corporate Expenses(3)	(218.6)	(139.9)

Operating Income (Loss)	$(56.3)	$(67.8)

(1)	Operating income for Wing Systems includes Spirit Europe after April 1, 2006, the date we acquired BAE Aerostructures.

(2)	Includes only six and one-half months of operations and excludes Spirit Europe.

(3)	Unallocated corporate expenses for 2006 is comprised of $2.1 of research and development, $27.5 of non-recurring transition cost, and $189.0 of selling, general and administrative costs which includes $8.3 million of fourth quarter charges related to the Company’s initial public offering.

Fuselage Systems, Propulsion Systems, Wing Systems and All Other represented approximately 69%, 21%, 7% and 3%, respectively, of our operating income before unallocated corporate expenses for the fiscal year ended December 31, 2006. Operating income before unallocated corporate expenses as a percentage of net revenues was 4%, 1%, less than 1% and less than 1%, respectively, for Fuselage Systems, Propulsion Systems, Wing Systems and All Other for the year ended December 31, 2006. The 2006 segment income before unallocated corporate expenses for Fuselage Systems, Propulsion Systems, Wing Systems and All Other

includes Union Equity Participation Plan charges of $172.9 million, $103.1 million, $44.9 million and $1.0 million, respectively.

Year Ended December 29, 2005 as Compared to Year Ended December 31, 2004

Since the Boeing Acquisition occurred in the middle of 2005, financial results for the full calendar year 2005 and a comparison of these results with any prior period would not be meaningful.

Product Deliveries.  Spirit and the Predecessor delivered 308 shipsets during 2005 as compared with 270 shipsets delivered by the Predecessor in 2004, reflecting Boeing’s increased production rates.

Comparative shipset deliveries by model are as follows:

	Predecessor and Spirit
	Combined	Predeccessor
	Period From	Period From
	January 1, 2005 to	January 1, 2004 to
Model	December 29, 2005	December 31, 2004
B737	233	201
B747	15	13
B757	0	9
B767	11	10
B777	49	37

Total	308	270

The most significant volume increases were on the B737 and B777 models. The B737 is less costly to produce and also generates lower revenues per shipset than the other Boeing models for which we provide parts. Boeing ended production of the B757 in 2004.

Period from June 17, 2005 through December 29, 2005

For the reasons discussed above, the Predecessor’s historical financial statements for the periods prior to the Boeing Acquisition are not comparable to Spirit Holdings’ financial statements for periods subsequent to the Boeing Acquisition, so a comparison of financial results for the period from June 17, 2005 through December 29, 2005 with those of any prior period would not be meaningful. Accordingly, we describe the results of operations for such period below without comparison to any prior period.

Net Revenues.  Spirit Holdings’ $1,207.6 million of net revenues in the period from June 17, 2005 through December 29, 2005 were driven primarily by sales of shipsets for Boeing aircraft. During this period, Spirit delivered 155 airplane units (expressed in terms of shipsets). Net Revenues and deliveries were negatively impacted for this period as a result of the Boeing strike which lasted 28 days. Although Boeing continued to make payment for ship-in-place units completed during the Boeing IAM strike, and revenues were recorded on such units consistent with contractual terms, strike-driven changes to Boeing’s production schedule reduced Spirit’s net revenue by an estimated $172 million for the six and one-half months ended December 29, 2005. Fuselage Systems, Propulsion Systems, Wing Systems and All Other represented approximately 53%, 31%, 14% and 2%, respectively, of our net revenues for the period.

Cost of Sales.  Spirit Holdings’ total cost of sales for the period from June 17, 2005 through December 29, 2005 was $1,056.4 million, which includes costs related to labor, material and allocable indirect costs, as well as Spirit Holdings’ previously described stand alone cost structure and effects of Spirit Holdings’ previously described accounting policy for revenue and profit recognition.

SG&A.  Spirit’s $140.7 million of SG&A included $100.6 million in recurring costs of finance, sales and marketing, human resources, legal and other SG&A functions, plus $35.8 million in nonrecurring costs to establish stand alone human resources and other functions, recruit key executive personnel and transition computing systems from Boeing or to segregate Spirit and Boeing applications. The $100.6 million in recurring costs include $34.7 million in non-cash stock compensation expense which represents the difference between the fair value of stock purchased by employees and the price paid by employees for the stock, and the vested portion of the fair value of restricted stock grants to employees and others pursuant to Spirit’s stock compensation plans or other agreements. The amounts above include the reclassification to SG&A of certain costs that were inventoried by the Predecessor, and the elimination of cost allocations made previously to the Predecessor by its parent for SG&A support.

Research and Development.  Spirit’s $78.3 million in research and development consisted primarily of $75.7 million incurred on the B787 program. The Predecessor’s research and development was for internal manufacturing process development, most of which related to the B787 program.

Interest Expense and Financing Fee Amortization.  Spirit’s $25.5 million in interest expense and financing fee amortization consisted primarily of $22.4 million in interest and fees paid or accrued in connection with long-term debt and $2.6 million in amortization of deferred financing costs. Since the Predecessor’s parent handled all financing activities, no significant interest expense and financing fee amortization was recorded by the Predecessor.

Interest Income.  Spirit’s interest income consisted primarily of $9.7 million in accretion of the discounted long-term receivable from Boeing for capital expense reimbursement pursuant to the Asset Purchase Agreement and $5.7 million in interest income. Since the Predecessor’s parent handled all financing activities, no significant interest income was recorded by the Predecessor.

Provision for Income Taxes.  The $13.7 million income tax provision consisted of $14.0 million for federal taxes and $(0.3) million for state taxes. Since the Predecessor’s parent filed a consolidated tax return for the entire parent company with no income specifically identifiable to the Predecessor, no income tax provision was recorded by the Predecessor. During the period from inception through December 29, 2005, upon weighing available positive and negative evidence, including the fact that Spirit Holdings was a new legal entity that had no earnings history, we established a valuation allowance against 100% of our net deferred tax assets as it was, at that time, considered more likely than not that we would not have the ability to realize these assets. This affected our tax provision by deferring tax benefits until such time as management determines under SFAS No. 109 that we have a sufficient earnings history, among other factors, to recognize these benefits.

Operating Income (Loss).  The operating loss of $67.8 million (after unallocated corporate expenses of $139.9 million) for the period included $75.7 million of B787 research and development costs and $35.8 million of non-recurring transition costs related to the Boeing Acquisition. Fuselage Systems, Propulsion Systems, Wing Systems and All Other represented approximately 61%, 34%, 7% and (2)%, respectively, of our operating income before unallocated corporate expenses for the period. Operating income (before unallocated corporate expenses of $139.9 million) as a percentage of sales was 7%, 7%, 3% and (5)%, respectively, for Fuselage Systems, Propulsion Systems, Wing Systems and All Other.

Period from January 1, 2005 through June 16, 2005 as Compared to Year Ended December 31, 2004

	Predecessor
	Period From
	January 1, 2005
	through	Year Ended
	June 16, 2005	December 31, 2004
	(Dollars in millions)

Cost of products transferred	$1,163.9	$2,074.3
SG&A, R&D, other period costs	$90.7	$173.2
SG&A, R&D, other period costs as a percentage of cost of products transferred	7.8%	8.3%

Cost of Products Transferred.  The Predecessor’s cost of products transferred decreased significantly from 2004 to 2005 driven by the fact that the Predecessor ceased operating as the Predecessor five and one-half months through 2005 and began operating as Spirit at the time of the Boeing Acquisition. As a result, the Predecessor delivered significantly fewer units in 2005 as compared to 2004. On a per unit basis, the cost of products transferred was relatively unchanged for the five and one-half month period ended June 16, 2005 as compared to the year ended December 31, 2004, reflecting similar product mix and cost structures in both periods.

SG&A, Research and Development and Other Period Costs.  The Predecessor’s SG&A, research and development and other period costs decreased significantly from 2004 to 2005 driven by the fact that the Predecessor ceased operating as the Predecessor five and one-half months through 2005 and began operating as Spirit at the time of the Boeing Acquisition.

Quarterly Financial Data (Unaudited)

The following table presents unaudited consolidated income statement data for each of the last seven fiscal quarters in the period ended March 29, 2007. The operating results for any quarter are not necessarily indicative of the results for any future period. These quarterly results were prepared in accordance with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results.

Quarter Ended
2007	March 29, 2007

Net Revenues	$954.1
Operating income (loss)	$103.8
Net income (loss)	$69.8
Earnings per share, basic	$0.54
Earnings per share, diluted	$0.50

	Quarter Ended
	December 31,	September 28,	June 29,	March 30,
2006	2006	2006	2006	2006

Net Revenues	$851.8	$829.7	$855.4	$670.8
Operating income (loss)	$(240.4)	$77.5	$56.0	$50.6
Net income (loss)	$(69.4)	$34.0	$29.7	$22.5
Earnings per share, basic	$(0.58)	$0.30	$0.26	$0.20
Earnings per share, diluted	$(0.58)	$0.28	$0.25	$0.19

	Quarter Ended	Period From June 17,
	December 29,	2005 through
2005	2005	September 29, 2005(a)

Net Revenues	$557.4	$650.2
Operating income (loss)	$(39.0)	$(28.8)
Net income (loss)	$(46.9)	$(43.4)
Earnings per share, basic	$(0.42)	$(0.38)
Earnings per share, diluted	$(0.42)	$(0.38)

(a)	Spirit Holdings was incorporated in the state of Delaware on February 7, 2005 and commenced operations on June 17, 2005 through the acquisition by Spirit of Boeing Wichita.

Liquidity and Capital Resources

Liquidity, or access to cash, is an important factor in determining our financial stability. The primary sources of our liquidity include cash flow from operations, borrowing capacity through our credit facilities and advance payments and receivables from Boeing. Our liquidity requirements and working capital needs depend on a number of factors, including delivery rates under our contracts, the level of research and development expenditures related to new programs (including the B787 program as discussed below), capital expenditures, growth and contractions in the business cycle, contributions to our union-sponsored plans and interest and debt payments.

We expect that our working capital requirements will increase significantly over the next two years as the B787-8 program progresses toward FAA certification and we build inventory in support of the program. Under our arrangement with Boeing, we will not receive payment for B787-8 shipsets delivered to Boeing prior to FAA certification. We anticipate that this will lead to a short-term increase in our accounts receivable balances as we expect to deliver shipsets beginning in mid-2007, but do not expect Boeing to receive FAA certification of the B787-8 until 2008. We expect accounts receivable balances associated with the B787-8 program to return to normal levels after FAA certification is received. In the aggregate, we expect total working capital for the B787-8 program, which includes the net of production inventory, engineering costs capitalized into inventory, accounts receivable and accounts payable, to increase by $400.0 million to $800.0 million between March 29, 2007 and when the B787-8 achieves FAA certification. We believe we can finance this increase from our cash flow from operations and existing financing sources.

Pursuant to our Union Equity Participation Plan we were obligated to pay benefits tied to the value of our class B common stock for the benefit of certain employees represented by the IAM, the IBEW, and the UAW, upon the consummation of our initial public offering. The benefits were to be paid, at our option, in the form of cash and/or future issuance of shares of our class A common stock, valued at the initial public offering price. We expensed $321.9 million and $1.2 million related to the Union Equity Participation Plan for the year ended December 31, 2006 and the quarter ended March 29, 2007, respectively. We paid approximately 39.0% of the total benefit in shares of class A common stock, through the issuance of 4,813,270 shares in March 2007. The portion of the benefit that was paid in stock was accounted for as an equity based plan under SFAS 123(R). This treatment resulted in a $125.7 million increase and a $0.7 million decrease to additional paid-in capital on our consolidated balance sheet as of December 31, 2006 and March 29, 2007, respectively. The decrease as of March 29, 2007 resulted from the payment of cash in lieu of shares to employees whose employment terminated prior to March 15, 2007. The remainder of the benefit was paid in cash using $149.3 million of the proceeds of the initial public offering and $48.5 million from available cash.

Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness, or to fund non-acquisition related capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current levels of operations and absent any disruptive events, management believes that internally generated funds, advance payments and receivables from Boeing described below, and borrowings available under our revolving loan facility should provide sufficient resources to finance our operations, non-acquisition related capital expenditures, research and development efforts and long-term indebtedness obligations through at least fiscal year 2007. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we cannot generate sufficient cash flow, we may need to refinance all or a portion of our indebtedness on or before maturity. Also, to the extent we accelerate our growth plans, consummate acquisitions or have lower than anticipated sales or increases in expenses, we may also need to raise additional capital. In particular, increased working capital needs occur whenever we consummate acquisitions or experience strong incremental demand for our products. We cannot assure you that we will be able to raise additional capital on commercially reasonable terms or at all.

We may pursue strategic acquisitions on an opportunistic basis. Our acquisition strategy may require substantial capital, and we may not be able to raise any necessary funds on acceptable terms or at all. If we incur additional debt to finance acquisitions, our total interest expense will increase.

We currently have manufacturing capacity to produce shipsets at the rates we have committed to our customers. We have additional capacity on some of our products, but our capacity utilization on the fuselages for the B737 and B777 are at close to 95% at our current production rates. These capacity utilization rates are based on five days per week, three shifts per day operations. Significant capital expenditures may be required if our customers request that we increase production rates for an extended period of time. Our supply agreements typically have maximum production rates. If a customer requests that we increase production rates above these stated maximum levels, additional negotiation would be required to determine whether we or our customer would bear the cost of any capital expenditures, tooling and nonrecurring engineering required as a result of such production rate increase.

Cash.  At March 29, 2007 and December 31, 2006 we had cash and cash equivalents of $157.3 million and $184.3 million, respectively. On April 1, 2006, we used approximately $145.7 million of cash to pay the purchase price for the BAE Acquisition. Prior to the Boeing Acquisition, the Predecessor was part of Boeing’s cash management system and, consequently, had no separate cash balance. Therefore, at December 31, 2004, the Predecessor had negligible cash on the balance sheet.

Credit Facilities.  In connection with the Boeing Acquisition, Spirit and certain of its affiliates entered into $875.0 million of Senior Secured Credit Facilities with Citicorp North America, Inc. and a syndicate of other lenders, consisting of a six and one-half year $700.0 million Term Loan B and a five year $175.0 million Revolver. The Term Loan B was used to pay a portion of the consideration for the Boeing Acquisition and certain fees and expenses incurred in connection therewith. We repaid $100.0 million of principal of the Term Loan B at the time of our initial public offering and entered into an amendment and restatement of the Senior Secured Credit Facilities at that time which, among other things, extended the maturity of the Term Loan B by twenty-one months and increased the Revolver from $175.0 million to $400.0 million. The Term Loan B is repayable at a rate of 1% of the principal amount per year paid in equal quarterly installments through September 30, 2012 with the remaining balance due in the final four quarters. The Revolver is available for general corporate purposes of Spirit and its subsidiaries, and contains a letter of credit sub-facility. As of March 29, 2007, approximately $589.8 million was outstanding under the Term Loan B, no amounts were outstanding under the Revolver and $12.4 million of letters of credit were outstanding.

Borrowings under the Senior Secured Credit Facilities bear interest at a rate equal to the sum of LIBOR plus the applicable margin (as defined below) or, at our option, the alternate base rate, which will be the highest of (x) the Citicorp North America, Inc. prime rate, (y) the certificate of deposit rate, plus 0.50% and (z) the federal funds rate plus 0.50%, plus the applicable margin. The applicable margin with respect to the Term Loan B is 1.75% per annum in the case of such portion of the Term Loan B that bears interest at LIBOR and 0.75% in the case of such portion of the Term Loan B that bears interest at the alternate base rate. The applicable margin with respect to borrowings under the Revolver is determined in accordance with a performance grid based on our total leverage ratio and ranges from 2.75% to 2.25% per annum in the case of LIBOR advances and from 1.75% to 1.25% per annum in the case of alternate base rate advances. We are also obligated to pay a commitment fee of 0.50% per annum on the unused portion of the Revolver. See “— Quantitative and Qualitative Disclosures About Market Risk — Interest Rate Risks.”

The obligations under the Senior Secured Credit Facilities are guaranteed by Spirit Holdings, Spirit AeroSystems Finance, Inc. and each of Spirit’s direct and indirect domestic subsidiaries (other than non-wholly-owned domestic subsidiaries). All obligations under the Senior Secured Credit Facilities and the guarantees are secured by a first priority security interest in substantially all of Spirit’s and the guarantor’s assets.

The Senior Secured Credit Facilities contain customary affirmative and negative covenants, including restrictions on our ability to incur additional indebtedness, create liens on our assets, engage in transactions with affiliates, make investments, pay dividends, redeem stock and engage in mergers, consolidations and sales of assets. The Senior Secured Credit Facilities also contain a financial covenant requiring us to meet a ratio of total debt outstanding under our Senior Secured Credit Facilities to EBITDA. We were in compliance with this covenant as of March 29, 2007.

In connection with the Boeing Acquisition, Spirit and certain of its affiliates also entered into a $150.0 million subordinated delayed draw credit facility with Boeing. This credit facility was terminated on November 27, 2006.

Investment in B787 Program.  We have received and, over the next several years will receive, cash from Boeing to fund development in connection with the B787 program, capital expenditures in connection with our other Boeing production work and stand alone transition costs. We expect to invest approximately $1 billion, including capitalized interest, on the B787-8 program for research and development, capitalized pre-production costs and capitalized expenditures (including tooling), of which approximately $690.0 million, including capitalized interest, had been spent as of March 29, 2007.

The B787 Supply Agreement requires Boeing to make advance payments to us for production articles in the aggregate amount of $700.0 million. As of March 29, 2007, $625.0 million had been received by us, and an additional $75.0 million will be advanced to us in 2007. We must repay these advances, without interest, in the amount of a $1.4 million offset against the purchase price of each of the first five hundred B787 shipsets delivered to Boeing. In the event that Boeing does not take delivery of five hundred B787 shipsets, any advances not then repaid will first be applied against any outstanding B787 payments then due by Boeing to us, with any remaining balance repaid at the rate of $84.0 million per year beginning the month following our final delivery of a B787 production shipset to Boeing.

Receivables from Boeing.  Boeing is required to make payments to us in amounts of $45.5 million ($11.4 million of which was paid in the first quarter of 2007), $116.1 million and $115.4 million in 2007, 2008 and 2009, respectively, in payment for various tooling and capital assets built or purchased by us, although we will retain usage rights and custody of these assets for their remaining useful lives without compensation to Boeing. Boeing also contributed $30.0 million to us to partially offset our costs to transition to a stand alone company.

We accrued revenue for volume-based price increases retroactive to June 17, 2005, which we were contractually entitled to collect after June 1, 2006. Our supply agreement with Boeing provides for prices to be established based on planned production volumes for each period beginning June 1 through May 31, with higher prices at lower volumes and lower prices at higher volumes. These pre-established prices are the basis for billing and payment for the entire year regardless of actual volume, with any differences settled after the yearly period has ended. The Boeing strike reduced volume for 2005 and the first part of 2006 below planned levels, resulting in higher average prices than had been established. Since we were contractually entitled to payment at the higher prices after the end of the first pricing year (approximately June 2006), we accrued revenue for these volume-based price increases retroactive to June 17, 2005. We collected this amount in August 2006.

Tax Incentive Bonds.  Both Spirit and the Predecessor utilized Industrial Revenue Bonds, or IRBs, issued by the City of Wichita to finance the purchase and/or construction of real and personal property at the Wichita site. Tax benefits associated with IRBs include a provision for a ten-year property tax abatement and a sales tax exemption from the Kansas Department of Revenue. Spirit and the Predecessor, being both holders of the bonds and debtors thereunder, offset the amounts on a consolidating basis. Each of Spirit and the Predecessor also purchased the IRBs and therefore is the bondholder as well as the borrower/lessee of the property purchased with the IRB proceeds. The City of Wichita owns the property purchased with the IRBs and leases it to Spirit (with respect to the bonds issued in 2005) and to the Predecessor (with respect to the bonds issued in 1996 through 2004). Upon maturity or redemption of the bonds, title to the leased property reverts to the lessee. The bonds issued in December 2005 and December 2006 are ten year bonds and mature in 2016 and 2017, respectively. The bonds issued in 1996 through 2004 mature 25 years following issuance.

Certain personal property assets of Boeing Wichita that were subject to IRBs owned by Boeing prior to the Boeing Acquisition continue to be subject to those IRBs. In connection with the Boeing Acquisition, Boeing assigned its leasehold interest in these assets and the related bonds to a special purpose trust beneficially owned by Boeing, which subleases these assets to Spirit. Pursuant to the terms of the sublease, as these assets cease to qualify for the ten-year property tax abatement, the special purpose trust will purchase the assets from the City of Wichita, terminate the related leases, redeem the related bonds and transfer the assets to Spirit.

The principal amount of the portion of the bonds subleased from the special purpose trust is approximately $668.0 million. The IRBs obtained by Spirit in 2005 and 2006 have an aggregate principal amount of $322.0 million. Spirit redeemed $10.0 million of the 2005 IRBs in March 2007 in conjunction with the sale of tooling to Boeing in the first quarter of 2007.

We entered into an incentive agreement with the Kansas Department of Commerce, pursuant to which the Kansas Development Finance Authority will finance an eligible project by entering into a debt structure with us consisting of a loan and the issuance of bonds. The purpose of the program is to provide incentives to us to invest in the State of Kansas. In return, we receive a tax benefit in the form of a rebate of certain payroll taxes from the Kansas Department of Revenue. Pursuant to offset provisions in the debt instruments, there is no cash payment of principal or interest upon payment or in respect of the bonds, other than the tax benefit to us and the costs of issuance. We offset the amount owed by us, as debtor, to Spirit AeroSystems Finance, Inc., as bondholder, on a consolidated basis. The instruments are in the amount of $80.0 million and expire in December 2025.

Open Infrastructure Offering (OIO).  On September 29, 2005, we entered into a five-year agreement with International Business Machines Corporation, or IBM, and IBM Credit, LLC, or IBM Credit. This agreement includes the financing of the purchase of software licenses with a value of $26.2 million payable in monthly payments of $0.6 million for 48 months with an interest rate of 7.8%. On July 18, 2006 this initial loan was refinanced. This refinancing agreement increased the monthly payment from $0.6 to $1.0 million and reduced the number of payments by 15 months. During the third quarter of 2006 additional software was purchased totaling $7.9 million and was financed with IBM Credit. These additional loans have a combined monthly payment of $0.4 million and are for terms of 24 and 36 months with effective interest rates of 3.7% and 4.8%, respectively. Under the terms of the OIO Agreement, we would be in default if our credit rating with Standard and Poor’s for secured debt falls below BB-. Our debt rating as of the date of this prospectus was BB. In the event that IBM or IBM Credit determines that we are in default under the OIO Agreement, we would be required to pay IBM any previously unpaid monthly payments under the agreement and pay IBM Credit a settlement charge. Additionally, if we do not make the required payments to IBM or IBM Credit, as applicable, we could be required to cease using and surrender all licensed program materials financed by IBM Credit and destroy our copies of such program materials. IBM has a security interest in any equipment acquired through the lease agreement included in the OIO. As of December 31, 2006 and March 29, 2007, we had debt related to OIO of $20.7 million and $17.6 million, respectively.

Other Debt.  In addition to the OIO agreement with IBM we also entered into an agreement with IBM on March 31, 2006 to finance a service contract with IBM for assisting us in implementing our operating systems. This contract has a total value of $11.8 million. The agreement is to make monthly draws against the contract as the work is performed and certain milestones are achieved. Each draw is a separate loan with twenty-four equal payments paid monthly, and carries an interest rate of 4.75%. As of March 29, 2007 we have drawn a total of $11.8 million and have paid back $4.0 million leaving a balance of approximately $7.8 million.

Cash Flow

The Predecessor’s cash was provided by and managed at the Boeing corporate level and, consequently, the Predecessor had no separate cash balance. While certain cash flow information is included in a note to the Predecessor’s historical financial statements, such information is estimated using a change in net working capital approach. The Predecessor did not have any significant cash inflows, and therefore the Predecessor’s cash flows are not comparable to Spirit’s cash flows as a stand alone entity following the Boeing Acquisition. The Predecessor’s cash flows from operating activities are largely based on cost of products transferred and period costs and the Predecessor’s cash flows from investing activities are equivalent to capital expenditures.

Three Months Ended March 29, 2007

Operating Activities.  For the three months ended March 29, 2007, we had a net cash inflow of $50.1 million from operating activities, a decrease of $39.9 million or 44% compared to a net cash inflow of $90.0 million for the same period in the prior year. The decrease in cash provided in the current year was primarily due to inventory builds for the start-up of the B787 program and lower customer advances, partially offset by higher earnings.

Investing Activities.  For the three months ended March 29, 2007, we had a net cash outflow of $75.0 million from investing activities, a decrease of $18.8 million compared to $93.8 million for the same period in the prior year. During the first three months of 2007, we invested $87.5 million in property, plant, and equipment, software and program tooling. Of this amount, $50.0 million was related to capital investments in preparation for the start of B787 production. Investments were partially offset by $11.4 million in capital reimbursements from Boeing.

Financing Activities.  For the three months ended March 29, 2007, we had a net cash outflow of $2.1 million from financing activities, an increase of $0.8 million compared to $1.3 million for the same period in the prior year. The increase in net cash used in the current year was primarily the result of principal payments on outstanding debt.

Twelve Months Ended December 31, 2006

Operating Activities.  Spirit had a net cash inflow of $273.6 million in the twelve months ended 2006 related to operations. This was primarily due to receipt of a $400.0 million advance payment from Boeing on the B787 program, earnings of $16.8 million, a $149.4 million increase in accounts payable (primarily as a result of increases in inventory resulting from higher production rates), partially offset by a $41.9 million increase in accounts receivable, and $318.6 million in inventory growth as a result of higher production rates and build-up of inventory for the B787 contract.

Investing Activities.  Spirit had a net cash outflow of $473.6 million in the twelve months ended 2006 related to investing activities. This was primarily due to investments of $343.2 million in property, plant and equipment, software and program tooling, much of which was related to capital investments in preparation of the start of B787 production. We also invested $145.4 million in the acquisition of BAE Systems’ aerostructures business (net of cash acquired).

Financing Activities.  Spirit had a net cash inflow of $140.9 million in the twelve months ended 2006 related to financing activities. This was primarily due to $249.3 million in proceeds from our initial public offering and $15.3 million in pool of windfall tax benefits related to FAS 123(R) accounting for restricted stock vesting, partially offset by $124.0 in principal debt payments.

Period from June 17, 2005 through December 29, 2005

Operating Activities.  Spirit had net cash inflow related to operating activities of $223.8 million in the six and one-half months ended December 29, 2005. This was primarily due to the receipt of $200.0 million in advance payments from Boeing related to the B787 program, an increase of $163.4 million in accounts payable driven by a combination of increased production rates and higher research and development expenses, offset by the operating loss, an increase of $88.4 million in accounts receivable and an increase of $31.4 million in inventory. The increase in accounts receivable was a result of Spirit commencing external sales under contractual payment terms. The increase in inventory reflects unbilled product development activity on certain Boeing derivative models and the residual impact of lower production rates during the Boeing strike.

Investing Activities.  In the six and one-half months ended December 29, 2005, we had net cash outflow of $1,030.3 million related to investing activities. This reflects a cash payment of $885.7 million paid in connection with the Boeing Acquisition and investment of $144.6 million in property, plant and equipment, software and program tooling. The investment in property, plant and equipment was primarily related to capital investments in preparation of the start of B787 production.

Financing Activities.  We had net cash inflow from financing activities of $1,047.8 million in the six and one-half months ended December 29, 2005. This cash flow was primarily driven by the issuance of $700.0 million in long-term debt in connection with the Boeing Acquisition and the equity investment of $370.0 million in connection with the Boeing Acquisition.

Contractual Obligations

The following table summarizes our contractual cash obligations as of December 31, 2006:

							2013 and
Contractual Obligations	2007	2008	2009	2010	2011	2012	After	Total
	(Dollars in millions)

Principal Payment on Term Loan B(1)	$5.9	$5.9	$5.9	$5.9	$5.9	$143.4	$416.9	$589.8
Non-Cancelable Operating Lease Payments	5.8	4.7	3.4	2.1	1.2	0.6	3.7	21.5
Non-Cancelable Capital Lease Payments(2)	19.3	9.6	1.0	—	—	—	—	29.9
Interest on Debt(3)	37.0	36.6	36.2	35.8	35.5	35.1	13.1	229.3
Purchase Obligations(4)	71.4	—	—	—	—	—	—	71.4

Total	$139.4	$56.8	$46.5	$43.8	$42.6	$179.1	$433.7	$941.9

(1)	Does not include repayment of B787 advances to Boeing, which is reflected in our consolidated balance sheet as a long-term liability.

(2)	Treats the financing of software license purchases and direct financing of system implementation as capital leases.

(3)	Interest on our debt was calculated for all years using the effective rate as of December 31, 2006 of 6.29%.

(4)	Purchase obligations represent property, plant and equipment commitments at December 31, 2006. Although we also have significant other purchase obligations, most commonly in the form of purchase orders, the timing of these purchases is often variable rather than specific and the payments made by our customers in accordance with our long-term contracts, including advance payments, substantially reimburse the payments due. Accordingly, these obligations are not included in the table.

A Transition Services Agreement, or TSA, with Boeing is excluded from Contractual Obligations shown above because it may be terminated by Spirit with 30 days advance notice. The TSA covers services to be supplied to Spirit by Boeing during a transition period ending in 2007. The services supplied by Boeing include computer systems and services, certain financial transaction processing operations, and certain non-production operations. Spirit pays Boeing approximately $3.2 million per month for services under the TSA.

Our primary future cash needs will consist of working capital, debt service, research and development and capital expenditures. We expend significant capital on research and development during the start-up phase of new programs, to develop new technologies for next generation aircraft and to improve the manufacturing processes of aircraft already in production. Research and development expenditures totaled approximately $10.4 million and $42.4 million for the three months ended March 29, 2007 and March 30, 2006, respectively. Research and development expenditures totaled approximately $104.7 million and $78.3 million for the twelve months ended December 31, 2006 and the ten and one-half months ended December 29, 2005, respectively, and approximately $18.1 million for the year ended December 31, 2004. We incur capital expenditures for the purpose of maintaining production capacity through replacement of existing equipment and facilities and, from time to time, for facility expansion. Capital expenditures totaled approximately $87.5 million and $93.8 million for the three months ended March 29, 2007 and March 30, 2006, respectively. Capital expenditures totaled approximately $343.2 million and $144.6 million for the twelve months ended December 31, 2006 and the ten and one-half months ended December 29, 2005, respectively, and approximately $54.4 million for the year ended December 31, 2004. The significant increases in research and development and capital expenditures in the period from June 17, 2005 through December 29, 2005, and the twelve months of 2006 are primarily attributable to increased spending on the B787 program.

We may from time to time seek to retire our outstanding debt. The amounts involved may be material. In addition, we may issue additional debt if prevailing market conditions are favorable to do so and contractual restrictions permit us.

Off-Balance Sheet Arrangements

Other than operating leases disclosed in the notes to Spirit Holdings’ consolidated financial statements included in this prospectus, we have not entered into any off-balance sheet arrangements as of March 29, 2007.

Tax

In accordance with SFAS No. 109, Accounting for Income Taxes and FIN 48, Accounting for Uncertainty in Income Taxes, we recognize the financial statement impact of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

During the period from inception through September 28, 2006, upon weighing available positive and negative evidence, including the fact that Spirit Holdings was a new legal entity that had no earnings history, we established a valuation allowance against 100% of our net deferred tax assets as it was, at that time, considered more likely than not that we would not have the ability to realize these assets. This affected our tax provision by deferring tax benefits until such time as management determined under SFAS No. 109 that we had sufficient earnings history, among other factors, to recognize those benefits. Management reviews the need for a valuation allowance on a quarterly basis. In the fourth quarter of 2006, management determined there was sufficient earnings history to release the valuation allowance on our net deferred tax assets. Based on the nature of the underlying deferred tax assets, the reversal of the valuation allowance resulted in a decrease to non-current intangibles of $5.6 million and a net income tax benefit of $75.2 million.

For income tax purposes, we are required to use the percentage-of-completion (POC) method of accounting for our long-term contracts. The tax POC method essentially defers deductions for research and certain development costs incurred in the early years of long-term programs. For the period from inception through December 29, 2005, we reflected a net loss on our financial statements driven in large part by B787 development costs. For tax purposes, such development costs are deferred under the tax POC method and, accordingly, we generated taxable income and a current period tax liability.

Repayment of B787 Advance Payments

The B787 Supply Agreement requires Boeing to make advance payments to us for production articles in the aggregate amount of $700.0 million, payable to us through 2007. We must then repay this advance, without interest, in the amount of a $1.4 million offset against the purchase price of each of the first five hundred B787 shipsets delivered to Boeing. These repayments will not have an effect on cash flows from operations. In the event that Boeing does not take delivery of five hundred B787 shipsets, any advances not then repaid will first be applied against any outstanding B787 payments then due by Boeing to us, with any remaining balance repaid at the rate of $84.0 million per year beginning the year following our final delivery of a B787 production shipset to Boeing. Accordingly, portions of the repayment liability are included as current and long-term liabilities in our consolidated balance sheet.

Backlog

We estimate that, as of March 29, 2007, our backlog associated with Boeing and Airbus deliveries through 2011, calculated based on contractual product prices and expected delivery volumes, will be approximately $19.9 billion, based on Boeing and Airbus published schedules. This is an increase of $5.4 billion over our corresponding estimate as of April 1, 2006, which reflects strong orders at Boeing and Airbus. Backlog is calculated based on the lower of the number of units Spirit is under contract to produce on our fixed quantity contracts, and Boeing or Airbus announced backlog on our requirements contracts. The number of units may be subject to cancellation or delay by the customer prior to shipment, depending on contract terms. The level of unfilled orders at any given date during the year will be materially affected by the timing of our receipt of firm orders and additional airplane orders, and the speed with which those orders are filled. Accordingly, our estimated backlog as of March 29, 2007 may not necessarily represent the actual amount of deliveries or sales for any future period.

Foreign Operations

We engage in business in various non-U.S. markets. As of April 1, 2006, we have a foreign subsidiary with one production facility in the United Kingdom and a worldwide supplier base. We purchase certain components and materials that we use in our products from foreign suppliers and a portion of our products will be sold directly to foreign customers, including Airbus, or resold to foreign end-users (i.e. foreign airlines and militaries).

Currency fluctuations, tariffs and similar import limitations, price controls and labor regulations can affect our foreign operations. Other potential limitations on our foreign operations include expropriation, nationalization, restrictions on foreign investments or their transfers and additional political and economic risks. In addition, the transfer of funds from foreign operations could be impaired by any restrictive regulations that foreign governments could enact.

Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on our business or market opportunities with such governments’ countries. Furthermore, the political, cultural and economic climate outside the United States may be unfavorable to our operations and growth strategy.

For the twelve months ended December 31, 2006, our net revenues from direct sales to non-U.S. customers were approximately $254.1 million, or approximately 8% of total net revenues for the same period. All of these sales occurred during the period from April 1, 2006 through December 31, 2006, following our acquisition of Spirit Europe. For the three months ended March 29, 2007, our net revenues from direct sales to non-U.S. customers were approximately $105.7 million, or approximately 11% of total net revenues for the same period.

Inflation

A majority of our sales are conducted pursuant to long-term contracts that set fixed unit prices, some of which provide for price adjustment for inflation. In addition, we typically consider expected inflation in determining proposed pricing when we bid on new work. Although we have attempted to minimize the effect of inflation on our business through these protections, sustained or higher than anticipated increases in costs of labor or materials could have a material adverse effect on our results of operations.

Spirit’s contracts with suppliers currently provide for fixed pricing in U.S. dollars; Spirit Europe’s supply contracts are denominated in U.S. dollars, British pounds sterling and Euros. In some cases our supplier arrangements contain inflationary adjustment provisions based on accepted industry indices, and we typically include an inflation component in estimating our supply costs. As the metallic raw material industry is experiencing significant demand pressure, we expect that raw material market pricing will increase to a level that may impact our costs, despite protections in our existing supplier arrangements. We will continue to focus our strategic cost reduction plans on mitigating the effects of this cost increase on our operations.

Quantitative and Qualitative Disclosures About Market Risk

As a result of our operating and financing activities, we are exposed to various market risks that may affect our consolidated results of operations and financial position. These market risks include fluctuations in interest rates, which impact the amount of interest we must pay on our variable rate debt.

Other than the interest rate swaps described below, financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

Accounts receivable include amounts billed and currently due from customers, amounts earned but unbilled, particular estimated contract changes, claims in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. For the twelve months ended December 31, 2006 and the three months ended March 29, 2007, approximately 91% and 87% of our net revenues were from sales to Boeing, respectively. We continuously monitor collections and payments from customers and maintain a provision for estimated credit losses as deemed appropriate based upon historical experience and any specific customer collection issues that have been identified. While such credit losses have historically not been material, we cannot guarantee that we will continue to experience the same credit loss rates in the future.

We maintain cash and cash equivalents with various financial institutions and perform periodic evaluations of the relative credit standing of those financial institutions. We have not experienced any losses in such accounts and believe that we are not exposed to any significant credit risk on cash and cash equivalents.

Some raw materials and operating supplies are subject to price and supply fluctuations caused by market dynamics. Our strategic sourcing initiatives are focused on mitigating the impact of commodity price risk. We are party to collective raw material sourcing contracts arranged through Boeing, Airbus and BAE Systems. These collective sourcing contracts allow us to obtain raw materials at pre-negotiated rates and help insulate us from disruption associated with the unprecedented market demand across the industry for metallic and composite raw materials. We also have long-term supply agreements with a number of our major parts suppliers. We, as well as our supply base, are experiencing delays in the receipt of, and pricing increases for, metallic raw materials (primarily aluminum and titanium) due to unprecedented market demand across the industry. Based upon discussions with customers and suppliers, we expect these conditions to continue through at least 2012 as metallic raw material supply adjusts to the industry upturn, market conditions shift due to increased infrastructure demand in China and Russia, and aluminum and titanium usage increases in a widening range of global products. These market conditions began to affect cost and production schedules in mid-2005, and may have an impact on cash flows or results of operations in future periods. We generally do not employ forward contracts or other financial instruments to hedge commodity price risk, although we are reviewing a full range of business options focused on strategic risk management for all raw material commodities.

Any failure by our suppliers to provide acceptable raw materials, components, kits or subassemblies could adversely affect our production schedules and contract profitability. We assess qualification of suppliers and continually monitor them to control risk associated with such supply base reliance.

To a lesser extent, we also are exposed to fluctuations in the prices of certain utilities and services, such as electricity, natural gas, chemicals and freight. We utilize a range of long-term agreements to minimize procurement expense and supply risk in these areas.

Interest Rate Risks

After the effect of interest rate swaps, as of March 29, 2007, we had $500.0 million of total fixed rate debt and $89.8 million of variable rate debt outstanding as compared to $500.0 million of total fixed rate debt and $196.5 million of variable rate debt outstanding as of March 30, 2006. Borrowings under our senior secured credit facility bear interest that varies with LIBOR. Interest rate changes generally do not affect the market value of such debt, but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. Assuming other variables remain constant, including levels of indebtedness, a one percentage point increase in interest rates on our variable debt would have an estimated impact on pre-tax earnings and cash flows for the next twelve months of approximately $0.9 million.

As required under our senior secured credit facility, in July 2005 we entered into floating-to-fixed interest rate swap agreements with notional amounts totaling $500.0 million as follows:

•	an effective fixed interest rate of 5.99% from June 2005 to July 2008 on $100.0 million of the Term Loan B;

•	an effective fixed interest rate of 6.05% from June 2005 to July 2009 on $300.0 million of the Term Loan B; and

•	an effective fixed interest rate of 6.12% from June 2005 to July 2010 on $100.0 million of the Term Loan B.

The purpose of entering into these swaps was to reduce our exposure to variable interest rates. In accordance with SFAS No. 133, the interest rate swaps are being accounted for as cash flow hedges and the fair value of the swap agreements is reported as an asset on the balance sheet. The fair value of the interest rate swaps was a net asset of approximately $6.1 million at March 29, 2007.

Foreign Exchange Risks

On April 1, 2006, in connection with the BAE Acquisition, we acquired forward foreign currency exchange contracts denominated in British pounds sterling with notional amounts totaling approximately $94.0 million. The purpose of these forward contracts is to allow Spirit Europe to reduce its exposure to fluctuations of U.S. dollars.

As a result of the BAE Acquisition, we have sales, expenses, assets and liabilities that are denominated in British pounds sterling. Spirit Europe’s functional currency is the British pound sterling. However, sales of Spirit Europe’s products to Boeing and some procurement costs are denominated in U.S. dollars. As a consequence, movements in exchange rates could cause net revenues and our expenses to fluctuate, affecting our profitability and cash flows. We use foreign currency forward contracts to reduce our exposure to currency exchange rate fluctuations. The objective of these contracts is to minimize the impact of currency exchange rate movements on our operating results. We do not use these contracts for speculative or trading purposes.

In addition, even when revenues and expenses are matched, we must translate British pound sterling denominated results of operations, assets and liabilities for our foreign subsidiaries to U.S. dollars in our consolidated financial statements. Consequently, increases and decreases in the value of the U.S. dollar as compared to the British pound sterling will affect our reported results of operations and the value of our assets and liabilities on our consolidated balance sheet, even if our results of operations or the value of those assets and liabilities has not changed in its original currency. These transactions could significantly affect the comparability of our results between financial periods and/or result in significant changes to the carrying value of our assets, liabilities and shareholders’ equity.

In accordance with SFAS No. 133, the foreign exchange contracts are being accounted for as cash flow hedges. The fair value of the foreign exchange contracts was a net asset of approximately $10.3 million at March 29, 2007. At March 29, 2007, a 10% unfavorable exchange rate movement in our portfolio of foreign currency contracts would have reduced our unrealized gains by $1.0 million.

Other than the interest rate swaps and foreign exchange contracts, we have no other derivative financial instruments.

Internal Controls

Prior to the Boeing Acquisition, Boeing Wichita relied on Boeing’s shared services group for certain business processes associated with its financial reporting including treasury, income tax accounting and external reporting. Since the Boeing Acquisition, we have had to develop these and other functional areas as a stand alone entity, including the necessary processes and internal controls to prepare our financial statements on a timely basis in accordance with U.S. GAAP. During the first quarter of 2007, portions of our new enterprise resource planning (ERP) system were implemented. This conversion affected certain general ledger functions, and resulted in the use of new system reports and additional monitoring controls during the transition from legacy systems. Other than this item, there were no other changes in our internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

Generally accepted auditing standards define a material weakness as a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

In connection with the issuance of our December 29, 2005 and June 29, 2006 financial statements in the third quarter of 2006, we concluded that we had the following material weakness in our internal control over financial reporting:

We did not maintain effective controls over our determination of the fair values ascribed for financial reporting purposes to stock compensation awards granted to our employees and directors through June 29, 2006 in accordance with SFAS No. 123(R). Specifically, we did not properly estimate the fair values of these awards in determining the accuracy of our stock compensation expense under SFAS No. 123(R). This control deficiency resulted in a restatement of our financial results as of December 29, 2005 and June 29, 2006 and for the periods then ended to adjust selling, general and administrative expenses, income taxes and equity accounts as well as our earnings per share and stock compensation financial statement disclosures.

During the third quarter of 2006, we began to remediate the material weakness associated with determining the fair value of our stock compensation awards. These remediation efforts included the development of a valuation methodology and corresponding model to determine the fair value of our underlying equity on a per share basis at each of our equity award grant dates. In addition, we have implemented additional corporate accounting oversight, monitoring and review procedures to validate the fair values and resulting stock compensation expense to be recorded in accordance with SFAS No. 123(R). As a result, we believe that this material weakness has been remediated.

Under current rules and regulations, beginning with our Annual Report on Form 10-K for fiscal year 2007, pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to assess the effectiveness of our internal control over financial reporting, and we will be required to have our independent registered public accounting firm audit management’s assessment of the operating effectiveness of our internal control over financial reporting.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding the persons who currently serve as executive officers and directors of Spirit Holdings. Each director will hold office until our next annual meeting of stockholders, at which directors will be elected for a term of one year.

Name	Age	Position

Jeffrey L. Turner	55	Director, President and Chief Executive Officer
Ulrich (Rick) Schmidt	57	Executive Vice President, Chief Financial Officer and Treasurer
Ronald C. Brunton	59	Executive Vice President and Chief Operating Officer
H. David Walker	55	Senior Vice President Sales and Marketing
Gloria Farha Flentje	63	Vice President, General Counsel and Secretary
John Lewelling	46	Senior Vice President, Strategy and Information Technology
Richard Buchanan	56	Vice President/General Manager of Fuselage Structures/Systems Business Unit
Michael G. King	51	Vice President/General Manager of the Propulsion Structures and Systems Business Unit
Neil McManus	40	Vice President and Managing Director, Spirit AeroSystems (Europe) Limited
Donald R. Carlisle	54	Vice President/General Manager of Aerostructures Business Unit
Ivor (Ike) Evans	64	Director
Paul Fulchino	60	Director
Richard Gephardt	66	Director
Robert Johnson	59	Director
Ronald Kadish	58	Director
Cornelius (Connie Mack) McGillicuddy, III	66	Director
Seth Mersky	47	Director
Francis Raborn	63	Director
Nigel Wright	43	Director

Executive Officers

Jeffrey L. Turner.  Mr. Turner has been the President and Chief Executive Officer of Spirit Holdings since June 2006 and became a director of Spirit Holdings on November 15, 2006. Since June 16, 2005, the date of the Boeing Acquisition, he has also served in such capacities for Spirit. Mr. Turner joined Boeing in 1973 and was appointed Vice President — General Manager in November 1995. Mr. Turner received his Bachelor of Science in Mathematics and Computer Science and his M.S. in Engineering Management Science, both from Wichita State University. He was selected as a Boeing Sloan Fellow to the Massachusetts Institute of Technology’s (MIT) Sloan School of Management where he earned a Master’s Degree in Management.

Ulrich (Rick) Schmidt.  Mr. Schmidt has been the Executive Vice President, Chief Financial Officer and Treasurer of Spirit Holdings since June 2006. He has also served in such capacities for Spirit since August 2005. Previously, Mr. Schmidt was the Executive Vice President and Chief Financial Officer of the Goodrich Corporation from October 2000 until August 2005. Mr. Schmidt received his Bachelor of Arts and Masters of Business from Michigan State University.

Ronald C. Brunton.  Mr. Brunton became the Executive Vice President and Chief Operating Officer of Spirit Holdings on November 15, 2006. Since the date of the Boeing Acquisition, he has served in this capacity for Spirit. Mr. Brunton joined Boeing in 1983 and was appointed Vice President of Manufacturing in December 2000. Mr. Brunton received his Bachelor of Science in Mechanical Engineering and equivalent undergraduate in Business from Wichita State University.

H. David Walker.  Mr. Walker became the Senior Vice President of Sales/Marketing of Spirit Holdings on November 15, 2006. Mr. Walker joined Spirit in September 2005 in these same capacities. From 2003 through September 2005, Mr. Walker was Vice President of Vought Aircraft Industries. Mr. Walker served as the Vice President/General Manager of The Aerostructures Corp. from 2002 until 2003 and served as Vice President of Programs and Marketing from 1997 through 2002. Mr. Walker received his BEME and MSME from Vanderbilt University.

Gloria Farha Flentje.  Ms. Flentje became the Vice President, General Counsel and Secretary of Spirit Holdings on November 15, 2006. Since the date of the Boeing Acquisition, she has served in these capacities for Spirit. Prior to the Boeing Acquisition, she worked for Boeing as Chief Legal Counsel for five years. Prior to joining Boeing, she was a partner in the Wichita, Kansas law firm of Foulston & Siefkin, L.L.P., where she represented numerous clients, including Boeing, on employment and labor matters and school law issues. Ms. Flentje graduated from the University of Kansas with a Bachelor of Arts in Mathematics and International Relations. She received her J.D. from Southern Illinois University.

John Lewelling.  Mr. Lewelling became the Senior Vice President, Strategy and Information Technology of Spirit Holdings on November 15, 2006. Since February 2006, he has served in this capacity for Spirit. Prior to joining Spirit, Mr. Lewelling was the Chief Operating Officer of GVW Holdings, a specialty truck manufacturing company, from 2004 to 2006. Mr. Lewelling was a Managing Director with AlixPartners, a global restructuring, consulting and financial advisory firm, from 2002 to 2003. Prior to that, he was a Partner with AT Kearney from 1999 to 2002. Mr. Lewelling received his Bachelor of Science degree in Materials and Logistics Management with a dual focus in Industrial Engineering and Business from Michigan State University.

Richard Buchanan.  Mr. Buchanan became the Vice President/General Manager of Fuselage Structures/Systems Business Unit of Spirit Holdings on November 15, 2006. Since the date of the Boeing Acquisition, he has served in this capacity for Spirit. Prior to the Boeing Acquisition, he was employed by Boeing for more than 20 years, all of which were spent at Boeing Wichita. During his tenure with Boeing, Mr. Buchanan held the positions of Director for SubAssembly/Lot Time, Director for Light Structures, and the Director and Leader of B737 Structures Value Chain. Mr. Buchanan is a graduate of Friends University with a Bachelor of Science degree in Human Resource Management.

Michael G. King.  Mr. King became the Vice President/General Manager of the Propulsion Structures and Systems Business Unit of Spirit Holdings on November 15, 2006. Since the date of the Boeing Acquisition, he has served in this capacity for Spirit. Prior to the Boeing Acquisition, Mr. King worked for Boeing for 24 years, from 1980 until 2005. From 1996 until 2002, he worked at Boeing’s Machining Fabrication Manufacturing Business Unit with responsibility for production of complex machined detail parts and assemblies for all commercial airplane models. In 2002, Mr. King became the director of the Strut, Nacelle and Composite Responsibility Center at Boeing. Mr. King earned an Associate of Arts degree from Butler County Community College. He completed his Bachelor of Science in Manufacturing Technology through Southwestern College and received a Mini-MBA through Wichita State University.

Neil McManus.  Mr. McManus is the Vice President and Managing Director of Spirit AeroSystems (Europe) Limited. Since the date of the BAE Acquisition, he has served in that capacity for Spirit Europe. Mr. McManus joined BAE Aerostructures in 1986 and was appointed Managing Director — Aerostructures in January 2003. Mr. McManus was educated at Loughborough University of Science and Technology, where he received his Bachelor of Science Honors Degree in Engineering Manufacturing and a diploma in Industrial Studies.

Donald R. Carlisle.  Mr. Carlisle became the Vice President/General Manager of the AeroStructures Business Unit of Spirit Holdings on November 15, 2006. Since the date of the Boeing Acquisition, he has served in this capacity for Spirit and is responsible for the design and manufacture of major aerostructure products for commercial and military aerospace programs. Mr. Carlisle served as Managing Director of Boeing’s Tulsa and McAlester, Oklahoma plants from 2002 until the Boeing Acquisition. Prior to that assignment, he was managing director of Boeing’s Tulsa Division with responsibility for plants in Tennessee, Arkansas and Oklahoma. Mr. Carlisle has over 30 years of leadership experience in a wide range of aerospace business assignments with Cessna, Martin Marietta, Rockwell International and Boeing, including production engineering, operations, product and business development, program management and sales and marketing for both government and commercial programs.

Key Employees

Robert J. Waner.  Mr. Waner, 65, has served as the Senior Vice President and Chief Technology Officer of Spirit since the date of the Boeing Acquisition. Prior to the Boeing Acquisition, he spent 41 years with Boeing, during which time he was directly responsible for ensuring the technical performance and integrity of the following aircraft designs: B-52, KC-135, B727, B737, B747, B757, B767 and B777. Other assignments included program management of Weapon System Trainer, YC-14, Drones for Aerodynamic and Structural Test and Advanced Applications Common Strategic Rotary Launcher. From 2003 to 2005, Mr. Waner served as Vice President — Engineering & New Programs for Boeing Wichita, where he was responsible for all engineering activities associated with the Boeing Wichita’s commercial products. In addition, he was responsible for all new programs, including the 787 platform. Mr. Waner received his M.S. in Aeronautical Engineering from Wichita State University and his B.S. in Aeronautical Engineering from the University of Kansas.

Vernell Jackson.  Mr. Jackson, 55, has served as the Senior Vice President of Administration of Spirit since the date of the Boeing Acquisition. From September 2002 until the Boeing Acquisition, Mr. Jackson held the position of Vice President of Supply Chain Services in the Shared Services Group for Boeing, where he worked since 1974. He has held business and procurement management assignments in both the commercial and military sectors as well as in Shared Services. From May 2001 until September 2002, Mr. Jackson was Vice President-General Manager of the Shared Services Group at Boeing Wichita and was responsible for providing support services, including computing, telecommunication, security and fire protection, facilities, safety, non-production procurement and people-related services. Before joining Shared Services, Mr. Jackson served as Director of Material for Boeing Wichita. Prior to that assignment, he was Senior Manager of outside production for Commercial Airplanes Wichita Material, responsible for procurement of machined parts and other commodities. Mr. Jackson graduated cum laude from Wichita State University with a Bachelor of Arts degree in Psychology. He also holds a Master of Science degree in Business Management from Webster University in St. Louis, Missouri.

Directors

Ivor (Ike) Evans.  Mr. Evans became a director of Spirit Holdings on November 15, 2006 and of Spirit on July 18, 2005. Mr. Evans has been an Operating Partner at Thayer Capital Partners since May 2005. Mr. Evans served as Vice Chairman of Union Pacific Corporation and Union Pacific Railroad from January 2004 through February 2005. From 1998 to 2004 he was President and Chief Operating Officer of Union Pacific Railroad. Prior to joining Union Pacific in 1998, Mr. Evans held senior management positions at Emerson Electric and Armtek Corporation. Mr. Evans serves on the Board of Directors of Textron Inc., Cooper Industries, Ltd. and ArvinMeritor, Inc. and serves as Chairman and member of the Board of Directors of Suntron Corporation.

Paul Fulchino.  Mr. Fulchino became a director of Spirit Holdings on November 15, 2006 and of Spirit on October 15, 2005. Mr. Fulchino has served as Chairman, President and Chief Executive Officer of Aviall, Inc. since January 2000. Aviall, Inc. became a wholly-owned subsidiary of Boeing on September 20, 2006. From 1996 through 1999, Mr. Fulchino was President and Chief Operating Officer of B/E Aerospace, Inc., a leading supplier of aircraft cabin products and services. From 1990 to 1996, Mr. Fulchino served in the capacities of President and Vice Chairman of Mercer Management Consulting, Inc., an international general management consulting firm. Earlier in his career, Mr. Fulchino held various engineering positions at Raytheon Company.

Richard Gephardt.  Mr. Gephardt became a director of Spirit Holdings on November 15, 2006 and of Spirit on July 18, 2005. Mr. Gephardt was a member of the U.S. House of Representatives from 1977 to 2005 during which time he served as the Majority and Minority Leader. Since 2005, Mr. Gephardt has served as President and CEO of Gephardt Group, a multi-disciplined consulting firm. Mr. Gephardt is also an advisor to Goldman Sachs and Senior Counsel at DLA Piper. Mr. Gephardt serves on the Board of Directors of U.S. Steel and Centene Corporation.

Robert Johnson.  Mr. Johnson became a director of Spirit Holdings on November 15, 2006 and serves as Chairman of the Board. On August 1, 2006, Mr. Johnson became the Chief Executive Officer of Dubai Aerospace Enterprise Ltd. Mr. Johnson has served as Chairman of Honeywell Aerospace since 2005, and from 2000 to 2004 he was its President and Chief Executive Officer. From 1994 to 1999 he served as AlliedSignal’s President of Marketing, Sales, and Service, and as President of Electronic and Avionics, and earlier as Vice President of Aerospace Services. Prior to joining Honeywell in 1994, he held management positions at AAR Corporation for two years and General Electric Aircraft Engines for 24 years. Mr. Johnson serves on the Board of Directors of Ariba, Inc. and Roper Industries, Inc.

Ronald Kadish.  Mr. Kadish became a director of Spirit Holdings on November 15, 2006 and of Spirit on July 18, 2005. Mr. Kadish served over 34 years with the U.S. Air Force until he retired on September 1, 2004 at the rank of Lieutenant General. During that time, Mr. Kadish served as Director, Missile Defense Agency and Director, Ballistic Missile Defense Organization, both of the DoD. In addition, Mr. Kadish served in senior program management capacities, including the F-16, C-17, and F-15 programs. Since February 15, 2005, he has served as a Vice President at Booz Allen Hamilton. Mr. Kadish serves on the Board of Directors of Orbital Sciences Corp.

Cornelius (Connie Mack) McGillicuddy, III.  Mr. McGillicuddy became a director of Spirit Holdings on November 15, 2006 and of Spirit on July 18, 2005. Mr. McGillicuddy was a member of the U.S. Senate from 1989 to 2001 and was a member of the U.S. House of Representatives from 1983 to 1989. From February 2001 to 2005, Mr. McGillicuddy was Senior Policy Advisor at Shaw Pittman LLP. Since February 16, 2005, he has served as Senior Policy Advisor, Government Relations Practice at King & Spalding LLP. Since October 1, 2006, he has also served as Senior Policy Advisor to Liberty Partners of Florida. In addition, he served as Chairman of President Bush’s Advisory Panel on U.S. Federal Tax Reform, to which he was appointed on January 13, 2006. Mr. McGillicuddy serves on the Board of Directors of Darden Restaurants, Genzyme Corporation, Moody’s Corporation, Exact Sciences, and Mutual of America Life Insurance Company.

Seth Mersky.  Mr. Mersky became a director of Spirit Holdings on February 7, 2005 and of Spirit on December 20, 2004. Mr. Mersky was a Vice President of Spirit Holdings from June 2006 until November 15, 2006 and was President of Spirit Holdings from February 2005 through June 2006. Mr. Mersky has been a Managing Director of Onex Corporation since 1997. Prior to joining Onex, he was Senior Vice President, Corporate Banking with The Bank of Nova Scotia for 13 years. Previously, he worked for Exxon Corporation as a tax accountant. Mr. Mersky serves on the Board of Directors of ClientLogic Corporation.

Francis Raborn.  Mr. Raborn became a director of Spirit Holdings on November 15, 2006 and of Spirit on October 15, 2005. Until his retirement in 2005, Mr. Raborn served as Vice President and Chief Financial Officer of United Defense Industries since its formation in 1994 and as a director since 1997. Mr. Raborn joined FMC Corporation, or FMC, the predecessor of United Defense Industries in 1977 and held a variety of financial and accounting positions, including Controller of FMC’s Defense Systems Group from 1985 to 1993 and Controller of FMC’s Special Products Group from 1979 to 1985.

Nigel Wright.  Mr. Wright became a director of Spirit Holdings on February 7, 2005 and of Spirit on December 20, 2004. Mr. Wright was Vice President and Secretary of Spirit Holdings from February until November 15, 2006, and was Treasurer of Spirit Holdings from February 2005 through June 2006. Mr. Wright is a Managing Director of Onex Corporation, which he joined in 1997. Prior to joining Onex, Mr. Wright was a Partner at the law firm of Davies, Ward & Beck for seven years, practicing mergers and acquisitions and securities law. Previously he worked for almost three years in the policy unit of the Canadian Prime Minister’s office. Mr. Wright serves on the Board of Directors of Res-Care, Inc. and Hawker Beechcraft, Inc.

Except as described in this prospectus, there are no arrangements or understandings between any member of the board of directors or executive officer and any other person pursuant to which that person was elected or appointed to his or her position.

Spirit Holdings’ board of directors has the power to appoint our executive officers. Each executive officer will hold office for the term determined by the board of directors and until such person’s successor is chosen or until such person’s death, resignation or removal.

Robert Johnson serves as Spirit Holdings’ Chairman. In that role, his primary responsibility is to preside over periodic executive sessions of Spirit Holdings’ board of directors in which management directors and other members of management do not participate, and he has the authority to call meetings of the non-management directors. The Chairman also chairs certain portions of board meetings and develops the agenda for board meetings. The Chairman will also perform other duties the board delegates from time to time to assist the board in fulfilling its responsibilities.

There are no family relationships among any of our directors and executive officers.

Corporate Governance Information

Spirit Holdings’ Corporate Governance Guidelines and the charters of the four standing committees of the Board of Directors, or the Board, of Spirit Holdings describe the governance practices we follow. The Corporate Governance Guidelines and committee charters are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of our management. The Corporate Governance Guidelines also are intended to align the interests of our directors and management with those of the Spirit Holdings’ stockholders. The Corporate Governance Guidelines establish the practices the Board follows with respect to the obligations of the Board and each director; Board composition and selection; Board meetings and involvement of senior management; chief executive officer performance evaluation and succession planning; Board committee composition and meetings; director compensation; director orientation and education; and director access to members of management and to independent advisors. The Board annually conducts a self-evaluation to assess compliance with the Corporate Governance Guidelines and identify opportunities to improve Board performance.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Corporate Governance Guidelines comply with corporate governance requirements contained in the listing standards of NYSE and make enhancements to Spirit Holdings’ corporate governance policies. Copies of Spirit Holdings’ current Corporate Governance Guidelines and Code of Ethics and Business Conduct are available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com, and are available in print free of charge to Spirit Holdings’ stockholders by written request to Spirit Holdings’ Corporate Secretary at Spirit AeroSystems Holdings, Inc., 3801 South Oliver, Wichita, KS 67210.

Director Independence

Spirit Holdings is deemed to be a “controlled company” under the rules of the NYSE because more than fifty percent of the voting power of Spirit Holdings is held by Onex. See “Principal and Selling Stockholders.” Therefore, Spirit Holdings qualifies for the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, Spirit Holdings is exempt from the rules that would otherwise require that the Board be comprised of a majority of “independent directors” and that Spirit Holdings’ Compensation Committee and Corporate Governance and Nominating Committee be comprised solely of “independent directors,” as defined under the rules of the

NYSE. The controlled company exception does not modify the independence requirements for Spirit Holdings’ Audit Committee, and Spirit Holdings intends to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE rules, which require that Spirit Holdings’ Audit Committee be comprised of independent directors exclusively.

The Board has analyzed the independence of each director and nominee and has determined that the following directors meet the standards of independence under Spirit Holdings’ Corporate Governance Guidelines and applicable NYSE listing standards, including that each member is free of any relationship that would interfere with his individual exercise of independent judgment: Mr. Raborn, Mr. Evans, Mr. Kadish, Mr. Johnson and Mr. McGillicuddy.

Fifty percent of the Board is not independent. Spirit Holdings’ Compensation Committee and Corporate Governance and Nominating Committee are not comprised solely of independent directors.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. The standing committee of the board of directors of Spirit, Spirit Holdings’ wholly-owned subsidiary and operating company, whose directors and many executive officers are identical, is the Government Security Committee. The members of the Board’s committees were appointed following the appointment of the full Board on November 15, 2006, and before the initial public offering of Spirit Holdings’ securities. No meetings of the committees of the Board were held in fiscal year 2006.

Below is a description of the duties and composition of each standing committee of the Board. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. Directors hold committee memberships for a term of one year.

Audit Committee.  The Audit Committee is responsible for (1) selecting the independent registered public accounting firm; (2) approving the overall scope of the audit; (3) assisting the Board in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements; (4) annually reviewing the independent registered public accounting firm’s report describing the auditing firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review or peer review of the auditing firm; (5) reviewing and discussing with management and the independent registered public accounting firm the adequacy of the Company’s internal controls over financial reporting and disclosure controls and procedures; (6) overseeing the Company’s internal audit function; (7) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm; (8) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; (9) discussing policies with respect to risk assessment and risk management; (10) meeting periodically and separately with management, internal auditors, and the independent registered public accounting firm; (11) reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response thereto; (12) setting clear hiring policies for employees or former employees of the independent registered public accounting firm; (13) reviewing procedures for the receipt, retention, and treatment of complaints, including anonymous complaints from employees, concerning accounting, accounting controls, and audit matters; (14) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time; and (15) reporting regularly to the full Board.

Spirit Holdings’ Audit Committee consists of Messrs. Raborn, Evans and Johnson, with Mr. Raborn serving as chairman. All of the committee members have been determined to be independent within the meeting of the NYSE listing standards, and Mr. Raborn has been determined to be an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee has a written charter, a copy of which can be found under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Compensation Committee.  The Compensation Committee is responsible for (1) developing and modifying, as appropriate, a competitive compensation philosophy and strategy for the Company’s executive officers; (2) reviewing and approving goals and objectives with respect to compensation for the Company’s chief executive officer; (3) reviewing and approving the evaluation process and compensation structure for the Company’s officers; (4) reviewing and approving employment contracts and other similar arrangements between the Company and its executive officers; (5) recommending to the Board any incentive plan, including equity-based plans, and amendments to such plans; (6) administration of incentive compensation plans, including the granting of awards under equity-based plans; (7) reviewing and approving any benefit plans or perquisites offered to the Company’s executive officers; (8) reviewing and recommending to the Board compensation paid to non-employee directors; (9) preparing the Compensation Committee’s report for inclusion in Spirit Holdings’ proxy statement; (10) such other matters that are specifically delegated to the Compensation Committee by the Board; and (11) reporting regularly to the full Board.

Spirit Holdings’ Compensation Committee consists of Messrs. Mersky, Fulchino and Johnson, with Mr. Mersky serving as chairman. One of the members of the Compensation Committee, Mr. Johnson, is independent. Messrs. Fulchino and Mersky are not independent within the meaning of the NYSE listing standards. The Compensation Committee has a written charter, a copy of which is available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Corporate Governance and Nominating Committee.  Spirit Holdings’ Corporate Governance and Nominating Committee’s purpose is to assist the Board by identifying individuals qualified to become members of the Board consistent with the criteria established by the Board and to develop Spirit Holdings’ corporate governance principles. The Corporate Governance and Nominating Committee is responsible for (1) evaluating the composition, size, and governance of the Board and its committees; (2) identifying, evaluating, and recommending candidates for election to the Board; (3) making recommendations regarding future planning and the appointment of Directors to the Board’s committees; (4) establishing a policy for considering stockholder recommendations for nominees for election to the Board; (5) recommending ways to enhance communications and relations with Spirit Holdings’ stockholders; (6) overseeing the Board performance and self-evaluation process and developing orientation and continuing education programs for directors; (7) reviewing Spirit Holdings’ Corporate Governance Guidelines and providing recommendations to the Board regarding possible changes; (8) reviewing and monitoring compliance with the Company’s Code of Ethics and Business Conduct and Insider Trading Policy; and (9) reporting regularly to the full Board.

Spirit Holdings’ Corporate Governance and Nominating Committee consists of Messrs. Wright, Fulchino, Gephardt, Kadish and McGillicuddy, with Mr. Wright serving as chairman. Two of the members of the Corporate Governance and Nominating Committee, Messrs. Kadish and McGillicuddy, are independent within the meaning of the NYSE listing standards. Messrs. Fulchino, Wright and Gephardt are not independent within the meaning of the NYSE listing standards. The Corporate Governance and Nominating Committee has a written charter, a copy of which is available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Government Security Committee.  In accordance with the requirements of the SSA, Spirit’s Government Security Committee is comprised of directors who have no prior relationship with Spirit or any entity controlled by Onex and directors who are officers of the Company, each of whom are cleared U.S. resident citizens. The Government Security Committee is responsible to ensure that Spirit maintains policies and procedures to safeguard the classified and export-controlled information in Spirit’s possession, and to ensure that Spirit complies with its industrial security agreements and obligations, U.S. export control laws and regulations, and the National Industrial Security Program Operating Manual.

Spirit’s Government Security Committee consists of Messrs. Kadish, Turner, Evans, Johnson, McGillicuddy and Raborn, with Mr. Kadish serving as chairman.

Other Committees.  The Board may establish other committees as it deems necessary or appropriate from time to time.

Compensation Committee Interlocks and Insider Participation

None of Spirit Holdings’ executive officers served during fiscal year 2006, or currently serves, and the Company anticipates that none will serve, as a member of the board of directors or compensation committee of any entity (other than Spirit or Spirit Holdings) that has one or more executive officers that serves on the Spirit Holdings’ Board or Compensation Committee. Mr. Mersky was an executive officer of Spirit Holdings until November 15, 2006, and currently serves on Spirit Holdings’ Compensation Committee. Mr. Fulchino serves on Spirit Holdings’ Compensation Committee and had a relationship that qualified as a related-party transaction. See “Certain Relationships and Related Transactions.”

Summary Compensation Table for Fiscal Year 2006

The following table presents information relating to total compensation of the following individuals, or the named executive officers, for the fiscal year ended December 31, 2006:

•	Jeffrey L. Turner, President and Chief Executive Officer

•	Ulrich (Rick) Schmidt, Executive Vice President and Chief Financial Officer

•	Ronald C. Brunton, Executive Vice President and Chief Operating Officer

•	John Lewelling, Senior Vice President, Strategy and Information Technology

•	Janet S. Nicolson, Senior Vice President of Human Resources

As of March 5, 2007, Ms. Nicolson is no longer affiliated with us.

The column “Salary” discloses the amount of base salary paid to the named executive officers during the fiscal year. The column “Bonus” discloses discretionary bonuses paid to the named executive officers in 2006 and, as applicable, cash payments to recruit executive officers attributable to forgone bonuses reported from previous employers.

The column “Stock Awards” discloses the dollar amounts of stock awards recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with SFAS 123(R). For restricted stock, the SFAS 123(R) fair value ascribed to these equity awards for financial reporting purposes correlates to the fair value of our underlying equity using appraisals and valuations of the underlying assets and other data necessary to reasonably estimate such value on a per share basis at the various grant dates. The disclosed values are the 2006 portions of our expense, which is calculated ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). Although achievement of company and individual performance goals is a significant factor in awards of cash and restricted stock, Spirit Holdings’ Compensation Committee retains full discretion concerning the amount of the award and the proportion of cash and restricted stock for awards actually granted. As such, restricted stock grants under our Executive Incentive Plan, or EIP, Short Term Incentive Plan, or STIP, and Long Term Incentive Plan, or LTIP, are not considered incentive compensation for financial reporting purposes. Stock awards under these plans related to 2005 performance are reported under the “Stock Awards” column for 2006, when the Compensation Committee actually issued shares of restricted stock. Please also refer to the table “Grants of Plan-Based Awards for Fiscal Year 2006” below.

Awards of restricted stock under the STIP, and in the case of stock awards granted to Mr. Turner, under the LTIP, are subject to a one-year vesting period. Prior to vesting, the participant may not vote or receive dividends, although if any dividends are issued, they accrue to the benefit of the participant subject to vesting.

The column “Non-Equity Incentive Plan Compensation” discloses the dollar amount of cash awards under the STIP, the non-equity incentive plan applicable to the named executive officers for fiscal year 2006. All of the cash awards under the Company’s incentive plans are annual awards and the payments under those awards are made based upon the achievement of financial results and performance measured as of the end of each fiscal year; accordingly, the amount reported for the STIP corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year. The table below reflects STIP payouts for 2006, which ended on December 31, 2006, which correspond to payments made in 2007.

The column “Change in Pension Value and Nonqualified Deferred Compensation earnings,” discloses the sum of the dollar value of (1) the aggregate change in the actuarial present value of the named executive officers’ accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) in 2006; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including benefits in defined contribution plans. Please also see the narratives associated with the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below.

The column “All Other Compensation” discloses the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes, if any;

•	any Spirit Holdings security purchased (through deferral of salary or bonus, or otherwise) at a discount from the market price of such security at the date of purchase, unless that discount is available generally, either to all security holders or to all of our salaried employees;

•	amounts we paid or which became due related to termination, severance, or a change in control, if any;

•	our contributions to vested and unvested defined contribution plans;

•	any life insurance premiums we paid during the year for the benefit of a named executive officer; and

•	All other forms of compensation required to be reported but not reported in other columns of the “Summary Compensation Table for Fiscal Year 2006.” Disclosed here are cash payments to recruit named executive officers attributable to forgone compensation from previous employers.

We report use of our aircraft by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive officer’s duties. The amounts reported for perquisites and personal benefits are our actual cost.

								Change
								in Pension
							Non-	Value and
							Equity	Nonqualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation		All Other
		Salary	Bonus		Awards(6)	Awards	Compensation	Earnings		Compensation		Total
Name and Principal Position	Year	($)	($)		($)	($)	($)	($)		($)		($)

Jeffrey L. Turner,	2006	263,393	200,000	(1)	6,272,439	—	895,560	68,850	(7)	68,814	(8)	7,769,056
President & CEO
Ulrich (Rick) Schmidt,	2006	432,496	50,000	(2)	5,403,078	—	588,200	—		2,649,170	(9)	9,122,944
EVP & CFO
John Lewelling,	2006	315,868	300,000	(3)	2,181,670	—	382,500	—		1,632,344	(10)	4,812,382
SVP of Strategy & IT
Janet S. Nicolson,	2006	239,420	249,417	(4)	1,667,860	—	255,000	—		1,817,648	(11)	4,229,345
SVP of HR
Ronald C. Brunton,	2006	194,018	200,000	(5)	1,759,207	—	330,953	—		20,246	(12)	2,504,424
EVP & COO

(1)	Represents a discretionary bonus paid to Mr. Turner.

(2)	Represents a discretionary bonus paid to Mr. Schmidt.

(3)	Represents a one-time cash payment for a sign-on bonus paid to Mr. Lewelling.

(4)	Represents a one-time cash payment to Ms. Nicolson in lieu of reported forgone bonus from previous employer.

(5)	Represents a discretionary bonus paid to Mr. Brunton.

(6)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with SFAS 123(R), and includes amounts from awards granted in and prior to 2006. Additional information concerning our accounting for stock awards may be found in note 11 to the consolidated financial statements for the twelve months ended December 31, 2006 and from February 7, 2005 (date of inception) through December 29, 2005 included in this prospectus.

(7)	$68,434 represents the aggregate change in the actuarial present value of Mr. Turner’s interest under our Pension Value Plan, and $416 represents the above-market earnings on Mr. Turner’s interest under our Deferred Compensation Plan.

(8)	Includes (a) $38,987 for a car provided by us, (b) $625 for personal use of our aircraft and (c) $29,202 for contributions by us to defined contribution plans.

(9)	Includes (a) $4,121 for country club dues, (b) $239,702 for relocation expenses, (c) $22,711 for contributions by us to defined contribution plans and (d) $2,382,635 for a one-time payment in lieu of forgone executive compensation from a prior employer.

(10)	Includes (a) $245,349 for relocation expenses, (b) $1,224,165 for compensation cost of purchase of stock from Spirit Holdings at discount from fair market value, (c) $17,848 for contribution by us to defined contribution plans, and (d) $144,982 for payment of taxes for sign-on bonus.

(11)	Includes (a) $152,120 for relocation expenses, (b) $150 for an incidental recognition award, (c) $725,372 for compensation cost of purchase of stock from Spirit Holdings at discount from fair market value, (d) $14,996 for contribution by us to defined contribution plans, (e) $26,250 for contribution by us to non-qualified deferred compensation plans, (f) $517,000 for a one-time cash payment in lieu of reported forgone executive compensation from a previous employer and (g) $381,760 for payment of taxes for forgone executive compensation and a reported bonus from a previous employer.

(12)	Includes $20,246 for contribution by us to defined contribution plans.

Grants of Plan-Based Awards for Fiscal Year 2006

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2006.

								All		All
								Other		Other
								Stock		Option		Grant
								Awards:		Awards:	Exercise	Date Fair
								Number of		Number	or Base	Value of
		Estimated Possible Payouts			Estimated Future Payouts			Shares of		of Securities	Price of	Stock and
		Under Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)			Stocks		Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	Awards	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)		(#)	($/sh)	($)

Jeffrey L. Turner,	2/17/2006	—	—	—	105,360	526,800	1,053,600	—		—	—	1,265,012
President & CEO	N/A	105,360	526,800	1,053,600	—	—	—	—		—		N/A
Ulrich (Rick) Schmidt,	2/17/2006	—	—	—	69,200	346,000	692,000	—		—	—	497,098
EVP & CFO	N/A	69,200	346,000	692,000	—	—	—	—		—	—	N/A
John Lewelling,	2/20/2006	—	—	—	—	—	—	360,000	(3)	—	—	6,096,658
SVP of Strategy & IT	N/A	45,000	225,000	450,000	—	—	—	—		—	—	N/A
Janet S. Nicolson,	12/30/2005	—	—	—	—	—	—	240,000	(4)	—	—	3,701,488
SVP of HR	N/A	30,000	150,000	300,000	—	—	—	—		—	—	N/A
Ronald C. Brunton,	2/17/2006	—	—	—	40,000	200,000	400,000			—	—	415,065
EVP & COO	N/A	40,000	200,000	400,000	—	—	—	—		—	—	N/A

(1)	2006 STIP cash awards, paid in February 2007, were granted and earned in 2006. The actual cash awards for the named executive officers for 2006 are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	The STIP restricted stock awards are denominated in dollars and then converted and paid in shares of class B common stock. We granted Mr. Turner 74,550 shares, we granted Mr. Schmidt 29,505 shares, and we granted Mr. Brunton 24,636 shares under the STIP in February 2006 for 2005 performance.

(3)	Represents matched shares granted by us under the EIP. On February 20, 2006, Mr. Lewelling purchased 90,000 shares of class B common stock and received 360,000 shares of class B common stock as a four-to-one match.

(4)	Represents matched shares granted by us under the EIP. On December 30, 2005, Ms. Nicolson purchased 60,000 shares of class B common stock and received 240,000 shares of class B common stock as a four-to-one match.

Outstanding Equity Awards at End of Fiscal Year 2006

The following table presents information concerning the number and value of unvested restricted stock grants under the STIP and EIP for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2006. We have not granted any options or option-like awards of our securities.

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number	Value of
			Incentive					of	Unearned
			Plan					Unearned	Shares,
			Awards:					Shares,	Units or
	Number of	Number of	Number of			Number of	Market Value	Units or	Other
	Securities	Securities	Securities			Shares or	of Shares or	Other	Rights
	Underlying	Underlying	Underlying	Option		Units of	Units of Stock	Rights	That Have
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock That	That Have Not	That Have	Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Have Not	Vested(1)	Not	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)	($)	Vested (#)	($)

Jeffrey L. Turner, President & CEO	—	—	—	—	—	896,516	30,006,391	—	—
Ulrich (Rick) Schmidt, EVP & CFO	—	—	—	—	—	714,477	23,913,545	—	—
John Lewelling, SVP of Strategy & IT	—	—	—	—	—	205,492	6,877,817	—	—
Janet S. Nicolson, SVP of HR	—	—	—	—	—	136,994	4,585,189	—	—
Ronald C. Brunton, EVP & COO	—	—	—	—	—	230,128	7,702,384	—	—

(1)	Market value calculated by multiplying the number of shares by $33.47, the closing price per share of Spirit Holdings’ class A common stock on the last trading day of Spirit Holdings’ 2006 fiscal year. Upon vesting, shares of class B common stock are convertible into shares of class A common stock on a one-for-one basis.

Option Exercises and Stock Vested for Fiscal Year 2006

The following table presents information concerning the vesting of restricted stock for the named executive officers during the fiscal year ended December 31, 2006. We have not granted any options or option-like awards of our securities.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting(1)
Name	(#)	($)	(#)	($)

Jeffrey L. Turner, President & CEO	—	—	618,034	16,068,884
Ulrich (Rick) Schmidt, EVP & CFO	—	—	515,028	13,390,728
John Lewelling, SVP of Strategy & IT	—	—	154,508	4,017,208
Janet S. Nicolson, SVP of HR			103,006	2,678,156
Ronald C. Brunton, EVP & COO	—	—	154,508	4,107,208

(1)	Each share of restricted stock vested on November 27, 2006, at $26.00, the price paid by the public in Spirit Holdings’ initial public offering.

Pension Benefits

The following table presents information concerning benefits received under our Pension Value Plan, or PVP, by the named executive officers during the fiscal year ended December 31, 2006.

		Number of		Present Value
		Years		of	Payment
		Credited		Accumulated	During Last
		Service		Benefit	Fiscal Year
Name	Plan Name	(#)		($)	($)

Jeffrey L. Turner, President & CEO	Pension Value Plan	29.6715	(1)	784,939	0
Ulrich (Rick) Schmidt, EVP & CFO	—	—		—	—
John Lewelling, SVP of Strategy & IT	—	—		—	—
Janet S. Nicolson, SVP of HR	—	—		—	—
Ronald C. Brunton, EVP & COO	—	—		—	—

(1)	As reported by Boeing under a Boeing qualified plan, and includes service with Boeing. See narrative below.

Effective June 17, 2005, pension assets and liabilities were spun-off from three of Boeing’s qualified plans, or Prior Plans, into four Spirit qualified plans for each of our employees who did not retire from Boeing by August 1, 2005. Each Prior Plan was frozen as of June 16, 2005, for future service credits and pay increases. Effective December 31, 2005, all four qualified plans were merged together into the PVP.

One of the named executive officers, the chief executive officer, is a participant in the PVP. Mr. Brunton retired from Boeing and is not a participant in the PVP. Benefits under the PVP applicable to this named executive officer are based upon a Prior Plan benefit plus a cash balance benefit. An actuarial determination of the Prior Plan benefit was completed by Boeing based on service and final average pay through December 31, 1998, and indexed for changes in base pay through June 16, 2005. The Prior Plan amounts are payable as a life annuity beginning at normal retirement (age 65), with the full benefit payable upon retirement on or after age 60. Under the cash balance benefit formula, employees received benefit credits based on their age at the end of each plan year through June 16, 2005. The annual benefit credit was a specified percentage of eligible pay, ranging from 3% at ages younger than 30 to 11% upon reaching age 50. Eligible pay included base pay and executive incentive pay, limited to the Internal Revenue Code Section 401(a)(17) limits. The benefit credits ceased upon freezing of the Prior Plan; however, employees continue to receive interest credits each year. The interest credits for each year are based on the 30-year Treasury Rate as of November of the prior year, with a minimum of 5.25% and maximum of 10%. The Cash Balance account is converted to a life annuity upon an active employee’s retirement using a factor of 11.

The PVP is fully paid for by us and employees are vested after reaching five years of service. Vesting service continues to accumulate after June 16, 2005, for continued employment. At least as early as November 30, 2006 (the end of the PVP’s fiscal year), Mr. Turner (32.4167 years for vesting) was fully vested in his benefit.

The normal retirement age under the PVP is 65. There are various early retirement ages allowed under the plan for the various benefits provided to employees. Mr. Turner is currently entitled to early retirement benefits. The Prior Plan benefit is reduced by 2% for each year that benefits commence prior to age 60. Mr. Turner is currently 55 years of age. Projected annual benefits payable upon retirement at age 60 are $81,199 for Mr. Turner. If he retires at age 65, the annual benefit amount is $86,776.

The calculations shown in the “Pension Benefits” table assume that the named executive officer elects a single life annuity form of payment. The present value determination is based on the RP 2000 Mortality Table projected to 2010 with white collar adjustment and a 5.75% interest rate. The Interest Credit rate used in the calculations is 5.25% for each future year. The present values were calculated assuming the named executive officer retires and commences receipt of benefits at age 60.

We also maintain the Supplemental Executive Retirement Plan, or SERP, which provides supplemental, nonqualified retirement benefits to executives who (1) had their benefits transferred from a Boeing nonqualified plan to the SERP and (2) did not elect to convert their SERP benefit into phantom shares as of June 17, 2005. Benefits under this plan were also frozen as of the date of the Boeing Acquisition. There are no SERP annuity benefits payable in the future to the named executive officers.

Other Retirement Benefits

We sponsor the Spirit AeroSystems Holdings, Inc. Retirement & Savings Plan, or the RSP, a qualified plan covering certain eligible employees. Under the RSP, we make a matching contribution of 75 percent of the employee’s contributions to a maximum 6 percent of compensation match based on employee contributions of 8 percent of compensation. Compensation for this plan is base pay, subject to compensation limits prescribed by the IRS. The matching contributions are immediately 100% vested.

Non-matching contributions, based on an employee’s age and vesting service, are made at the end of each calendar year for certain employee groups. Each named executive officer is eligible for these contributions for each year that he or she (1) is employed by us as of December 31 and (2) receives a year of vesting service. If age plus vesting service totals less than 60, employees receive 1.5% of base salary as a non-matching contribution by us; if age plus vesting service totals at least 60 but less than 80, employees receive 3% of base salary; and if age plus vesting service totals at least 80, employees receive a 4.5% of base salary contribution. These contributions are 50% vested at three years, 75% vested at four years, and 100% vested at five years of vesting service, which includes prior service with Boeing.

In addition, we contribute amounts for certain employees eligible for transition contributions. In general, employees who became our employees on June 17, 2005, did not retire from Boeing, and had at least five years of vesting service as of that date are eligible for these transition contributions. Mr. Turner is the only named executive officer entitled to transition contributions. Transition contributions are paid at the end of each calendar year for a number of years equal to the employee’s vesting service as of June 17, 2005, up to a maximum of 15 years. For vesting service from 5-9 years, the transition contribution is 1.5% of base salary per year; for 10-14 years, it is 2.5% of base salary per year; and for at least 15 years, it is 3.5% of base salary per year. These contributions become vested after five years of vesting service with us or upon reaching age 60, if earlier.

RSP matching contributions, non-matching contributions, and transition contributions are included in the “Summary Compensation Table for Fiscal Year 2006” above as a component of “All Other Compensation” for the eligible named executive officer.

We make post-retirement medical coverage available to all employees who retire from the company at age 55 or later, provided they have at least 10 years of service. Employees pay the full cost of coverage for this benefit — there is no subsidy paid by us. For employees previously employed by Boeing who were hired as of June 17, 2005 by us, subsidized post-retirement medical coverage is provided upon early retirement after attaining age 62 with 10 years of service. Subject to paying the same employee premiums as an active employee, the early retirees may maintain their medical coverage until attainment of age 65. This subsidized coverage is available to Mr. Turner and Mr. Brunton, provided they retire from the company on or after age 62.

Nonqualified Deferred Compensation

The following table presents information concerning each of our defined contribution or other plans that provide for the deferral of compensation of the named executive officers on a basis that is not tax qualified.

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions	Contributions	Earnings in		Withdraws/	Balance at
	in Last FY	in Last FY	Last FY		Distributions	Last FYE
Name	($)	($)	($)		($)	($)

Jeffrey L. Turner, President & CEO	—	—	5,197		0	95,685
Ulrich (Rick) Schmidt, EVP & CFO	—	—	—		—	—
John Lewelling, SVP of Strategy & IT	—	—	—		—	—
Janet S. Nicolson, SVP of HR	—	26,250	0	(1)	0	26,250
Ronald C. Brunton, EVP & COO	—	—	—		—	—

(1)	Contribution for Ms. Nicolson was made effective on the last day of the 2006 fiscal year.

We also sponsor the Spirit AeroSystems Holdings Deferred Compensation Plan, or DCP. This nonqualified plan allows eligible employees to defer receipt of a portion of their base salary or short-term incentive compensation. In addition, the DCP allows us to make discretionary contributions into a separate account in the DCP. Amounts deferred or contributed by us to employees’ accounts in the DCP are credited with a rate of return, determined annually by us prior to the fiscal year, which reflects the current yield on high-quality fixed income bonds (Moody’s AA bond index has been used as the basis for determination of this rate). For 2006, the credited interest rate was 5.75%. Accumulated amounts are payable to the participant in either a lump sum or installments upon separation from employment with us, or at the end of the deferral period selected by the participant upon enrollment in the DCP. Amounts shown as “Registrant Contributions” in the above table for Ms. Nicolson include contributions pursuant to her employment contract which required us to contribute an amount equal to 10.5% of her base pay into the DCP.

Contributions to the DCP labeled as “Registrant Contributions” are included as part of “All Other Compensation” in the “Summary Compensation Table for Fiscal Year 2006”. Earnings under the plan that are “above-market” (defined by SEC rule as that portion of interest that exceeds 120% of the applicable federal long-term rate, with compounding, which for October 2005, the applicable month for which the credited rate was determined, was 5.29%) are disclosed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table for Fiscal Year 2006” above.

Potential Payments on Termination or Change in Control

Termination of Employment

Spirit maintains employment agreements with the named executive officers, except for Mr. Brunton, pursuant to which certain payments may be made, or benefits provided, in the event the executive’s employment is terminated. In addition, upon termination of employment, amounts may become payable to the named executive officers pursuant to the SERP and/or the DCP.

Employment Agreements

Employment agreements entered into by Spirit with Messrs. Turner and Schmidt provide for varying types and amounts of payments and additional benefits upon termination of employment, depending on the circumstances of the termination.

•	Voluntary Termination by the Executive. In the event of voluntary termination by the executive, payment of one-half of the bonus that otherwise would have been payable pursuant to the STIP will be made (pro-rated for a partial year). Salary and benefits are continued only through the date of termination.

•	Involuntary Termination by Spirit for Cause. In the event of involuntary termination by Spirit for cause, no amounts are payable by reason of termination, other than salary and benefits payable through the date of termination. Generally, each of the named executive officers’ employment agreements define termination for “cause” to mean (1) the executive committing a material breach of his or her employment agreement or acts involving moral turpitude, including fraud, dishonesty, disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a material breach of his or her duty of loyalty to Spirit; (2) the executive willfully or continuously refusing to or willfully failing to perform the material duties reasonably assigned to him by the Board that are consistent with the provisions of his or her employment agreement where the refusal or failure does not result from a disability (as discussed below); or (3) the inability of the executive to obtain and maintain appropriate United States security clearances. Messrs. Turner’s and Schmidt’s employment agreements state that their termination is not deemed to be for cause unless and until there shall have been delivered to the executive a copy of a resolution, duly adopted by the Board. Although Mr. Schmidt’s employment agreement requires that he seek to obtain and maintain appropriate United States security clearance, the termination of Mr. Schmidt’s employment agreement for his failure to do so (without regard to any underlying facts for such failure) would constitute a termination without cause.

•	Expiration of Employment Agreement or Involuntary Termination by Spirit without Cause. In the event employment terminates due to expiration of the employment agreement or involuntary termination by Spirit without cause, base salary generally will be continued for 24 months. In addition, a bonus payment will be made pursuant to the STIP equal to the full amount of the bonus that otherwise would have been payable under the STIP (if any) for the year of termination, and a bonus payment will be made pursuant to the STIP for each subsequent year (pro-rated for any partial year) during which salary continuation payments are made (with such payments determined on the assumption that target performance is achieved for such years). Medical benefits will be continued during the period that salary continuation payments are made (subject to early termination in the event of new employment), with premiums paid by Spirit in the same proportion that premiums are paid on similar coverage for other executive officers. For Mr. Schmidt, life insurance benefits also will be continued in the event of involuntary termination without cause, with premiums paid by Spirit in the same proportion that premiums are paid for other executive officers.

In addition to the foregoing payments and benefits, upon termination of Mr. Schmidt’s employment under these circumstances, vesting is accelerated with respect to any shares of stock previously granted to Mr. Schmidt under the STIP. Further, upon involuntary termination of either Mr. Turner or Mr. Schmidt without cause, additional years of service under the EIP may be credited (which may increase the portion of restricted shares in which they acquire an interest upon a future liquidity event), and the “Return on Invested Capital” for purposes of the EIP upon a future liquidity event will be deemed to be no less than 25%, if the actual “Return on Invested Capital” at the time of such liquidity event is at least 0% (which may increase the portion of restricted shares in which they acquire an interest upon such liquidity event).

Generally, any termination of any of the employment agreements with the named executive officers by Spirit other than for cause, death, disability, or expiration of the employment period without renewal constitutes a termination without cause. Mr. Schmidt’s employment agreement specifically provides that the termination of his employment agreement by Spirit without cause includes if (1) his duties and responsibilities are materially and adversely altered without his consent, (2) his base salary is materially reduced by Spirit (other than as part of a general reduction to all executive officers) without his consent, (3) Spirit commits a material breach of his employment agreement, or (4) certain adverse employment actions (as described in more detail below) occur with respect to Mr. Schmidt following a change in control. Except for Mr. Schmidt’s employment agreement, none of the other named executive officers’ employment agreements attempt to define circumstances constituting constructive termination by Spirit. However, each of the named executive officers’

employment agreements are governed by Kansas law, which recognizes the concept that a termination by the employee may constitute a constructive termination by the employer under certain circumstances.

For purposes of the EIP and the DCP, which govern the named executive officers’ benefits under those plans, notwithstanding the terms of each employment agreement, a termination for cause means a separation from service involving (i) gross negligence or willful misconduct in the exercise of the executive’s responsibilities; (ii) breach of fiduciary duty with respect to Spirit; (iii) material breach of any provision of an employment or consulting contract; (iv) the commission of a felony crime or crime involving moral turpitude; (v) theft, fraud, misappropriation, or embezzlement (or suspicion of the same); (vi) willful violation of any federal, state, or local law (except traffic violations and other similar matters not involving moral turpitude); or (vii) refusal to obey any resolution or direction of the executive’s supervisor or the Board. The Compensation Committee determines, in its sole discretion, whether an executive has incurred a separation from service that is a termination for cause under the EIP and DCP.

•	Disability. In the event employment terminates due to disability, base salary, medical benefits, and life insurance benefits generally are continued until age 65. For this purpose, disability means the inability to render the services required under the employment agreement for a period of 180 days during any 12-month period. In addition to the foregoing payments and benefits, upon termination of Mr. Schmidt’s employment due to disability, vesting is accelerated with respect to any shares of stock previously granted to Mr. Schmidt under the STIP, and he may be credited with additional years of service under the EIP (which may increase the portion of restricted shares in which he acquires an interest upon a future liquidity event).

•	Death. In the event employment terminates due to death, base salary will be continued for the remaining term of the agreement. In addition, a bonus payment will be made pursuant to the STIP equal to the full amount of the bonus that otherwise would have been payable under the STIP (if any) for the year of termination, and a bonus payment for one subsequent year will be made pursuant to the STIP (with such payment determined on the assumption that target performance is achieved for such year). In the event of Mr. Schmidt’s termination of employment due to death, medical benefits for Mr. Schmidt’s family generally will be continued during the period that base salary is continued, with premiums paid by Spirit in the same proportion that premiums are paid on similar coverage for other executive officers.

The continued receipt of payments and benefits by Messrs. Turner and Schmidt upon termination of employment due to expiration of their employment agreements or involuntary termination without cause is conditioned upon satisfaction, for a period of 24 months after termination of employment, of a covenant not to compete and a covenant not to solicit customers or employees of Spirit.

Employment agreements entered into by Spirit with Mr. Lewelling and Ms. Nicolson provide for the continuation of base salary for 12 months and payment of the COBRA costs for medical and dental benefits for 12 months in the event of involuntary termination without cause. With respect to Mr. Lewelling, such payments and benefits are provided only if employment terminates within two years after the effective date of the agreement. In all other events, no amounts are payable pursuant to the employment agreements by reason of termination of employment, other than base salary payable through the date of termination. The continued receipt of payments and benefits by Mr. Lewelling and Ms. Nicolson following termination of employment is conditioned upon satisfaction of a covenant not to compete and a covenant not to solicit customers or employees of Spirit for a period of 24 months after termination of employment and upon satisfaction of an ongoing confidentiality covenant.

We do not have an employment agreement with Mr. Brunton. Accordingly, upon termination of employment for any reason, salary and benefits are continued only through the date of termination.

Supplemental Executive Retirement Plan

Pursuant to the SERP, Mr. Turner holds 228,675 phantom stock units. Upon separation from service with Spirit and its affiliates following a “Liquidity Event” (as defined in the SERP), Mr. Turner is entitled to receive payment with respect to each of those phantom stock units in an amount equal to (i) the market value of one share of class B common stock in Spirit Holdings (determined as of the business day immediately preceding the date of payment), plus (ii) the amount of all dividends (other than stock dividends), if any, actually paid on one share of class B common stock in Spirit Holdings during the period from June 16, 2005 through the date payment is made. A “Liquidity Event” under the SERP includes Spirit Holdings’ initial public offering on November 27, 2006. Thus, Mr. Turner will be entitled to payment under the SERP with respect to his phantom stock units upon any future separation from service with Spirit and its affiliates. Payment under the SERP will be made in a single lump sum as soon as administratively practicable following termination of employment.

Deferred Compensation Plan

Pursuant to the DCP, the named executive officers participating in the DCP are entitled to receive payment of amounts credited to their deferred compensation accounts under the DCP upon a separation from service with Spirit and its affiliates. Amounts are payable in a lump sum or in up to 15 annual installment payments, as elected by each participant (subject to the terms and conditions set forth in the DCP).

Payment to a participant of any employer matching or discretionary contributions made under the DCP is subject to satisfaction by the participant of noncompetition and nonsolicitation requirements during the term of the participant’s employment and for so long as the participant receives payments under the DCP and confidentiality requirements. In addition, the participant must not have been terminated for cause.

Summary Tables

The following tables summarize the amounts potentially payable upon termination of employment for each of the named executive officers, except for Mr. Brunton. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (i.e., the single sum does not reflect any discount).

Jeffrey L. Turner

				Termination
				Upon		Involuntary
				Expiration of		Termination		Termination
	Voluntary		Termination	Employment		Without		Due to		Termination
	Termination		for Cause	Agreement		Cause		Disability		Due to Death

Salary Continuation	—		—	$526,800	(4)	$526,820	(4)	$2,502,300	(7)	$395,100	(10)
Future STIP Award	$895,560	(3)	—	$3,898,320	(5)	$3,898,320	(5)	—		$2,844,720	(11)
Medical/Dental Insurance	—		—	$14,568	(6)	$14,568	(6)	$69,198	(8)	—
Life Insurance	—		—	—		—		$6,954	(9)	—
SERP (Phantom Stock)(1)	$7,653,752		$7,653,752	$7,653,752		$7,653,752		$7,653,752		$7,653,752
DCP — Employee(2)	$95,685		$95,685	$95,685		$95,685		$95,685		$95,685

(1)	228,675 phantom stock units multiplied by $33.47 (the closing price for Spirit Holdings’ class A common stock on the NYSE on December 29, 2006).

(2)	Account balance as of December 31, 2006.

(3)	One-half of the 2006 STIP award ($1,791,120, including both cash and stock portions).

(4)	Base salary of $263,400 for 24 months.

(5)	100% of 2006 STIP award ($1,791,120), plus 2 additional years at target performance (400% of $263,400 base salary each year).

(6)	Monthly contribution by us toward medical coverage ($607) for 24 months.

(7)	Base salary ($263,400) continued to age 65 (9 1/2 years).

(8)	Monthly contribution by us toward medical coverage ($607) continued to age 65 (9 1/2 years).

(9)	Monthly contribution by us toward life insurance coverage ($61) continued to age 65 (9 1/2 years).

(10)	Base salary ($263,400) continued to June 15, 2008 (1 1/2 years).

(11)	100% of 2006 STIP award ($1,791,120), plus 1 additional year at target performance (400% of $263,400 base salary).

Ulrich (Rick) Schmidt

				Termination
				Upon		Involuntary
				Expiration of		Termination		Termination
	Voluntary		Termination	Employment		Without		Due to		Termination
	Termination		for Cause	Agreement		Cause		Disability		Due to Death

Salary Continuation	—		—	$865,000	(2)	$865,000	(2)	$3,460,000	(6)	$722,275	(9)
Future STIP Award	$588,200	(1)	—	$2,560,400	(3)	$2,560,400	(3)	—		$1,868,400	(10)
Medical/Dental Insurance	—		—	$15,912	(4)	$15,912	(4)	$63,648	(7)	$13,260	(11)
Life Insurance	—		—	—		$2,400	(5)	$9,600	(8)	—

(1)	One-half of the 2006 STIP award ($1,176,400, including both cash and stock portions).

(2)	Base salary of $432,500 for 24 months.

(3)	100% of 2006 STIP award ($1,176,400), plus 2 additional years at target performance (160% of $432,500 base salary each year).

(4)	Monthly contribution by us toward medical coverage ($663) for 24 months.

(5)	Monthly contribution by us toward life insurance coverage ($100) for 24 months.

(6)	Base salary ($432,500) continued to age 65 (8 years).

(7)	Monthly contribution by us toward medical coverage ($663) continued to age 65 (8 years).

(8)	Monthly contribution by us toward life insurance coverage ($100) continued to age 65 (8 years).

(9)	Base salary ($432,500) continued to September 1, 2008 (1.67 years).

(10)	100% of 2006 STIP award ($1,176,400), plus 1 additional year at target performance (160% of $432,500 base salary).

(11)	Monthly contribution by us toward family medical coverage ($663) continued to September 1, 2008 (20 months).

John Lewelling

		Involuntary
	Termination	Termination		Other
	for Cause	Without Cause		Terminations

Salary Continuation	—	$375,000	(1)	—
Medical/Dental Insurance	—	$14,902	(2)	—

(1)	Base salary ($375,000) continued for 12 months.

(2)	Full monthly cost of COBRA medical and dental coverage ($1,102 medical plus $140 dental) continued for 12 months.

Janet S. Nicolson

		Involuntary
	Termination	Termination		Other
	for Cause	Without Cause		Terminations

Salary Continuation	—	$250,000	(2)	—
Medical/Dental Insurance	—	$13,032	(3)	—
DCP — Employee(1)	—	$26,250		$26,250

(1)	Account balance as of December 31, 2006.

(2)	Base salary ($250,000) continued for 12 months.

(3)	Full monthly cost of COBRA medical and dental coverage ($993 medical plus $93 dental) continued for 12 months.

Change in Control

We do not maintain a change in control agreement or any other similar plan or arrangement intended specifically to provide income protection for executive officers upon a change in control. However, under the SERP, a change in control may result in payment of amounts with respect to phantom stock granted under the SERP. Under the EIP, a change in control may provide participants the opportunity to acquire an interest in restricted shares granted under the EIP and/or may increase the opportunity to acquire an interest in restricted shares upon a future liquidity event. In addition, Spirit’s employment agreement with Mr. Schmidt treats certain adverse employment action in connection with a change in control as an involuntary termination without cause for purposes of determining amounts payable pursuant to that agreement.

Supplemental Executive Retirement Plan

Pursuant to the SERP, Mr. Turner holds 228,675 phantom stock units. Upon a “Change in Control” following a “Liquidity Event” (as defined in the SERP), Mr. Turner is entitled to receive payment with respect to each of those phantom stock units in an amount equal to (i) the market value of one share of class B common stock of Spirit Holdings (determined as of the business day immediately preceding the date of payment), plus (ii) the amount of all dividends (other than stock dividends), if any, actually paid on one share of class B common stock of Spirit Holdings during the period from June 16, 2005 through the date payment is made. A “Change in Control” under the SERP is a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding the Onex entities), acquires (i) more than 50% of the total voting power of the stock of Spirit Holdings (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of Spirit Holdings’ equity interests), or (ii) all or substantially all of our assets and all or substantially all of the proceeds from such transaction are distributed to the stockholders of Spirit Holdings. A “Liquidity Event” under the SERP includes our initial public offering on November 27, 2006. Thus, Mr. Turner will be entitled to payment under the SERP with respect to his phantom stock units upon any future “Change in Control.” Payment under the SERP will be made in a single lump sum as soon as administratively practicable following the change in control.

Executive Incentive Plan

Pursuant to the EIP, participants have the opportunity to acquire an interest in restricted shares granted under the EIP upon the occurrence of a “Liquidity Event.” A “Liquidity Event” is defined under the EIP to include a “Change in Control.” A “Change in Control” is defined under the EIP as a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding the Onex entities), acquires (i) more than 50% of the total voting power of the stock of Spirit Holdings (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of Spirit Holdings’ equity interests), or (ii) all or substantially all of our assets and all or substantially all of the proceeds from such transaction are distributed to the stockholders of Spirit Holdings. Thus, upon a “Change in Control” under the EIP, participants may have the opportunity to acquire an interest in restricted shares granted under the EIP.

Upon the occurrence of a “Liquidity Event” under the EIP (including a “Change in Control”), the number of restricted shares in which a participant acquires an interest (if any) depends on three factors, including a service factor (based on the number of years of service credited or deemed credited as of the “Liquidity Event”). Participants who are employed on the date of a “Liquidity Event” are deemed to have fully satisfied the service factor for purposes of determining the number of restricted shares in which such participant acquired an interest with respect to that Liquidity Event. In addition, upon a “Change in Control,” special rules apply for purposes of applying the service factor in the event of a subsequent “Liquidity Event.”

•	For each participant employed on the date of the “Change in Control” who either is not offered continued employment in a comparable position or continues employment after the “Change in Control” but, within 12 months, is either involuntarily terminated without cause or is assigned to a position that is not a comparable position, the service factor is deemed fully satisfied upon future liquidity events.

•	For each participant employed on the date of the “Change in Control” who is offered a comparable position but declines to accept it, the service factor is not deemed fully satisfied upon future liquidity events, but a more accelerated schedule applies for purposes of determining the extent to which the service factor has been satisfied.

Accordingly, a “Change in Control” under the EIP may increase the extent to which a participant may acquire an interest in restricted shares under the EIP upon a future “Liquidity Event.”

Ulrich (Rick) Schmidt Employment Agreement

Pursuant to Spirit’s employment agreement with Mr. Schmidt, his employment will be treated as involuntarily terminated without cause if, following a change in control (as defined in the EIP), either he is not offered continued employment in a comparable position or he continues to perform services following the change in control but is, within 12 months following the change in control, assigned to a position that is not a comparable position. As more fully described above, certain additional payments and benefits are due upon an involuntary termination of Mr. Schmidt’s employment without cause. Accordingly, a change in control may result in the payment of those additional amounts if Mr. Schmidt’s employment does not continue in a comparable position following such change in control.

Summary Table

The following table summarizes the compensation that may become payable to the named executive officers upon a change in control.

					Employment
	SERP		EIP		Agreement

Jeffrey L. Turner	$7,653,752	(1)	$27,511,202	(2)	—
Ulrich (Rick) Schmidt	—		$22,926,013	(2)	$3,443,712	(3)
John A. Lewelling	—		$6,877,817	(2)	—
Janet S. Nicolson	—		$4,585,189	(2)	—
Ronald C. Brunton			$6,877,817	(2)	—

(1)	228,675 phantom stock units multiplied by $33.47 (the closing price for Spirit Holdings’ class A common stock on the NYSE on December 29, 2006).

(2)	Number of restricted shares multiplied by per share value. Assumes all remaining equity interest in Spirit Holdings held by the Onex entities is disposed of in a transaction occurring as of December 31, 2006, and “Return on Invested Capital” equals or exceeds 26%. Therefore, EIP participants acquire an interest in all remaining shares of restricted stock. Value per share of restricted stock assumed to be $33.47 (the closing price for Spirit Holdings’ class A common stock on the NYSE on December 29, 2006).

(3)	Sum of amounts payable in connection with involuntary termination without cause.

Director Compensation for Fiscal Year 2006

The following table presents information concerning compensation attributable to Spirit Holding’s non-management directors for the fiscal year ended December 31, 2006.

					Change in
					Pension Value
					and Nonqualified
	Fees Earned	Stock		Non-Equity	Deferred
	or Paid in	Awards	Option	Incentive Plan	Compensation	All Other
	Cash	(1)	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Ivor Evans	106,000	646,298	—	—	—	—	752,298
Paul Fulchino	100,000	646,298	—	—	—	—	746,298
Richard Gephardt	95,000	1,723,462	—	—	—	—	1,818,462
Robert Johnson	138,000	646,298	—	—	—	—	784,298
Ronald Kadish	105,000	646,298	—	—	—	—	751,298
Cornelius McGillicuddy III	100,000	646,298	—	—	—	—	746,298
Seth Mersky	—	—	—	—	—	—	—
Francis Raborn	123,000	646,298	—	—	—	—	769,298
Nigel Wright	—	—	—	—	—	—	—

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with SFAS 123(R), and thus includes amounts from awards granted prior to 2006. Additional information concerning our accounting for stock awards may be found in note 11 to our consolidated financial statements for the twelve months ended December 31, 2006 and from February 7, 2005 (date of inception) through December 29, 2005 included in this prospectus.

The 2006 payments to the non-management directors were for their services as members of the board of directors of Spirit. They received no compensation for their service as members of the Board in 2006. Directors who are not employed by us received an annual cash payment of $75,000, $5,000 for each Board meeting attended in person, and $2,000 for each Audit Committee meeting attended in person or via conference call. The chairman of the Audit Committee and the Government Security Committee received an additional $15,000 and $5,000, respectively. The chairman of the Spirit board received $6,000 for a partial year as chairman for the 2005-2006 year and $30,000 for the 2006-2007 year. Messrs. Mersky and Wright, as representatives of Onex Corporation, received no director fees in 2006. On December 15, 2005, we granted to each of Messrs. Evans, Fulchino, Gephardt, Johnson, Kadish, McGillicuddy and Raborn 15,000 shares of class B common stock contingent on their remaining members of the Spirit board for one year and other conditions as outlined in the Director Stock Plan. This stock was subject to the three-for-one stock split effective on November 16, 2006, resulting in these directors each receiving 45,000 shares. Mr. Gephardt received an additional 25,000 shares (75,000 after giving effect to the aforementioned three-for-one stock split) of class B common stock under the terms of a consulting agreement between Mr. Gephardt and Spirit. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their director services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions have the potential to create actual or perceived conflicts of interest between Spirit Holdings and its directors and executive officers or their immediate family members. The Board reviews such matters as they pertain to related party transactions as defined by Item 404(b) of the SEC’s Regulation S-K. With the exception of the related party transaction involving Onex Partners II LP described below, the related party transactions disclosed in this prospectus were in existence prior to Spirit Holdings’ initial public offering in November 2006. In deciding whether to continue to allow these related party transactions involving a director, executive officer, or their immediate family members, the Board considered, among other factors:

•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•	the nature of the transactions and the costs to be incurred by us or payments to us;

•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to us from unrelated parties;

•	the business advantage we would gain by engaging in the transaction; and

•	an analysis of the significance of the transaction to us and to the related party.

The Board determined that the related party transactions disclosed herein are on terms that are fair and reasonable to us, and which are as favorable to us as would be available from non-related entities in comparable transactions. The Board believes that we have a business interest supporting the transactions and the transactions meet the same standards that apply to comparable transactions with unaffiliated entities. Although the aforementioned policies are not written, each determination was made by the Board and reflected in its minutes. The Board is in the process of preparing written related party transaction policies that will be communicated to the appropriate level of management and posted on our internal policy website.

Below are the transactions that occurred or were continuing during fiscal year 2006 in which, to our knowledge, we were or are a party, in which the amount involved exceeded $120,000, and in which any director, director nominee, executive officer, holder of more than 5% of Spirit Holdings’ common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Intercompany Agreement

Under the intercompany agreement, in exchange for an annual service fee of $3.0 million, Onex Partners Manager, L.P., or Onex Manager, provided Spirit Holdings and Spirit with corporate finance and strategic planning consulting services. Onex and its affiliates, including Onex Manager, are our principal stockholders. In 2006, we paid Onex Manager $5.5 million for its services. We paid Onex Manager a lump sum of $4.0 million in 2006 in connection with the termination of the intercompany agreement.

Aviall Distribution Agreement

On September 18, 2006, Spirit entered into a distribution agreement with Aviall Services, Inc., a wholly-owned subsidiary of Boeing and Aviall, Inc., or Aviall. Aviall is a provider of global parts distribution and supply chain services for the aerospace industry. Spirit appointed Aviall as its exclusive distributor to sell, market and otherwise distribute certain aftermarket products worldwide, excluding the United States and Canada. The contract extends until September 18, 2011 and automatically renews on an annual basis thereafter unless terminated by either party. Mr. Fulchino, the president and chief executive officer of Aviall, is a member of Spirit Holdings’ board of directors. In 2006 and the three months ended March 29, 2007, the revenues to Spirit under the agreement were approximately $1.2 million and $1.7 million, respectively.

Issuance of Shares

The following table summarizes the purchases by and grants to our executive officers of shares of our class B common stock since December 30, 2005.

			Aggregate
	Number	Aggregate	Value of Shares	Dates
Name	of Shares(1)	Purchase Price	upon Issuance(2)	of Issuance

Jeffrey Turner	74,550	—	$1,256,168	February 17, 2006
	29,373	—	$882,659	February 22, 2007
Rick Schmidt	29,505	—	$497,159	February 17, 2006
	19,292	—	$579,725	February 22, 2007
Ronald C. Brunton	24,636	—	$415,117	February 17, 2006
	10,855	—	$326,193	February 22, 2007
H. David Walker	15,651	—	$263,719	February 17, 2006
	6,691	—	$201,065	February 22, 2007
Gloria Farha Flentje	9,108	—	$153,470	February 17, 2006
	3,662	—	$110,043	February 22, 2007
Janet S. Nicolson(3)	300,000	$200,000	$4,626,860	December 30, 2005
John Lewelling	450,000	$300,000	$7,620,823	February 20, 2006
	12,546	—	$377,007	February 22, 2007
Richard Buchanan	12,642	—	$213,018	February 17, 2006
	5,410	—	$162,571	February 22, 2007
Michael King	12,159	—	$204,879	February 17, 2006
	5,131	—	$154,187	February 22, 2007
Neil McManus	90,750	$139,150	$1,961,784	July 31, 2006
	4,620	—	$138,831	February 22, 2007
Donald Carlisle	12,600	—	$212,310	February 17, 2006
	5,406	—	$162,450	February 22, 2007

(1)	Includes shares of class B common stock which are subject to vesting requirements under our benefit plans. Share numbers give effect to the 3-for-1 stock split of our common stock that occurred on November 16, 2006.

(2)	As determined in accordance with SFAS No. 123(R).

(3)	Ms. Nicolson served as the Senior Vice President of Human Resources of Spirit Holdings at the time of purchase and grant.

Employment Agreements and Indemnification Agreements

We have an employment agreement with each of Messrs. Turner, Schmidt and Walker and with certain of our other senior executive officers. For a description of certain provisions of the employment agreements, see “Management — Potential Payments on Termination or Change in Control — Employment Agreements.”

We have entered into indemnification agreements with each of our directors, and some of our executive employment agreements include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted. See “Description of Capital Stock — Indemnification of Directors and Officers and Limitations on Liability” and “— Indemnification Agreements.”

Investor Stockholders Agreement and Registration Agreement

On June 16, 2005, we entered into an investor stockholders agreement and a registration rights agreement with certain of our stockholders, including Mr. Turner and certain of our employees. Subsequently, our directors and certain of our other employees also entered into these agreements. For a description of these agreements, see “Description of Capital Stock — Investor Stockholder Agreements” and “Description of Capital Stock — Registration Agreement.”

Director Compensation

Directors who are not our employees receive an annual cash payment of $75,000, payable annually, $5,000 for each board meeting attended in person, and $2,000 for each audit committee meeting attended in person or via conference call. The chairman of the Audit Committee and the Government Security Committee receive an additional $15,000 and $5,000, respectively. Fees payable to Messrs. Mersky and Wright will be paid to Onex Partners Advisor LP. On December 15, 2005, we granted to each of Messrs. Evans, Fulchino, Gephardt, Johnson, Kadish, Mack and Raborn 45,000 shares of class B common stock. See “Management — Compensation of Non-Management Directors” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference. We reimburse all directors for their out-of-pocket expenses incurred in connection with such services.

Other Related Party Transactions and Business Relationships

Prior to November 27, 2006, Spirit had an unsecured term loan pursuant to a Term Loan Agreement from a lender, or Onex Lender, that is an indirect subsidiary of Onex Wind Finance LP, or Onex Wind, which is an indirect subsidiary of our principal stockholder, Onex. Under the Term Loan Agreement, Onex Lender made a term loan to Spirit in a principal amount equal and with identical repayment terms to the amount Onex Wind borrowed under the Term Loan B, at a rate of interest that may exceed the rate under the Term Loan B by up to 10 basis points. Spirit had provided a secured guarantee of the debt of Onex Wind under the senior secured credit facility. Spirit’s obligations in respect of the term loan from Onex Wind made pursuant to the Term Loan Agreement were subordinated to its obligations under its guarantee of the debt of Onex Wind under the senior secured credit facility. Spirit was not permitted to make a payment to Onex Lender under the Term Loan Agreement unless a payment in equal amount was made by Onex Lender contemporaneously in respect of amounts payable by it under the senior secured credit facility. From its inception in June 2005, the date of the IPO, Spirit paid interest and principal of $69.2 and $107.0, respectively, to Onex Lender on the term loan. The Term Loan Agreement with Onex Lender was terminated upon completion of our initial public offering on November 27, 2006, and Spirit became the direct borrower of the then outstanding principal amount outstanding under the senior credit facility. We believe the interest rate payable under the Term Loan Agreement was commercially reasonable. Onex received a Canadian tax benefit from this structure at an insignificant cost to Spirit. The largest amount outstanding during fiscal year 2006 was $696.5 million, and it was zero on December 31, 2006.

Spirit and Onex Wind also entered into a Delayed-Draw Term Loan Agreement pursuant to which Onex Lender agreed to make unsecured term loans to Spirit from time to time. No loans were made under this agreement and the agreement has been terminated.

Andrew John (Jack) Focht is the spouse of Gloria Farha Flentje, our Vice President, General Counsel, and Secretary. Since 1998, Mr. Focht has served as special counsel to Foulston Siefkin LLP, a law firm utilized by the Company and at which Ms. Flentje was previously a partner. Although Mr. Focht is not a partner, has no right to participate in management, and holds no other positions in the firm, he has “phantom units” that entitle him to an undivided share in the net profits of the firm, including the net profits attributable to fees received from the Company. In 2006 and the three months ended March 29, 2007, the firm received $1.5 million and $0.6 million, respectively, in fees from the Company for legal services. Mr. Focht’s phantom unit interest in those fees for 2006 was $19,234, before taking into account firm expenses.

On March 26, 2007, Hawker Beechcraft, Inc., of which Onex Partners II LP (an affiliate of Onex) owns approximately a 49% interest, acquired Raytheon Aircraft Acquisition Company (which was renamed Hawker Beechcraft Acquisition Company LLC) and substantially all of the assets of Raytheon Aircraft Services Limited. We supply certain aerostructure components for the Hawker 800 family of business jets manufactured by a subsidiary of Hawker Beechcraft Acquisition Company LLC. Mr. Wright, a member of Spirit Holdings’ board of directors, is also a director of Hawker Beechcraft, Inc. Sales of such components are based on standard market terms. In 2006 and the three months ended March 29, 2007, less than 1% of our net revenues were derived from sales to Hawker Beechcraft.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table shows information with respect to the beneficial ownership of our common stock as of May 1, 2007, and as adjusted to reflect the sale of our class A common stock being offered in this offering, by:

•	each person known by us to own beneficially 5% or more of our class A or class B common stock,

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each selling stockholder.

The table below assumes conversion of shares of class B common stock to be sold in the offering by the Onex entities and certain director and employee stockholders into class A common stock.

				Shares Being Sold in Offering
					Assuming the	Shares Beneficially Owned After Offering
	Before Offering				Underwriters	Assuming the Underwriters’ Over-Allotment			Assuming the Underwriters’ Over-Allotment
	Number of			Assuming the	Over-	Option is Not Exercised			Option is Exercised in Full
	Shares			Underwriters	Allotment		Percentage of			Percentage of
	Beneficially	Percentage of	Percentage	Over-Allotment	Option is		Class/All	Percentage		Class/All	Percentage
	Owned(1)	Class/All	of Voting	Option is Not	Exercised in	Number of	Common	of Voting	Number of	Common	of Voting
Name of Beneficial Owner	(2)(3)	Common Stock	Power	Exercised	Full	Shares	Stock	Power	Shares	Stock	Power

Five Percent Stockholders
Onex Corporation(4)	64,215,729	97.7%/48.0%	88.5%	29,188,970	32,107,866	35,026,759	95.6%/25.7%	75.1%	32,107,863	95.1%/23.5%	72.9%
	class B					class B			class B
Onex Partners LP(5)	36,054,787	54.9%/26.9%	49.7%	16,388,540	18,027,394	19,666,247	53.7%/14.4%	42.2%	18,027,393	53.4%/13.2%	40.9%
	class B					class B			class B
OAH Wind LLC(6)	17,048,438	25.9%/12.7%	23.5%	7,749,290	8,524,219	9,299,148	25.4%/6.8%	19.9%	8,524,219	25.3%/6.2%	19.4%
	class B					class B			class B
Onex Spirit Co-Invest LP(7)	9,694,068	14.7%/7.2%	13.4%	4,406,395	4,847,034	5,287,673	14.4%/3.9%	11.3%	4,847,034	14.4%/3.5%	11.0%
	class B					class B			class B
AXA Financial, Inc.	7,359,225	10.8%/5.5%	1.0%	—	—	7,359,225	7.4%/5.4%	1.6%	7,359,225	7.2%/5.4%	1.7%
	class A					class A			class A
AMVESCAP PLC	6,593,766	9.7%/4.9%	*	—	—	6,593,766	6.6%/4.8%	1.4%	6,593,766	6.4%/4.8%	1.5%
	class A					class A			class A
JGD Management Corp	3,511,962	5.2%/2.6%	*	—	—	3,511,962	3.5%/2.6%	*	3,511,962	3.4%/2.6%	*
c/o York Capital	class A					class A			class A
Management
Directors and Executive Officers
Jeffrey Turner(8)(9)	149,506	*/*	*	224,173	246,590	298,954	*/*	*	313,899	*/*	*
	class B					class B			class B
Ulrich Schmidt(8)(9)(10)	200,743	*/*	*	154,545	170,000	357,549	1.0%/*	*	373,229	1.1%/*	*
	class B					class B			class B
Ronald C. Brunton(8)(9)	76,007	*/*	*	69,091	76,000	100,321	*/*	*	102,753	*/*	*
	class B					class B			class B
John Lewelling(8)(9)	51,371	*/*	*	77,273	85,000	67,503	*/*	*	69,117	*/*	*
	class B					class B			class B
Janet Nicolson	—	*/*	*	—	—	—	*/*	*	—	*/*	*
Ivor Evans(8)(9)	—	*/*	*	11,675	12,843	—	*/*	*	—	*/*	*
Paul Fulchino(8)(9)	—	*/*	*	11,675	12,843	—	*/*	*	—	*/*	*
Richard Gephardt(8)(9)	51,503	*/*	*	77,956	85,752	4,682	*/*	*	—	*/*	*
	class B					class B
Robert Johnson(8)(9)	—	*/*	*	11,675	12,843	—	*/*	*	—	*/*	*
Ronald Kadish(8)(9)	—	*/*	*	11,675	12,843	—	*/*	*	—	*/*	*
Cornelius McGillicuddy, III(8)(9)	—	*/*	*	11,675	12,843	—	*/*	*	—	*/*	*
Seth Mersky(11)	68,788	*/*	*	31,267	34,394	37,521	*/*	*	34,394	*/*	*
	class B					class B			class B
Francis Raborn(8)(9)	19,314	*/*	*	—	—	30,989	*/*	*	32,157	*/*	*
	class B					class B			class B
Nigel Wright(12)	132,522	*/*	*	60,237	66,261	72,285	*/*	*	66,261	*/*	*
	class B					class B			class B

				Shares Being Sold in Offering
					Assuming the	Shares Beneficially Owned After Offering
	Before Offering				Underwriters	Assuming the Underwriters’ Over-Allotment			Assuming the Underwriters’ Over-Allotment
	Number of			Assuming the	Over-	Option is Not Exercised			Option is Exercised in Full
	Shares			Underwriters	Allotment		Percentage of			Percentage of
	Beneficially	Percentage of	Percentage	Over-Allotment	Option is		Class/All	Percentage		Class/All	Percentage
	Owned(1)	Class/All	of Voting	Option is Not	Exercised in	Number of	Common	of Voting	Number of	Common	of Voting
Name of Beneficial Owner	(2)(3)	Common Stock	Power	Exercised	Full	Shares	Stock	Power	Shares	Stock	Power

All directors and executive officers as a group (19 persons)(9)(10) (11)(12)	951,803	1.4%/*	1.3%	1,042,844	1,147,132	1,142,060	3.1%/*	2.4%	1,161,087	3.4%/*	2.6%
	class B					class B			class B
Other Selling Stockholders
Wind EI II LLC(13)	1,050,811	1.6%/*	1.4%	477,642	525,406	573,169	1.6%/*	1.2%	525,405	1.6%/*	1.2%
	class B					class B			class B
Onex US Principals LP(14)	367,625	*/*	*	167,103	183,813	200,522	*/*	*	183,812	*/*	*
	class B					class B			class B
Susan L Bacon(8)(9)	4,302	*/*	*	10,256	11,282	11,140	*/*	*	11,823	*/*	*
	class B					class B			class B
David P Bartz(8)(9)	7,212	*/*	*	15,568	17,125	7,212	*/*	*	7,212	*/*	*
	class B					class B			class B
Radhe S Bhagat(8)(9)	10,296	*/*	*	15,577	17,135	5,616	*/*	*	5,148	*/*	*
	class B					class B			class B
Don A Blake(8)(9)	8,724	*/*	*	7,785	8,563	16,507	*/*	*	17,286	0.1%/*	*
	class B					class B			class B
Sheri B Boyer(8)(9)	17,109	*/*	*	54,480	59,928	9,332	*/*	*	8,554	*/*	*
	class B					class B			class B
Richard R Buchanan(8)(9)	29,766	*/*	*	58,195	64,015	2,706	*/*	*	—	*/*	*
	class B					class B			class B
Donald R Carlisle(8)(9)	26,470	*/*	*	65,941	72,535	15,015	*/*	*	13,870	*/*	*
	class B					class B			class B
Rodney C Cheatham(8)(9)	4,366	*/*	*	13,182	14,500	15,607	*/*	*	16,731	*/*	*
	class B					class B			class B
Jeffrey V Clark(8)(9)	10,696	*/*	*	26,656	29,322	5,835	*/*	*	5,348	*/*	*
	class B					class B			class B
James Cocca(8)(9)	13,747	*/*	*	11,676	12,844	11,412	*/*	*	11,178	*/*	*
	class B					class B			class B
Timothy A Cosgrove(8)(9)	1,770	*/*	*	11,702	12,872	965	*/*	*	885	*/*	*
	class B					class B			class B
Lois I Covey(8)(9)	5,746	*/*	*	2,727	3,000	10,803	*/*	*	11,308	*/*	*
	class B					class B			class B
Kerry D Crisp(8)(9)	25,104	*/*	*	53,957	59,353	2,282	*/*	*	—	*/*	*
	class B					class B			class B
D Randolph Davis(8)(9)	3,723	*/*	*	6,769	7,446	3,723	*/*	*	3,723	*/*	*
	class B					class B			class B
Richard L Davis(8)(9)	7,404	*/*	*	14,263	15,689	4,038	*/*	*	3,702	*/*	*
	class B					class B			class B
Curtis W Demuth(8)(9)	5,638	*/*	*	10,346	11,381	3,076	*/*	*	2,819	*/*	*
	class B					class B			class B
Walter J Diver(8)(9)	1,572	*/*	*	1,429	1,572	143	*/*	*	—	*/*	*
	class B					class B			class B
Frederick J Dodds(8)(9)	8,988	*/*	*	4,359	4,795	15,526	*/*	*	16,180	*/*	*
	class B					class B			class B
Peter Doughtery(8)(9)	15,412	*/*	*	5,888	6,477	15,412	*/*	*	15,412	*/*	*
	class B					class B			class B
Simon Ellery(8)(9)	10,920	*/*	*	5,801	6,381	9,830	*/*	*	9,721	*/*	*
	class B					class B			class B
David E Finneran(8)(9)	5,997	*/*	*	21,795	23,974	5,997	*/*	*	5,997	*/*	*
	class B					class B			class B
Gloria F Flentje(8)(9)	27,905	*/*	*	28,022	30,824	46,586	*/*	*	48,454	*/*	*
	class B					class B			class B
Simon Foster(8)(9)	10,920	*/*	*	9,675	10,642	5,956	*/*	*	5,460	*/*	*
	class B					class B			class B

				Shares Being Sold in Offering
					Assuming the	Shares Beneficially Owned After Offering
	Before Offering				Underwriters	Assuming the Underwriters’ Over-Allotment			Assuming the Underwriters’ Over-Allotment
	Number of			Assuming the	Over-	Option is Not Exercised			Option is Exercised in Full
	Shares			Underwriters	Allotment		Percentage of			Percentage of
	Beneficially	Percentage of	Percentage	Over-Allotment	Option is		Class/All	Percentage		Class/All	Percentage
	Owned(1)	Class/All	of Voting	Option is Not	Exercised in	Number of	Common	of Voting	Number of	Common	of Voting
Name of Beneficial Owner	(2)(3)	Common Stock	Power	Exercised	Full	Shares	Stock	Power	Shares	Stock	Power

Mary E French(8)(9)	5,626	*/*	*	10,341	11,375	3,069	*/*	*	2,813	*/*	*
	class B					class B			class B
Michael C Germann(8)(9)	28,498	*/*	*	51,873	57,060	15,544	*/*	*	14,249	*/*	*
	class B					class B			class B
Thomas A Greenwood(8)(9)	7,620	*/*	*	14,361	15,797	4,156	*/*	*	3,810	*/*	*
	class B					class B			class B
Carolyn A Harms(8)(9)	16,239	*/*	*	77,033	84,736	1,476	*/*	*	—	*/*	*
	class B					class B			class B
Andrew Hodgson(8)(9)	30,824	*/*	*	25,786	28,365	16,813	*/*	*	15,412	*/*	*
	class B					class B			class B
Mark E Hoffman(8)(9)	9,006	*/*	*	2,727	3,000	14,063	*/*	*	14,568	*/*	*
	class B					class B			class B
Jeffrey D Jabara(8)(9)	8,646	*/*	*	18,757	20,633	786	*/*	*	—	*/*	*
	class B					class B			class B
Vernell Jackson(8)(9)	14,581	*/*	*	113,255	124,580	1,326	*/*	*	1	*/*	*
	class B					class B			class B
Joseph W Jarrett(8)(9)	5,051	*/*	*	8,523	9,375	2,755	*/*	*	2,526	*/*	*
	class B					class B			class B
Marci L Johnson(8)(9)	12,884	*/*	*	21,425	23,567	7,027	*/*	*	6,442	*/*	*
	class B					class B			class B
Michael G King(8)(9)	18,701	*/*	*	46,703	51,373	18,701	*/*	*	18,701	*/*	*
	class B					class B			class B
Larry S Knott(8)(9)	16,553	*/*	*	29,319	32,251	9,029	*/*	*	8,276	*/*	*
	class B					class B			class B
Samantha Marnick(8)(9)	3,723	*/*	*	6,769	7,446	3,723	*/*	*	3,723	*/*	*
	class B					class B			class B
Robert M Mayle(8)(9)	12,945	*/*	*	18,182	20,000	16,558	*/*	*	16,919	*/*	*
	class B					class B			class B
Lana K McCutchen(8)(9)	7,536	*/*	*	14,323	15,755	4,110	*/*	*	3,768	*/*	*
	class B					class B			class B
Scott McLarty(8)(9)	15,412	*/*	*	4,427	4,870	16,873	*/*	*	17,019	*/*	*
	class B					class B			class B
Neil McManus(8)(9)	49,309	*/*	*	41,250	45,375	26,896	*/*	*	24,655	*/*	*
	class B					class B			class B
Victor R McMullen(8)(9)	9,023	*/*	*	19,669	21,636	4,922	*/*	*	4,512	*/*	*
	class B					class B			class B
George H Miller(8)(9)	6,100	*/*	*	7,784	8,562	6,100	*/*	*	6,100	*/*	*
	class B					class B			class B
Ricky L Morriss(8)(9)	7,074	*/*	*	33,208	36,529	3,859	*/*	*	3,537	*/*	*
	class B					class B			class B
Michael E Nelson(8)(9)	3,329	*/*	*	4,627	5,090	1,816	*/*	*	1,664	*/*	*
	class B					class B			class B
Steven Page(8)(9)	45,000	*/*	*	20,455	22,500	24,545	*/*	*	22,500	*/*	*
	class B					class B			class B
John A Pilla(8)(9)	23,210	*/*	*	47,106	51,817	12,660	*/*	*	11,605	*/*	*
	class B					class B			class B
Adam M Pogue(8)(9)	6,724	*/*	*	10,840	11,924	3,668	*/*	*	3,362	*/*	*
	class B					class B			class B
Douglas H Reece(8)(9)(15)	16,085	*/*	*	30,191	33,210	1,462	*/*	*	—	*/*	*
	class B					class B			class B
Kimberly E Scanlan(8)(9)	21,176	*/*	*	7,395	8,134	13,781	*/*	*	13,042	*/*	*
	class B					class B			class B
Kip C Schmidt(8)(9)	7,545	*/*	*	17,756	19,532	686	*/*	*	—	*/*	*
	class B					class B			class B

				Shares Being Sold in Offering
					Assuming the	Shares Beneficially Owned After Offering
	Before Offering				Underwriters	Assuming the Underwriters’ Over-Allotment			Assuming the Underwriters’ Over-Allotment
	Number of			Assuming the	Over-	Option is Not Exercised			Option is Exercised in Full
	Shares			Underwriters	Allotment		Percentage of			Percentage of
	Beneficially	Percentage of	Percentage	Over-Allotment	Option is		Class/All	Percentage		Class/All	Percentage
	Owned(1)	Class/All	of Voting	Option is Not	Exercised in	Number of	Common	of Voting	Number of	Common	of Voting
Name of Beneficial Owner	(2)(3)	Common Stock	Power	Exercised	Full	Shares	Stock	Power	Shares	Stock	Power

Ulrich Schmidt, as Trustee of the Ulrich Schmidt Revocable Trust(8)(9)	200,743	*/*	*	154,545	170,000	357,549	*/*	*	373,229	1.1%/*	*
	class B					class B			class B
Mike Schwamann(8)(9)	1,491	*/*	*	3,386	3,725	814	*/*	*	746	*/*	*
	class B					class B			class B
Douglas L Scott(8)(9)	7,181	*/*	*	22,852	25,137	6,124	*/*	*	6,018	*/*	*
	class B					class B			class B
Suzanne K Scott(8)(9)	8,832	*/*	*	25,984	28,582	4,643	*/*	*	4,224	*/*	*
	class B					class B			class B
Clark Sellens(8)(9)	6,831	*/*	*	3,385	3,723	6,831	*/*	*	6,831	*/*	*
	class B					class B			class B
Brian L Skelton(8)(9)	5,875	*/*	*	10,455	11,500	3,204	*/*	*	2,937	*/*	*
	class B					class B			class B
Dana M Smith(8)(9)	11,466	*/*	*	36,347	39,982	6,254	*/*	*	5,733	*/*	*
	class B					class B			class B
Keith O Smith(8)(9)	7,734	*/*	*	10,897	11,987	7,734	*/*	*	7,734	*/*	*
	class B					class B			class B
David Stewart(8)(9)	11,626	*/*	*	9,995	10,995	6,342	*/*	*	5,813	*/*	*
	class B					class B			class B
Thomas S Turkle(8)(9)	5,843	*/*	*	13,554	14,909	3,186	*/*	*	2,921	*/*	*
	class B					class B			class B
Forrest E Urban(8)(9)(16)	5,924	*/*	*	10,476	11,524	3,232	*/*	*	2,962	*/*	*
	class B					class B			class B
James M Urso(8)(9)	15,821	*/*	*	45,518	50,070	1,438	*/*	*	—	*/*	*
	class B					class B			class B
Jerry D Vaughan(8)(9)	7,632	*/*	*	14,366	15,803	4,163	*/*	*	3,816	*/*	*
	class B					class B			class B
Anthony J Veith(8)(9)	4,210	*/*	*	9,256	10,182	13,467	*/*	*	14,392	*/*	*
	class B					class B			class B
H D Walker(8)(9)	49,898	*/*	*	49,816	54,798	62,352	*/*	*	63,597	*/*	*
	class B					class B			class B
Tod J Wawzysko(8)(9)	14,705	*/*	*	36,364	40,000	25,044	*/*	*	26,078	*/*	0.1%
	class B					class B			class B
Rodney A Webber(8)(9)	5,926	*/*	*	7,784	8,562	5,926	*/*	*	5,926	*/*	*
	class B					class B			class B
Daniel H Wheeler(8)(9)	29,044	*/*	*	65,852	72,437	9,895	*/*	*	7,980	*/*	*
	class B					class B			class B
Ellston O White(8)(9)	12,983	*/*	*	15,568	17,125	12,983	*/*	*	12,983	*/*	*
	class B					class B			class B
Chris Wilkinson(8)(9)	3,238	*/*	*	7,360	8,096	1,766	*/*	*	1,619	*/*	*
	class B					class B			class B
Allen R Williams(8)(9)	3,308	*/*	*	4,617	5,079	1,805	*/*	*	1,654	*/*	*
	class B					class B			class B
Michael L Williams(8)(9)	24,579	*/*	*	25,455	28,000	61,394	*/*	*	65,076	*/*	*
	class B					class B			class B
Sherrie A Williams(8)(9)	2,950	*/*	*	9,168	10,085	1,877	*/*	*	1,770	*/*	*
	class B					class B			class B
David E Wiseman(8)(9)	6,209	*/*	*	24,617	27,079	3,387	*/*	*	3,104	*/*	*
	class B					class B			class B
Kenneth L Wright(8)(9)	4,308	*/*	*	23,753	26,128	2,350	*/*	*	2,154	*/*	*
	class B					class B			class B
Peter H Wu(8)(9)	30,184	*/*	*	19,460	21,406	49,643	*/*	*	51,589	*/*	*
	class B					class B			class B

*	Represents less than 1%.

(1)	The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)	On each matter submitted to the stockholders for their vote, our class A common stock is entitled to one vote per share and our class B common stock is entitled to ten votes per share, reducing to one vote per share under certain limited circumstances. Except as required by law, our class A and class B common stock vote together on all matters submitted to stockholders for their vote.

(3)	Each share of class B common stock may be converted at any time at the option of the holder into one share of class A common stock. Accordingly, each beneficial owner of shares of class B common stock is deemed the beneficial owner of the same number of shares of class A common stock. See “Description of Capital Stock — Common Stock — Conversion Rights.”

(4)	All columns include the following: (i) shares of class B common stock held by Onex Partners LP; (ii) shares of class B common stock held by OAH Wind LLC; (iii) shares of class B common stock held by Wind EI II LLC; (iv) shares of class B common stock held by Onex US Principals LP; and (v) shares of class B common stock held by Onex Spirit Co-Invest LP. Onex Corporation may be deemed to own beneficially the shares of class B common stock held by (a) Onex Partners LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners GP LP, the general partner of Onex Partners LP; (b) OAH Wind LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC which owns all of the equity of Onex American Holdings Subco LLC, which owns all of the equity of OAH Wind LLC; (c) Wind EI II LLC, through Onex Corporation’s ownership of Onex American Holdings II LLC which owns all of the voting power of Wind Executive Investco LLC, which owns all of the equity of Wind EI II LLC; (d) Onex US Principals LP through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP and (e) Onex Spirit Co-Invest LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners GP LP, the general partner of Onex Spirit Co-Invest LP. Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such has voting and/or investment power with respect to, and accordingly may be deemed to own beneficially, all of the shares of our class B common stock owned beneficially by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. The address for Onex Corporation is 161 Bay Street, Toronto, Ontario M5J 2S1, Canada.

(5)	All of the shares of class B common stock owned by Onex Partners LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP Inc. and Onex Corporation. The address for Onex Partners LP is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(6)	All of the shares of class B common stock owned by OAH Wind LLC may be deemed owned beneficially by each of Onex American Holdings Subco LLC, Onex American Holdings II LLC and Onex Corporation. The address for OAH Wind LLC is 421 Leader Street, Marion, Ohio 43302.

(7)	All of the shares of class B common stock owned by Onex Spirit Co-Invest LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP Inc. and Onex Corporation. The address for Onex Spirit Co-Invest LP is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(8)	The address of these stockholders is c/o Spirit AeroSystems Holdings, Inc., 3801 South Oliver, Wichita, Kansas 67210.

(9)	Number of Shares Beneficially Owned Before Offering includes shares of class B common stock granted between June 16, 2005 and July 31, 2006 to members of our management or our board of directors under our Executive Incentive Plan or Director Stock Plan, in transactions which were exempt from registration pursuant to Section 4(2), Rule 506 or Rule 701 under the Securities Act and which vested or will vest prior to the consummation of this offering. Number of Shares Beneficially Owned Before Offering excludes shares of class B common stock which may vest under our Executive Incentive Plan or our Director Stock Plan on the consummation of this offering. All columns exclude shares of class B common stock which will remain subject to vesting under our Executive Incentive Plan following the consummation of this offering. See “Management — Compensation of Non-Management Directors” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

(10)	Represents or includes shares of class B common stock owned by Ulrich Schmidt, as Trustee of the Ulrich Schmidt Revocable Trust, which may be deemed to be beneficially owned by Ulrich Schmidt.

(11)	All columns include (i) shares of class B common stock owned by Onex Partners LP which may be deemed beneficially owned by Mr. Mersky by reason of his pecuniary interest in Onex Partners LP and (ii) shares of class B common stock owned by Onex Spirit Co-Invest LP which may be deemed beneficially owned by Mr. Mersky by reason of his pecuniary interest in Onex Spirit Co-Invest LP. Number of Shares Beneficially Owned Before Offering excludes shares of class B common stock owned by Onex US Principals LP in which Mr. Mersky may acquire an economic interest upon consummation of this offering pursuant to certain management incentive plans of Onex. All columns exclude shares of class B common stock owned by Onex U.S. Principals LP in which Mr. Mersky may acquire an economic interest following this offering subject to further vesting requirements pursuant to certain management incentive plans of Onex. Mr. Mersky disclaims beneficial ownership of the shares of class B common stock owned by Onex Partners LP, Onex Spirit Co-Invest LP and Onex US Principals LP. Mr. Mersky’s address is c/o Onex Corporation, 161 Bay Street, Toronto, Ontario, M5J 2S1, Canada.

(12)	All columns include (i) shares of class B common stock owned by Onex Partners LP which may be deemed beneficially owned by Mr. Wright by reason of his pecuniary interest in Onex Partners LP and (ii) shares of class B common stock owned by Onex Spirit Co-Invest LP which may be deemed beneficially owned by Mr. Wright by reason of his pecuniary interest in Onex Spirit Co-Invest LP. Number of Shares Beneficially Owned Before Offering excludes shares of class B common stock owned by Wind EI II LLC in which Mr. Wright may acquire an economic interest upon consummation of this offering pursuant to certain management incentive plans of Onex. All columns exclude shares of class B common stock owned by Wind EI II LLC in which Mr. Wright may acquire an economic interest following this offering subject to further vesting requirements pursuant to certain management incentive plans of Onex. Mr. Wright disclaims beneficial ownership of the shares of class B common stock owned by Onex Partners LP, Onex Spirit Co-Invest LP and Wind EI II LLC. Mr. Wright’s address is c/o Onex Corporation, 161 Bay Street, Toronto, Ontario, M5J 2S1, Canada.

(13)	All of the shares of class B common stock owned by Wind EI II LLC may be deemed owned beneficially by each of Onex American Holdings II LLC, Wind Executive Investco LLC and Onex Corporation. The address for Wind EI II LLC is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(14)	All of the shares of class B common stock owned by Onex US Principals LP may be deemed owned beneficially by each of Onex American Holdings GP LLC, Onex American Holdings II LLC and Onex Corporation. The address for Onex US Principals LP is 421 Leader Street, Marion, Ohio 43302.

(15)	Does not include 400 shares of class A common stock held by Mr. Reece’s wife, as to which Mr. Reece disclaims beneficial ownership.

(16)	Does not include 400 shares of class A common stock held by Mr. Urban’s wife, as to which Mr. Urban disclaims beneficial ownership.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock and provisions of our amended and restated certificate of incorporation and by-laws. This description also summarizes the principal agreements relating to our common stock and stock appreciation rights. Because this is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and by-laws and the stockholder agreements referred to below, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law, or the DGCL. References to our certificate of incorporation and to our by-laws are references to these documents, as amended and restated.

Overview

Our authorized capital stock consists of:

•	200,000,000 shares of class A common stock, par value $0.01 per share,

•	150,000,000 shares of class B common stock, par value $0.01 per share, and

•	10,000,000 shares of preferred stock, par value $0.01 per share.

Of the 200,000,000 authorized shares of class A common stock, the selling stockholders are offering 31,516,802 shares pursuant to this offering. In the event the underwriters’ over-allotment option is exercised in full, the selling stockholders will sell an additional 3,151,682 shares in the offering. On the closing of this offering, if the underwriters’ over-allotment option is not exercised, 99,675,906 shares of class A common stock will be outstanding, 36,653,734 shares of class B common stock will be outstanding and held by the Onex entities, our named executive officers, our directors and certain other employees and there will be no shares of preferred stock outstanding. If the underwriters’ over-allotment option is exercised in full, the number of shares of class A common stock outstanding will increase by 3,151,682 and the number of shares of class B common stock outstanding will decrease by 2,907,044.

We refer to our class A common stock and our class B common stock together as “our common stock.”

Our Controlling Stockholders

After this offering, the Onex entities will control 75.1% of our combined voting power (72.9% if the underwriters’ over-allotment option is exercised in full). Accordingly, the Onex entities will exercise a controlling influence over our business and affairs and will have the power to determine all matters submitted to a vote of our stockholders, including the election of directors, the removal of directors with or without cause, and approval of significant corporate transactions such as amendments to our certificate of incorporation, mergers and the sale of all or substantially all of our assets. The Onex entities could initiate corporate action even if the interests of these entities conflict with the interests of our other stockholders. This concentration of voting power could deter or prevent a change in control of Spirit Holdings that might otherwise be beneficial to our stockholders. The Onex entities will hold their equity interest in us through their ownership of shares of our class B common stock.

Common Stock

The class A common stock and the class B common stock are identical in all respects, except with respect to voting and except that each share of class B common stock is convertible into one share of class A common stock at the option of the holder.

Voting Rights.  Generally, on all matters on which the holders of common stock are entitled to vote, the holders of the class A common stock and the class B common stock vote together as a single class. On all matters with respect to which the holders of our common stock are entitled to vote, each outstanding share of class A common stock is entitled to one vote and each outstanding share of class B common stock is entitled to ten votes. If the Minimum Condition (as defined below) is no longer satisfied, the number of votes per share of class B common stock will be reduced automatically to one vote per share. The “Minimum Condition” is satisfied so long as the total number of outstanding shares of class B common stock is at least 10% of the total number of shares of common stock outstanding.

Class A Common Stock.  In addition to the other voting rights or power to which the holders of class A common stock are entitled, holders of class A common stock are entitled to vote as a separate class on (i) any proposal to alter, repeal or amend our certificate of incorporation which would adversely affect the powers, preferences or rights of the holders of class A common stock; and (ii) any proposed merger or consolidation of our company with any other entity if, as a result, shares of class B common stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of class A common stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of the class A common stock and the class B common stock. In respect of any matter as to which the holders of the class A common stock are entitled to a class vote, such holders are entitled to one vote per share, and the affirmative vote of the holders of a majority of the shares of class A common stock outstanding is required for approval.

Class B Common Stock.  In addition to the other voting rights or power to which the holders of class B common stock are entitled, holders of class B common stock are entitled to vote together as a separate class on (i) any proposal to alter, repeal or amend our certificate of incorporation which would adversely affect the powers, preferences or rights of the holders of class B common stock; and (ii) any proposed merger or consolidation of our company with any other entity if, as a result, shares of class B common stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of class A common stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of the class A common stock and the class B common stock. In respect of any matter as to which the holders of the class B common stock are entitled to a class vote, such holders of class B common stock are entitled to one vote per share and the affirmative vote of the holders of a majority of the shares of class B common stock is required for approval.

Dividend Rights.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of our outstanding common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. No dividend may be declared on the class A or class B common stock unless at the same time an equal dividend is paid on every share of class A and class B common stock. Dividends paid in shares of our common stock must be paid, with respect to a particular class of common stock, in shares of that class.

Conversion Rights.  The class A common stock is not convertible. Each share of class B common stock may be converted at any time at the option of the holder into one share of class A common stock. The class B common stock will be converted automatically into class A common stock upon a transfer thereof to any person other than (i) an Onex entity, (ii) an affiliate of an Onex entity, (iii) any individual employed by us at the time of the transfer and any affiliate of any such individual or (iv) any other person or entity who obtained class B common stock through a direct issuance by Spirit Holdings. In addition, the holders of a majority of the outstanding shares of class B common stock may force the conversion of all, but not less than all, of the class B common stock into class A common stock.

Preemptive or Similar Rights.  Holders of our common stock are not entitled to preemptive or other similar rights to purchase any of our securities.

Right to Receive Liquidation Distributions.  Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock then outstanding, to the holders of class A and class B common stock.

NYSE Listing.  Our class A common stock is listed on the NYSE under the symbol “SPR”. The class B common stock is not listed on any securities exchange.

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of up to 10,000,000 shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock. There are no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of our Certificate of Incorporation and By-Laws

Our certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors.

These provisions also may have the effect of delaying, deferring or preventing a future takeover or change in control unless the takeover or change in control is approved by our board of directors.

Class B Common Stock

Our class B common stock is entitled to ten votes per share (reducing to one vote per share under certain limited circumstances). Upon completion of this offering, the 36,653,734 outstanding shares of class B common stock will control 78.6% of the combined voting power of our outstanding common stock (33,746,690 outstanding shares of class B common stock and 76.6% if the underwriters’ over-allotment option is exercised in full). Upon completion of this offering, the Onex entities will own 95.6% of our class B common stock and will control 75.1% of the combined voting power of our outstanding common stock (95.1% and 72.9%, respectively, if the underwriter’s over-allotment option is exercised in full). Almost all of the remaining shares of class B common stock are held by our management and directors. The existence and voting rights of the class B common stock may have the effect of deferring or preventing hostile takeovers or delaying or preventing changes in control or management of Spirit Holdings.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. This ability may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations

Our by-laws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year’s annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier or later than such anniversary, notice by the stockholder, to be timely, must be received within 15 days after the public announcement of such meeting solicitation is made. These by-law provisions are not applicable to a holder of class B common stock. Our by-laws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may have the effect of precluding our stockholders from bringing matters before a meeting or from making nominations for directors if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect a slate of directors or otherwise attempting to obtain control of the company.

Call of Special Meetings

Our by-laws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the board of directors, our chief executive officer, our secretary or the holders of our common stock having a majority of the voting power of all our outstanding class A common stock and class B common stock, collectively. Stockholders are not otherwise permitted to call a special meeting or to require the board of directors to call a special meeting.

Filling of Board Vacancies; Removal

Our by-laws authorize only our board of directors to fill vacancies, including those resulting from newly created directorships or resignation or removal of directors. This may deter a stockholder from increasing the size of our board and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Additional Certificate of Incorporation and By-Law Provisions

Stockholder Action by Written Consent

Any action required or permitted to be taken at an annual or special stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the stockholders entitled to take action without a meeting, and delivered to us in the manner prescribed by the DGCL.

Delaware “Business Combination” Statute

We have elected not to be subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the transaction is approved by the board of directors before that person becomes an “interested stockholder” or another exception is available. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute is intended to prohibit or delay the accomplishment of mergers or other takeover or change in control attempts that do not receive the prior approval of the board of directors. By virtue of our decision to elect out of the statute’s provisions, the statute does not apply to us, but we could elect to be subject to Section 203 in the future by amending our certificate of incorporation.

Amendments to our Certificate of Incorporation and By-laws

Except where our board of directors is permitted by law or by our certificate of incorporation to act without any action by our stockholders, provisions of our certificate of incorporation may not be adopted, repealed, altered or amended, in whole or in part, without the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class. The holders of the outstanding shares of a particular class of our capital stock are entitled to vote as a class upon any proposed amendment of our certificate of incorporation that would alter or change the relative powers, preferences or participating, optional or other special rights of the shares of such class so as to affect them adversely relative to the holders of any other class. Our by-laws may be amended or repealed and new by-laws may be adopted by a vote of the holders of a majority of the voting power of our common stock or, except to the extent relating to stockholders meetings and stockholder action by written consent, by the board of directors. Any by-laws adopted or amended by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.

Indemnification of Directors and Officers and Limitations on Liability

Our certificate of incorporation and by-laws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in our right or otherwise, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by us to the fullest extent authorized by, and subject to the conditions and procedures set forth in the DGCL, against all judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Our by-laws authorize us to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	the payment of unlawful dividends and unlawful repurchase or redemption of our capital stock prohibited by the DGCL, and

•	any transaction from which the director derived any improper personal benefits.

The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.

Indemnification Agreements

We have entered into indemnification agreements with certain of our directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in our certificate of incorporation and by-laws. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Investor Stockholders Agreement

We are a party to an investor stockholders agreement with the Onex entities and certain other stockholders, whom we refer to together as the Other Investors. Our Other Investors include all of our named executive officers and certain of our directors and employees who hold class B common stock. Under the agreement, in the event that the Onex entities sell at least 10% of their shares of our common stock, the Other Investors are entitled to sell the same percentage of their shares as is being sold by the Onex entities at the same price per share. In addition, in the event that the Onex entities sell at least 20% of their shares of our common stock, the Onex entities may require the Other Investors to sell the same percentage of their shares as is being sold by the Onex entities on the same terms. These provisions do not apply to sales by the selling stockholders in this offering. The investor stockholders agreement will terminate on November 27, 2009.

Registration Agreement

We are a party to a registration agreement with Onex Partners, certain Onex affiliates and the Other Investors, including all of our named executive officers and certain of our directors and employees who hold class B common stock. Following the completion of this offering, stockholders holding approximately       million shares of our common stock will have the right, subject to various conditions and limitations, to include their shares of class B common stock in registration statements relating to our securities. The Onex entities have the right, on unlimited occasions, to demand that we register their shares of our common stock under the Securities Act, subject to certain limitations. Holders of a majority of the shares held by the Onex entities and the Other Investors may also require us to register their shares of our common stock on long-form (Form S-1) registration statements under the Securities Act on up to three occasions, and on short-form (Form S-3) registration statements an unlimited number of times if we are eligible to use them. If we propose to register any shares of our common stock under the Securities Act either for our account or for the account of any stockholders, the holders having piggyback registration rights are entitled to receive notice of such registration and include their shares of our common stock in any such registration, subject to the right of the Onex entities to prohibit the stockholders from selling shares in a primary registration by us. We are conducting this offering as a result of the Onex entities exercising a demand registration right. The selling stockholders other than the Onex entities are participating in this offering through the exercise of their piggyback registration rights. The registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in a registration and the right of the Onex entities to prohibit the stockholders from selling shares in a primary registration by us. We generally are required to bear all expenses of such registrations.

Registration of any of the shares of our common stock held by stockholders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

Stockholders party to the registration agreement have agreed not to effect any public sale or distribution of shares during the seven days prior to and the 90-day period beginning on the effective date of any underwritten registration in which any of such stockholders participate.

Transfer Agent and Registrar

The Bank of New York serves as our transfer agent and registrar for our class A common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material federal income tax consequences arising from the purchase, ownership and disposition of our class A common stock acquired in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to each such holder due to the particular circumstances of such holder or, except as expressly stated, address estate and gift tax consequences, state, local or other tax consequences or non-U.S. tax laws. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed United States Treasury regulations promulgated thereunder, and the administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. In particular, this summary does not address the considerations that may be applicable to (a) particular classes of taxpayers, including financial institutions, insurance companies, small business investment companies, mutual funds, partnerships or other pass-through entities or investors in such entities, expatriates, broker-dealers and tax-exempt organizations, (b) holders with a “functional currency” other than the U.S. dollar or (c) holders of 10% or more of the total combined voting power of the Company’s shares. This summary deals only with the tax treatment of holders who own our common stock as “capital assets” as defined in Section 1221 of the Code.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, SALE OR OTHER DISPOSITION OF SECURITIES INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, POSSIBLE CHANGES IN THE TAX LAWS AND THE POSSIBLE APPLICABILITY OF INCOME TAX TREATIES.

As used herein, the term “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a U.S. citizen or individual resident in the United States;

•	a corporation, or other entity treated as a corporation created or organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all of the substantial interests of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Except as provided below in the discussion of estate tax, the term “Non-U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, trust or estate that is not a U.S. Holder.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such a partnership, you should consult your own tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock.

Dividends

We do not anticipate paying cash dividends on our common stock in the foreseeable future. See “Dividend Policy.” If distributions are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, a holder’s adjusted tax basis in our common stock. Any remainder will constitute gain from the deemed sale of the common stock. See “— Dispositions.”

U.S. Holders.  Any dividends payable by us will be treated as U.S. source dividend income and will be eligible for the dividends-received deduction generally allowed to U.S. corporations under Section 243 of the Code (subject to certain limitations and holding period requirements).

For taxable years ending on or before December 31, 2010, certain “qualified dividend income” will be taxable to a non-corporate U.S. Holder at the special reduced rate normally applicable to capital gains (subject to certain limitations). A non-corporate U.S. Holder will be eligible for this reduced rate only if it has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.

Non-U.S. Holders.  The dividends on our common stock paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend or such lower rate as may be provided by an applicable income tax treaty. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a permanent establishment or fixed base in the United States, known as “U.S. trade or business income,” are generally not subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. However, such U.S. trade or business income, net of specified deductions and credits, generally is taxed at the same graduated rates as applicable to U.S. persons. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A Non-U.S. Holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax or other exclusion from withholding under an income tax treaty but that did not timely provide required certifications or other requirements, or that has received a distribution subject to withholding in excess of the amount properly treated as a dividend, may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the U.S. Internal Revenue Service.

Dispositions

U.S. Holders.  A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon the sale or other disposition of our common stock in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis for such stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stock had been held for more than one year. If the U.S. Holder’s holding period on the date of the sale or exchange is one year or less, such gain or loss will be short-term capital gain or loss. However, if a U.S. Holder has received a dividend to which the special reduced rate of tax, discussed above, applies, and which exceeds 10% of the U.S. Holder’s basis for the stock (taking into account certain rules that aggregate dividends for this purpose), any loss on sale or other disposition generally will be a long-term capital loss to the extent of that dividend, regardless of the U.S. Holder’s actual holding period. Any gain or loss recognized on the sale or other disposition of our common stock will generally be U.S. source income. Any capital loss realized upon sale, exchange or other disposition of our common stock is generally deductible only against capital gains and not against ordinary income, except that in the case of noncorporate taxpayers, a capital loss may be deductible to the extent of capital gains plus ordinary income of up to $3,000.

A U.S. Holder’s tax basis for his, her or its shares of our common stock will generally be the purchase price paid therefor by such U.S. Holder (reduced by amounts of any distributions, in excess of earnings and profits of the Company, received by such U.S. Holder). The holding period of each share of our common stock owned by a U.S. Holder will commence on the day following the date of the U.S. Holder’s purchase of such share and will include the day on which the share is sold by such U.S. Holder.

Non-U.S. Holders.  A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or withholding thereof) on gain recognized on a disposition of our common stock unless:

•	the gain is U.S. trade or business income, in which case such gain generally will be taxed in the same manner as gains of U.S. persons, and such gains may also be subject to the branch profits tax in the case of a corporate Non-U.S. Holder;

•	the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and who meets certain other requirements, in which case such holder generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the common stock) exceed capital losses allocable to U.S. sources; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock (the “applicable period”).

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a “U.S. real property holding corporation” generally will not apply to a Non-U.S. Holder whose holdings, actual or constructive, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe we have never been, are not currently and are not likely to become a U.S. real property holding corporation for U.S. federal income tax purposes in the future.

Information Reporting and Backup Withholding.  We must report annually to the U.S. Internal Revenue Service and to each holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and the amount of tax withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

Backup withholding, currently imposed at a rate of 28%, may apply to payments of dividends paid by us. If you are a U.S. Holder, backup withholding will apply if you fail to provide an accurate taxpayer identification number or certification of exempt status or fail to report all interest and dividends required to be shown on your federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding.

If you are a Non-U.S. Holder, backup withholding will apply to dividend payments if you fail to provide us with the required certification that you are not a U.S. person.

Payments of the proceeds from a disposition (including a redemption) effected outside the United States by or through a non-U.S. broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner of the disposed stock is a Non-U.S. Holder and either specified conditions are met or an exemption is otherwise established. Backup withholding and information reporting will apply to dispositions made by or through a U.S. office of any broker (U.S. or foreign).

Backup withholding is not an additional tax. Any amounts withheld from a payment to you that result in an overpayment of taxes generally will be refunded, or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current U.S. Treasury regulations.

Federal Estate Tax.  Common stock owned or treated as owned by an individual who is a Non-U.S. Holder (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

We completed our initial public offering in November 2006. An active and liquid public market for our common stock may not continue to develop or be sustained. Since our initial public offering the price of our common stock, as reported by the New York Stock Exchange, has ranged from a low of $27.45 on March 2, 2007 to a high of $33.70 on March 9, 2007. Sales by us or by our existing stockholders of significant amounts of our class A common stock in the public market, including shares of our class A common stock issued upon conversion of our class B common stock into class A common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our class A common stock and could impair our future ability to raise capital through the sale of our equity securities.

Sale of Restricted Shares and Lock-Up Agreements

Upon completion of this offering, 99,675,906 shares of class A common stock and 36,653,734 shares of class B common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option.

All of the 99,675,906 shares, or 102,827,588 shares if the underwriters’ over-allotment option is exercised in full, of class A common stock to be outstanding upon completion of this offering, will be freely tradable without restriction or further registration under federal securities laws except to the extent shares of class A common stock are purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The shares of class B common stock and the shares of class A common stock issuable on conversion of class B common stock, when issued on conversion, will be eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 of the Securities Act. See “Description of Capital Stock — Registration Agreement.” Onex, our executive officers and directors and certain of our other existing stockholders, who hold in the aggregate 36,653,734 shares of our common stock, are subject to various lock-up agreements that prohibit the holders from offering, selling, contracting to sell, granting an option to purchase, making a short sale or otherwise disposing of any shares of our common stock or any securities exchangeable for or convertible into shares of common stock for a period of 90 days after the date of this prospectus, subject to an extension in certain circumstances as set forth in the section entitled “Underwriting,” without the prior written consent of Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated. Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated in their discretion and at any time without notice, may release all or any portion of our common stock held by our officers, directors and existing stockholders subject to these lock-up agreements.

As a result of the agreements described above and the provisions of Rule 144 under the Securities Act, approximately 36,653,734 additional shares of our class A common stock issuable upon conversion of our currently outstanding class B common stock will be eligible for sale in the public market beginning 90 days after the date of this prospectus subject to an extension in certain circumstances.

Rule 144

In general, Rule 144 allows a stockholder (or stockholders where shares are aggregated) who has beneficially owned “restricted” shares of our class A common stock for at least one year and who files a Form 144 with the SEC to sell within any three-month period commencing 90 days after the date of this prospectus a number of those shares that does not exceed the greater of:

•	1% of the number of shares of our class A common stock then outstanding, which will equal approximately 996,759 shares immediately after this offering (approximately 1,028,276 shares if the underwriters’ over-allotment option is exercised in full), and

•	the average weekly trading volume of our class A common stock during the four calendar weeks preceding the filing of the Form 144 with respect to such sale.

Sales under Rule 144 are also subject to manner of sale provisions and the availability of current public information about our company.

Rule 144(k)

In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

Under Rule 701, shares of our class A common stock issuable upon conversion of shares of our class B common stock issued pursuant to our Executive Incentive Plan in reliance on the exemption from registration provided under Rule 701 may be resold without registration under the Securities Act (i) by persons other than our affiliates, at any time, subject only to the manner-of-sale provisions of Rule 144, and (ii) by our affiliates, subject to the manner of sale, current public information and notice requirements of Rule 144, in each case without compliance with the holding period requirements of Rule 144.

Registration Rights

As described above in “Description of Capital Stock — Registration Agreement,” upon completion of this offering, the holders of approximately 36,653,734 shares of our common stock will continue to have the right, subject to various conditions and limitations, to demand the filing of, and include their shares in, registration statements relating to our common stock, subject to the 90-day lock-up arrangement described above. These registration rights of our stockholders could impair the prevailing market price and impair our ability to raise capital by depressing the price at which we could sell new shares of class A common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May   , 2007, the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as representatives, the following respective numbers of shares of class A common stock:

Underwriter	Number of Shares

Credit Suisse Securities (USA) LLC.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Citigroup Global Markets Inc.
Cowen and Company, LLC
Deutsche Bank Securities Inc.
Griffiths McBurney Corp. as Agent Affiliate of GMP Securities L.P.
J.P. Securities Inc.
Jefferies & Company, Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner, & Smith Incorporated
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.
UBS Securities LLC
Westwind Partners (USA) Inc.
Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters 30 day option to purchase on a pro rata basis up to 3,151,682 additional shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of class A common stock.

The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act.

The underwriters propose to offer the shares of class A common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $      per share. After the offering, the underwriters may change the public offering price and concession to selling group members.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by selling stockholders	$	$	$	$

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission, or SEC, a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated, for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated waive, in writing, such an extension.

In connection with this offering, our officers and directors, certain of our employees and the selling stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated waive, in writing, such an extension.

The restrictions described in the preceding two paragraphs do not apply to:

•	the sale of shares to the underwriters;

•	shares acquired in the open market by a person other than us;

•	issuances by us pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of options or warrants, in each case outstanding on the date hereof;

•	grants by us of stock pursuant to the terms of a plan filed with the SEC prior to or as of the date hereof;

•	transfers of shares to a family member or trust of a non-Onex related stockholder, provided the transferee agrees to be bound by the restrictions in the immediately preceding paragraph and no filing by any party (transferor or transferee) under the Exchange Act will be required or will be voluntarily made in connection with such transfer (other than a filing pursuant to Section 13(d) or 13(g) or a filing on a Form 3, 4 or 5 after the expiration of the lock-up period);

•	transfers of shares to us upon the termination of the stockholder’s employment with us;

•	transfers or distributions of shares between Onex related entities, provided the transferee agrees to be bound by the restrictions in the immediately preceding paragraph and no filing by any party (transferor or transferee) under the Exchange Act will be required or will be voluntarily made in connection with such transfer (other than a filing pursuant to Section 13(d) or 13(g) of the Exchange Act or a filing on Form 3, 4 or 5 under the Exchange Act); or

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our class A common stock is listed on The New York Stock Exchange under the symbol “SPR”.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, resulting in a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the class A common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our class A common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our class A common stock or preventing or retarding a decline in the market price of the class A common stock. As a result the price of our class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates have provided in the past to us, Onex and our and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us, Onex and our and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Specifically, certain of our underwriters and their affiliates are lenders under our senior secured credit facilities. In addition, certain of the underwriters for this offering acted as underwriters for our initial public offering in November 2006.

The shares of class A common stock are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the shares of class A common stock directly or indirectly, or distribute this prospectus or any accompanying prospectus or any other offering material relating to the shares of class A common stock, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of class A common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of class A common stock to the public in that Relevant Member State at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any shares of the class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of class A common stock in, from or otherwise involving the United Kingdom.

Notice to Residents of Hong Kong

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our shares of class A common stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32 of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our shares of class A common stock which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Residents of Japan

The underwriters will not offer or sell any of our shares of class A common stock directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Residents of Singapore

This prospectus or any other offering material relating to our shares of class A common stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the shares of class A common stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly our shares of class A common stock may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our shares of class A common stock be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares of class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the shares of class A common stock are made. Any resale of the shares of class A common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of class A common stock.

Representations of Purchasers

By purchasing the shares of class A common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase shares of class A common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares of the class A common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of class A common stock, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of our class A common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of the class A common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares of class A common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of class A common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the shares of class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of class A common stock in their particular circumstances and about the eligibility of the shares of class A common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of class A common stock offered hereby and certain other legal matters will be passed upon for us by Kaye Scholer LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Spirit Holdings as of December 31, 2006 and December 29, 2005, and for the twelve months ended December 31, 2006 and the period from February 7 through December 29, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of June 16, 2005 and December 31, 2004, and for the period from January 1, 2005 through June 16, 2005 and for the year ended December 31, 2004 of the Wichita Division of the Boeing Commercial Airplane Group of The Boeing Company included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included and incorporated by reference herein (which report expresses an unqualified opinion on the Wichita Division’s financial statements and includes an explanatory paragraph referring to the basis of presentation), and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Information in this prospectus updates and supercedes information incorporated by reference that we filed with the SEC before the date of this prospectus. This prospectus incorporates by reference the documents set forth below that we previously have filed with the SEC (Commission File No. 001-33160), which contain important information about us and our financial condition:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 5, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2007, filed on May 7, 2007;

•	Current Report on Form 8-K, filed on February 12, 2007; and

•	Definitive proxy statement for our annual meeting of stockholders filed on April 9, 2007.

We will provide without charge to each person, including a beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Investor Relations, Spirit AeroSystems Holdings, Inc., 3801 South Oliver, Wichita, Kansas 67210, (316) 526-9000 or investorrelations@spiritaero.com. In addition, certain of the above documents are available on our website at www.spiritaero.com. The information found on our website and on websites linked to it are not incorporated into or made a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares of class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document. Certain information is also incorporated by reference into this prospectus as described under “Incorporation of Certain Documents by Reference.”

You may read and copy information omitted from this prospectus but contained in the registration statement at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC’s world wide web site at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a web site at www.spiritaero.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our web site as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at that site.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Consolidated Financial Statements of Spirit AeroSystems Holdings, Inc. for the twelve months ended December 31, 2006 and from February 7, 2005 (date of inception) through December 29, 2005
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Income (Loss)	F-3
Consolidated Balance Sheets	F-4
Consolidated Statements of Shareholders’ Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7-F-47
Condensed Consolidated Financial Statements of Spirit AeroSystems Holdings, Inc. for the three months ended March 29, 2007 (unaudited)
Condensed Consolidated Statement of Operations for the three months ended March 29, 2007 (unaudited) and March 30, 2006 (unaudited)	F-48
Condensed Consolidated Balance Sheets at March 29, 2007 (unaudited) and December 31, 2006 (unaudited)	F-49
Condensed Consolidated Statements of Shareholders’ Equity at March 29, 2007 (unaudited) and December 31, 2006 (unaudited)	F-50
Condensed Consolidated Statements of Cash Flows for the three months ended March 29, 2007 (unaudited) March 30, 2006 (unaudited)	F-51
Notes to Condensed Consolidated Financial Statements (unaudited)	F-52-F-65
Financial Statements of Wichita Division (a business unit of The Boeing Company)
Report of Independent Registered Public Accounting Firm	F-66
Statement of Assets and Liabilities as of June 16, 2005 and December 31, 2004	F-67
Statements of Cost Center Activity for the period from January 1, 2005 through June 16, 2005 and the year ended December 31, 2004	F-68
Notes to Financial Statements	F-69-F-80

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Spirit AeroSystems Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income/(loss), shareholders’ equity and cash flows, present fairly, in all material respects, the financial position of Spirit AeroSystems Holdings, Inc. (the “Company”) at December 31, 2006 and 2005 and the results of its operations and its cash flows for the year ended December 31, 2006 and the period between February 7, 2005 (date of inception) and December 29, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing under Item 15 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 9 to the consolidated financial statements, the Company changed the manner in which it accounts for its defined benefit pension and other post-retirement plans in 2006.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Saint Louis, Missouri
March 2, 2007

Spirit AeroSystems Holdings, Inc.

Consolidated Statements of Income (Loss)

		Period From
	For the Twelve	June 17, 2005
	Months Ended	through
	December 31,	December 29,
	2006	2005
	($ in millions, except per share data)

Net revenues	$3,207.7	$1,207.6
Operating costs and expenses
Cost of sales	2,934.3	1,056.4
Selling, general and administrative	225.0	140.7
Research and development	104.7	78.3

Total costs and expenses	3,264.0	1,275.4
Operating loss	(56.3)	(67.8)
Interest expense and financing fee amortization	(50.1)	(25.5)
Interest income	29.0	15.4
Other income, net	5.9	1.3

Loss before income taxes	(71.5)	(76.6)
Income tax provision	88.3	(13.7)

Net income (loss)	$16.8	$(90.3)

Earnings (loss) per share
Basic	$0.15	$(0.80)
Diluted	$0.14	$(0.80)

See notes to consolidated financial statements

Spirit AeroSystems Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2006	December 29, 2005
	($ in millions)

Current assets
Cash and cash equivalents	$184.3	$241.3
Accounts receivable, net	200.2	98.8
Other receivable	43.0	—
Inventory, net	882.2	510.7
Prepaids	20.8	10.2
Income tax receivable	21.7	—
Deferred tax asset-current	68.3	1.1

Total current assets	1,420.5	862.1
Property, plant and equipment, net	773.8	518.8
Long-term receivable	191.5	212.5
Pension assets	207.3	—
Other assets	129.1	63.2

Total assets	$2,722.2	$1,656.6

Current liabilities
Accounts payable	$339.1	$173.7
Accrued expenses	170.0	125.6
Profit sharing/deferred compensation	28.5	—
Current portion of long-term debt	23.9	11.6
Deferred revenue	8.2	—
Income taxes	—	0.6

Total current liabilities	569.7	311.5
Long-term debt	594.3	710.0
Advance payments	587.4	200.0
Other liabilities	111.8	108.2
Deferred tax liability — non-current	—	1.1
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 63,345,834 and no shares issued and outstanding, respectively	0.6	—
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 71,351,347 and 122,670,336 shares issued and outstanding, respectively	0.7	1.2
Additional paid-in capital	858.7	410.7
Accumulated other comprehensive income	72.5	4.2
Accumulated deficit	(73.5)	(90.3)

Total shareholders’ equity	859.0	325.8

Total liabilities and shareholders’ equity	$2,722.2	$1,656.6

See notes to consolidated financial statements

Spirit AeroSystems Holdings, Inc.

Consolidated Statements of Shareholders’ Equity

					Accumulated
					Other
	Common Stock			Additional	Comprehensive	Accumulated		Comprehensive
	Shares		Amount	Paid-in Capital	Income	Deficit	Total	Income/(Loss)
	( $ in millions)

Initial capitalization — February 7, 2005	100	(1)	$—	$—	$—	$—	$—	$—
Cancellation of Shares(1)	(100)		—	—
Equity issuance to investors	112,500,000		1.1	368.9			370.0
Net loss						(90.3)	(90.3)	(90.3)
Unrealized gain on cash flow hedges					4.2		4.2	4.2
Employee equity awards	8,476,464		0.1	18.5			18.6
Non-employee equity awards	435,000		—	0.6			0.6
Equity issuances to management	1,258,872		—	13.7			13.7
Supplemental executive retirement plan conversion	—		—	9.0			9.0

Balance — December 29, 2005	122,670,336		1.2	410.7	4.2	(90.3)	325.8	(86.1)

Net income						16.8	16.8	16.8
Pension valuation adjustment, net of tax					40.0		40.0
Post-retirement benefit valuation adjustment, net of tax					2.8		2.8
Unrealized gain on cash flow hedges, net of tax					5.8		5.8	5.8
Employee equity awards	1,381,131			51.1			51.1
UEP Stock				125.7			125.7
Pool of windfall tax benefits				15.3			15.3
Non-employee equity awards	—		—	5.6			5.6
Equity issuances — IPO, net of issuance costs	10,416,667		0.1	249.2			249.3
Equity issuances — Management	229,047			1.1			1.1
Unrealized gain on currency translation adjustments, net of tax	—		—	—	19.7		19.7	19.7

Balance — December 31, 2006	134,697,181		$1.3	$858.7	$72.5	$(73.5)	$859.0	$42.3

(1)	Issued as common stock without designation as to class. Shares were cancelled as of June 16, 2005.

See notes to consolidated financial statements

Spirit AeroSystems Holdings, Inc.

Consolidated Statements of Cash Flows

	For the Twelve	Period From
	Months Ended	June 17, 2005 through
	December 31,	December 29,
	2006	2005
	($ in millions)

Operating activities
Net income (loss)	$16.8	$(90.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities Depreciation expense	52.8	28.6
Amortization expense	12.0	3.3
Accretion of long-term receivable	(22.0)	(9.7)
Employee stock compensation expense	182.3	34.7
Loss on disposition of assets	0.9	—
Deferred taxes	(125.1)	—
Income taxes payable	(7.9)	7.2
Pension, net	(33.2)	(8.9)
Other	13.1	14.0
Changes in assets and liabilities, net of acquisition
Accounts receivable	(41.9)	(88.4)
Inventory, net	(318.6)	(31.4)
Other current assets	(10.5)	1.3
Accounts payable and accrued liabilities	149.4	163.4
Profit sharing/deferred compensation	5.5	—
Customer advance from Boeing	400.0	200.0

Net cash provided by operating activities	273.6	223.8

Investing Activities
Purchase of property, plant and equipment	(343.2)	(144.6)
Acquisition of business, net of cash acquired	(145.4)	(885.7)
Financial derivatives	4.7	—
Transition payments	10.0	—
Proceeds from sale of assets	0.3	—

Net cash (used in) investing activities	(473.6)	(1,030.3)

Financing Activities
Proceeds from short-term debt	85.0	—
Payments on short-term debt	(85.0)	—
Proceeds from long-term debt	—	700.0
Principal payments of debt	(124.0)	(5.0)
Debt issuance costs	(0.8)	(21.4)
Pool of windfall tax benefits	15.3	—
Equity contributions from shareholders	—	370.0
Proceeds from IPO, net of issuance costs	249.3	—
Executive stock investments	1.1	4.2

Net cash provided by financing activities	140.9	1,047.8

Effect of exchange rate changes on cash and cash equivalents	2.1	—

Net (decrease) increase in cash and cash equivalents for the period	(57.0)	241.3
Cash and cash equivalents, beginning of the period	241.3	—

Cash and cash equivalents, end of the period	$184.3	$241.3

Supplemental Information
Interest paid	$55.1	$28.1
Income taxes paid	$29.3	$8.5
Appreciation of financial instruments	$9.0	$4.2
Property acquired through capital leases	$11.5	$26.7

See notes to consolidated financial statements

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements
($ in millions other than per share and per hour amounts)

1.	Nature of Business

Spirit AeroSystems Holdings, Inc. (“Holdings”) was incorporated in the state of Delaware on February 7, 2005, and commenced operations on June 17, 2005 through the acquisition of The Boeing Company’s (“Boeing”) operations in Wichita, Kansas, Tulsa, Oklahoma and McAlester, Oklahoma (see Note 2). Holdings provides manufacturing and design expertise in a wide range of products and services for aircraft original equipment manufacturers and operators through its subsidiary, Spirit AeroSystems, Inc. (“Spirit” or the “Company”). Onex Corporation of Toronto, Canada maintains majority voting power of Holdings. In April 2006, Holdings acquired the aerostructures division of BAE Systems (Operations) Limited (“BAE Aerostructures”), which builds structural components for Airbus, Boeing and Hawker Beechcraft (formerly Raytheon). Prior to this acquisition, Holdings essentially sold all of its production to Boeing. The Company has its headquarters in Wichita, Kansas, with manufacturing facilities in Tulsa and McAlester, Oklahoma and Prestwick, Scotland as well as Wichita.

Spirit is the majority participant in the Kansas Industrial Energy Supply Company (KIESC), a tenancy in common with other Wichita companies established to purchase natural gas.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include Spirit’s financial statements and the financial statements of its majority owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in consolidation. Spirit’s U.K. subsidiary uses local currency, the British pound, as its functional currency. As part of the monthly consolidation process, the functional currency is translated to U.S. dollars using the end of month translation rate for balance sheet accounts and average period currency translation rates for revenue and income accounts as defined by SFAS No. 52, Foreign Currency Translation (as amended). In addition, Kansas Industrial Energy Supply Company (KIESC), a tenancy in common, is included in consolidation as Spirit owns 77.8% of the entity’s equity.

Acquisition of Spirit

Onex Corporation and Onex Partners LP, an affiliate of Onex Corporation (collectively referred to as “Onex” or the “Parent”) formed Spirit AeroSystems Holdings, Inc. (formerly Mid-Western Aircraft Systems Holdings, Inc.), for the purpose of acquiring various assets and liabilities of certain operating divisions of Boeing, in accordance with an acquisition agreement dated February 22, 2005, as amended. The stockholders initially capitalized Holdings by acquiring Holdings’ stock for approximately $375.0, which was contributed as capital to Spirit.

Spirit acquired the assets and liabilities through proceeds from the initial capitalization and the $875.0 credit agreement described in Note 8. Spirit commenced operations upon closing. At acquisition, Spirit entered into long-term agreements with Boeing to supply components for all of Boeing’s existing B737, B747, B767 and B777 platforms and the new B787 platform. In connection with the acquisition, Boeing provided the Company with a delayed draw term loan facility of up to $150.0, also described in Note 8, which terminated in connection with Spirit’s initial public offering in November 2006.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Spirit accounted for the acquisition as a purchase in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and recorded the assets acquired and liabilities assumed based upon fair value of the consideration paid, which is summarized in the following table.

Cash payment to Boeing	$903.9
Direct costs of the acquisition	20.2
Less:
Consideration to be returned from Boeing for sale of capital assets	(202.8)
Consideration to be returned from Boeing for transition costs	(30.0)
Working capital settlement	(19.0)

Total consideration	$672.3

For income tax purposes, Spirit allocated the purchase price under IRC Sec. 1060 and applied deferred taxes against any differences in the book and tax bases of the acquired assets and assumed liabilities, resulting in a net deferred tax asset. In accordance with SFAS No. 109, Accounting for Income Taxes, a full valuation allowance was provided against the net deferred tax assets existing at the June 17, 2005 opening balance sheet date. The valuation allowance was reversed in the fourth quarter of 2006 as described in Note 12.

Direct costs of the acquisition include professional fees paid to outside advisors for investment banking, legal, tax, due diligence, appraisal and valuation services.

In connection with the acquisition, Boeing is required to make non-interest bearing payments to Spirit in amounts of $45.5 ($11.4 million of which was paid in the first quarter of 2007), $116.1 and $115.4 in 2007, 2008 and 2009, respectively, attributable to the acquisition of title of various tooling and other capital assets to be determined by Spirit. Spirit will retain usage rights and custody of the assets for their remaining useful lives without compensation to Boeing. Since Spirit retains the risks and rewards of ownership to such assets, Spirit recorded such amounts as consideration to be returned from Boeing at net present value of approximately $233.2. The initial amount will be accreted as interest income until payments occur and is recorded as a component of other assets. The accretion of interest income was approximately $9.7 in fiscal 2005, and approximately $20.7 for fiscal 2006.

In connection with the acquisition, Boeing made payments totaling $30.0 through September 2006 for Spirit’s costs of transition to a newly formed enterprise. Since Spirit had no obligations under this arrangement, such amounts were recorded as consideration to be returned from Boeing. These payments were not discounted as they were realized within one year of closing.

In accordance with the acquisition agreement, Boeing reimbursed the Company in fiscal 2005 approximately $19.0 for the contractually determined working capital settlement.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

The fair value of the various assets acquired and liabilities assumed were determined by management. The fair value of the net assets acquired exceeded the total consideration for the acquisition by approximately $739.1. The excess (negative goodwill) was allocated on a pro rata basis to long-lived assets and resulted in the purchase price allocation noted below:

Book Value
June 16, 2005
(Dollars in millions)

Cash	$1.3
Accounts receivable	0.3
Inventory	479.2
Other current assets	0.3
Property, plant and equipment	231.1
Intangible assets	17.3
Other assets	6.8
Pension asset	101.2
Accounts payable and accrued liabilities	(130.2)
Post-retirement liabilities	(35.0)

Net assets acquired	$672.3

On May 30, 2006, the Company’s defined benefit pension trust received $60.7 from Boeing’s defined benefit pension trust, representing the final transfer of pension assets in accordance with the acquisition agreement. This transfer, which was based on final actuarial and other valuation data completed in 2006, exceeded the original estimate calculated in 2005, which was based on preliminary actuarial and other valuation data. As a result, adjustments were recorded in June 2006 to eliminate the defined pension liability, record a prepaid pension asset, and adjust the book value of property, plant and equipment and intangible assets as of June 17, 2005. As a result of these adjustments, a cumulative catch-up adjustment was recorded to the statement of income (loss) in June 2006 to reflect higher pension income and lower depreciation and amortization expense.

In connection with the acquisition, Boeing paid Spirit $200.0 in advances in June 2005 to be applied against future B787 shipset deliveries, which is a component of long-term liabilities. Additional advance payments of $400.0 have been paid by Boeing to Spirit through December 31, 2006, and advance payments of $100.0 will be paid to Spirit in 2007. These advance payments will be applied to the first five hundred B787 shipsets purchased by Boeing at the rate of $1.4 per shipset. If Boeing does not take delivery of five hundred shipsets, the remaining balance of the advance payments will be first applied against any outstanding payments due to Spirit by Boeing for other B787 costs. Any remaining balance will be repaid to Boeing on December 15 each year at a prorated rate of $84.0 per year until any remaining balance of the advance payment has been recovered.

Acquisition of BAE Aerostructures

On April 1, 2006, the Company completed its purchase of BAE Aerostructures’ operations in Prestwick, Scotland and Samlesbury, England for a cash purchase price of approximately $145.7 and the assumption of certain normal course liabilities (including accounts payable of approximately $67.0), financed with available cash balances. The purpose of the acquisition was to diversify the Company’s revenue base and accelerate growth. The production facilities build structural components for Airbus models A320, A330, A340 and the A380, as well as Boeing models B767 and B777 and the Hawker 800 Family. The acquisition of the European

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

unit gave the Company an additional 814 employees all of which are located in the United Kingdom. The European unit is known as Spirit AeroSystems (Europe) Limited (Spirit Europe).

Spirit accounted for the acquisition as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations, and recorded the assets acquired and liabilities assumed based upon the fair value of the consideration paid, which is summarized in the following table:

Cash payment to BAE Systems	$139.1
Direct costs of the acquisition	3.6
Working capital settlement	3.0

Total consideration	$145.7

The acquisition of BAE Aerostructures was negotiated in an arms-length transaction. Factors that may have influenced the determination of the purchase price include the expected duration of production of the A320 and risks associated with the ramp-up in production of the A380.

The fair value of the various assets acquired and liabilities assumed was determined by management based on valuations performed by an independent third party. The total consideration exceeded the fair value of the net assets acquired by approximately $10.3, resulting in goodwill. The purchase price was allocated as follows:

Book Value
April 1, 2006
(Dollars in millions)

Cash	$0.3
Accounts receivable	61.9
Inventory	44.2
Property, plant and equipment	88.0
Intangible assets	30.1
Goodwill	10.3
Currency hedge assets	11.1
Accounts payable and accrued liabilities	(67.0)
Pension liabilities	(19.1)
Other liabilities	(12.4)
Currency hedge liabilities	(1.7)

Net assets acquired	$145.7

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

The results of operations during fiscal 2006 include the favorable impact of cumulative catch-up adjustments related to 2005 revenues of $59.0 resulting from revised contract accounting estimates, primarily as a result of cost reduction initiatives, lower fringe benefits, and depreciation and amortization costs. In the

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

first quarter of 2006, the Company implemented new fringe benefit cost estimates to reflect the impact of increased employment levels to support rising production rates and its benefit cost experience to that point in time. In the second quarter of 2006, the Company raised its estimate of pension income and lowered its estimates of depreciation and amortization costs to reflect the final pension asset transfer received from Boeing in May 2006. Total cumulative catch-up adjustments, relating to 2005 deliveries, recorded in the first quarter were $33.6, total cumulative catch-up adjustments recorded in the second quarter were $10.0 (includes $5.0 of contra-revenue adjustments for 2005), total cumulative catch-up adjustments recorded in the third quarter were $7.4, and the cumulative catch-up adjustments recorded in the fourth quarter were $8.0.

Revenue Recognition

A significant portion of Spirit’s revenues are under long-term, volume-based pricing contracts, requiring delivery of products over several years.

Spirit recognizes revenue under the contract method of accounting and records sales and profits on each contract in accordance with the percentage-of-completion method of accounting, using the units of delivery method. The Company follows the guidelines of American Institute of Certified Public Accounting Statement of Position 81-1 (“SOP 81-1”), Accounting for Performance of Construction-Type and Certain Production-Type Contracts (the “contract method of accounting”). The contract method of accounting involves the use of various estimating techniques to project costs at completion and includes estimates of recoveries asserted against the customer for changes in specifications. These estimates involve various assumptions and projections relative to the outcome of future events, including the quantity and timing of product deliveries. Also included are assumptions relative to future labor performance and rates, and projections relative to material and overhead costs. These assumptions involve various levels of expected performance improvements. The Company re-evaluates its contract estimates periodically and reflects changes in estimates in the current and future periods, and uses the cumulative catch-up method of accounting for revisions in estimates of total revenue, total costs or extent of progress on a contract.

For revenues not recognized under the contract method of accounting, Spirit recognizes revenues from the sale of products at the point of passage of title, which is generally at the time of shipment. Shipping and handling costs are included in cost of sales. Revenues earned from providing maintenance services including any contracted research and development are recognized when the service is complete or other contractual milestones are attained.

Since Boeing retained title to tooling assets and provides such tooling to Spirit at no cost, the Company treats the amortization of Boeing-owned tooling as a reduction to revenues as required by Emerging Issues Task Force (“EITF”) 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Purchase accounting adjustments in 2006 related to the pension asset resulted in lower assigned value to the Boeing owned tooling which in turn reduced the amortization year-over-year. The Company recognized $8.5 and $12.3, as a reduction to net revenues for the periods ended December 31, 2006 and December 29, 2005, respectively. The Company expects to recognize the following amounts as reductions to net revenues each of the next five years.

2007	$13.5
2008	13.5
2009	8.7
2010	1.9
2011	—

Does not reflect future amortization resulting from sale of tooling to Boeing as provided in Note 5.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Research and Development

Research and development includes costs incurred for experimentation, design and testing and are expensed as incurred as required under the provisions of SFAS No. 2, Accounting for Research and Development Costs.

Reclassifications and Revisions

Certain prior year amounts in the consolidated financial statements have been reclassified or revised to conform to the current year presentation.

Cash and Cash Equivalents

Cash and cash equivalents represent all highly liquid investments with original maturities of three months or less.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company determines an allowance for doubtful accounts based on a review of outstanding receivables. Account balances are charged off against the allowance after the potential for recovery is considered remote. The Company’s allowance for doubtful accounts was approximately $0.6 at each of December 31, 2006 and December 29, 2005.

Inventory

Raw materials are stated at lower of cost (principally on an actual or average cost basis) or market. Inventoried costs attributed to units delivered under long-term contracts are based on the estimated average cost of all units expected to be produced and are determined under the learning curve concept which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. This usually results in an increase in inventory (referred to as “excess-over-average” or “deferred production costs”) during the early years of a contract. These costs are deferred only to the extent the amount of actual or expected excess-over-average is reasonably expected to be fully offset by lower-than-average costs in future periods of a contract. If in-process inventory plus estimated costs to complete a specific contract exceed the anticipated remaining sales value of such contract, such excess is charged to cost of sales in the period the loss becomes known, thus reducing inventory to estimated realizable value. Costs in inventory include amounts relating to contracts with long production cycles, some of which are not expected to be realized within one year.

The Company reviews its general stock materials and spare parts inventory each quarter to identify impaired inventory, including excess or obsolete inventory, based on historical sales trends and expected production usage. Impaired inventories are written off as an expense to cost of sales in the period identified.

Finished goods inventory is stated at its estimated average per unit cost based on all units expected to be produced.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is applied using a straight-line method over the useful lives of the respective assets as described in the following table:

Estimated Useful Life

Land improvements	20 years
Buildings	40 years
Machinery and equipment	3-11 years
Tooling — Airplane program — B787	5-20 years
Tooling — Airplane program — all others	2-10 years

Interest costs associated with construction-in-progress are capitalized until the assets are completed and ready for use. Repair and maintenance costs are expensed as incurred.

Intangible Assets

Intangible assets are recorded at estimated fair value and are comprised of patents, favorable leasehold interests, and customer relationships that are amortized on a straight-line basis over their estimated useful lives, ranging from 6 to 16 years for patents, 14 to 24 years for favorable leasehold interests, and 8 years for customer relationships. The acquisition of Spirit Europe added $10.3 of goodwill.

Impairment or Disposal of Long-Lived Assets and Goodwill

Spirit reviews capital and intangible assets (long-lived assets) for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under the standard, assets must be classified as either held-for-use or available-for-sale. An impairment loss is recognized when the carrying amount of an asset that is held for use exceeds the projected undiscounted future net cash flows expected from its use and disposal, and is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available. For assets available-for-sale, an impairment loss is recognized when the carrying amount exceeds the fair value less cost to sell. The Company performs an annual impairment test for goodwill, in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets.

Deferred Financing Costs

Costs relating to long-term debt are deferred and included in long-term assets. These costs are amortized over the term of the related debt or debt facilities, and are included as a component of interest expense.

Derivative Instruments and Hedging Activity

We use derivative financial instruments to manage the economic impact of fluctuations in currency exchange rates and interest rates. To account for our derivative financial instruments, we follow the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138. Derivative financial instruments are recognized on the Consolidated Balance Sheets as either assets or liabilities and are measured at fair value. Changes in fair value of derivatives are recorded at each period in earnings or accumulated other comprehensive income, depending on whether a derivative is designed and effective as part of a hedge transaction, and if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive income are subsequently included in earnings in the periods in which earnings are affected by the hedged item. Our use of derivatives

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

has generally been limited to interest rate swaps, but in fiscal 2006 we also began using derivative instruments to mange our risk associated with U.S. dollar revenues.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes.  Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will ultimately be realized. The effect of changes in tax rates is recognized during the period in which the rate change occurs.

The Company records an income tax expense or benefit based on the net income earned or net loss incurred in each tax jurisdiction and the tax rate applicable to that income or loss. In the ordinary course of business, there are transactions for which the ultimate tax outcome is uncertain. The final tax outcome of these matters may be different than the estimates originally made by management in determining the income tax provision. A change to these estimates could impact the effective tax rate and, subsequently, net income or net loss.

The Company files a U.S. consolidated federal income tax return. Under the terms of an informal tax sharing arrangement, the amount of the cumulative tax liability of each member shall not exceed the total tax liability as computed on a separate return basis.

Stock-Based Compensation and Other Share-Based Payments

The Company’s employees are participants in various stock compensation plans. The Company accounts for stock option plans, restricted share plans and other stock-based payments in accordance with SFAS No. 123(R). The expense attributable to the Company’s employees is recognized over the period the amounts are earned and vested, as described in Note 11.

Warranty

Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using historical information on the nature, frequency and average cost of warranty claims. The Company’s provision for warranty expenses at December 31, 2006 and December 29, 2005 is $9.6 and $0.9, respectively.

Fiscal Year End

The Company’s fiscal years ended on December 29, 2005, and December 31, 2006. Both Holdings’ and the Company’s fiscal quarters end on the Thursday closest to the calendar quarter end. The Company’s 2005 results include the period from inception (February 7, 2005) through December 29, 2005.

New Accounting Standards

In February 2006, FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133 and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and simplifies the accounting for those instruments. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company has not issued or acquired the hybrid instruments included in the scope of SFAS No. 155 and does not expect the adoption of SFAS No. 155 to have a material impact on the Company’s financial condition, results of operations or cash flows.

In June 2006, FASB issued FASB Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes the minimum recognition threshold a tax position must meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is currently evaluating the impact of FIN 48 on its consolidated financial statements, but is not yet in a position to make this determination. We do not expect the adoption of FIN 48 to have a material impact on our financial condition, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. Additionally, companies are required to provide enhanced disclosure regarding financial instruments in one of the categories (level 3), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We believe that the adoption of SFAS No. 157 will not have a material impact on our consolidated financial statements.

On September 29, 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). See Note 9, Pension and Other Post-Retirement Benefits. The standard is effective for fiscal years ending after December 15, 2006, and requires the Company to:

•	Recognize the funded status of the Company’s defined benefit plans in its consolidated financial statements.

•	Recognize as a component of other comprehensive income any actuarial gains and losses and prior service costs and credits that arise during the period but are not immediately recognized as components of net periodic benefit cost.

•	Measure defined benefit plan assets and obligations as of the Company’s fiscal year end.

•	Disclose in the notes to the financial statements additional information about certain effects on net periodic cost for the subsequent fiscal year that arise from delayed recognition of gains or losses, prior to service costs or credits, and transition asset or obligation.

•	Requires that we change our measurement date from November to the fiscal year end (i.e. December 31) by year-end 2008.

•	The standard is effective for fiscal years ending after December 15, 2006. See Note 9, Pensions and Other Post-Retirement Benefits.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

3.  Inventory

Inventories are summarized as follows:

	December 31,	December 29,
	2006	2005

Raw materials	$118.1	$68.6
Work-in-process	729.9	442.1
Finished goods	34.2	—

Total inventory, net	$882.2	$510.7

Inventories as of December 31, 2006 and December 29, 2005 are summarized by platform as follows:

	December 31,	December 29,
	2006	2005

B737	$280.6	$243.8
B747	62.8	60.9
B767	25.2	16.2
B777	152.9	126.5
B787(1)	172.2	—
Airbus-All platforms	70.2	—
Other in-process inventory related to long-term contracts and other programs(2)	118.3	63.3

Balance-December 31, 2006	$882.2	$510.7

(1)	B787 inventory includes $143.3 in capitalized pre-production costs.

(2)	Contracted non-recurring services for certain derivative aircraft programs to be paid by OEM, plus miscellaneous other work-in-process.

At December 31, 2006 and December 29, 2005, inventory included deferred production costs of approximately $41.8 and $0.0, respectively. These deferred production values represent the excess of costs incurred over estimated average costs per Boeing shipset for the 547 Boeing shipsets delivered since inception through December 31, 2006, as well as 318 Airbus shipsets delivered from April 1, 2006 through December 31, 2006. Recovery of the deferred production costs is dependent on the number of shipsets ultimately sold and actual selling prices and production costs associated with future production.

Sales significantly under estimates or costs significantly over estimates could result in the realization of losses on these contracts in future periods.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

4.	Property, Plant and Equipment

Property, plant and equipment, net consists of the following:

	December 31,	December 29,
	2006	2005

Land (including improvements)	$22.5	$18.8
Buildings	154.2	116.0
Machinery and equipment	219.5	121.8
Tooling	245.4	121.6
Construction in progress	213.4	169.2

Total	855.0	547.4
Less: accumulated depreciation	(81.2)	(28.6)

Property, plant and equipment, net	$773.8	$518.8

5.	Long-Term Receivable

In connection with the acquisition, Boeing is required to make non-interest bearing payments to Spirit attributable to the acquisition of title of various tooling and other capital assets to be determined by Spirit. Spirit will retain usage rights and custody of the assets for their remaining useful lives without compensation to Boeing. See Note 2, Revenue Recognition for discussion on tooling.

Boeing is required to make non-interest bearing cash payments to the Company as follows:

2008	$116.1
2009	115.4

Total	$231.5

A discount rate of 9.75 percent was used to record these payments at their estimated present value of $233.2 and $212.5 at December 31, 2006 and December 29, 2005, respectively. Also included in long-term receivable is $1.3 of B787 sales not due until first delivery of full unit. At December 31, 2006, the current portion of long-term receivable in the amount of $43.0 was reclassified to current assets.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

6.	Other Assets

Other assets are summarized as follows:

	December 31,	December 29,
	2006	2005

Intangible assets
Patents	$2.0	$3.5
Favorable leasehold interests	9.7	27.3
Customer relationships	33.8	—

Total intangible assets	45.5	30.8
Less: Accumulated amortization-patents	(0.2)	(0.2)
Accumulated amortization-favorable leasehold interest	(1.3)	(1.1)
Accumulated amortization-customer relationships	(3.2)	—

Intangible assets, net	40.8	29.5
Deferred tax asset	39.1	—
Deferred financing costs, net	14.8	22.4
Fair value of derivative instruments	24.3	6.9
Goodwill — Europe	6.0	—
Other	4.1	4.4

Total	$129.1	$63.2

Deferred financing costs are recorded net of $8.4 and $2.6 of accumulated amortization at December 31, 2006 and December 29, 2005, respectively.

Estimated amortization expense associated with the Company’s amortizable intangible assets for each of the next five years is as follows:

2007	$4.8
2008	$4.8
2009	$4.8
2010	$4.8
2011	$4.9

7.	Derivative and Hedging Activities

In July 2005, in connection with the execution of the credit agreement as described in Note 8, the Company entered into floating-to-fixed interest rate swap agreements with notional amounts totaling $500.0. The terms and fair value of the swaps are as follows:

				Effective	Fair Value,
Principal		Variable	Fixed	Fixed	December 31,
Amount	Expires	Rate	Rate	Rate	2006

$100	July 2008	LIBOR	4.24%	5.99%	$1.3
$300	July 2009	LIBOR	4.30%	6.05%	$5.2
$100	July 2010	LIBOR	4.37%	6.12%	$2.1

The purpose of entering into these swaps was to reduce Spirit’s exposure to variable interest rates. The settlement and maturity dates are provided above. In accordance with SFAS No. 133, Accounting for

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Derivative Instruments and Hedging Activities, the interest rate swaps are being accounted for as cash flow hedges and the carrying value of the notes has been adjusted to reflect the fair values of the interest rate swaps. The fair value of the interest rate swaps was an asset (unrealized gain) of $8.6 and $6.9 at December 31, 2006 and December 29, 2005, respectively. The after-tax impact of $5.3 and $4.2 was recorded as a component of Other Comprehensive Income for the periods ended December 31, 2006 and December 29, 2005, respectively.

In April 2006, the Company acquired BAE Aerostructures headquartered in Prestwick, Scotland. The functional currency of BAE Aerostructures is the British pound sterling with approximately 80% of revenue from contracts denominated in British pounds. These contracts expose the Company to the effects of changes in foreign currency exchange rates. To reduce the risks associated with the changes in exchange rates, the Company acquired foreign currency exchange contracts to purchase British pounds sterling with maturity dates that approximate the receipt of U.S. dollars. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the foreign currency exchange contracts are being accounted for as cash flow hedges. As of December 31, 2006 the Company has determined that some of the forward contracts have become ineffective resulting in a charge to current earnings of $0.1. The fair value of the forward contracts was a net asset of $12.4 as of December 31, 2006, which was recorded to Other Comprehensive Income.

The Company, as of December 31, 2006 and December 29, 2005, did not hold any derivative instruments for trading purposes. The only derivatives that the Company transacts are interest rate swaps related to its variable interest rate on debt and foreign currency exchange contracts related to net U.S. dollar receipts in its foreign subsidiary. On the date a derivative contract is entered into, the Company designates the derivative as a hedge of the variability of cash flows to be received or paid related to the debt or foreign exchange contract, an asset or liability (cash flow hedge). For such hedges the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instruments, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. This process includes linking such derivatives that are designated as cash-flow hedges specific to debt liabilities on the balance sheet. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge is recorded in Other Comprehensive Income, to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash-flow hedge is reported in operations.

Spirit discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item; the derivative expires or is sold, terminated or exercised; the derivative is no longer designated as a hedging instrument because it is unlikely that a forecasted transaction will occur; or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the balance sheet at its fair value with subsequent changes in fair value included in earnings, and gains and losses that were accumulated in Other Comprehensive Income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate long-term debt obligations are reported in accumulated Other Comprehensive Income. Similarly, the changes in fair value of the foreign currency exchange contracts designated as cash-flow hedges are also reported in accumulated Other Comprehensive Income. These amounts related to interest rate swaps subsequently are reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings. Reclassification of the amounts related to the foreign currency exchange contracts are recorded to revenue in the same period in which the contract is settled. If the Company receives funds from the interest rate swaps, the amount received is classified as interest income.

To the extent that derivatives do not qualify for hedge accounting treatment, the derivatives are “marked to market” with the changes in fair market value of the instruments reported in the current period.

8.	Debt

Credit Agreement

In connection with the Boeing Acquisition as described in Note 2, Spirit executed an $875.0 credit agreement that consisted of a $700.0 senior secured term loan used to fund the acquisition and pay all related fees and expenses associated with the acquisition and the credit agreement, and a $175.0 senior secured revolving credit facility. On November 27, 2006, the credit agreement was amended to, among other things, increase the revolving credit facility to $400.0. As of December 31, 2006, the Company has no outstanding loans under the revolving credit facility. Both the term loan and the revolving credit facility are secured by the entire asset classes of the Company including inventory and property, plant, and equipment.

Prior to the November 27, 2006 amendment of the credit agreement, the senior secured term loan required quarterly principal installments of $1.75 beginning in September 2005 through December 2010, with the balance due in four equal quarterly installments of $165.4 in 2011. As part of the November 27, 2006 amendment, the quarterly principal payments on the senior secured term loan were reduced to $1.48 starting December 31, 2006 and continuing through September 2012, with the balance due in four equal quarterly payments of $138.9 starting December 2012 through September 2013. There are provisions in the agreement that require mandatory prepayments to be made with specified percentages of net cash proceeds received by Spirit and its subsidiaries from the sale of certain assets or the incurrence of additional debt not otherwise permitted under the credit agreement and certain insurance and indemnity payments. Per the agreement, as in effect prior to the November 27, 2006 amendment, the Company made a principal payment of $100.0 on the senior debt on November 27, 2006, using proceeds from the public offering of Spirit AeroSystems Holdings, Inc. stock. In addition, Spirit is required to prepay the loans annually with a percentage of its excess cash flow (as calculated in accordance with the credit agreement) if the Company’s debt leverage ratio is greater than 2.5x. As of December 31, 2006 no additional payment is anticipated. The amended secured term loan matures September 2013 and the revolving facility matures June 2010. As of December 31, 2006 and December 29, 2005, the outstanding balance of the term loan was $589.8 and $696.5, respectively. No amounts were outstanding under the revolving credit facility at either December 31, 2006 or December 29, 2005.

Prior to the November 27, 2006 amendment of the credit agreement, the borrowings under the term loan bore interest based on LIBOR plus an interest rate margin of 2.35 percent or a base rate plus an interest rate margin of 1.35 percent, which in either case, included 0.1 percent payable to Onex Corporation. With the amendment dated November 27, 2006, the interest rate margin was reduced to 1.75 percent for term loans bearing interest based on LIBOR, and 0.75 percent for term loans bearing interest based on the base rate, and the 0.1 percent payable to Onex Corporation was eliminated, (interest rates at December 31, 2006 and at December 29, 2005 were 7.11 percent and 6.51 percent, respectively), payable quarterly. In connection with the term loan, Spirit entered into interest rate swap agreements on $500.0 of the term loan, as described in

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Note 7. The borrowings under the revolving facility bear interest based on LIBOR or a base rate plus an interest rate margin of up to 2.75 percent, and 1.75 percent, respectively, payable quarterly.

The amended credit agreement contains customary affirmative and negative covenants, including restrictions on indebtedness, liens, type of business, acquisitions, investments, sales or transfers of assets, payments of dividends, transactions with affiliates, change in control and other matters customarily restricted in such agreements. This agreement also contains a financial covenant, consisting of a maximum total leverage ratio that decreases over time, starting at 4.5x in 2005, 4.25x in 2006, 4.0x in 2007, 3.5x in 2008, 3.0x in 2009, 2.5x in 2010, and 2.25x in 2011 through 2013. The credit agreement contained a minimum interest coverage ratio that was removed as part of the November 27, 2006 amendment, together with the limitation on annual capital expenditures that existed prior to the amendment. The leverage ratio compares the balance of total senior credit facility debt to an adjusted EBITDA, which is the amount of income (loss) from operations before depreciation and amortization expenses and other specifically identified exclusions. The leverage ratio is calculated each quarter in accordance with the credit agreement. Failure to meet this financial covenant would be an event of default under the senior secured credit facility. The Company remained in compliance with such covenant as of and during the fiscal periods ending December 31, 2006 and December 29, 2005.

Total debt shown on the balance sheet is comprised of the following:

	December 31,	December 29,
	2006	2005

Senior secured debt	$589.8	$696.5
Present value of capital lease obligations	28.4	25.1

Total	$618.2	$721.6

Boeing Delayed Draw Term Loan Facility

In connection with the acquisition, Boeing provided Spirit with a delayed draw term loan facility of up to $150. The delayed draw term loan facility bore interest at a rate of 90 day LIBOR (established at the end of each calendar quarter) plus 6.0 percent and was subordinate to the borrowings under the credit agreement. The delayed draw term loan facility could have been drawn upon any time up to December 31, 2008 and any such borrowings would have matured in June 2013. No amounts were ever borrowed under this delayed draw term loan facility.

The Company terminated this credit facility upon completion of the initial public offering on November 27, 2006.

Principal Repayments

The annual minimum repayment requirements for the next five years on long-term debt are as follows:

As of
December 31,
2006

2007	$5.9
2008	$5.9
2009	$5.9
2010	$5.9
2011	$5.9
Thereafter	$560.3

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

9.	Pension and Other Post-Retirement Benefits

Multi-Employer Pension Plan

In connection with the collective bargaining agreement signed with the IAM, the Company contributes to a multi-employer defined benefit pension plan (IAM National Pension Fund). The level of contribution, as specified in the bargaining agreement, is fixed over the next five years at $1.35 per hour of employee service. The collective bargaining agreement with the IAM and UAW, specifies that the Company will contribute $1.20 per hour to a multi-employer defined benefit pension plan (IAM National Pension Fund) beginning in 2006. The UAW bargaining agreement provides for a $0.05 increase per hour in the contribution rate beginning in 2008, and an additional $0.05 increase per hour beginning in 2010.

The collective bargaining agreements provided for an additional contribution by the Company of $0.30 per hour of employee service starting in 2005 to an IAM pension escrow account. In 2005, Spirit contributed $1.0. As a result of action taken by the Board of Trustees of the IAM National Pension Fund in January 2006, the IAM National Pension Fund no longer requires Spirit’s contribution and amounts contributed in 2005 were returned to the Company on May 10, 2006.

The Company made contributions of $15.8 and $3.6 to the IAM and the UAW Pension Plan for the twelve months ended December 31, 2006 and the ten and one-half month period ended December 31, 2005, respectively.

Defined Contribution Plans

The Company contributes to a defined contribution plan available to all employees, excluding IAM and UAW represented employees. Under the plan, the Company can make a matching contribution of 75 percent of the employee contribution to a maximum 8 percent of eligible individual employee compensation. In addition, non-matching contributions based on an employee’s age and service are paid at the end of each calendar year for certain employee groups.

The Company recorded $31.0 and $16.7 in contributions to these plans for the twelve months ended December 31, 2006 and the ten and one-half month period ended December 29, 2005, respectively.

On April 1, 2006, as part of the acquisition of BAE Aerostructures, the Company established a defined contribution pension plan for those employees who hire into the company after the date of acquisition. Under the plan, the Company contributes 8 percent of basic salary while participating employees are required to contribute 4 percent of basic salary. The Company recorded $0.2 in contributions to this plan for the period April 1, 2006 through December 31, 2006.

Defined Benefit Pension Plans

Effective June 17, 2005, pension assets and liabilities were spun-off from three Boeing qualified plans into four qualified Spirit AeroSystems plans for each Spirit AeroSystems employee who did not retire from Boeing by August 1, 2005. Effective December 31, 2005, all four qualified plans were merged together. In addition, Spirit AeroSystems has one nonqualified plan providing supplemental benefits to executives (SERP) who transferred from a Boeing nonqualified plan to a Spirit AeroSystems plan and elected to keep their benefits in this plan. Both plans are frozen as of the date of acquisition (i.e., no future service benefits are being earned in these plans). We intend to fund our qualified pension plan through a trust. Pension assets are placed in trust solely for the benefit of the pension plans’ participants, and are structured to maintain liquidity that is sufficient to pay benefit obligations.

On May 30, 2006, the Company’s defined benefit pension trust received $60.7 from Boeing’s defined benefit pension trust, representing the final transfer of pension assets in accordance with the acquisition

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

agreement. This transfer, which was based on final actuarial and other valuation data completed in 2006, exceeded the original estimate calculated in 2005, which was based on preliminary actuarial and other valuation data. As a result, adjustments were recorded in June 2006 to eliminate the defined benefit pension plan liability, record a prepaid pension asset, and adjust the book value of property, plant and equipment and intangible assets as of June 17, 2005. As a result of these adjustments, a cumulative catch-up adjustment was recorded in June 2006 to reflect higher pension income and lower depreciation and amortization expense.

On April 1, 2006, as part of the acquisition of BAE Aerostructures in the U.K., the Company established a defined benefit pension plan for those employees that had pension benefits remaining in BAE Systems’ pension plan. The plan is not open to new participants. The liability to the Company represents the cost of providing benefits in line with salary increases to the extent that future salary increases exceed the inflation adjustments applied to the benefits within the BAE Systems plan. BAE Systems will provide increases to past service benefits in line with inflation, subject to a maximum of 5% per annum compounded, and the Company’s plan is responsible for funding the difference between the BAE Systems increases and actual salary increases. In addition, this plan provides future service benefit accruals for covered employees. The amount included for this pension plan within other liabilities on the Company’s balance sheet is $19.9 at December 31, 2006.

Other Post-Retirement Benefit Plans

We also have postretirement health care coverage for eligible U.S. retirees and qualifying dependents prior to age 65. Eligibility for employer-provided benefits is limited to those employees who were hired at the date of acquisition (Spirit) and retire on or after attainment of age 62 and 10 years of service. Employees who do not satisfy these eligibility requirements can retire with postretirement medical benefits at age 55 and 10 years of service, but they must pay the full cost of medical benefits provided.

The Company recorded $3.6 and $1.9 in expense associated with its other post-retirement plans for the fiscal year ended December 31, 2006, the ten and one-half month period ended December 29, 2005, respectively.

Changes Required by FAS 158

During 2006, the Financial Accounting Standards Board (FASB) issued Statement 158. In accordance with this new statement, we have reflected the year-end funded status for each defined benefit and other postretirement benefit plan on the company’s balance sheet. As of December 31, 2006, we have recorded an asset of $207.3 for our qualified pension plan, a liability of $0.7 for our nonqualified pension plan and a liability of $33.1 for our postretirement medical plan. For the U.K. plan, we have recorded a liability of $19.9. FAS 158 did not change net income nor comprehensive income for the fiscal year ending December 31, 2006, but it did require a one-time adjustment to accumulated other comprehensive income (AOCI) in shareholders’ equity ($69.2 total for U.S. and U.K. plans, before tax effect). The adjustments to AOCI were comprised of $64.7 pension, or $40.0 net of tax, and $4.5 of post-retirement benefits, or $2.8 net of tax.

FAS 158 also requires that we change our measurement date from November 30 to the fiscal year end (i.e., December 31) by year-end 2008. In the year that we make this change, it will result in a separate adjustment to retained earnings to reflect one additional month of expense and a separate adjustment in AOCI to reflect changes in plan assets and benefit obligations between November 30 and December 31. We intend to make this change in the 2008 fiscal year for all plans in the U.S. Our Europe plans currently use a December 31 measurement date.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Obligations and Funded Status

The following tables reconcile the funded status of both pension and postretirement medical benefits to the balance on the Consolidated Statements of Financial Position for the fiscal years 2006 and 2005 respectively. Benefit obligation balances presented in the table reflect the projected benefit obligation (PBO) and accumulated benefit obligation (ABO) for our pension plans, and accumulated postretirement benefit obligations (APBO) for our postretirement medical plan. We use a measurement date of November 30 for our U.S. pension and postretirement medical plans.

		Other
	Defined Benefit	Post-Retirement
U.S. Plans — 2006	Pension Plans	Benefit Plans

Change in benefit obligation
Benefit obligation, beginning of period	$543.1	$31.2
Acquisitions	12.3	0.3
Service cost	—	1.8
Interest cost	33.3	1.8
Amendments	—	—
Actuarial loss (gain)	25.7	(2.0)
Benefits paid	(1.1)	—

Benefit obligation, end of period	$613.3	$33.1

Change in plan assets
Fair value of plan assets, beginning of period	$549.4	$—
Acquisitions	177.5	—
Actual return on plan assets	95.0	—
Benefits paid	(1.1)	—
Expenses paid	(0.9)	—

Fair value of plan assets, end of period	$819.9	$—

Reconciliation of funded status
Funded status at the end of the year	$206.6	$(33.1)
Employer contributions between measurement date and fiscal year-end	—	—
Net amount recognized (after FAS 158)	206.6	(33.1)

Amounts recognized in the financial statements
Noncurrent assets	$207.3	$—
Current liabilities	—	—
Noncurrent liabilities	(0.7)	(33.1)

Net amount recognized (after FAS 158)	$206.6	$(33.1)

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

		Other
	Defined Benefit	Post-Retirement
U.S. Plans — 2006	Pension Plans	Benefit Plans

Amounts not yet reflected in net periodic benefit cost and included In AOCI (FAS 158)
Prior service cost credit	$—	$—
Accumulated gain(loss)	65.4	4.5

Accumulated other comprehensive income (AOCI)	$65.4	$4.5
Cumulative employer contributions in excess of net periodic benefit cost	141.2	(37.6)
Net amount recognized in statement of financial position	206.6	(33.1)
AOCI before FAS 158	$—	$—
Change in AOCI due to FAS 158	65.4	4.5
Information for pension plans with benefit obligations in excess of plan assets
Projected benefit obligation/APBO	$0.7	$33.1
Accumulated benefit obligation	0.7	—
Fair value of assets	—	—

The above recognized amounts of $207.3 for U.S. defined benefit pension plans were included in long-term assets and $0.7 were included in long-term liabilities at December 31, 2006. The above recognized amount of $33.1 for other post-retirement benefit plans was included in long-term liabilities on the consolidated balance sheet at December 31, 2006.

Defined Benefit
U.K. Plans — 2006	Pension Plans

Change in benefit obligation
Benefit obligation, beginning of period	$—
Service cost	5.2
Interest cost	0.8
Employee contributions	0.1
Amendments	—
Actuarial loss (gain)	—
Settlements	—
Benefits paid	—
Rebates from U.K. government	0.6
Acquisitions	19.1
Exchange rate changes	2.7

Benefit obligation, end of period	$28.5

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Defined Benefit
U.K. Plans — 2006	Pension Plans

Change in plan assets
Fair value of plan assets, beginning of period	$—
Acquisitions	—
Actual return on plan assets	0.1
Company contributions	8.0
Employee contributions	0.1
Settlement/curtailment	—
Benefits paid	—
Expenses paid	—
Exchange rate changes	0.4

Fair value of plan assets, end of period	$8.6

Reconciliation of funded status
Funded status at the end of the year	$(19.9)
Employer contributions between measurement date and fiscal year-end	—
Net amount recognized (after FAS 158)	(19.9)

Amounts recognized in the financial statements
Noncurrent assets	$—
Current liabilities	—
Noncurrent liabilities	(19.9)

Net amount recognized (after FAS 158)	$(19.9)

Amounts not yet reflected in net periodic benefit cost and included In AOCI (FAS 158)
Prior service (cost) credit	$—
Accumulated gain(loss)	(0.7)

Accumulated other comprehensive income (AOCI)	$(0.7)
Prepaid (unfunded accrued) pension cost	(19.2)
Net amount recognized in statement of financial position	(19.9)

The above recognized amount of $19.9 for defined benefit pension was included in long-term liabilities on the consolidated balance sheet at December 31, 2006.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

		Other
	Defined Benefit	Post-Retirement
U.S. Plans — 2005	Pension Plans	Benefit Plans

Change in benefit obligation
Benefit obligation, beginning of period	$—	$—
Acquisitions	583.8	31.8
Service cost	—	1.0
Interest cost	17.4	0.9
Amendments	—	—
Actuarial losses	(58.1)	(2.5)

Benefit obligation, end of period	$543.1	$31.2

Change in plan assets
Fair value of plan assets, beginning of period	$—	$—
Acquisitions	525.0	—
Actual return on plan assets	24.4	—

Fair value of plan assets, end of period	$549.4	$—

Reconciliation of funded status
Funded status — assets minus obligation	$6.3	$(31.2)
Unrecognized actuarial loss (gain)	(59.0)	(2.4)

Net amount recognized	$(52.7)	$(33.6)

Amounts recognized in the financial statements
Prepaid benefit cost	$—	$—
Accrued benefit liability	(52.7)	(33.6)
Accumulated other comprehensive income	—	—

Net amount recognized	$(52.7)	$(33.6)

The above recognized amounts of $52.7 and $33.6 for defined benefit pension and other post-retirement benefit plans, respectively, were included in long-term liabilities on the consolidated balance sheet at December 31, 2005.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

The components of pension and other post-retirement benefit plans expense along with the assumptions used to determine benefit obligations for 2006 are as follows:

		Other
	Defined Benefit	Post-Retirement
U.S. Plans — 2006	Pension Plans	Benefit Plans

Assumptions used to determine benefit obligation for the period ended December 31, 2006
Discount rate	5.75 percent	5.60 percent
Salary increases	N/A	N/A
Medical assumptions
Trend assumed for next year	N/A	9 percent
Ultimate trend rate	N/A	5 percent
Year that ultimate trend rate is reached	N/A	2011
Components of benefit (income) expense
Service cost	$—	$1.8
Interest cost	33.3	1.8
Expected return on plan assets	(59.9)	—

Net benefit (income) expense	$(26.6)	$3.6

Other Changes Recognized on OCI
Total recognized in OCI	$—	$—
Total recognized in net periodic benefit cost and OCI	(26.6)	3.6

Assumptions used to determine benefit expense for the period ended December 31, 2006
Discount rate	6 percent	5.75 percent
Expected return on plan assets	8.25 percent	N/A
Salary increases	N/A	N/A
Medical assumptions
Trend assumed for next year	N/A	10 percent
Ultimate trend rate	N/A	5 percent
Year that ultimate trend rate is reached	N/A	2011

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Defined Benefit
U.K. Plans — 2006	Pension Plans

Assumptions used to determine benefit obligation for the period ended December 31, 2006
Discount rate	5 percent
Salary increases	4 percent
Medical assumptions
Trend assumed for next year	N/A
Ultimate trend rate	N/A
Year that ultimate trend rate is reached	N/A
Components of benefit (income) expense
Service cost	$5.2
Interest cost	0.8
Expected return on plan assets	(0.2)

Net benefit (income) expense	$5.8

Other Changes Recognized on OCI
Total recognized in OCI	$—
Total recognized in net periodic benefit cost and OCI	5.8

Assumptions used to determine benefit expense for the period ended December 31, 2006
Discount rate	5 percent
Expected return on plan assets	5 percent
Salary increases	4 percent

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

The components of pension and other post-retirement benefit plans expense along with the assumptions used to determine benefit obligations for 2005 are as follows:

		Other
	Defined Benefit	Post-Retirement
U.S. Plans — 2005	Pension Plans	Benefit Plans

Assumptions used to determine benefit obligation for the period ended December 29, 2005
Discount rate	6 percent	5.75 percent
Salary increases	N/A	N/A
Medical assumptions
Trend assumed for next year	N/A	10 percent
Ultimate trend rate	N/A	5 percent
Year that ultimate trend rate is reached	N/A	2011
Components of benefit (income) expense
Service cost	$—	$1.0
Interest cost	17.4	0.9
Expected return on plan assets	(23.5)	—

Net benefit (income) expense	$(6.1)	$1.9

Assumptions used to determine benefit expense for the period ended December 29, 2005
Discount rate	5.5 percent	5.25 percent
Expected return on plan assets	8.25 percent	N/A
Salary increases	N/A	N/A
Medical assumptions
Trend assumed for next year	N/A	11.0 percent
Ultimate trend rate	N/A	5.0 percent
Year that ultimate trend rate is reached	N/A	2011

The estimated prior service cost (credit) and net (gain) loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $0.0 and $(0.1), respectively.

The Company sets the discount rate assumption annually for each of its retirement-related benefit plans as of the measurement date, based on a review of projected cash flow and a long-term high quality corporate bond yield curve. The discount rate determined on each measurement date is used to calculate the benefit obligation as of that date, and is also used to calculate the net periodic benefit (income)/cost for the upcoming plan year.

The pension expected return on assets assumption is derived from the long-term expected returns based on the investment allocation by class specified in Spirit’s investment policy. The expected return on plan assets determined on each measurement date is used to calculate the net periodic benefit (income)/cost of the upcoming plan year.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. To determine the health care cost trend rates the Company considers national health trends and adjusts for its specific plan design and locations.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

A one percentage point increase in the initial through ultimate assumed health care trend rates would have increased the Accumulated Postretirement Benefit Obligation by $4.7 at November 30, 2006 and the aggregate service and interest cost components of non-pension postretirement benefit expense for 2006 by $0.5. A one-percentage point decrease would have decreased the obligation by $4.1 and the aggregate service and interest cost components of non-pension post-retirement benefit expense for 2006 by $0.5.

The Company’s plans have asset allocations for the U.S., as of November 30, 2006 and November 30, 2005, as follows:

	2006	2005

Asset Category — U.S.
Equity securities — U.S.	50%	55%
Equity securities — International	13%	7%
Debt securities	29%	37%
Real estate	5%	—
Other	3%	1%

Total	100%	100%

U.S. Plan

The company’s investment objective is to achieve long-term growth of capital, with exposure to risk set at an appropriate level. This objective shall be accomplished through the utilization of a diversified asset mix consisting of equities (domestic and international) and taxable fixed income securities. The allowable asset allocation range is:

Equities	40% — 80%
Fixed Income	20% — 60%
Real Estate	0% — 7%

Investment guidelines include that no security, excepting issues of the U.S. Government, shall comprise more than 5% of total Plan assets and further, no individual portfolio shall hold more than 7% of its assets in the securities of any single entity, excepting issues of the U.S. Government. The following derivative transactions are prohibited — leverage, unrelated speculation and “exotic” collateralized mortgage obligations or CMOs. Investments in hedge funds, private placements, oil and gas and venture capital must be specifically approved by the company in advance of their purchase.

U.K. Plan

The Company’s plans have asset allocations for the U.K., as of December 31, 2006, as follows:

Asset Category — U.K.
Equity securities	44%
Debt securities	56%
Real Estate	—
Other	—

Total	100%

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

The Trustee’s investment objective is to ensure that they can meet their obligation to the beneficiaries of the Plan. An additional objective is, to achieve a return on the total Plan which is compatible with the level of risk considered appropriate. The overall benchmark allocation of the Plan’s assets is:

Equities	50%
Bonds	50%

Required pension contributions under Employee Retirement Income Security Act (ERISA) regulations are expected to be $0.0 in 2007 and discretionary contributions are not expected in 2007. SERP and post-retirement medical plan contributions in 2007 are not expected to exceed $0.1. Expected contributions to the U.K. plan for 2007 are $11.2.

The total benefits expected to be paid over the next ten years from the plans’ assets or the assets of the Company, by country, are as follows:

		Other Post-
		Retirement
U.S.	Pension Plans	Benefit Plans

2007	$1.7	$—
2008	$3.1	$0.1
2009	$4.9	$0.2
2010	$7.3	$0.3
2011	$10.0	$0.4
2012-2016	$109.4	$16.7

U.K.	Pension Plans

2007	$0.3
2008	$0.5
2009	$0.9
2010	$1.3
2011	$1.8
2012-2016	$19.1

10.	Capital Stock

A 3-for-1 stock split occurred on November 16, 2006. This split affected both classes of Holdings’ common stock, including class A common stock and class B common stock. The post-split par value of our shares remains $0.01 per share. All common share and per common share amounts in these consolidated financial statements have been adjusted to reflect the stock split.

Holdings has authorized 360,000,000 shares of stock. Of that, 200,000,000 shares are class A common stock, par value $0.01 per share, one vote per share, 150,000,000 shares are class B common stock, par value $0.01 per share, ten votes per share, and 10,000,000 shares are preferred stock, par value $0.01 per share.

In association with the acquisition, Spirit executives with balances in Boeing’s Supplemental Executive Retirement Plan (SERP) were authorized to purchase a fixed number of units of Holdings “phantom stock” at $3.33 per unit based on the present value of their SERP balances. Under this arrangement, 860,244 phantom units were purchased. Any payment on account of units may be made in cash and/or shares of class B common stock at the sole discretion of Holdings.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

11.	Stock Compensation

Holdings has established various stock compensation plans which include restricted share grants and stock purchase plans. Compensation values are based on the value of Spirit stock at the grant date. The stock value is added to equity and charged to period expense or included in inventory and cost of sales.

For the fiscal period ended December 31, 2006, the Company recognized a total of $56.6 of stock compensation expense. The restricted stock grants that occurred post-acquisition were approximately 390,393; 74,550; 9,392,652; 390,000; and 0 shares under the Company’s Short Term Incentive Plan, the Long Term Incentive Plan, Executive Incentive Plan, Director Stock Plan, and the Union Equity Participation Plan, respectively. The fair value of vested shares was $43.8 and $20.1 at December 31, 2006 and December 29, 2005, respectively, based on the value of Holdings’ stock on those dates.

Executive Incentive Plan

Holdings’ Executive Incentive Plan (EIP) is designed to provide participants with the opportunity to acquire an equity interest in the Company through direct purchase of Holdings’ class B shares at prices established by the board of directors or through grants of class B restricted shares with performance based vesting. The Company has the sole authority to designate either stock purchase or grants of restricted shares. The total authorized shares are 15,000,000 and the grant terminates at the end of ten years.

Holdings has issued restricted shares as part of the Company’s long-term executive incentive plan. The restricted shares have been granted in groups of four shares. Participants do not have the unrestricted rights of stockholders until those shares vest. The shares may vest upon a liquidity event, with the number of shares vested based upon a participant’s number of years of service to the Company, the portion of the investment by Onex and its affiliates liquidated through the date of the liquidity event and the return on invested capital by Onex and its affiliates through the date of the liquidity event. If no liquidity event has occurred by the 10th year, shares may vest based on a valuation of Holdings. The Company’s initial public offering in November 2006 was considered a liquidity event. An expense for the fair value of the award, based on the value of each share at the time of the grant multiplied by the probability of the share vesting based on historical performance of Onex’s controlled investments, is being recorded by Holdings over a five year vesting period. Holdings expensed $41.1 and $18.6 during the periods ended December 31, 2006 and December 29, 2005, respectively. Spirit’s unamortized stock compensation related to these restricted shares is $47.7 and $72.3 at December 31, 2006 and December 29, 2005, respectively, and will be recognized using a graded vesting basis over five years. The weighted average remaining period for the vesting of these shares is 3.64 years. The fair values of the unvested shares at December 31, 2006 and December 29, 2005 were $179.4 and $130.4, respectively, based on the value of Holdings’ stock and the number of unvested shares.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

The following table summarizes the activity of restricted shares under the Executive Incentive Plan for the periods ended December 29, 2005 and December 31, 2006:

	Shares	Value
	(Thousands)	(Millions)

Executive Incentive Plan
Nonvested at February 7, 2005 (date of inception)	—	$—
Granted during period	8,476	90.8
Vested during period	—	—
Forfeited during period	—	—

Nonvested at December 29, 2005	8,476	$90.8
Granted during period	916	16.6
Vested during period	(4,031)	(46.2)
Forfeited during period	—	—

Nonvested at December 31, 2006	5,361	$61.2

Board of Directors Stock Awards

This plan provides non-employee directors the opportunity to receive grants of restricted shares subject to certain vesting provisions. The maximum aggregate number of shares that may be granted to participants is 3,000,000 shares.

As part of their overall compensation package, Holdings restricted stock valued at $5.8 was granted to the Spirit board of directors in December 2005 based on the value of Holdings’ stock at the grant date. These shares vest upon the achievement of certain performance conditions and the occurrence of a liquidity event. If participants cease to serve as directors within a year of the grant, the restricted shares are forfeited. In addition, any remaining restricted shares are forfeited five years after a participant ceases to serve as a director. Holdings expensed $5.6 and $0.2 during the periods ended December 31, 2006 and December 29, 2005, respectively.

The following table summarizes stock grants to members of the Spirit board of directors for the periods ended December 29, 2005 and December 31, 2006:

	Shares	Value
	(Thousands)	(Millions)

Board of Directors Stock Grants
Nonvested at February 7, 2005 (date of inception)	—	$—
Granted during period	390	5.8
Vested during period	—	—
Forfeited during period	—	—

Nonvested at December 29, 2005	390	$5.8
Granted during period	—	—
Vested during period	(167)	(2.5)
Forfeited during period	—	—

Nonvested at December 31, 2006	223	$3.3

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Short Term Incentive Plan

This plan enables eligible employees to receive incentive benefits in the form of restricted stock in Holdings, cash or both, as determined by the board of directors or its authorized committee. The stock portion vests one year from the date granted. For 2005, $11.6 was awarded under this plan, $7.8 in restricted stock and $3.8 in cash. The cash portion was treated as 2005 compensation expense, and $6.9 was expensed for the stock portion awarded in 2006. The fair value of the unvested shares at December 31, 2006 was $15.6, based on the value of Holdings’ stock and the number of unvested shares.

The following table summarizes the activity of the restricted shares under the Short Term Incentive Plan for the twelve months ended December 31, 2006:

	Shares	Value(1)
	(Thousands)	(Millions)

Short Term Incentive Plan
Nonvested at December 29, 2005	—	—
Granted during period	465	$7.8
Vested during period	—	—
Exercised during period	—	—

Forfeited during period	—	—
Nonvested at December 31, 2006	465	$7.8

(1)	Value represents grant date fair value.

Dividends on Restricted Share Grants

The Company does not currently have plans to pay dividends in the foreseeable future. However, any dividends declared by Holdings’ Board of Directors with respect to common shares and with respect to any restricted share grants under any of the Company’s compensation plans will be cumulative and paid to the participants only at the time and to the extent the participant acquires an interest in, or vests, in any of the restricted shares.

Union Equity Participation Plan

As part of certain collective bargaining agreements, Holdings has established a Union Equity Participation Plan pursuant to which it will issue shares of its class A common stock for the benefit of approximately 4,676 employees represented by the IAM, UAW and IBEW based on benefits determined on the closing date of the initial public offering. The number of shares issued will equal 1,034 times the number of employees eligible to receive stock under the Union Equity Participation Plan.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

The following table summarizes the activity of Union Equity Participation Plan Stock shares for the periods ended December 29, 2005 and December 31, 2006:

	Shares	Value(1)
	(Thousands)	(Millions)

Union Equity Participation Plan
Nonvested at February 7, 2005 (date of inception)	—	—
Granted during period(2)	4,835	$125.7
Vested during period	—	—
Exercised during period	—	—
Forfeited during period	—	—

Nonvested at December 29, 2005	4,835	125.7
Granted during period	—	—
Vested during period(3)	(4,835)	(125.7)
Exercised during period	—	—
Forfeited during period	—	—

Nonvested at December 31, 2006	—	$—

(1)	Value represents the IPO stock value of $26 per share on closing date of IPO on November 27, 2006.

(2)	Although the UEP plan began in June 2005, no expenses were recorded at that time as the IPO which triggered the obligation had not yet occurred.

(3)	Upon the closing date of the IPO, all rights to receive stock were considered vested. The share figure represents the estimated amount of shares that will be issued to eligible employees on or before March 15, 2007.

12.	Income Taxes

The following summarizes pretax income (loss) (in millions):

	2006	2005

U.S.	$(73.2)	$(76.6)
International	1.7	—

Total	$(71.5)	$(76.6)

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

The provision for income taxes for the periods ended December 31, 2006 and December 29, 2005 was estimated as follows:

	2006	2005

Income taxes estimated to be payable currently
U.S. federal	$10.3	$9.1
U.S. state and local	0.9	—
Foreign	—	—

Total payable currently	11.2	9.1

Income taxes estimated to be payable — long term
U.S. federal	15.0	7.2
U.S. state and local	0.2	—
Foreign	—	—

Total payable — long term	15.2	7.2

Deferred income tax expense (credit) — net
U.S. federal	(88.8)	(2.3)
U.S. state and local	(26.5)	(0.3)
Foreign	0.6	—

Total deferred	(114.7)	(2.6)

Total (benefit) provision for income taxes	$(88.3)	$13.7

Annual tax provisions (benefits) include amounts considered sufficient to pay assessments that may result from examination of prior year tax returns. A reconciliation of the provision for income taxes compared with the amounts at the U.S. federal statutory rate is as follows:

	2006	2005

Tax (benefit) at U.S. federal statutory income tax rate	$(25.0)	$(26.8)
State and local tax benefit	(16.3)	(3.9)
Valuation allowance (reversal)	(40.1)	41.5
Research and Development Credit	(7.3)	—
Other	(0.7)	(0.5)
Stock compensation	1.1	3.4

Total (benefit) provision for income taxes	$(88.3)	$13.7

Deferred income tax assets and liabilities for the periods ended December 31, 2006 and December 29, 2005 reflect the effect of temporary differences between amounts of assets, liabilities and equity for financial reporting purposes and the bases of such assets, liabilities and equity as measured by tax laws, as well as tax

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

loss and tax credit carryforwards. Temporary differences and carryforwards that gave rise to deferred tax assets and (liabilities) included the following:

	2006	2005

Long-term contract methods of income recognition	$67.9	$28.2
Post-retirement benefits other than pensions	12.7	12.8
Pension and other employee benefit plans	(62.7)	20.2
Employee compensation accruals	23.3	15.8
Depreciation and amortization	21.5	(28.3)
Inventory	38.9	2.3
Interest swap contracts	(5.3)	(2.6)
State income tax credits	8.1	0.4
Other	2.9	(1.7)

Net deferred tax asset	107.3	47.1

Valuation Allowances	—	(47.1)

Net deferred tax asset	$107.3	$—

Deferred tax detail above is included in the consolidated balance sheet and supplemental information as follows:

	2006	2005

Current deferred tax assets	$64.9	$3.1
Current deferred tax liabilities	—	(2.0)

Net current deferred tax asset	64.9	1.1

Non-current deferred tax assets	117.8	29.8
Non-current deferred tax liabilities	(75.4)	(30.9)

Net non-current deferred tax asset (liability)	$42.4	$(1.1)

The Company made income tax payments of $29.3 and $8.5 in the periods ended December 31, 2006 and December 29, 2005, respectively.

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. Due to the loss generated for financial reporting purposes for the year ending December 29, 2005 and due to the fact that the Company was a new entity, a valuation allowance had been provided against net deferred tax assets. A valuation allowance was also recorded on the net deferred tax assets existing at the June 16, 2005 opening balance sheet date in the amount of $5.6 ($5.2 and $0.4 for federal and state, respectively). At December 29, 2005, Spirit recorded a valuation allowance against the net deferred tax assets in the amount of $47.1 ($42.8 and $4.3 for federal and state, respectively). The net change in the respective valuation allowance for the period ended December 29, 2005 was $41.5 composed of $37.7 federal, net of $2.4 related to other comprehensive income, and $3.8 state. In the fourth quarter of 2006, management determined there was sufficient evidence to release the full valuation allowance on our net deferred tax assets. Based on the nature of the underlying deferred tax assets, the reversal of the valuation allowance resulted in a decrease to non-current intangibles of $5.6 and a $75.2 net income tax benefit in net income. As a result of the acquisition of BAE Aerostructures on April 1, 2006, the Company has operations in the United Kingdom.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

A valuation allowance was recorded on the net deferred tax assets existing at the April 1, 2006 opening balance sheet date of Spirit Europe in the amount of $5.7. Based on the cumulative earnings of the UK entity at December 31, 2006, management determined that a full valuation allowance against the net deferred tax assets at the opening balance sheet date was no longer necessary. As a result, the $5.7 was recorded as a reduction to goodwill in the fourth quarter of 2006. This reduction was partially offset by fluctuations in exchange rates between the British pound and the U.S. dollar.

As allowed under APB 23, Accounting for Income Taxes-Special Areas and SFAS 109, management has maintained a permanent reinvestment strategy as it relates to the Company’s foreign operations. As such, deferred taxes have not been provided on unremitted earnings of our U.K. subsidiary. As indicated in “— Critical Accounting Policies — Income Tax” in accordance with SFAS No. 109, Accounting for Income Taxes and SFAS No. 5, Accounting for Contingencies, we establish reserves for certain tax contingencies when, despite our view that the tax return positions are fully supportable, we anticipate that certain positions may be challenged by the various taxing authorities and it is probable that our positions may not be fully sustained. The reserves are adjusted quarterly to reflect changing facts and circumstances, such as the progress of a tax audit, case law developments and new or emerging legislation. We believe that the current tax reserves of $21.6 are adequate and reflect the most probable outcome of known tax contingencies at December 31, 2006. Any additional taxes will be determined only after the completion of any future tax audits. The timing of such payments cannot be determined, but we expect that they will not be made within one year. Accordingly, the tax contingency liability is included as a long term liability in our consolidated balance sheet.

The Company is not currently under audit with the Internal Revenue Service or any State taxing authorities.

Included in the deferred tax assets at December 31, 2006, net of federal benefit, are $8.1 of state income tax credit carryforwards comprised of a $5.4 Kansas High Performance Incentive Program (HPIP) Credit and a $2.7 Kansas R&D Credit. The Kansas HPIP credit provides a 10% investment tax credit in a qualified business facility located in Kansas of which $0.5 expires in 2015 and $4.9 expires in 2016. The $2.7 Kansas R&D Credit is a credit against income tax for qualifying expenditures in research and development activities conducted within Kansas and can be carried forward indefinitely until utilized. Management believes the $8.1 state income tax credit carryforwards will be utilized before they expire.

13.	Earnings (Loss) per Share Calculation

Basic earnings (loss) per share represents the income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during the measurement period. Diluted earnings per share represents the income available to common shareholders divided by the weighted average number of common shares outstanding during the measurement period while also giving effect to all potentially dilutive common shares that were outstanding during the period. Holdings incurred a net loss for the period February 7, 2005 through December 29, 2005 therefore, all of Holdings’ 8,866,464 non-vested restricted stock awards granted under the Executive Incentive Plan and Director Stock Plan, as well as the contingent stock appreciation rights under the Union Equity Participation Plan, at December 29, 2005, were excluded from the computation of diluted loss per share as they were deemed to be antidilutive.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of our outstanding common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. No dividend may be declared on the class A or class B common stock unless at the same time an equal dividend is paid on every share of class A and class B common stock. Dividends paid in shares of our common stock must be paid, with respect to a particular class of common stock, in shares of that class. We do not intend to pay cash dividends on our common stock. In addition, the terms of our current financing agreements preclude us from paying any cash dividends on our common stock.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Period From February 7, 2005
	(Date of Inception)
	through December 29, 2005
			Per Share
Basic & Diluted EPS	Income	Shares	Amount

Loss available to common shareholders	$(90.3)	113.5	$(0.80)

	For the Year Ended December 31, 2006
			Per Share
Basic EPS	Income	Shares	Amount

Income available to common shareholders	$16.8	115.6	$0.15
Diluted Potential Common Shares		6.4
Diluted EPS
Income available to common shareholders + assumed vesting and conversion	$16.8	122.0	$0.14

Not included in the computation of basic weighted average shares were 464,943 Short Term Incentive Plan shares, which vested February 17, 2007.

14.	Related-Party Transactions

In June 2005, Spirit paid a subsidiary of Onex a fee of $5.0, for services performed in connection with the acquisition, as described in Note 2, which was recorded as a return of initial capital. Also, the Company has expensed the payment of service fees of $5.5 and $1.0 to a subsidiary of Onex for services rendered in the periods ended December 31, 2006 and December 29, 2005, respectively. On November 27, 2006, Spirit terminated the agreement with the Onex subsidiary with a final payment of $4.0. Management believes the fees charged were reasonable in relation to the services provided.

As described in Note 8, the Company has a $589.8 term loan outstanding at December 31, 2006. Prior to November 27, 2006 this loan was with a subsidiary of Onex Corporation. During the periods ended December 31, 2006 and December 29, 2005, the Company paid interest of $47.4 and $23.5, respectively, to the subsidiary on the term loan. Management believes the interest charged was reasonable in relation to the loan provided.

Boeing owns and operates significant information technology systems utilized by the Company and, as required under the acquisition agreement, is providing those systems and support services to Spirit under a transition services agreement. A number of services covered by the transition services agreement have now been established by the Company, and the remaining services are scheduled to be completed during 2007, subject to renewal options. The Company incurred fees of $38.3 and $38.6 for services performed in 2006 and 2005, respectively. These amounts included accrued liabilities of $11.8 and $22.1 at December 31, 2006 and December 29, 2005, respectively.

Purchase Service Agreement (PSA) is an agreement between Spirit and Boeing in which Spirit would continue to provide certain functions (e.g., Health Services, Finance Systems, etc.) for Boeing after the divestiture. These services covered by the agreement are now being established by Boeing. Boeing paid fees to Spirit of $0.5 and $2.2 for services performed in 2006 and 2005, respectively.

The spouse of one of the Company’s executives is a special counsel at a law firm utilized by the Company and at which the executive was previously employed. The Company paid fees of $1.4 million and $0.5 million to the firm for the period ended December 31, 2006 and December 29, 2005, respectively.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

An executive of the Company is a member of the board of directors of a Wichita, Kansas bank that provides banking services to Spirit. No fees have been paid to the bank since inception, which is consistent with commercial terms that would be available to other unrelated parties.

15.	Commitments, Contingencies and Guarantees

Litigation

Spirit may be involved from time to time in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of these matters will not materially affect the Company’s financial position, results of operations or liquidity.

Age Discrimination Litigation

A lawsuit has been filed against Spirit, the Onex Corporation, and Boeing alleging age discrimination in the hiring of employees by Spirit when Boeing sold its Wichita commercial division to Onex. The complaint was filed in U.S. District Court in Wichita, Kansas and seeks class-action status, an unspecified amount of compensatory damages and more than $1.5 billion in punitive damages. The purchase agreement between Onex and Boeing requires Spirit to indemnify Boeing for damages against Boeing in the suit. The Company intends to vigorously defend itself in this matter. Although discovery has not yet begun, management believes the resolution of these matters will not materially affect the Company’s financial position, results of operation or liquidity.

On December 22, 2006, a lawsuit was filed against Spirit, Boeing, Onex and the UAW alleging age, disability, sex and race discrimination as well as breach of the duty of fair representation, retaliatory discharge, violation of FMLA (retaliation) and ERISA. The complaint was filed in the U.S. District Court in the Eastern District of Oklahoma. The Company intends to vigorously defend itself in this matter. Management believes the resolution of this matter will not materially affect the Company’s financial position, results of operation or liquidity.

Commitments

The Company leases equipment and facilities under various non-cancelable capital and operating leases. The capital leasing arrangements extend through 2009. Minimum future lease payments under these leases at December 31, 2006 are as follows:

		Capital
		Present
	Operating	Value	Interest	Total

2007	$5.8	$18.0	$1.3	$19.3
2008	$4.7	$9.4	$0.2	$9.6
2009	$3.4	$1.0	$—	$1.0
2010	$2.1	$—	$—	$—
2011	$1.2	$—	$—	$—
2012 and thereafter	$4.3	$—	$—	$—

Spirit has aggregate capital commitments of $71.4 and $73.7 at December 31, 2006 and December 29, 2005, respectively.

The Company paid $2.0 in interest expense related to the capital leases for the period ending December 31, 2006.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Service and Product Warranties

The Company provides service and warranty policies on its products. Liability under service and warranty policies is based upon specific claims and a review of historical warranty and service claim experience. Adjustments are made to accruals as claim data and historical experience change. In addition, the Company incurs discretionary costs to service its products in connection with product performance issues.

Guarantees

Contingent liabilities in the form of letters of credit, letters of guarantee and performance bonds have been provided by the Company. As of December 31, 2006 and December 29, 2005, $0.8 and $4.6 was outstanding in respect of these guarantees, respectively.

Indemnification

The Company has entered into indemnification agreements with each of its directors, and some of its executive employment agreements include indemnification provisions. Under those agreements, the Company agrees to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as the Company’s agent or the agent of any of its subsidiaries to the fullest extent legally permitted.

Environmental

The Company is subject to laws and regulations concerning the environment and to the risk of environmental liability inherent in activities relating to past and present operations. Under terms of the acquisition agreement, as described in Note 2, the Company accepted certain contingent liabilities after having obtained indemnifications from Boeing.

In December 2005, a federal grand jury sitting in Topeka, Kansas issued subpoenas regarding the vapor degreasing equipment at the Company’s Wichita, Kansas facility. The government’s investigation appears to focus on whether the degreasers were operating within permit parameters and whether chemical wastes from the degreasers were disposed of properly. The subpoenas cover a time period both before and after the Company’s purchase of the Wichita, Kansas facility. Subpoenas were issued to Boeing, the Company and individuals who were employed by Boeing prior to the Boeing acquisition but are now employed by the Company. The Company is in the process of responding to the subpoena and is cooperating with the government’s investigation. At this time, the Company does not have enough information to make any predictions about the outcome of this matter.

Boeing is under an administrative consent order issued by the Kansas Department of Health and Environment (“KDHE”) to conduct certain soil and groundwater investigation, remediation and containment efforts at the Company’s Wichita facility, as contaminated groundwater underlies a majority of the site. Pursuant to this order and its agreements with the Company, Boeing has a long-term remediation plan in place and treatment, containment and remediation efforts are underway. Pursuant to the acquisition agreement, Boeing also agreed to retain certain obligations regarding environmental conditions existing at the Wichita facility at the time of the acquisition. Spirit has entered into an access agreement and an environmental support agreement necessary to allow Boeing to conduct work required by the KDHE orders or the retained obligations. In addition, under the environmental support agreement, Spirit has agreed to provide Boeing with certain environmental support services for certain portions of the Wichita facility which Boeing still owns. These services include the treatment and transport of industrial wastewater and transport of sanitary discharges.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

In general, under the acquisition agreement, Boeing is responsible for environmental liabilities caused prior to the acquisition date and Spirit is responsible for environmental liabilities caused after that date, subject to certain exceptions. For example, the acquisition agreement specifies certain restricted areas at the Wichita facility, including a construction demolition landfill, where Spirit has agreed to certain restrictions on our activities. In the event Spirit conducts certain activities in these specified areas, environmental liabilities and costs (such as environmental disposal costs) may be apportioned between Spirit and Boeing depending on the activity conducted, the location of the activity and when the environmental condition first existed. If Spirit performs certain activities in specified areas, the Company will share certain excess disposal costs with Boeing. However, with respect to those excess costs which will be shared equally, Spirit’s liability is limited to $0.75 per year through June 16, 2008, and $2.0 per year thereafter. In addition, in the event the Company’s activities in certain areas result in asbestos abatement or disposal costs for demolition debris contaminated with lead, Spirit will bear 100% of the costs unless the activities are necessary in response to an act of God.

Boeing’s obligations to reimburse Spirit for certain environmental liabilities and costs are subject to certain conditions, including that the Company minimize disposal costs and reuse soil to the extent practicable.

Also, in the event that Spirit contributed to an environmental liability for which Boeing also has liability, each company will be responsible for its proportional allocation of the liability. Spirit is responsible for certain damage to Boeing’s onsite remediation activities resulting from interference with or damage to them.

Under the acquisition agreement, Spirit is responsible for any environmental liability caused at the Tulsa and McAlester facilities after the date of the acquisition. In the event that Spirit contributed to any environmental liability at these facilities for which Boeing also had an environmental liability, each Company will be responsible for its proportional allocation of the damage.

Boeing has agreed to indemnify Spirit for known environmental liabilities at the Tulsa and McAlester facilities in existence as of the date of the acquisition or which were identified in the Phase II environmental site assessments that were conducted at the Oklahoma facilities in October 2005. Boeing also agreed to indemnify Spirit for environmental liabilities at these facilities in existence as of the acquisition date but unknown to Boeing as of such date, as long as Spirit gives it notice of any such liability on or before January 16, 2013.

The Company also has insurance to cover costs incurred for certain environmental matters. Although the effect on operating results and liquidity, if any, cannot be reasonably estimated, management believes, based on current information, that these environmental matters should not have a material adverse effect on the Company’s consolidated financial position, operations, or liquidity.

Bonds

The Company utilizes Industrial Revenue Bonds (“IRBs”) issued by the City of Wichita to finance the purchase and/or construction of certain real and personal property at the Wichita site. Tax benefits associated with IRBs include a provision for a ten year property tax abatement and a sales tax exemption from the Kansas Department of Revenue. The Company recorded the property on its consolidating balance sheet, along with a capital lease obligation to repay the proceeds of the IRB. The Company also purchased the IRBs and therefore is the Bondholder as well as the Borrower/Lessee of the property purchased with the IRB proceeds. As the right of offset exists on these bonds, no net debt is reflected.

Spirit also utilized a Kansas Development Finance Authority (“KDFA”) bond in the amount of $80.0, issued by the KDFA. Tax benefits associated with the KDFA bond include a rebate of payroll taxes from the Kansas Department of Revenue. A subsidiary of the Company also issued a bond with identical principal, terms and conditions to the KDFA. The two bonds legally offset and therefore, in accordance with FASB

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

Interpretation No. 39, the principal and interest on the bonds have been offset in these consolidated financial statements.

16.	Significant Concentrations of Risk

Economic Dependence

Spirit has one major customer (Boeing) that accounts for more than 90 percent of the revenue for the periods ending December 31, 2006 and December 29, 2005 and approximately 67 percent and 70 percent of accounts receivable at December 31, 2006 and December 29, 2005, respectively.

17.	Supplemental Balance Sheet Information

Accrued expenses and other liabilities consist of the following:

	December 31,	December 29,
	2006	2005(1)

Accrued expenses
Accrued wages and bonuses	$35.3	$21.9
Accrued fringe benefits	91.0	65.1
Accrued interest	3.3	9.2
Advance payments — B787(2)	12.6	—
Workers’ compensation	8.6	—
Other	19.2	29.4

Total	$170.0	$125.6

Other liabilities
Pension obligation	$19.9	$52.7
Post-employment benefit obligation	33.8	33.6
Federal income taxes — long-term	21.6	7.2
Deferred revenue and other deferred credits	36.0	—
Other	0.5	14.7

Total	$111.8	$108.2

(1)	In 2005, unreserved sick leave of $14.2 was recorded in other liabilities. In 2006, unreserved sick leave was recorded in accrued fringe benefits.

(2)	Represents the current portion of the $600.0 advance payment received from Boeing for the B787 Supply Agreement.

18.	Segment Information

Spirit operates in three principal segments: Fuselage Systems, Propulsion Systems and Wing Systems. Essentially all revenues in the three principal segments are with Boeing, with the exception of Wing Systems, which includes revenues from Airbus in the U.K. All other activities fall within the All Other segment, principally made up of sundry sales of miscellaneous services and the KIESC. The Company’s primary profitability measure to review a segment’s operating performance is operating income before unallocated corporate selling, general and administrative expenses and unallocated research and development. Unallocated corporate selling, general and administrative expenses include centralized functions such as accounting,

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

treasury and human resources that are not specifically related to our operating segments nor are they allocated in measuring the operating segments’ profitability and performance and operating margins.

Spirit’s Fuselage Systems segment includes development, production and marketing of forward, mid- and rear fuselage sections and systems, primarily to aircraft OEMs, as well as related spares and MRO services.

Spirit’s Propulsion Systems segment includes development, production and marketing of struts/pylons, nacelles (including thrust reversers) and related engine structural components primarily to aircraft or engine OEMs, as well as related spares and MRO services.

Spirit’s Wing Systems segment includes development, production and marketing of wings and wing components (including flight control surfaces) primarily to aircraft OEMs, as well as related spares and MRO services.

The Company’s segments are consistent with the organization and responsibilities of management reporting to the chief operating decision-maker for the purpose of assessing performance. The Company’s definition of segment operating income differs from operating income as presented in its primary financial statements and a reconciliation of the segmented and consolidated results is provided in the table set forth below. Most selling, general and administrative expenses (SG&A), and all interest expense/(income), related financing costs and income tax amounts are not allocated to the operating segments.

While some working capital accounts are maintained on a segment basis, much of the Company’s assets are not managed or maintained on a segmented basis. Property, plant and equipment, including tooling, is used in the design and production of products for each of the segments and, therefore, is not allocated to any individual segment. In addition, cash, prepaid expenses, other assets and deferred taxes are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Raw materials and certain component parts are used in the production of aerostructures across all segments. Work-in-process inventory is identifiable by segment, but is managed and evaluated at the program level. As there is no segmentation of the Company’s productive assets, depreciation expense (included in fixed manufacturing costs and general and administrative expenses) and capital expenditures, no allocation of these amounts has been made solely for purposes of segment disclosure requirements. Segment Data is not presented for periods prior to the Boeing Acquisition as Boeing Wichita did not maintain separate business segments.

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

The following table shows segment information:

	Fiscal Year
		Period From
		June 17,
		2005 through
	December 31,	December 29,
	2006	2005

Segment Revenues
Fuselage Systems	$1,570.0	$637.7
Propulsion Systems	887.7	372.2
Wing Systems	720.3	170.0
All Other	29.7	27.7

	$3,207.7	$1,207.6

Segment Operating Income (Loss)(1)
Fuselage Systems	$112.5	$43.7
Propulsion Systems	33.7	24.5
Wing Systems	11.8	5.1
All Other	4.3	(1.2)

	162.3	72.1
Unallocated corporate SG&A(2)	(216.5)	(138.9)
Unallocated research and development	(2.1)	(1.0)

Total operating income (loss)	$(56.3)	$(67.8)

(1)	The fiscal year 2006 operating income (loss) for Fuselage Systems, Propulsion Systems, Wing Systems, and All Other include Union Equity Plan (UEP) charges of $172.9, $103.1, $44.9, and $1.0, respectively.

(2)	Included in 2006 Unallocated corporate SG&A expenses are a fourth quarter charge of $4.0 million related to the termination of the intercompany agreement with Onex and a charge of $4.3 million related to the Executive Incentive Plan. Both of these charges relate to the Company’s IPO.

19.	Quarterly Financial Data (Unaudited)

	Quarter Ended
	December 31,	September 28,	June 29,	March 30,
2006	2006	2006	2006	2006

Net Revenues	$851.8	$829.7	$855.4	$670.8
Operating income (loss)	$(240.4)	$77.5	$56.0	$50.6
Net income (loss)	$(69.4)	$34.0	$29.7	$22.5
Earnings per share, basic	$(0.58)	$0.30	$0.26	$0.20
Earnings per share, diluted	$(0.58)	$0.28	$0.25	$0.19

Spirit AeroSystems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
($ in millions other than per share and per hour amounts)

	Quarter Ended
		For the Period June 17,
	December 29,	2005 through
2005	2005	September 29, 2005(a)

Net Revenues	$557.4	$650.2
Operating income (loss)	$(39.0)	$(28.8)
Net income (loss)	$(46.9)	$(43.4)
Earnings per share, basic	$(0.42)	$(0.38)
Earnings per share, diluted	$(0.42)	$(0.38)

(a)	Spirit AeroSystems Holdings, Inc. was incorporated in the state of Delaware on February 7, 2005 and commenced operations on June 17, 2005 through the acquisition of The Boeing Company’s operations in Wichita, Kansas, Tulsa, Oklahoma and McAlester, Oklahoma.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENT
FOR THE THREE MONTHS ENDED MARCH 29, 2007 (UNAUDITED)

Condensed Consolidated Statements of Operations
(unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 29, 2007	March 30, 2006
	($ in millions, except per share data)

Net revenues	$954.1	$670.8
Operating costs and expenses
Cost of sales	794.8	533.0
Selling, general and administrative	45.1	44.8
Research and development	10.4	42.4

Total costs and expenses	850.3	620.2
Operating income	103.8	50.6
Interest expense and financing fee amortization	(8.9)	(11.2)
Interest income	7.7	7.1
Other income, net	2.0	1.4

Income before income taxes	104.6	47.9
Income tax expense	(34.8)	(25.4)

Net income	$69.8	$22.5

Earnings per share
Basic	$0.54	$0.20
Diluted	$0.50	$0.19

See notes to condensed consolidated financial statements (unaudited)

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets
(unaudited)

	March 29,	December 31,
	2007	2006
	($ in millions)

Current assets
Cash and cash equivalents	$157.3	$184.3
Accounts receivable, net	256.8	200.2
Other receivable	59.0	43.0
Inventory, net	947.0	882.2
Income tax receivable	—	21.7
Other current assets	78.1	89.1

Total current assets	1,498.2	1,420.5
Property, plant and equipment, net	841.0	773.8
Long-term receivable	170.0	191.5
Pension assets	215.4	207.3
Other assets	115.5	129.1

Total assets	$2,840.1	$2,722.2

Current liabilities
Accounts payable	$357.6	$339.1
Accrued expenses	185.8	198.5
Current portion of long-term debt	24.9	23.9
Other current liabilities	21.2	8.2

Total current liabilities	589.5	569.7
Long-term debt	590.2	594.3
Advance payments	600.5	587.4
Other liabilities	124.6	111.8
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 68,159,104 and 63,345,834 issued and outstanding, respectively	0.7	0.6
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 71,446,595 and 71,351,347 shares issued and outstanding, respectively	0.7	0.7
Additional paid-in capital	867.2	858.7
Accumulated other comprehensive income	70.4	72.5
Accumulated deficit	(3.7)	(73.5)

Total shareholders’ equity	935.3	859.0

Total liabilities and shareholders’ equity	$2,840.1	$2,722.2

See notes to condensed consolidated financial statements (unaudited)

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Shareholders’ Equity
(unaudited)

				Accumulated
				Other
	Common Stock		Additional	Comprehensive	Accumulated		Comprehensive
	Shares	Amount	Paid-in Capital	Income	Deficit	Total	Income/(Loss)
	($ in millions)
Balance — December 29, 2005	122,670,336	$1.2	$410.7	$4.2	$(90.3)	$325.8	$(86.1)

Net income					16.8	16.8	16.8
Pension valuation adjustment, net of tax				40.0		40.0
Post-retirement benefit valuation adjustment, net of tax				2.8		2.8
Unrealized gain on cash flow hedges, net of tax				5.8		5.8	5.8
Employee equity awards	1,381,131		51.1			51.1
UEP Stock			125.7			125.7
Pool of windfall tax benefits			15.3			15.3
Non-employee equity awards	—	—	5.6			5.6
Equity issuances — IPO, net of issuance costs	10,416,667	0.1	249.2			249.3
Equity issuances — Management	229,047		1.1			1.1
Unrealized gain on currency translation adjustments, net of tax	—	—	—	19.7		19.7	19.7

Balance — December 31, 2006	134,697,181	$1.3	$858.7	$72.5	$(73.5)	$859.0	$42.3
Net income					69.8	69.8	69.8
UEP stock issued	4,813,270	0.1	(0.7)			(0.6)
Employee equity awards	317,652	—	7.7			7.7
Restricted stock forfeitures	(222,404)	—	(1.1)			(1.1)
Pool of windfall tax benefits			2.6			2.6
Unrealized (loss) on cash flow hedges, net of tax				(2.5)		(2.5)	(2.5)
Unrealized gain on currency translation adjustments, net of tax	—	—	—	0.4		0.4	0.4

Balance — March 29, 2007	139,605,699	$1.4	$867.2	$70.4	$(3.7)	$935.3	$67.7

See notes to condensed consolidated financial statements (unaudited)

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 29, 2007	March 30, 2006
	($ in millions)

Operating activities
Net income	$69.8	$22.5
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	20.9	16.7
Amortization expense	1.9	1.1
Accretion of long-term receivable	(5.5)	(5.0)
Employee stock compensation expense	6.6	13.4
Loss on disposition of assets	0.1	—
Deferred taxes	6.0	—
Pension, net	(8.1)	(3.2)
Changes in assets and liabilities, net of acquisition
Accounts receivable	(54.3)	(75.4)
Inventory, net	(63.6)	(26.5)
Other current assets	10.3	4.4
Accounts payable and accrued liabilities	(10.2)	26.0
Customer advances	29.2	100.0
Income taxes payable	23.8	18.9
Deferred revenue and other deferred credits	19.5	—
Other	3.7	(2.9)

Net cash provided by operating activities	50.1	90.0

Investing Activities
Purchase of property, plant and equipment	(87.5)	(93.8)
Long-term receivable	11.4	—
Financial derivatives	1.1	—

Net cash (used in) investing activities	(75.0)	(93.8)

Financing Activities
Principal payments of debt	(4.7)	(1.8)
Pool of windfall tax benefits	2.6	—
Executive stock investments	—	0.5

Net cash (used in) financing activities	(2.1)	(1.3)

Effect of exchange rate changes on cash and cash equivalents	—	—

Net (decrease) in cash and cash equivalents for the period	(27.0)	(5.1)
Cash and cash equivalents, beginning of period	184.3	241.3

Cash and cash equivalents, end of period	$157.3	$236.2

Supplemental Information
Change in value of financial instruments	$(2.7)	$10.8
Property acquired through capital leases	$1.6	$—

See notes to condensed consolidated financial statements (unaudited)

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)
($ in millions other than per share)

1.	Organization and Basis of Interim Presentation

Spirit AeroSystems Holdings, Inc. (“Holdings”) was incorporated in the state of Delaware on February 7, 2005, and commenced operations on June 17, 2005 through the acquisition of The Boeing Company’s (“Boeing”) operations in Wichita, Kansas, Tulsa, Oklahoma and McAlester, Oklahoma (the “Boeing Acquisition”). Holdings provides manufacturing and design expertise in a wide range of products and services for aircraft original equipment manufacturers and operators through its subsidiary, Spirit AeroSystems, Inc. (“Spirit” or the “Company”). Onex Corporation of Toronto, Canada maintains majority voting power of Holdings. In April 2006, Holdings acquired the aerostructures division of BAE Systems (Operations) Limited (“BAE Aerostructures”), which builds structural components for Airbus, Boeing and Hawker Beechcraft Corporation (formerly Raytheon). Prior to this acquisition, Holdings sold essentially all of its production to Boeing. The Company has its headquarters in Wichita, Kansas, with manufacturing facilities in Tulsa and McAlester, Oklahoma and Prestwick, Scotland and in Wichita.

Spirit is the majority participant in the Kansas Industrial Energy Supply Company (KIESC), a tenancy in common with other Wichita companies established to purchase natural gas.

The accompanying interim condensed consolidated financial statements include Spirit’s financial statements and the financial statements of its majority owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in consolidation.

In the opinion of management, the accompanying interim condensed unaudited consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations for the interim periods. The results of operations for the three months ended March 29, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. Certain reclassifications have been made to the financial statements and notes for the prior year to conform to the 2007 presentation. The interim financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, included in this prospectus.

2.	New Accounting Pronouncements

In June 2006, FASB issued FASB Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes the minimum recognition threshold a tax position must meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, the Company recognizes the financial statement impact of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest impact that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied Interpretation 48 to all tax positions for which the statute of limitations remained open since inception of the Company. As a result of the implementation of Interpretation 48, the Company did not recognize an increase in the liability for unrecognized tax benefits and does not expect its contractual liabilities to be materially impacted.

The amount of unrecognized tax benefits was $21.6 at January 1, 2007 and $23.7 at March 29, 2007. Included in these amounts was $1.9 at January 1, 2007 and $2.2 at March 29, 2007 of unrecognized tax benefits which, if ultimately recognized, will reduce the Company’s annual effective tax rate.

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

The Company is not currently under examination in any tax jurisdiction. The Company reasonably expects no material change in the unrecognized tax benefit liability in the next 12 months.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses for all periods presented. The Company had accrued approximately $0.5 for the payment of interest and penalties at January 1, 2007. Subsequent changes to accrued interest and penalties have not been significant.

On September 29, 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires the overfunded or underfunded status of single-employer defined benefit postretirement plans be recognized as an asset or liability on the consolidated balance sheet. SFAS 158 requires the funded status for pension plans to be determined based on the projected benefit obligation and for other postretirement plans on the accumulated benefit obligation. The Company adopted SFAS 158 on December 31, 2006. See Note 7, Pensions and Other Post-Retirement Benefits.

In February 2007, FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS 11, which allows for the option to measure financial instruments, warranties, and insurance contracts at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. We do not presently have any financial assets or liabilities that we would elect to measure at fair value, and therefore we expect this standard will have no impact on our financial statements.

3.	Inventory

Product inventory as of March 29, 2007 and December 31, 2006 are made up of the following:

	March 29,	December 31,
	2007	2006

Raw materials	$118.8	$118.1
Work-in-process	625.0	586.6
Finished goods	13.9	34.2

Product inventory	757.7	738.9
Capitalized pre-production	189.3	143.3

Inventory, net	$947.0	$882.2

Inventories as of March 29, 2007 and December 31, 2006 are summarized by platform as follows:

	March 29,	December 31,
	2007	2006

B737	$291.7	$280.6
B747	63.7	62.8
B767	24.7	25.2
B777	153.6	152.9
B787(1)	243.8	172.2
Airbus-All platforms	69.4	70.2
Other in-process inventory related to long-term contracts and other programs(2)	100.1	118.3

Balance	$947.0	$882.2

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

(1)	B787 inventory includes $183.9 and $143.3 in capitalized pre-production costs for March 29, 2007 and December 31, 2006, respectively.

(2)	Contracted non-recurring services for certain derivative aircraft programs to be paid by the original equipment manufacturer, plus miscellaneous other work-in-process.

At March 29, 2007 and December 31, 2006, inventory included deferred production costs of approximately $28.8 and $41.8, respectively. These deferred production costs represent the excess of costs incurred over estimated average costs per Boeing shipset for the 659 Boeing shipsets delivered since inception through March 29, 2007, as well as 433 Airbus shipsets delivered from April 1, 2006 through March 29, 2007. Recovery of the deferred production costs is dependent on the number of shipsets ultimately sold and actual selling prices and production costs associated with future production.

Sales significantly under estimates or costs significantly over estimates could result in the realization of losses on these contracts in future periods.

The following is a roll forward of the inventory obsolescence and surplus reserve at March 29, 2007:

Balance, December 31, 2006	$15.2
Charges to costs and expenses	2.5
Write-offs net of recoveries	—
Purchased reserves	—
Exchange rate	—

Balance March 29, 2007	$17.7

4.	Property, Plant and Equipment

Property, plant and equipment, net consist of the following:

	March 29,	December 31,
	2007	2006

Land (including improvements)	$23.4	$22.5
Buildings	155.5	154.2
Machinery and equipment	253.8	219.5
Tooling	271.5	245.4
Construction in progress	238.9	213.4

Total	943.1	855.0
Less: accumulated depreciation	(102.1)	(81.2)

Property, plant and equipment, net	$841.0	$773.8

5.	Long-Term Receivable

In connection with the Boeing Acquisition, Boeing is required to make future non-interest bearing payments to Spirit attributable to the acquisition of title of various tooling and other capital assets to be determined by Spirit. Spirit will retain usage rights and custody of the assets for their remaining useful lives without compensation to Boeing.

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

Boeing is required to make non-interest bearing cash payments to the Company as follows. The following is a schedule of future payments from our long-term and short-term receivables:

2007	$34.1
2008	116.1
2009	115.4

Total	$265.6

A discount rate of 9.75 percent was used to record these payments at their estimated present value of $227.3 and $233.2 at March 29, 2007 and December 31, 2006, respectively. Also included in long-term receivable is $1.7 of B787 sales not due until FAA certification is achieved. At March 29, 2007, the current portion of long-term receivable is $59.0 which reflects a payment of $11.4 received from Boeing during the first quarter of 2007.

6.	Other Assets

Other assets are summarized as follows:

	March 29,	December 31,
	2007	2006

Intangible assets
Patents	$2.0	$2.0
Favorable leasehold interests	9.7	9.7
Customer relationships	34.0	33.8

Total intangible assets	45.7	45.5
Less: Accumulated amortization-patents	(0.3)	(0.2)
Accumulated amortization-favorable leasehold interests	(1.5)	(1.3)
Accumulated amortization-customer relationships	(4.2)	(3.2)

Intangible assets, net	39.7	40.8
Deferred tax asset	35.2	39.1
Deferred financing costs, net	14.1	14.8
Fair value of derivative instruments	19.8	24.3
Goodwill — Europe	3.6	6.0
Other	3.1	4.1

Total	$115.5	$129.1

Deferred financing costs, net are recorded net of $9.2 and $8.4 of accumulated amortization at March 29, 2007 and December 31, 2006, respectively.

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

7.	Pension and Other Post-Retirement Benefits

	Defined Benefit Plans
	Three Months	Three Months
	Ended	Ended
	March 29, 2007	March 30, 2006

Components of Net Periodic Benefit Cost
Service cost	$1.9	$—
Interest cost	9.2	8.3
Expected return on plan assets	(17.1)	(15.0)
Amortization of prior service cost	—	—
Amortization of net (gain)/loss	—	—
Curtailment/settlement	—	—

Net periodic benefit cost	$(6.0)	$(6.7)

Other Benefits
	Three Months	Three Months
	Ended	Ended
	March 29, 2007	March 30, 2006

Components of Net Periodic Benefit Cost
Service cost	$0.4	$0.4
Interest cost	0.5	0.5
Expected return on plan assets	—	—
Amortization of prior service cost	—	—
Amortization of net (gain)/loss	—	—
Curtailment/settlement	—	—

Net periodic benefit cost	$0.9	$0.9

Employer Contributions

For the three months ended March 29, 2007, we contributed $2.7 to the U.K. pension plan. We anticipate contributing an additional $8.5 to the U.K. pension plan in 2007.

U.K. Pension Plan

Because the U.K. pension plan was acquired during April of 2006, our expense was attributed to this plan during the first quarter of 2006.

8.	Stock Compensation

Holdings has established various stock compensation plans which include restricted share grants and stock purchase plans. Compensation values are based on the value of Holdings’ common stock at the grant date. The common stock value is added to equity and charged to period expense or included in inventory and cost of sales.

For the quarter ended March 29, 2007, the Company recognized a total of $7.7 of stock compensation expense, which was offset by a $1.1 expense reduction resulting from stock forfeitures. The restricted class B stock grants that occurred after the Boeing Acquisition were approximately 715,204; 67,391; 9,392,652; 390,000; and 0 shares under the Company’s Short Term Incentive Plan, the Long Term Incentive Plan, Executive Incentive Plan, Director Stock Plan, and the Union Equity Participation Plan, respectively. The fair value of vested shares was $50.2 and $43.8 at March 29, 2007 and December 31, 2006, respectively, based on the value of Holdings’ common stock on those dates.

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

Executive Incentive Plan

Holdings’ Executive Incentive Plan, or EIP, is designed to provide participants with the opportunity to acquire an equity interest in the Company through direct purchase of Holdings’ class B common stock at prices established by the board of directors or through grants of class B restricted common stock with performance based vesting. The Company has the sole authority to designate either stock purchases or grants of restricted shares. The total number of shares authorized under the EIP are 15,000,000 and the grants terminate at the end of ten years.

Holdings has issued restricted shares as part of the Company’s EIP. The restricted shares have been granted in groups of four shares. Participants do not have the unrestricted rights of stockholders until those shares vest. The shares may vest upon a liquidity event, with the number of shares vested based upon a participant’s number of years of service to the Company, the portion of the investment by Onex and its affiliates liquidated through the date of the liquidity event and the return on invested capital by Onex and its affiliates through the date of the liquidity event. If no liquidity event has occurred by the 10th year, shares may vest based on a valuation of Holdings. The Company’s initial public offering in November 2006 was considered a liquidity event. An expense for the fair value of the award, based on the value of each share at the time of the grant multiplied by the probability of the share vesting based on historical performance of Onex’s controlled investments, is being recorded by Holdings over a five year vesting period. Holdings expensed $5.7, offset by $0.9 expense reduction resulting from stock forfeitures, during the period ended March 29, 2007. Spirit’s unamortized stock compensation related to these restricted shares is $40.1 and $47.7 at March 29, 2007 and December 31, 2006. The weighted average remaining period for the vesting of these shares is 8.39 years. The intrinsic values of the unvested shares at March 29, 2007 and December 31, 2006 were $167.8 and $179.4, respectively, based on the value of Holdings’ common stock and the number of unvested shares.

The following table summarizes the activity of restricted shares under the Executive Incentive Plan for the periods ended December 31, 2006, and March 29, 2007:

	Shares	Value(1)
	(Thousands)	(Millions)

Executive Incentive Plan
Nonvested at December 29, 2005	8,476	$90.8
Granted during period	916	16.6
Vested during period	(4,031)	(46.2)
Forfeited during period	—	—

Nonvested at December 31, 2006	5,361	61.2

Granted during period	—	—
Vested during period	—	—
Forfeited during period	(202)	(2.8)

Nonvested at March 29, 2007	5,159	$58.4

(1)	Value represents grant date fair value.

Board of Directors Stock Awards

This plan provides non-employee directors the opportunity to receive grants of restricted shares of class B common stock subject to certain vesting provisions. The maximum aggregate number of shares that may be granted to participants is 3,000,000 shares.

As part of their overall compensation package, Holdings restricted common stock valued at $5.8 was granted to the Holding’s Board of Directors in December 2005 based on the value of Holdings’ common stock at the grant date. These shares vest upon the achievement of certain performance conditions and the occurrence

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

of a liquidity event. If participants cease to serve as directors within a year of the grant, the restricted shares are forfeited. In addition, any remaining restricted shares are forfeited five years after a participant ceases to serve as a director. Holdings expensed $0 during the period ended March 29, 2007.

The following table summarizes stock grants to members of the Holdings’ Board of Directors for the periods ended December 31, 2006, and March 29, 2007:

	Shares	Value(1)
	(Thousands)	(Millions)

Board of Directors Stock Grants
Nonvested at December 29, 2005	390	$5.8
Granted during period	—	—
Vested during period	(167)	(2.5)
Forfeited during period	—	—

Nonvested at December 31, 2006	223	3.3

Granted during period	—	—
Vested during period	—	—
Forfeited during period	—	—

Nonvested at March 29, 2007	223	$3.3

(1)	Value represents grant date fair value.

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

Short Term Incentive Plan

This plan enables eligible employees to receive incentive benefits in the form of restricted class B common stock in Holdings, cash, or both, as determined by the Board of Directors or its authorized committee. The stock portion vests one year from the date of grant. Restricted shares are forfeited if the employee’s employment terminates prior to vesting. For 2005, $11.6 was awarded under this plan, $7.8 in restricted stock (464,943 shares) and $3.8 in cash. The cash portion was treated as 2005 compensation expense, and $6.9 was expensed for the stock portion awarded in 2006. Shares granted for the 2005 plan vested in the first quarter of 2007. For the 2006 plan, 250,261 shares with a value of $7.5 million were granted on February 22, 2007 and will vest on the one-year anniversary of the grant date. The 2006 cash award of $7.5 was expensed in 2006 and paid in 2007. Expensed in the first quarter were $1.0 offset by $0.2 expense reduction resulting from stock forfeitures for the 2005 plan and $0.9 for the 2006 plan. The intrinsic value of the unvested shares at March 29, 2007 and December 31, 2006 was $7.8 and $15.6, respectively, based on the value of Holdings’ common stock and the number of unvested shares.

The following table summarizes the activity of the restricted shares under the Short Term Incentive Plan for the periods ended December 31, 2006 and March 29, 2007:

	Shares	Value(1)
	(Thousands)	(Millions)

Short Term Incentive Plan
Nonvested at December 29, 2005	—	—
Granted during period	465	$7.8
Vested during period	—	—
Exercised during period	—	—
Forfeited during period	—	—

Nonvested at December 31, 2006	465	7.8

Granted during period	250	7.5
Vested during period	(456)	(7.6)
Exercised during period	—	—
Forfeited during the period	(19)	(0.5)

Nonvested at March 29, 2007	240	$7.2

(1)	Value represents grant date fair value.

Long Term Incentive Plan

The Long Term Incentive Plan is designed to encourage retention of key employees. One-half of the granted restricted shares of class B common stock vest on the second anniversary of the grant date, and the other half vest on the fourth anniversary of the grant date. Restricted shares are forfeited if the employee’s employment terminates prior to vesting. In the first quarter of 2007, 67,391 shares valued at $2.0 were granted. Holdings expensed $0.1 in the first quarter of 2007 related to the grant. The intrinsic value of the unvested shares at March 29, 2007 was $2.2, based on the value of Holdings’ common stock and the number of unvested shares.

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

The following table summarizes the activity of the restricted shares under the Long Term Incentive Plan, for the periods ended December 31, 2006 and March 29, 2007:

	Shares	Value(1)
	(Thousands)	(Millions)

Long Term Incentive Plan
Nonvested at December 31, 2006	—	—
Granted during the period	67	$2.0
Vested during period	—	—
Exercised during period	—	—
Forfeited during the period	(1)	—

Nonvested at March 29, 2007	66	$2.0

(1)	Value represents grant date fair value.

Dividends on Restricted Share Grants

The Company does not currently have plans to pay dividends in the foreseeable future. However, any dividends declared by Holdings’ Board of Directors with respect to common stock and with respect to any restricted share grants under any of the Company’s compensation plans will be cumulative and paid to the participants only at the time and to the extent the participant acquires an interest in, or vests in, any of the restricted shares.

Union Equity Participation Plan

As part of certain collective bargaining agreements, Holdings established a Union Equity Participation Plan pursuant to which it issued shares of its class A common stock for the benefit of approximately 4,650 employees represented by the IAM, UAW and IBEW based on benefits determined on the closing date of the initial public offering. The number of shares issued equaled 1,034 times the number of employees eligible to receive stock under the Union Equity Participation Plan.

The following table summarizes the activity of Union Equity Participation Plan shares for the periods ended December 31, 2006 and March 29, 2007:

	Shares	Value(1)
	(Thousands)	(Millions)

Union Equity Participation Plan
Nonvested at December 29, 2005	4,813	$125.1
Granted during period	—	—
Vested during period	—	—
Exercised during period	—	—
Forfeited during period	—	—

Nonvested at December 31, 2006	4,813	125.1
Granted during period	—	—
Vested during period	(4,813)	(125.1)
Exercised during period	—	—
Forfeited during period	—	—

Nonvested at March 29, 2007	—	$—

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

(1)	Value represents the IPO price of $26 per share.

9.	Income Taxes

In general, the Company records income tax expense during the interim periods based on its best estimate of the full year’s effective tax rate. Certain items, however, are given discrete period treatment and, as a result, the tax effects of such items are reported in full in the relevant interim period. The Company’s effective tax rate was 33.2% for the three months ended March 29, 2007 compared to the prior year effective tax rate of 53.0%. The effective tax rate for the three months ended March 29, 2007 was lower compared to the same period for 2006 due primarily to the effects of a prior year valuation recorded against deferred tax assets. The full year 2007 effective tax rate can be affected as a result of variances among the estimated amounts of full year sources of taxable income, the realization of tax credits and adjustments which may arise from the Company’s assessment of its liability for uncertain tax positions.

10.	Earnings per Share Calculation

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 29, 2007
			Per Share
	Income	Shares	Amount

Basic EPS
Income available to common shareholders	$69.8	129.7	$0.54
Diluted Potential Common Shares		9.3
Diluted EPS
Income available to common shareholders + assumed vesting and conversion	$69.8	139.0	$0.50

	Three Months Ended March 30,
	2006
			Per Share
	Income	Shares	Amount

Basic EPS
Income available to common shareholders	$22.5	113.9	$0.20
Diluted Potential Common Shares		3.3
Diluted EPS
Income available to common shareholders + assumed vesting and conversion	$22.5	117.2	$0.19

11.	Related Party Transactions

On March 26, 2007, Hawker Beechcraft, Inc., of which Onex Partners II LP (an affiliate of Onex) owns approximately a 49% interest, acquired Raytheon Aircraft Acquisition Company and substantially all of the assets of Raytheon Aircraft Services Limited. Spirit’s Prestwick Facility provided wing components for the Hawker 800 Series and generated sales of $6.2 in the first quarter of 2007.

The Company has a $589.8 term loan outstanding at March 29, 2007. Prior to November 27, 2006, this loan was with a subsidiary of Onex Corporation. Following the IPO, the loan agreement was amended to remove the Onex subsidiary as the guarantor. During the periods ended March 29, 2007 and March 30, 2006, the Company paid interest of $0.0 and $11.5, respectively, to the Onex subsidiary on the term loan. Management believes the interest charged was reasonable in relation to the loan provided.

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

Boeing owns and operates significant information technology systems utilized by the Company and, as required under the acquisition agreement for the Boeing Acquisition, is providing those systems and support services to Spirit under a transition services agreement. A number of services covered by the transition services agreement have now been established by the Company, and the remaining services are scheduled to be completed during 2007, subject to renewal options. The Company incurred fees of $6.4 and $11.4 for services performed for the quarters ended March 29, 2007 and March 30, 2006, respectively.

Spirit has provided certain functions (e.g., health services and finance systems) for Boeing since the Boeing Acquisition pursuant to a Purchased Services Agreement. These services are expected to be transitioned to Boeing by the end of 2007. Boeing paid fees to Spirit of less than $0.1 and $0.2 for services performed during the quarter ended March 29, 2007 and March 30, 2006, respectively.

The spouse of one of the Company’s executives is a special counsel at a law firm utilized by the Company and at which the executive was previously employed. The Company paid fees of $0.6 million and $0.2 million to the firm for the quarters ended March 29, 2007 and March 30, 2006, respectively.

An executive of the Company is a member of the board of directors of a Wichita, Kansas bank that provides banking services to Spirit. We have paid no fees to the bank since our inception, which is consistent with commercial terms that would be available to other unrelated parties.

12.	Commitments, Contingencies and Guarantees

Litigation

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. While the final outcome of these matters cannot be predicted with certainty, considering among other things the meritorious legal defenses available, it is the opinion of the Company that none of these items, when finally resolved, will have a material adverse affect on the Company’s financial position or liquidity. However, an unexpected adverse resolution of one or more of these items could have a material adverse effect on the results of operations in a particular quarter or fiscal year.

From time to time, in the ordinary course of business and like others in the industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action. We have been subject to certain requests for information and investigations in the past and could be subject to such requests for information and investigations in the future.

A lawsuit has been filed against Spirit, the Onex Corporation, and Boeing alleging age discrimination in the hiring of employees by Spirit when Boeing sold its Wichita commercial division to Onex. The complaint was filed in U.S. District Court in Wichita, Kansas and seeks class action status, an unspecified amount of compensatory damages and more than $1.5 billion in punitive damages. The purchase agreement between Onex and Boeing requires Spirit to indemnify Boeing for damages against Boeing in the suit. The Company intends to vigorously defend itself in this matter. Although discovery has not yet begun, management believes the resolution of these matters will not materially affect the Company’s financial position, results of operation or liquidity.

On December 22, 2006, a lawsuit was filed against Spirit, Boeing, Onex and the UAW alleging age, disability, sex and race discrimination as well as breach of the duty of fair representation, retaliatory discharge, violation of FMLA (retaliation) and the Employee Retirement Income Security Act of 1974 (“ERISA”) ERISA. The complaint was filed in the U.S. District Court in the Eastern District of Oklahoma. The Company intends to vigorously defend itself in this matter. Management believes the resolution of this matter will not materially affect the Company’s financial position, results of operation or liquidity.

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

In December 2005, a federal grand jury sitting in Topeka, Kansas issued subpoenas regarding the vapor degreasing equipment at our Wichita, Kansas facility. The government’s investigation appears to focus on whether the degreasers were operating within permit parameters and whether chemical wastes from the degreasers were disposed of properly. The subpoenas cover a time period both before and after our purchase of the Wichita, Kansas facility. Subpoenas were issued to Boeing, Spirit and individuals who were employed by Boeing prior to the Boeing Acquisition but are now employed by Spirit. Spirit has responded to the subpoena and is continuing to provide additional information to the government as requested. Spirit continues to cooperate with the government’s investigation. At this time, we do not have enough information to make any predictions about the outcome of this matter.

Airbus has filed oppositions to six European patents originally issued to or applied for by Boeing and acquired by Spirit in the Boeing Acquisition. Airbus claims that the subject matter in these patents is not patentable because of a lack of novelty and a lack of inventive activity. Responses to three of the Airbus oppositions have been filed. For the fourth opposition, Spirit has requested oral proceedings before a three member Opposition Board of the European Patent Office (“EPO”). Spirit’s observations and arguments against the opposition will be due a month before the oral proceedings. A date for the oral proceedings has not yet been set by the EPO, but oral proceedings should occur in approximately 4-10 months. The decision of the Opposition Board is appealable. The remaining two patents have gone before the three panel board. In one case the patent was maintained without amendments to the claims. On the second patent, the board accepted the claims with limitation and Spirit has appealed. Spirit is awaiting confirmation of whether Airbus has appealed either decision.

On February 16, 2007 an action entitled Harkness et al. v. The Boeing Company et al. was filed in the U.S. District Court for the District of Kansas. The defendants were served in early April. Holdings, The Spirit AeroSystems Retirement Plan for IBEW, WEU and WTPU Employees and The Spirit AeroSystems Retirement Plan for IAM Employees, along with the Boeing Company and Boeing retirement and health plan entities, were sued by 12 former Boeing employees, eight of whom were or are employees of Spirit. The plaintiffs assert several claims under ERISA and general contract law and purport to bring the case as a class action on behalf of similarly-situated individuals. The putative sub-class members who have asserted claims against the Spirit entities are those individuals who, as of June 2005, were employed by Boeing Aircraft Company in Wichita, Kansas and who were participants in the Boeing pension plan, had at least 10 years of vesting service in the Boeing plan, were in a job represented by a union, were between the ages of 49 and 55 and who went to work for Spirit on or about June 17, 2005. Although there are many claims in the suit, the plaintiffs’ claims against the Spirit entities are that the Spirit plans wrongfully have failed to determine that certain plaintiffs are entitled to early retirement “bridging rights” allegedly triggered by their separation from employment by Boeing and that the plaintiffs’ pension benefits were unlawfully transferred from Boeing to Spirit in that their claimed early retirement “bridging rights” are not being afforded these individuals as a result of their separation from Boeing, thereby decreasing their benefits. The plaintiffs seek certification of a class, declaration that they are entitled to the early retirement benefits, an injunction ordering that the defendants provide the benefits, damages pursuant to breach of contract claims and attorney fees. At this time, we do not have enough information to make any predictions about the outcome of this matter.

Guarantees

Contingent liabilities in the form of letters of credit, letters of guarantee and performance bonds have been provided by the Company. As of March 29, 2007 and December 31, 2006, $12.4 and $0.8 was outstanding in respect of these guarantees, respectively.

Services and Product Warranties

The Company provides service and warranty policies on its products. Liability under service and warranty policies is based upon specific claims and a review of historical warranty and service claim experience.

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

Adjustments are made to accruals as claim data and historical experience change. In addition, the Company incurs discretionary costs to service its products in connection with product performance issues. The service warranty reserve was $9.6 at December 31, 2006 and at March 29, 2007.

13.	Segment Information

Spirit operates in three principal segments: Fuselage Systems, Propulsion Systems and Wing Systems. Essentially all revenues in the three principal segments are with Boeing, with the exception of Wing Systems, which includes revenues from Airbus and others in the U.K. All other activities fall within the All Other segment, principally made up of sundry sales of miscellaneous services and the KIESC. The Company’s primary profitability measure to review a segment’s operating performance is segment operating income before unallocated corporate selling, general and administrative expenses and unallocated research and development. Unallocated corporate selling, general and administrative expenses include centralized functions such as accounting, treasury and human resources that are not specifically related to our operating segments and are not allocated in measuring the operating segments’ profitability and performance and operating margins.

Spirit’s Fuselage Systems segment includes development, production and marketing of forward, mid- and rear fuselage sections and systems, primarily to aircraft OEMs, as well as related spares and maintenance, repairs and overhaul, or MRO, services.

Spirit’s Propulsion Systems segment includes development, production and marketing of struts/pylons, nacelles (including thrust reversers) and related engine structural components primarily to aircraft or engine OEMs, as well as related spares and MRO services.

Spirit’s Wing Systems segment includes development, production and marketing of wings and wing components (including flight control surfaces) primarily to aircraft OEMs, as well as related spares and MRO services.

The Company’s segments are consistent with the organization and responsibilities of management reporting to the chief operating decision-maker for the purpose of assessing performance. The Company’s definition of segment operating income differs from operating income as presented in its primary financial statements and a reconciliation of the segment and consolidated results is provided in the table set forth below. Most selling, general and administrative expenses (SG&A), and all interest expense/(income), related financing costs and income tax amounts, are not allocated to the operating segments.

While some working capital accounts are maintained on a segment basis, much of the Company’s assets are not managed or maintained on a segment basis. Property, plant and equipment, including tooling, is used in the design and production of products for each of the segments and, therefore, is not allocated to any individual segment. In addition, cash, prepaid expenses, other assets and deferred taxes are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Raw materials and certain component parts are used in the production of aerostructures across all segments. Work-in-process inventory is identifiable by segment, but is managed and evaluated at the program level. As there is no segmentation of the Company’s productive assets, depreciation expense (included in fixed manufacturing costs and selling, general and administrative expenses) and capital expenditures, no allocation of these amounts has been made solely for purposes of segment disclosure requirements.

Spirit AeroSystems Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) — (Continued)
($ in millions other than per share)

The following table shows segment information:

	Three Months Ended	Three Months Ended
	March 29, 2007	March 30, 2006(1)

Segment Net Revenues
Fuselage Systems	$445.2	$353.7
Propulsion Systems	260.4	216.5
Wing Systems	241.2	92.0
All Other	7.3	8.6

	$954.1	$670.8

Segment Operating Income
Fuselage Systems	$83.0	$60.1
Propulsion Systems	40.3	29.8
Wing Systems	23.2	5.5
All Other	0.8	0.5

	147.3	95.9
Unallocated corporate SG&A	(42.5)	(43.4)
Unallocated research and development	(1.0)	(1.9)

Total operating income	$103.8	$50.6

(1)	Net revenues for Wing Systems exclude Spirit Europe before April 1, 2006, the date we acquired BAE Aerostructures.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
The Boeing Company
Chicago, Illinois

We have audited the accompanying statements of assets and liabilities of the Wichita Division of the Boeing Commercial Airplanes Group (the “Division”) of The Boeing Company (the “Company”) as of June 16, 2005 and December 31, 2004, and the related statements of cost center activity for the period from January 1, 2005 through June 16, 2005, and for the year ended December 31, 2004 (the “Division’s financial statements”). The Division’s financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Division is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the accompanying financial statements, the financial statements were prepared to present assets and liabilities of the Division, along with the related cost center activity, and are not necessarily indicative of the conditions that would have existed or the results of operations if the Division had been operated as a standalone company during the periods presented. Portions of certain expenses represent allocations made from, and are applicable to, the Company as a whole.

In our opinion, the Division’s financial statements present fairly, in all material respects, the assets and liabilities of the Division as of June 16, 2005 and December 31, 2004, and the cost center activity for the period from January 1, 2005 through June 16, 2005, and for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Seattle, Washington
June 27, 2006

WICHITA DIVISION
(A Business Unit of The Boeing Company)

STATEMENT OF ASSETS AND LIABILITIES

	June 16,	December 31,
	2005	2004
	(Amounts in millions)

ASSETS:
Cash	$0.8	$3.0
Accounts receivable	0.4	2.0
Inventories	487.6	524.6
Long-term assets	3.2	3.0
Property, plant, and equipment — net	528.4	511.0

Total assets	1,020.4	1,043.6

LIABILITIES:
Accounts payable	57.4	45.7
Accrued expenses	2.0	6.1
Employee vacation	40.3	47.5
Accrued employee-related expenses	7.9	8.4
KIESC minority interest	0.5	0.5

Total liabilities	108.1	108.2

NET ASSETS	$912.3	$935.4

The accompanying notes are an integral part of these financial statements.

WICHITA DIVISION
(A Business Unit of The Boeing Company)

STATEMENTS OF COST CENTER ACTIVITY

	Period From
	January 1, 2005	Year Ended
	through	December 31,
	June 16, 2005	2004
	(Amounts in millions)

COST OF PRODUCTS TRANSFERRED:
Labor	$326.6	$688.8
Material	503.0	885.1
Overhead and nonlabor	334.3	500.4

Total cost of products transferred	1,163.9	2,074.3

PROVISION OF ENERGY SERVICES — Net	(0.2)	—
PERIOD EXPENSES:
General and administrative	79.7	155.1
Internal application development	11.0	18.1
Total period expenses	90.7	173.2

TOTAL INCURRED AND ALLOCATED COSTS OF THE WICHITA DIVISION	$1,254.4	$2,247.5

The accompanying notes are an integral part of these financial statements.

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS
JUNE 16, 2005 AND DECEMBER 31, 2004 AND 2003
(Amounts are in millions unless otherwise indicated)

1.	BASIS OF PRESENTATION

The Wichita Division (“Division”), which is not a separate legal entity, is operated as a cost center within the Boeing Commercial Airplanes Group (“BCA”) of The Boeing Company (“Boeing”). The Division includes the manufacturing operations of BCA located in Wichita, Kansas; Tulsa, Oklahoma, and McAlester, Oklahoma, along with certain assets and operations of the Shared Services Group (“SSG”) of Boeing. The Division has historically been an internal supplier of parts and assemblies to the 737, 747, 757, 767, and 777 Airplane Programs of BCA, with very few sales to third-party customers. The Division has also been selected as a supplier to the 787 Airplane Program currently under development by Boeing. These financial statements, hereafter referred to as the “Financial Statements,” reflect the standalone financial statements of the Division. Certain amounts in these financial statements have been allocated from Boeing’s financial statements. Allocations are generally based on the specific identification of costs, assets and liabilities, as well as on headcount and direct labor dollars where specific attribution is not practical. The General and Administrative (“G&A”) expense included in these statements is an allocation of Boeing Corporate (“Corporate”), SSG and BCA G&A expense (collectively “Boeing G&A”).

Management believes these allocations are reasonable, but may not be indicative of costs that would have been incurred had the Division been operated as a standalone business.

Most support function costs represent allocations to the Division. However, there is a portion of these support functions that occur at the Division, for example, general management, human resources, and finance that provide support directly to product-related organizations.

Boeing entered into an Asset Purchase Agreement (“APA”) dated February 22, 2005, as revised June 15, 2005, to sell the Division to Mid-Western Aircraft Systems, Inc. (“Mid-Western”), an indirect majority-owned subsidiary of Onex Partners L.P. The accompanying financial statements have been prepared with reference to this agreement and present assets and liabilities as well as a statement of cost center activities. The accompanying financial statements may not be indicative of the conditions that would have existed or the results of operations if the Division had been operated as a standalone company during the periods presented.

On June 16, 2005, Boeing completed the sale of substantially all of the assets at BCA’s facilities in Wichita, Kansas and Tulsa and McAlester, Oklahoma under the APA to Mid-Western, which was subsequently named Spirit Aerosystems, Inc. (Spirit). Transaction consideration given to Boeing included cash of approximately $900, together with the transfer of certain liabilities and the establishment of long-term supply agreements. All assets and liabilities presented in these financial statements were included in the sale.

Statements of cash flows have not been presented as the Division participated in Boeing’s centralized cash management systems and all its cash management activities were funded by Boeing. Other than cash on hand to meet immediate cash requirements the Division’s cash flow information is estimated in Note 9 using a change in net working capital.

Transactions with Boeing — Transactions with Boeing were conducted on a noncash basis, and generally involved performance under intracompany arrangements between the Division and Boeing.

Certain costs were incurred by Boeing on the Division’s behalf. To the extent practical, these costs are discretely transferred to the Division, but in some cases an allocation methodology is used to transfer the costs to the Division. These costs fall into three major categories and all such costs have been included in these financial statements.

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The first category represents costs directly related to the activities of the Division, which were incurred by Boeing and transferred to the Division for administrative purposes including payroll, accounts payable, travel and employee benefits such as pension costs, and medical coverage. These costs are primarily included in “Cost of Products Transferred” and the balance included in “Period Expenses.”

A second category of costs incurred by Boeing on the Division’s behalf represented the purchase of parts from Boeing that are incorporated into the products of the Division. The cost of these parts is treated the same as the cost of parts acquired from third parties and is included in “Cost of Products Transferred.”

The third category of costs incurred by Boeing on the Division’s behalf are either general and administrative or relate to support services provided by Boeing for the benefit of the Division. These costs, except for those identified as G&A, are included in “Cost of Products Transferred.” These allocated costs are described in detail below. The following table reconciles total G&A and Internal Application Development (“IAD”) reported on the Statement of Cost Center Activity to the detailed cost tables that follow. IAD costs are certain costs incurred at the Division to improve processes or internal applications rather than product.

Table (1)

	Period
	1/1/2005
	through	Year Ended
Incurring Org and Description	6/16/2005	2004

Allocated WHQ — G&A	$15.9	$31.2
Allocated WHQ — Share-Based Plans	20.1	19.4
Allocated WHQ — Share-Value Trust	2.0	3.9
Allocated BCA G&A	26.7	53.2
SSG G&A included in SSG Support Allocations (below)	5.5	29.6
Division Incurred — G&A	9.5	17.8

Total Division G&A Expense	$79.7	$155.1

Table (2)

	Period
	1/1/2005
	through	Year Ended
Incurring Org and Description	6/16/2005	2004

Division Incurred — IAD (A period expense on the Statement of Cost Center Activity)	$17.3	$18.1

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Support Allocations — Boeing provides certain services to the Division and pays for certain expenditures on its behalf. The following table summarizes and describes the approximate amounts billed to the Division.

Table (3)

	Period
	1/1/2005
	through	Year Ended
Incurring Org and Description	6/16/2005	2004

BCA — CAD/CAM and Other	$4.9	$4.3
SSG — Workplace Services	114.6	233.4
SSG — Information Technology Services	25.1	46.3
SSG — Administrative Services	21.2	41.9

Total Support Allocations (including SSG G&A)	165.8	325.9
Less SSG G&A Allocations included in Cost Allocation Table(1) above	5.5	29.6

Total SSG Costs and BCA CAD/CAM and Other included in Division Cost of Products Transferred	$160.3	$296.3

BCA Computer Aided Design (“CAD”), BCA Computer Aided Manufacturing (“CAM”), and other cost allocated include calibration and certification costs and computer-aided design costs.

SSG costs (including an element of SSG-incurred G&A) were allocated to the Division based on SSG’s cost collection and cost allocation processes which are primarily based on pooling of common costs and allocating pooled costs based on a measure of usage. SSG Workplace Services includes the cost of providing facilities, food, mail and in-plant transportation services, security and fire protection, technical services and safety, health, and environmental affairs. SSG Information Technology Services includes business systems and computing and network operations. SSG Administrative Services includes external transportation services, enterprise human resource management, payroll services and learning, training, and development. An estimate of the SSG G&A included in the above support allocations were recorded by the Division as period expense in accordance with established Boeing-wide practice. The remaining SSG-related amounts as well as the BCA CAD/CAM allocations were included in the Overhead and nonlabor portion of Cost of Products Transferred.

In 2005, SSG revised its methodology for allocating G&A costs. As a result of the revision, the January 1 through June 16, 2005 SSG G&A Allocations amount recorded was $5.5 rather than $14.8.

Period Expenses Incurred at the Division — These costs are not inventoriable costs and therefore are not included in Costs of Products Transferred.

Table (4)

	Period
	1/1/2005
	through	Year Ended
Incurring Org and Description	6/16/2005	2004

Division Incurred — G&A (Included in Table(1))	$9.5	$17.8
Division Incurred — IAD (Included in Table(2))	11.0	18.1

Total	$20.5	$35.9

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Division G&A costs are incurred at the Division and include salaries and costs associated with G&A-type functions such as site financial accounting. IAD costs are costs incurred at the Division to improve processes or internal applications rather than products.

Period Expense Incurred by Boeing not Billed or Incurred at the Division — For purposes of these statements, certain costs have been allocated to the Division. These costs have not been billed to or incurred by, nor is the Division obligated to pay for these costs in the past or in the future. These allocations are conducted on a noncash basis and generally involve the performance of corporate-wide functions that have no direct relationship to the Division’s cost center activities. These costs are included in the total Division G&A expense (see Table 1).

Table (5)

	Period
	1/1/2005
	through	Year Ended
Incurring Org and Description	6/16/2005	2004

Corporate — G&A	$15.9	$31.2
Corporate — Share-Based Plans	20.1	19.4
Corporate — Share-Value Trust	2.0	3.9
BCA — G&A	26.7	53.2

Total Period Expense incurred by Boeing not billed or incurred	$64.7	$107.7

Corporate costs allocated include centralized services such as government affairs, legal, tax, office of internal governance, international relations, communications and advertising, CEO and staff, investor relations, and miscellaneous liability, property, and foreign insurances. Corporate Share-Based plans and Share-Value Trust are described in Note 8 below.

BCA G&A costs allocated include business operations, sales and marketing, contracts, finance, communications, and BCA office of the president.

2.	SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements of the Division include the accounts of the majority-owned interest in Kansas Industrial Energy Supply Company (“KIESC”). The KIESC (formerly known as Wichita Gas Utility) arrangement has been in place since 1980. It was formed to purchase gas directly from the gas suppliers rather than through the city of Wichita. The current arrangement gives participants in KIESC more control over their cost. The agreement between the participating companies is titled “Tenants-in-Common Management Agreement.” It designates the arrangement as a tenancy in common and stipulates that nothing in the agreement should be construed as creating a joint venture, association, or partnership. All assets are owned in common. Nothing can be severed in a way that hurts the other tenants. Each tenant is prohibited from selling or assigning their interest to another party without the approval of the other tenants. The Division owned 79% of all outstanding interests and considered that a controlling share. 100% of KIESC’s results have been consolidated in these financial statements. Accordingly, the Division’s intercompany profits, transactions, and balances have been eliminated with the consolidation of KIESC. The result of KIESC income and expense is shown as Provision of Energy Services, Net. 77.77% of KIESC was sold on June 16, 2005 in

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

connection with the transaction, with the remainder retained by Boeing to support Boeing’s remaining operations in Wichita, Kansas. KIESC’s net assets are shown below:

Table (6)

	Period
	1/1/2005
	through
Incurring Org and Description	6/16/2005	12/31/04

KIESC Total Net Assets	$2.7	$2.2

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that directly affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Cost of Products Transferred — As a cost center to the BCA Airplane Programs, the Division does not have sales to parties other than Boeing. For purposes of these financial statements, the Division recognizes cost of products transferred in an amount equal to the cost assigned. Through May 31, 2005, the Wichita Site Cost of Products Transferred was recognized when completed parts and assemblies were received or the scheduled receipt date occurred at BCA Airplane Program’s Final Assembly Areas. On June 1, 2005 this treatment changed to reflect the provisions of the supply agreement that was to be implemented post-divestiture. From June 1, 2005 to June 16, 2005, the Wichita Site Cost of Products Transferred was recognized when completed parts and assemblies were shipped from the Wichita plant. The Tulsa and McAlester Sites Cost of Products Transferred is recognized when completed parts and assemblies are shipped from the site. Costs of Products Transferred also includes costs assigned to programs as incurred, for support of non-recurring activities performed on behalf of the programs. Non-recurring support refers to activities like design or design and build of tooling. 787 design activities included in Division Cost of Products Transferred totals $65.6 for the period from January 1, 2005 through June 16, 2005.

Cost of Products Transferred consists of material, labor, nonlabor, and site overhead, which includes fringe benefits, production-related indirect and plant management salaries, and plant services. Labor cost includes direct and indirect labor, related fringe costs, and labor bonuses. Fringe benefit allocations are based on a rate applied to labor dollars. The rate includes elements such as vacation, holiday, sick leave, medical, pension, and postretirement medical.

Nonlabor costs included in overhead include cost of shop supplies, travel, software licensing, equipment depreciation, perishable tools, and cost allocations (see “Transactions with Boeing” above).

Cash — Cash primarily consists of balances maintained by the Division’s consolidated interest in KIESC. The Division participates in Boeing’s centralized cash management systems. Accordingly, the financial statements exclude cash, debt, interest income, and interest expense maintained in the centralized cash management systems.

Accounts Receivable — Accounts receivable consist of amounts on KIESC books due from third parties and are stated at the amount billed to customers, plus any accrued and unpaid interest. An allowance is provided for based upon a review of outstanding receivables, historical collection information, and existing economic conditions.

Inventories — Inventories consist of raw materials and work in process (“WIP”). Finished goods are shipped immediately upon completion. Costs of raw materials and component parts that are identified as

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

obsolete or surplus, including a provision for anticipated amounts, are included as a cost of products transferred.

The Division’s Wichita site in-process inventories are stated at the cost of products based on the stage of completion within production. The individual elements of inventory (e.g., raw material, WIP, and production stores) are valued using a standard cost methodology with any resulting variances to the standard allocated monthly to cost of products transferred.

The Division’s Tulsa/McAlester sites in-process inventories are stated at the cost of products based on the stage of completion within production. Raw materials are valued based on an average cost method. Commercial Airplane Program’s WIP inventory is valued based on total actual incurred costs for a block of aircraft, less the billed amount. The billed amount is calculated based on the average unit cost of an end-item (e.g., 737 Slats/Flaps) for a block of aircraft based on the Estimate at Completion.

Long-Term Assets — Long-term assets consists of amounts on the KIESC books for investments in marketable securities. KIESC has the positive intent and ability to hold these until maturity. They are valued at historical cost, adjusted for amortization of premiums and accretion of discounts computed by the level-yield method.

Property, Plant, and Equipment — Property, plant, and equipment are recorded at cost, including applicable construction-period interest, less accumulated depreciation, and are depreciated principally over the following estimated useful lives: new buildings and land improvements, from 10 to 40 years; and new machinery and equipment, from 3 to 20 years. The principal methods of depreciation are as follows: buildings and land improvements, 150% declining balance; and machinery and equipment, sum-of-the-years’ digits. The Division periodically evaluates the appropriateness of remaining depreciable lives assigned to long-lived assets subject to a management plan for disposition.

The Division reviews long-lived assets, which includes property, plant, and equipment, for impairments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets held for sale are stated at the lower of cost or fair value, less cost to sell. Long-lived assets held for use are subject to an impairment assessment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset, the amount of the impairment is the difference between the carrying amount and the fair value of the asset.

Income Taxes — Boeing does not allocate income tax expense and related assets and liabilities to the Division. In accordance with the APA, the Statement of Net Assets and Liabilities does not include assets and liabilities related to income tax. Accordingly, the Statement of Cost Center Activity does not reflect the effect of income taxes.

Leases — The Division has entered into contracts, having noncancelable lease terms in excess of one year, for operating leases requiring future rental payments.

Pension and Postretirement Benefits Plan — The Division participates in various pension plans sponsored by Boeing which cover substantially all employees. Discrete, detailed information concerning costs of these plans is not available for the Division but is part of the Overhead and nonlabor costs allocated by Boeing and included in the Cost of Products Transferred. The assets and obligations under these plans are not separately identifiable for the Division.

Boeing also provides certain other postretirement benefit plans other than pensions which consist principally of health care coverage for eligible retirees. Discrete, detailed information concerning costs of these plans is not available for the Division but is part of the Overhead and nonlabor costs allocated by

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Boeing and included in the Cost of Products Transferred. The assets and obligations under these plans are not separately identifiable for the Division.

Share-Based Plans — Division employees participate in certain of Boeing’s share-based compensation plans. In these financial statements, the share-based plan expenses are accounted for under SFAS 123R, Share-Based Payment (“SFAS 123R”) as of January 1, 2005, and under SFAS No. 123, Accounting for Stock-Based Compensation, for periods prior to January 1, 2005.

3.	STANDARDS ISSUED AND NOT YET IMPLEMENTED

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 151, Inventory Costs — an amendment of ARB No. 43. This Standard requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) to be recognized as current period charges. Additionally, it requires that fixed production overhead costs be allocated to inventory based on the normal capacity of the production facility. The provisions of this Standard apply prospectively and are effective for inventory costs incurred after January 1, 2006. While the Division believes this Standard will not have a material effect on its financial statements, the impact of adopting these new rules is dependent on events that could occur in future periods, and as such, an estimate of the impact cannot be determined until the event occurs in future periods.

4.	INVENTORIES

Inventories are summarized as follows for the periods ending:

	Period
	1/1/2005
	through
	6/16/2005	12/31/2004

Raw materials	$213.5	$209.1
Work in process	274.1	315.5

Inventories	$487.6	$524.6

5.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are summarized as follows for the periods ending:

	Period
	1/1/2005
	through
	6/16/2005	12/31/2004

Land	$5.0	$7.4
Buildings	709.5	718.2
Machinery and equipment	1,331.7	1,371.8
Construction in progress	63.5	15.1
Less accumulated depreciation	(1,581.3)	(1,601.5)

Property, plant, and equipment — net	$528.4	$511.0

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Depreciation expense, which is included in Cost of Products Transferred, is as follows for the periods ending:

	Period
	1/1/2005
	through	Year Ended
	6/16/2005	2004

Depreciation expense	$40.3	$90.7

Interest capitalized as construction-period property, plant, and equipment costs is as follows for the periods ending:

	Period
	1/1/2005
	through	Year Ended
	6/16/2005	2004

Interest capitalized	$2.1	$4.9

6.	COMMITMENTS

Lease — Minimum future rental commitments under operating leases having noncancelable lease terms in excess of one year aggregated approximately $18.7 at June 16, 2005 and are payable as follows:

Future Minimum Payments

6/17/05-12/31/05	$3.0
2006	4.3
2007	2.4
2008	2.2
2009	1.4
2010	0.6
Thereafter	4.8

Total rent expense was approximately as follows:

	Period
	1/1/2005
	through	Year Ended
	6/16/2005	2004

Total rent expense	$4.3	$9.7

7.	PENSION AND POSTRETIREMENT BENEFITS

The Division participates in various pension and postretirement plans sponsored by Boeing which cover substantially all employees. Discrete, detailed information concerning costs of these plans is not available for the Division but is part of the Overhead and nonlabor costs allocated by Boeing and included in the Cost of Products Transferred. The assets and obligations under these plans are not separately identifiable for the Division.

The amounts below represent total Boeing balances. Note that Boeing uses a September 30 measurement date for its pension plans.

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

	Year Ended	Year Ended
	9/30/05	9/30/04

Pension plan assets	$43,484	$38,977
Pension plan benefit obligation	45,183	42,781

Boeing also provides certain other postretirement benefits other than pensions which consist principally of health care coverage for eligible retirees. Discrete, detailed information concerning costs of these plans is not available for the Division but is part of the Overhead and nonlabor costs allocated by Boeing and included in the Cost of Products Transferred. The assets and obligations under these plans are not separately identifiable for the Division.

The amounts below represent total Boeing balances. Note that Boeing uses a September 30 measurement date for its postretirement plans.

	Year Ended	Year Ended
	9/30/05	9/30/04

Postretirement benefits plan assets	$82	$72
Postretirement benefit obligation	8,057	8,135

8.	SHARE-BASED PLANS

Share-Based Plans — The following is a discussion of share-based compensation plans. Qualifying Division employees may retain eligibility under provisions of these plans going forward. Under the provisions of the APA, Boeing will retain these obligations. Division employees participate in certain of Boeing’s share-based compensation plans. In these financial statements, the share-based plan expenses are accounted for under SFAS 123R, as of January 1, 2005, using the modified prospective method, and under SFAS No. 123 for periods prior to January 1, 2005. The share-based plans are described below. Share-based plan expense allocated to the Division is included in the Statement of Cost Center Activity as a Period Expense classified as G&A.

Performance Shares — Performance Shares are stock units that are convertible to Boeing common stock contingent upon Boeing’s stock price performance. If, at any time up to five years after award, Boeing’s stock price reaches and maintains a price equal to 161.0% of the Boeing’s stock issue price at the date of the award (representing a growth rate of 10% compounded annually for five years), 25% of the Performance Shares awarded are convertible to Boeing common stock. Likewise, at stock prices equal to 168.5%, 176.2%, 184.2%, 192.5%, and 201.1% of the Boeing stock price at the date of award, the cumulative portions of awarded Performance Shares convertible to Boeing common stock are 40%, 55%, 75%, 100%, and 125%, respectively. Performance Shares awards not converted to Boeing common stock expire five years after the date of the award; however, the Compensation Committee of the Boeing Board of Directors may, at its discretion, allow vesting of up to 100% of the target Performance Shares if Boeing’s total shareholder return (stock price appreciation plus dividends) during the five-year performance period exceeds the average total shareholder return of the S&P 500 over the same period.

Beginning with the 2003 grants, all new Performance Shares awarded are subject to different terms and conditions from those issued prior to 2003. If at any time up to five years after award Boeing’s stock price reaches and maintains for 20 consecutive days a price equal to a cumulative growth rate of 40% above the grant price, 15% of the Performance Shares awarded are convertible to common stock. Likewise, at cumulative growth rates above the grant price equal to 50%, 60%, 70%, 80%, 90%, 100%, 110%, 120%, and 125%, the cumulative portion of awarded shares convertible to Boeing common stock are 30%, 45%, 60%, 75%, 90%, 100%, 110%, 120%, and 125%, respectively. Performance Share awards not converted to Boeing common stock expire five years after the date of the award. In the event all stock

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

price hurdles have not been met at the end of the performance period, unvested shares may vest based on Boeing’s Total Shareholder Return (“TSR”) performance relative to the S&P 500. If less than 125% of the grant has vested at the end of the five-year performance period, an award formula will be applied to the initial grant based on the percentile rank of Boeing’s TSR relative to the S&P 500. This can result in a vesting of the Performance Shares award up to a total of 125% and only applies if (1) Boeing’s total shareholder return during the five-year performance period meets or exceeds the median total shareholder return of the S&P 500 over the same period and (2) total shareholder return is in excess of the five-year Treasury Bill rate at the start of the five-year period. The Division was allocated share-based expense amounts calculated based on SFAS No. 123 for Performance Share awards granted to employees of the Division. The allocated share-based plans expense, which is included in Period Expense as G&A in the Statement of Cost Center Activity, was approximately as follows:

	Period
	1/1/2005
	through	Year Ended
	6/16/2005	2004

Performance shares	$17.1	$18.5

ShareValue Trust — The ShareValue Trust, established effective July 1, 1996, is a 14-year irrevocable trust that holds Boeing common stock, receives dividends, and distributes to employees appreciation in value above a 3% per annum threshold rate of return. As of December 31, 2004, the Trust held 38,982,205 shares of Boeing common stock, split between two funds, “fund 1” and “fund 2.”

The Division was allocated ShareValue Trust expense based upon headcount at the Division. The allocated ShareValue Trust expense, which is included in Period Expenses as G&A in the Statement of Cost Center Activity, was approximately as follows:

	Period
	1/1/2005
	through	Year Ended
	6/16/2005	2004

Share-value trust	$2.0	$3.9

Other Share-Based Compensation — Boeing offers employees stock awards, at no cost to the employee, under its Career Shares, Learning Together, and Engineering Technical Fellows stock programs. Additionally, Boeing common stock is issued or interest is accrued to certain Boeing employees electing deferrals under certain share-based compensation or salary deferral plans. The Division was allocated Other Share-Based Compensation expense based upon headcount at the Division. The allocated Other Share-Based Compensation expense, which is included in Period Expenses as G&A in the Statement of Cost Center Activity, was approximately as follows:

	Period
	1/1/2005
	through	Year Ended
	6/16/2005	2004

Other share-based plan totals	$3.0	$0.9

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

9.	CASH FLOW INFORMATION

As a cost center, the Division’s cash funding activities were managed and funded by Corporate. The Division’s cash impacts are estimated below using a change in net working capital approach:

	Period
	1/1/2005
	through	Year Ended
	6/16/2005	2004

Cash flow from operating activities:
Intercompany cost of products transferred	$(1,163.9)	$(2,074.3)
Period expenses	(90.7)	(173.2)
Net energy services	0.2	0.0
Depreciation	40.3	90.7
Changes in working capital:
Cash (KIESC)	(2.2)	(0.6)
Accounts receivable	1.6	0.0
Inventories	37.0	4.8
Prepaid expenses	0.0	0.3
Accounts payable	11.7	(11.5)
Accrued expenses	(4.1)	(1.9)
Employee vacation	(7.2)	0.8
Accrued employee related expenses	(0.5)	—

Net cash used by operating activities	(1,177.8)	(2,164.9)
Investing activities:
Capital expenditures	(48.2)	(54.4)

Net cash impact	$(1,226.0)	$(2,219.3)

WICHITA DIVISION
(A Business Unit of The Boeing Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

10.	SIGNIFICANT CONCENTRATIONS OF RISK

For all of the periods covered by these financial statements, all of the Division’s product transfers were to Boeing Programs. The Division is subject to both operational and external business environment risks. Operational risks that can disrupt the ability to make timely delivery of commercial jet aircraft components and assemblies and meet contractual commitments include execution of internal performance plans, product performance risks associated with regulatory certifications by the U.S. government, other regulatory uncertainties, collective bargaining disputes, performance issues with key suppliers and subcontractors, and the cost and availability of energy resources, such as electrical power. Aircraft programs, particularly new aircraft models, face the additional risk of pricing pressures and cost management issues inherent in the design and production of complex products. External business environment risks include adverse governmental import and export policies, factors that result in significant and prolonged disruption to air travel worldwide, and other factors that affect the economic viability of the commercial airline industry. Examples of factors relating to external business environment risks include the volatility of aircraft fuel prices, global trade policies, worldwide political stability and economic growth, acts of aggression that impact the perceived safety of commercial flight, escalation trends inherent in pricing, and a competitive industry structure which results in market pressure to reduce product prices. As of June 16, 2005, the principal collective bargaining agreements were with the IAM representing 51% of the Division employees; the Society of Professional Engineering Employees (SPEEA) representing 34% of the Division employees; The United Automobile, Aerospace, and Agricultural Implement Workers of America representing 9% of the Division employees. At the end of June 16, 2005, all Division employees left the Boeing payroll as a result of the sale of the Division to Mid-Western and are no longer working under the terms and conditions of the Boeing labor agreements. Employees who transferred to Mid-Western were covered by their labor agreements or employment practices, if no labor agreement was in place.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the class A common stock being registered. All of these expenses will be paid by us. All amounts except the SEC registration fee and the NASD filing fee are estimated.

Securities and Exchange Commission registration fee	$34,738
NASD filing fee	75,500
Accounting fees and expenses	150,000
Legal fees and expenses	600,000
Printing costs	300,000
Transfer agent and registrar fees	15,000
Miscellaneous fees and expenses	100,000

Total	$1,275,238

Item 14.	Indemnification of Directors and Officers

General Obligations Law

We are incorporated under the laws of the State of Delaware. Under Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Certificate of Incorporation and By-Laws

Our certificate of incorporation provides that none of our directors shall be personally liable for breach of fiduciary duty as a director. Any repeal or modification of that provision shall not adversely affect any right or protection, or any limitation of the liability of, any of our directors existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both our certificate of incorporation and our by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements

Additionally, we have entered into indemnification agreements with certain of our directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Liability Insurance

Our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, or the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Underwriting Agreement

The Underwriting Agreement (filed as Exhibit 1.1 to the Registration Statement) provides for the indemnification of certain of our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

The following share amounts give effect to the 3-for-1 stock split of our common stock that occurred on November 16, 2006.

On June 16, 2005, Spirit Holdings issued 112,500,000 shares of class B common stock for an aggregate purchase price of $375,000,000 to four investors in reliance upon the exemption provided by Section 4(2) of the Securities Act.

On June 17, 2005, Spirit Holdings issued 30,000 shares of class B common stock for an aggregate purchase price of $100,000 to a member of senior management pursuant to Spirit Holdings’ Executive Incentive Plan in reliance upon the exemption provided by Section 4(2) of the Securities Act. See “Management — Long-Term, Equity-Based Incentive Compensation — Executive Incentive Plan” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

On July 18, 2005, Spirit Holdings issued 6,179,478 shares of class B common stock for an aggregate purchase price of $1,979,620 to members of senior management pursuant to Spirit Holdings’ Executive Incentive Plan in reliance upon the exemption provided by Rule 701 of the Securities Act. See “Management — Long-Term, Equity-Based Incentive Compensation — Executive Incentive Plan” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

On August 1, 2005, Spirit Holdings issued an additional 1,575,858 shares of class B common stock for an aggregate purchase price of $816,620 to members of senior management pursuant to Spirit Holdings’ Executive Incentive Plan in reliance upon the exemption provided by Rule 701 of the Securities Act. See “Management — Long-Term, Equity-Based Incentive Compensation — Executive Incentive Plan” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

In September 2005, Spirit Holdings issued an aggregate of 1,950,000 shares of class B common stock for an aggregate purchase price of $1,300,000 to members of senior management pursuant to Spirit Holdings’ Executive Incentive Plan and in reliance upon the exemption provided by Rule 701 of the Securities Act. See

“Management — Long-Term, Equity-Based Incentive Compensation — Executive Incentive Plan” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

On December 15, 2005, Spirit Holdings issued 75,000 shares of class B common stock to one of our directors pursuant to Spirit Holdings’ Director Stock Plan in reliance upon the exemption provided by Rule 506 of the Securities Act. See “Management — Compensation of Non-Management Directors” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

On December 15, 2005, Spirit Holdings granted a total of 315,000 shares of class B common stock to seven directors of Spirit pursuant to Spirit Holdings’ Director Stock Plan. We do not believe such grants constituted sales of securities under the Securities Act; however, if they were sales of securities, they were issued in reliance on the exemption provided by Section 4(2) of the Securities Act. See “Management — Compensation of Non-Management Directors” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

On January 2, 2006, Spirit Holdings issued 795,000 shares of class B common stock for an aggregate purchase price of $500,000 to three accredited investors in reliance upon the exemption provided by Rule 506 of the Securities Act.

On February 17, 2006, Spirit Holdings granted a total of 390,393 shares of class B common stock to members of senior management pursuant to Spirit Holdings’ Short Term Incentive Plan. Such grants did not constitute sales of securities under the Securities Act. See “Management — Compensation Discussion and Analysis — Elements Used to Achieve the Philosophy and Objectives — Annual Incentive Awards” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

On February 17, 2006, Spirit Holdings granted a total of 74,550 shares of class B common stock to a member of senior management pursuant to Spirit Holdings’ Long Term Incentive Plan. Such grant did not constitute a sale of securities under the Securities Act. See “Management — Long-Term, Equity-Based Incentive Compensation — Long Term Incentive Plan” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

In July 2006, Spirit Holdings issued an aggregate of 79,047 shares of class B common stock for an aggregate purchase price of $606,027 to members of senior management pursuant to Spirit Holdings’ Executive Incentive Plan and in reliance upon the exemption provided by Rule 701 of the Securities Act. See “Management — Long-Term, Equity-Based Incentive Compensation — Executive Incentive Plan” in our Definitive Proxy Statement on Form 14A filed with the SEC on April 9, 2007 and incorporated herein by reference.

Item 16.	Exhibits and Financial Data Schedules

(a) Exhibits

1.1	Form of Underwriting Agreement.*******
2.1	Asset Purchase Agreement, dated as of February 22, 2005, between Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and The Boeing Company.*
2.2	First Amendment to Asset Purchase Agreement, dated June 15, 2005, between Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and The Boeing Company.*
3.1	Form of Second Amended and Restated Certificate of Incorporation of Spirit AeroSystems Holdings, Inc.***
3.2	Form of Second Amended and Restated By-Laws of Spirit AeroSystems Holdings, Inc.***
4.1	Form of Class A Common Stock Certificate.*****
4.2	Form of Class B Common Stock Certificate.*****

4.3	Investor Stockholders Agreement, dated June 16, 2005, among Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Onex Partners LP and the stockholders listed on the signature pages thereto.*
4.4	Registration Agreement, dated June 16, 2005, among Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and the persons listed on Schedule A thereto.*
5.1	Opinion of Kaye Scholer LLP with respect to legality of securities being registered.
10.1	Employment Agreement, dated June 16, 2005, between Jeffrey L. Turner and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*
10.2	Employment Agreement, dated August 3, 2005, between Ulrich Schmidt and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*
10.3	Employment Agreement, dated September 13, 2005, between Spirit AeroSystems, Inc. and H. David Walker.*
10.4	Employment Agreement, dated December 28, 2005, between Spirit AeroSystems, Inc. and John Lewelling.*
10.5	Employment Agreement, dated December 30, 2005, between Spirit AeroSystems, Inc. and Janet S. Nicolson.*
10.6	Employment Agreement, dated March 20, 2006, between Spirit AeroSystems (Europe) Limited and Neil McManus.*
10.7	Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) Executive Incentive Plan.*
10.8	Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) Supplemental Executive Retirement Plan.*
10.9	Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) Short Term Incentive Plan.*
10.10	Spirit AeroSystems Holdings, Inc. Long-Term Incentive Plan.*
10.11	Spirit AeroSystems Holdings, Inc. Cash Incentive Plan.*
10.12	Spirit AeroSystems Holdings, Inc. Union Equity Participation Plan.***
10.13	Spirit AeroSystems Holdings, Inc. Director Stock Plan.*
10.14	Form of Indemnification Agreement.**
10.15	Intercompany Agreement, dated June 30, 2005, by and among Onex Partners Manager L.P. and Spirit AeroSystems, Inc.*
10.16	Consulting Agreement, dated as of February 25, 2005, between Gephardt and Associates LLC and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*
10.17	Amended and Restated Credit Agreement, dated as of July 20, 2005, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, the guarantors party thereto, Citicorp North America, Inc. and the other lenders party thereto.*
10.18	Amendment No. 1 to the Amended and Restated Credit Agreement, dated as of December 11, 2005, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, the guarantors party thereto, Citicorp North America, Inc. and the other lenders party thereto.*
10.19	Amendment No. 2 to the Amended and Restated Credit Agreement, dated as of March 31, 2006, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, the guarantors party thereto, Citicorp North America, Inc. and the other lenders party thereto.*
10.20	Security Agreement, dated as of June 16, 2005, made by Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, 3101447 Nova Scotia Company, Onex Wind Finance LLC and Citicorp North America, Inc., as collateral agent.*
10.21	Credit Agreement, dated as of June 16, 2005, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, 3101447 Nova Scotia Company, the other guarantor party thereto, and The Boeing Company.*

10.22	Security Agreement, dated as of June 16, 2005, made by Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Spirit AeroSystems Finance, Inc. (f/k/a Mid-Western Aircraft Finance, Inc.), Onex Wind Finance LP, 3101447 Nova Scotia Company, Onex Wind Finance LLC and The Boeing Company, as agent.*
10.23	Special Business Provisions (Sustaining), dated as of June 16, 2005, between The Boeing Company and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*†
10.24	General Terms Agreement (Sustaining and others), dated as of June 16, 2005, between The Boeing Company and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*†
10.25	Hardware Material Services General Terms Agreement, dated as of June 16, 2005, between The Boeing Company and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*†
10.26	Ancillary Know-How Supplemental License Agreement between The Boeing Company and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), entered into as of June 16, 2005.*†
10.27	Sublease Agreement, dated as of June 16, 2005, among The Boeing Company, Boeing IRB Asset Trust and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc).*
10.28	Spirit AeroSystems Holdings, Inc. Amended and Restated Long-Term Incentive Plan.****
10.29	Amendment to the Amended and Restated Credit Agreement, dated as of November 27, 2006, by and among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc., (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, the guarantor party thereto, Citicorp North America, Inc. and the other lenders party thereto.******
10.30	Second Amended and Restated Credit Agreement by and among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), the guarantor party thereto, Citicorp North America, Inc. and the other lenders party thereto.******
21.1	Subsidiaries of Spirit AeroSystems Holdings, Inc.*******
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Kaye Scholer LLP (included in Exhibit 5.1).
24.1	Powers of Attorney of the directors of Spirit AeroSystems Holdings, Inc. (included in the signature page to the registration statement).*******

*	Incorporated herein by reference to the Spirit AeroSystems Holdings, Inc. Registration Statement on Form S-1 (File No. 333-135486), filed with the Securities and Exchange Commission on June 30, 2006.

**	Incorporated herein by reference to the Spirit AeroSystems Holdings, Inc. Amendment No. 1 to Registration Statement on Form S-1/A (File No. 333-135486), filed with the Securities and Exchange Commission on August 29, 2006.

***	Incorporated herein by reference to the Spirit AeroSystems Holdings, Inc. Amendment No. 2 to Registration Statement on Form S-1/A (File No. 333-135486), filed with the Securities and Exchange Commission on October 30, 2006.

****	Incorporated herein by reference to the Spirit AeroSystems Holdings, Inc. Amendment No. 3 to Registration Statement on Form S-1/A (File No. 333-135486), filed with the Securities and Exchange Commission on November 6, 2006.

*****	Incorporated herein by reference to the Spirit AeroSystems Holdings, Inc. Amendment No. 5 to Registration Statement on Form S-1/A (File No. 333-135486), filed with the Securities and Exchange Commission on November 17, 2006.

******	Incorporated herein by reference to the Current Report on Form 8-K of Spirit AeroSystems Holdings, Inc. (File No. 001-33160), filed with the Securities and Exchange Commission on December 1, 2006.

*******	Previously filed.

†	Confidential treatment previously granted. Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

(b)	Financial Data Schedule

Schedule II
Valuation and Qualifying Accounts

	Balance	Charge to	Write-offs			Balance
	December 29,	Costs and	Net of	Purchased	Exchange	December 31,
	2005	Expenses	Recoveries	Reserves(1)	Rate	2006

Tax valuation	$47.1	$(47.1)	$—	$—	$—	$—
Inventory — obsolete and surplus	16.8	(3.2)	(0.1)	1.5	0.2	15.2
Warranties	0.9	5.6	—	2.8	0.3	9.6
Allowance for doubtful accounts	0.6	—	—	—	—	0.6

(1)	Related to the BAE Acquisition

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, Spirit AeroSystems Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wichita, State of Kansas on May 12, 2007.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Ulrich Schmidt
Ulrich Schmidt
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons for Spirit AeroSystems Holdings, Inc. in the capacities and on the dates indicated.

Signature	Title	Date

* Jeffrey L. Turner	President and Chief Executive Officer, Director (Principal Executive Officer)	May 12, 2007

/s/ Ulrich Schmidt Ulrich Schmidt	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 12, 2007

* D. Randolph Davis	Corporate Controller (Principal Accounting Officer)	May 12, 2007

* Ivor Evans	Director	May 12, 2007

* Paul Fulchino	Director	May 12, 2007

* Richard Gephardt	Director	May 12, 2007

* Robert Johnson	Director	May 12, 2007

* Ronald Kadish	Director	May 12, 2007

* Cornelius McGillicuddy, III	Director	May 12, 2007

Signature	Title	Date

* Seth Mersky	Director	May 12, 2007

* Francis Raborn	Director	May 12, 2007

* Nigel Wright	Director	May 12, 2007

By:	/s/ Ulrich Schmidt Ulrich Schmidt Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Underwriting Agreement.*******
2.1	Asset Purchase Agreement, dated as of February 22, 2005, between Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and The Boeing Company.*
2.2	First Amendment to Asset Purchase Agreement, dated June 15, 2005, between Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and The Boeing Company.*
3.1	Form of Second Amended and Restated Certificate of Incorporation of Spirit AeroSystems Holdings, Inc.***
3.2	Form of Second Amended and Restated By-Laws of Spirit AeroSystems Holdings, Inc.***
4.1	Form of Class A Common Stock Certificate.*****
4.2	Form of Class B Common Stock Certificate.*****
4.3	Investor Stockholders Agreement, dated June 16, 2005, among Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Onex Partners LP and the stockholders listed on the signature pages thereto.*
4.4	Registration Agreement, dated June 16, 2005, among Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and the persons listed on Schedule A thereto.*
5.1	Opinion of Kaye Scholer LLP with respect to legality of securities being registered.
10.1	Employment Agreement, dated June 16, 2005, between Jeffrey L. Turner and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*
10.2	Employment Agreement, dated August 3, 2005, between Ulrich Schmidt and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*
10.3	Employment Agreement, dated September 13, 2005, between Spirit AeroSystems, Inc. and H. David Walker.*
10.4	Employment Agreement, dated December 28, 2005, between Spirit AeroSystems, Inc. and John Lewelling.*
10.5	Employment Agreement, dated December 30, 2005, between Spirit AeroSystems, Inc. and Janet S. Nicolson.*
10.6	Employment Agreement, dated March 20, 2006, between Spirit AeroSystems (Europe) Limited and Neil McManus.*
10.7	Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) Executive Incentive Plan.*
10.8	Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) Supplemental Executive Retirement Plan.*
10.9	Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) Short Term Incentive Plan.*
10.10	Spirit AeroSystems Holdings, Inc. Long-Term Incentive Plan.*
10.11	Spirit AeroSystems Holdings, Inc. Cash Incentive Plan.*
10.12	Spirit AeroSystems Holdings, Inc. Union Equity Participation Plan.***
10.13	Spirit AeroSystems Holdings, Inc. Director Stock Plan.*
10.14	Form of Indemnification Agreement.**
10.15	Intercompany Agreement, dated June 30, 2005, by and among Onex Partners Manager L.P. and Spirit AeroSystems, Inc.*
10.16	Consulting Agreement, dated as of February 25, 2005, between Gephardt and Associates LLC and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*
10.17	Amended and Restated Credit Agreement, dated as of July 20, 2005, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, the guarantors party thereto, Citicorp North America, Inc. and the other lenders party thereto.*
10.18	Amendment No. 1 to the Amended and Restated Credit Agreement, dated as of December 11, 2005, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, the guarantors party thereto, Citicorp North America, Inc. and the other lenders party thereto.*

Exhibit
Number	Description

10.19	Amendment No. 2 to the Amended and Restated Credit Agreement, dated as of March 31, 2006, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, the guarantors party thereto, Citicorp North America, Inc. and the other lenders party thereto.*
10.20	Security Agreement, dated as of June 16, 2005, made by Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, 3101447 Nova Scotia Company, Onex Wind Finance LLC and Citicorp North America, Inc., as collateral agent.*
10.21	Credit Agreement, dated as of June 16, 2005, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, 3101447 Nova Scotia Company, the other guarantor party thereto, and The Boeing Company.*
10.22	Security Agreement, dated as of June 16, 2005, made by Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Spirit AeroSystems Finance, Inc. (f/k/a Mid-Western Aircraft Finance, Inc.), Onex Wind Finance LP, 3101447 Nova Scotia Company, Onex Wind Finance LLC and The Boeing Company, as agent.*
10.23	Special Business Provisions (Sustaining), dated as of June 16, 2005, between The Boeing Company and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*†
10.24	General Terms Agreement (Sustaining and others), dated as of June 16, 2005, between The Boeing Company and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*†
10.25	Hardware Material Services General Terms Agreement, dated as of June 16, 2005, between The Boeing Company and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.).*†
10.26	Ancillary Know-How Supplemental License Agreement between The Boeing Company and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), entered into as of June 16, 2005.*†
10.27	Sublease Agreement, dated as of June 16, 2005, among The Boeing Company, Boeing IRB Asset Trust and Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc).*
10.28	Spirit AeroSystems Holdings, Inc. Amended and Restated Long-Term Incentive Plan.****
10.29	Amendment to the Amended and Restated Credit Agreement, dated as of November 27, 2006, by and among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc., (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, the guarantor party thereto, Citicorp North America, Inc. and the other lenders party thereto.******
10.30	Second Amended and Restated Credit Agreement by and among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), the guarantor party thereto, Citicorp North America, Inc. and the other lenders party thereto.******
21.1	Subsidiaries of Spirit AeroSystems Holdings, Inc.*******
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Kaye Scholer LLP (included in Exhibit 5.1).
24.1	Powers of Attorney of the directors of Spirit AeroSystems Holdings, Inc. (included in the signature page to the registration statement).*******

*	Incorporated herein by reference to the Spirit AeroSystems Holdings, Inc. Registration Statement on Form S-1 (File No. 333-135486), filed with the Securities and Exchange Commission on June 30, 2006.

**	Incorporated herein by reference to the Spirit AeroSystems Holdings, Inc. Amendment No. 1 to Registration Statement on Form S-1/A (File No. 333-135486), filed with the Securities and Exchange Commission on August 29, 2006.

***	Incorporated herein by reference to the Spirit AeroSystems Holdings, Inc. Amendment No. 2 to Registration Statement on Form S-1/A (File No. 333-135486), filed with the Securities and Exchange Commission on October 30, 2006.

****	Incorporated herein by reference to the Spirit AeroSystems Holdings, Inc. Amendment No. 3 to Registration Statement on Form S-1/A (File No. 333-135486), filed with the Securities and Exchange Commission on November 6, 2006.

*****	Incorporated herein by reference to the Spirit AeroSystems Holdings, Inc. Amendment No. 5 to Registration Statement on Form S-1/A (File No. 333-135486), filed with the Securities and Exchange Commission on November 17, 2006.

******	Incorporated herein by reference to the Current Report on Form 8-K of Spirit AeroSystems Holdings, Inc. (File No. 001-33160), filed with the Securities and Exchange Commission on December 1, 2006.

*******	Previously filed.

†	Confidential treatment previously granted. Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.